Form 10-K, Exhibit 13
period 1998-12-31
CALIFORNIA INDEPENDENT BANCORP
filed 1999-03-25
CIK 948976

FINANCIAL HIGHLIGHTS

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARY
AS OF YEARS ENDED DECEMBER 31,

FOR THE YEAR                                              1998           1997           1996           1995           1994
------------                                           ----------    -----------     ----------    -----------    -----------

Interest income                                       $24,826,536    $23,392,573    $20,574,833    $19,002,834    $15,120,346
Interest expense                                        8,830,774      9,288,694      7,448,898      6,316,594      4,502,067
                                                       ----------    -----------     ----------    -----------    -----------
Net interest income                                    15,995,762     14,103,879     13,125,935     12,686,240     10,618,279
Provision for loan losses                               2,246,145      6,153,000        385,000        875,000        347,000
                                                       ----------    -----------     ----------    -----------    -----------
Net interest income after
  provision for loan losses                            13,749,617      7,950,879     12,740,935     11,811,240     10,271,279
Noninterest income                                      5,601,176      5,057,284      3,136,423      2,226,967      1,878,349
Noninterest expense                                   (14,756,017)   (13,582,493)   (10,269,529)    (8,936,485)    (8,189,991)
                                                       ----------    -----------     ----------    -----------    -----------
Income before provision
  for income taxes                                      4,594,776       (574,330)     5,607,829      5,101,722      3,959,637
Provision for income taxes                              1,714,300       (412,900)     2,206,778      2,036,000      1,540,000
                                                       ----------    -----------     ----------    -----------    -----------
Net income                                              2,880,476    $  (161,430)  $  3,401,051   $  3,065,722   $  2,419,637
                                                       ----------    -----------     ----------    -----------    -----------
                                                       ----------    -----------     ----------    -----------    -----------
Per Common Share Data
Basic earnings per share                             $       1.72    $     (0.10)  $       2.09   $       1.83   $       1.38
Cash dividends                                       $       0.42    $      0.40   $       0.38   $       0.37   $       0.32
Book value                                           $      14.09    $     12.90   $      13.45   $      11.03   $       9.11
Dividend payout ratio                                      25.58%            n/a         19.05%         21.70%         23.80%
Weighted Average Common
Shares Outstanding                                      1,679,436      1,656,111      1,626,550      1,710,948      1,668,318

Financial Ratios
Return on average assets                                    1.00%          (0.06)%        1.51%          1.56%          1.33%
Return on average common
  shareholders' equity                                     12.51%          (0.71)%       16.71%         17.54%         15.92%
Net interest margin                                         5.39%          4.91%          5.64%          5.45%          4.96%
Net charge-offs to
  average loans, net                                        0.91%          2.76%          0.16%          0.19%          0.12%
Allowance for loan loss
  as a percent of net loans                                 3.32%          3.29%          2.68%          3.05%          2.57%
Efficiency ratio                                           68.32%         70.89%         63.05%         59.92%         65.54%


                                   [GRAPH]

MANAGEMENT'S DISCUSSION & ANALYSIS

CALIFORNIA INDEPENDENT BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


Certain statements in the following Management Discussion and Analysis of Financial Condition and Results of Operations (excluding statements of fact or historical financial information) involve forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry increases significantly; changes in the interest rate environment reduce margins; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and an increase in the provision for possible loan losses; the loss of key personnel; changes in the regulatory environment; changes in business conditions; volatility of rate sensitive deposits; operational risks including data processing system failures or fraud; asset/liability matching risks and liquidity risks; and changes in the securities markets.

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to the Company and Bank's financial condition, operating results, asset and liability management, liquidity and capital resources and should be read in conjunction with the Consolidated Financial Statements of the Company and its accompanying Notes.

SUMMARY OF FINANCIAL RESULTS

California Independent Bancorp (the "Company") through its wholly owned subsidiary, Feather River State Bank (the "Bank") engages in a broad range of financial service activities. The Bank commenced operations in 1977. The Company was formed in 1994 and, after receiving regulatory and shareholder approval, became the holding company for the Bank in May 1995. In October 1996, the Bank acquired E.P.I. Leasing Co., Inc. ("EPI") and operates it as a subsidiary.

In 1998, the Company regained its consistent profitability and recognized earnings of $2,880,476, a substantial increase of $3,041,906 over 1997. In 1997, the Company suffered a net loss of $161,430, representing a decrease in earnings of $3,562,841 or 104.7% from 1996 earnings of $3,401,051. The decrease, after fourteen consecutive annual increases, was the result of a provision for loan and lease losses of $6,153,000, which was required to recognize the increased risk exposure in a small number of sizeable loans in the Bank's portfolio.

The increase in the Company's net interest income after allocations for loan losses from 1996 to 1998 (excluding the significant 1997 provision for loan and lease losses) reflects an increase in the volume of interest-earning assets. The yield on interest-earning assets was 9.61%, 9.59% and 10.22% in 1998, 1997 and 1996, respectively. Interest-earning assets consist of overnight Federal Funds Sold, Investment Securities and Loans and Leases. These assets averaged $258,392,000, $243,808,000 and $201,233,000 in 1998, 1997 and 1996,
respectively. The majority of these interest-earning assets, loans and leases, averaged $190,419,000, $174,094,000 and $148,294,000 in 1998, 1997 and 1996,
respectively, representing increases of 9.4% in 1998 over 1997 and 17.4% in 1997 over 1996.

Earnings per share in 1998 were $1.72, an increase over the 1997 per share loss of ($0.10). Both years were less than 1996, which stood at $2.09 per share. The decreases over 1996 were primarily due to the need to provide for additional loan and lease losses.

The Company paid cash dividends of $.42 per share in 1998, $.40 per share in 1997 and $.38 in 1996, and 5% stock dividends in 1998, 1997 and 1996. Earnings per share have been adjusted retroactively to reflect the stock dividends.

Average interest-bearing liabilities, consisting of interest paid on interest-bearing deposits and other borrowed money, increased to $209,492,000 in 1998, from $198,616,000 in 1997, and $162,582,000 in 1996. The average rate paid on these interest-bearing liabilities was 4.22%, 4.68% and 4.58%, respectively. The primary component of interest-earning liabilities is interest-bearing deposits which stood at $201,569,000, $197,995,000 and $161,724,000 in 1998,
1997 and 1996, respectively, representing limited growth of 1.8% in 1998 over 1997 and a substantial increase of 22.4% in 1997 over 1996.

The Company recognized a substantial increase in other borrowed money in 1998 over 1997 and 1996. The average balance of other borrowed funds was $7,923,000, $621,000 and $858,000, in 1998, 1997 and 1996, respectively. The increase in 1998 was due to the Banks need to borrow funds on its seasonal credit line with the Federal Reserve Bank, in order to fund the increased loan demand during its peak lending periods in the second and third quarters of the year.

Average noninterest-bearing demand accounts, consisting primarily of business checking accounts, have increased to $52,364,000 in 1998, from $49,283,000 in 1997 and $40,128,000 in 1996. The increase in deposits from 1996 to 1998 reflects the opening of the new office of the Bank in Wheatland, California, during 1997. Additionally, the increases were attributed to the marketing efforts of the Bank and the acquisition of deposits resulting from large financial institution branch consolidations and closings in the Company's market area.

Management believes that the Company has adequate liquidity to meet its needs, such as funding the undisbursed portion of borrower's lines of credit, withdrawals by depositors, managing interest and market rate risk in the event of significant changes in interest rates, and meeting its cash needs. Federal Funds Sold is the means by which the Company invests its excess cash overnight with other banks.


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS - AVERAGE BALANCE SHEETS

                                                   1998                                            1997
                                  ----------------------------------------      --------------------------------------------
                                    AVERAGE       YIELD/         INTEREST           AVERAGE        YIELD/          INTEREST
                                    BALANCE        RATE           AMOUNT            BALANCE         RATE            AMOUNT
                                  ----------------------------------------      --------------------------------------------
ASSETS
Earning-Assets
  Short-Term Investments:
    Federal Funds Sold            $ 10,196,017      5.26%     $    536,411      $ 29,191,325         5.39%     $ 1,573,312
----------------------------------------------------------------------------------------------------------------------------
Total                               10,196,017      5.26%          536,411        29,191,325         5.39%       1,573,312
----------------------------------------------------------------------------------------------------------------------------
Investment Securities:
  Taxable                           51,637,291      6.23%        3,219,517        35,319,174         6.55%       2,313,612
  Non-Taxable                        6,139,576      4.74%          291,112         5,202,958         5.28%         274,620
----------------------------------------------------------------------------------------------------------------------------
Total                               57,776,867      6.08%        3,510,629        40,522,132         6.39%       2,588,232
----------------------------------------------------------------------------------------------------------------------------
Loans:                             190,418,971     10.91%       20,779,496       174,094,049        11.04%      19,231,028
----------------------------------------------------------------------------------------------------------------------------
Total Earning Assets               258,391,855      9.61%       24,826,536       243,807,506         9.59%      23,392,572

Allowance for
  Possible Loan Losses              (5,622,159)                                   (4,137,285)
Non-Earning Assets
  Cash and due from banks           16,838,189                                    16,352,541
  Premises and Equipment             8,028,423                                     7,944,483
  Other                             10,394,031                                     9,641,086
                                  ------------                                  ------------
Total Non-Earning Assets            35,260,643                                    33,938,110
                                  ------------                                  ------------
Total Assets                      $288,030,339                                  $273,608,331
                                  ------------                                  ------------
                                  ------------                                  ------------

LIABILITIES AND
SHAREHOLDERS'
EQUITY
Interest-Bearing Deposits:
  Demand, Savings and
    Money Market                  $107,440,206      3.00%      $ 3,225,520      $104,673,000         3.73%     $ 3,904,112
  Time Certificates                 94,129,266      5.50%        5,176,284        93,321,953         5.74%       5,360,741
  Other                              7,922,863      5.41%          428,970           621,054         3.84%          23,841
----------------------------------------------------------------------------------------------------------------------------
Total                              209,492,335      4.22%        8,830,774       198,616,007         4.68%       9,288,694
----------------------------------------------------------------------------------------------------------------------------
Non Interest-Bearing Deposits
and Other Liabilities:
  Demand,
    Non Interest-Bearing            52,364,097                                    49,283,416
  Other Liabilities                  3,139,968                                     3,017,102
  Shareholders' Equity              23,033,939                                    22,691,806
                                  ------------                                  ------------
Total                               78,538,004                                    74,992,324
                                  ------------                                  ------------
Total Liabilities and
Shareholder's Equity              $288,030,339                                  $273,608,331
                                  ------------                                  ------------
                                  ------------                                  ------------

Net Interest Income                                            $15,995,762                                     $14,103,878

                                                               -----------                                     -----------
Net Interest Margin                                 5.39%                                            4.91%
                                                    -----                                            -----



                                                  1996
                                  ----------------------------------------
                                    AVERAGE       YIELD/        INTEREST
                                    BALANCE        RATE          AMOUNT
                                  ----------------------------------------
ASSETS
Earning-Assets
  Short-Term Investments:
    Federal Funds Sold          $ 27,962,872       5.30%        $1,482,801
---------------------------------------------------------------------------
 Total                             27,962,872       5.30%         1,482,801
---------------------------------------------------------------------------
Investment Securities:
  Taxable                         20,654,011       7.70%         1,591,086
  Non-Taxable                      4,322,277       6.36%           274,808
---------------------------------------------------------------------------
Total                             24,976,288       7.47%         1,865,894
---------------------------------------------------------------------------
Loans:                           148,293,868      11.62%        17,226,138
---------------------------------------------------------------------------
Total Earning Assets             201,233,028      10.22%        20,574,833

Allowance for
  Possible Loan Losses            (3,952,228)
Non-Earning Assets
  Cash and due from banks         13,751,241
  Premises and Equipment           6,769,581
  Other                            7,140,684
                                ------------
 Total Non-Earning Assets         27,661,506
                                ------------
Total Assets                    $224,942,306
                                ------------
                                ------------
LIABILITIES AND
SHAREHOLDERS'
EQUITY
Interest-Bearing Deposits:
  Demand, Savings and
    Money Market                $ 92,765,254       3.80%       $ 3,524,331
  Time Certificates               68,959,042       5.64%         3,891,406
  Other                              858,176       3.86%            33,161
---------------------------------------------------------------------------
Total                            162,582,472       4.58%         7,448,898
---------------------------------------------------------------------------
Non Interest-Bearing Deposits
and Other Liabilities:
  Demand,
    Non Interest-Bearing          40,127,679
  Other Liabilities                1,881,981
  Shareholders' Equity            20,350,174
                                ------------
Total                             62,359,834
                                ------------
Total Liabilities and
Shareholder's Equity            $224,942,306
                                ------------
                                ------------

Net Interest Income                                            $13,125,935
                                                               -----------
Net Interest Margin                                5.64%
                                                   -----

----------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

Net interest income, the difference between interest earned on loans and investments and the interest paid on deposits and other sources of funds, is the principal component of the Company's earnings. The preceding table shows the composition of average earning assets and average interest-bearing liabilities, average yields and rates and the Company's net interest margin.

Interest income increased to $24,827,000 in 1998, from $23,393,000 or 6.13% in 1997 and was $20,575,000 in 1996, representing an increase of 13.7% in 1997 over 1996. The average interest rate earned on loans was 10.91% in 1998, compared to 11.05% in 1997 and 11.62% in 1996.

The Company's loan portfolio consists mainly of loans that reprice immediately with changes in the bank reference rate, therefore, closely following interest rate trends. The increase in interest income in 1998 is a result of the increase in the volume of interest-earning assets.

Average Federal Funds Sold were $10,196,000 in 1998, $29,191,000 in 1997 and $27,963,000 in 1996, representing a decrease of 65.07% in 1998 over 1997 and an increase of 4.39% in 1997 over 1996. The decrease in 1998 was primarily due to the Company's shifting of funds into longer term, higher yielding investments.

Total interest expense decreased to $8,831,000 or 4.93% in 1998 from $9,289,000 in 1997. Total interest expense increased 24.7% in 1997 from $7,449,000 in 1996. The decrease in interest expense in 1998 over 1997 was due to a decline in the rates paid on deposits, thereby, decreasing the Company's cost of funds. The rise in 1997 over 1996 was due to an increase of 22.2% in interest-bearing liabilities.

CHANGES IN VOLUME/RATE

Changes in the rates earned and paid and the volume of interest-earning assets and interest-bearing liabilities affect the Company's net yield on interest-earning assets. The impact of changes in volume and rate on net interest income in 1998 and 1997 is shown in the following table. Changes attributable to both volume and rate have been allocated to rate.

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
CHANGES IN VOLUME/RATE
                                                          1998 COMPARED TO 1997                      1997 COMPARED TO 1996
                                                --------------------------------------      ---------------------------------------
                                                 VOLUME           RATE           TOTAL       VOLUME           RATE          TOTAL
                                                --------        -------       --------      ---------     ----------       --------
                                                                               (DOLLARS IN THOUSANDS)
Federal Funds Sold                              $(1,024)        $  (13)       $(1,037)       $    65      $      25        $    90
Investment Securities:
  Taxable                                         1,069           (163)           906          1,129           (406)           723
  Nontaxable                                         49            (33)            16             56            (56)          -
Loans                                             1,810           (341)         1,469          2,998           (993)         2,005
-----------------------------------------------------------------------------------------------------------------------------------
    Total                                       $ 1,905         $ (551)       $ 1,354         $4,248        $(1,430)        $2,818
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Demand, Savings and
  Money Market                                      103           (781)          (678)           453            (73)           380
Time Certificates                                    46           (231)          (185)         1,374             96          1,470
Other                                               280            125            405             (9)             0             (9)
-----------------------------------------------------------------------------------------------------------------------------------
    Total                                       $   430          $(888)       $  (458)        $1,818        $    23         $1,841
-----------------------------------------------------------------------------------------------------------------------------------
Increase(Decrease) in Net  Interest Income      $ 1,475         $  337        $ 1,812         $2,430        $(1,453)        $  977
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

LOANS

Outstanding total loans averaged $190,419,000 in 1998, as compared to $174,094,000 in 1997 and $148,294,000 in 1996. This represents increases of
$16,325,000 or 9.4% in 1998, $25,800,000 or 17.4% in 1997 and $16,401,000 or
12.4% in 1996. The Company continues to emphasize its agricultural, real estate, commercial and lease financing activities.

The increase in average total loans during 1998 primarily reflects increases in real estate lending activities. Both construction and mortgage lending increased substantially during the year. The Company has increased its lending activities in these markets due to the favorable economic conditions in the real estate market.

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
COMPOSITION OF LOAN PORTFOLIO
                                                                 DECEMBER 31,
                                     1998            1997            1996           1995          1994
                                 ------------   ------------   ------------   ------------   ------------
Commercial and Agricultural      $ 81,112,377   $ 79,384,520   $ 71,527,482   $ 74,355,093   $ 69,143,245
Real Estate-Construction           37,382,839     23,927,538     29,916,204     18,048,005     12,647,669
Real Estate-Mortgage               36,538,047     28,032,552     28,564,640     28,288,337     33,450,751
Consumer                            2,443,283      1,956,254      2,983,939      2,814,717      3,111,243
Lease Financing                    23,313,399     33,465,023     15,892,783      3,216,140      6,501,110
Other                                 392,570      1,021,665      2,214,574      1,522,174      3,109,201
----------------------------------------------------------------------------------------------------------
  Total                          $181,182,515   $167,787,552   $151,099,622   $128,244,466   $127,963,219
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------


The Company lends to consumers, small to medium sized businesses and small to medium sized farmers within its market area, which is comprised principally of Sutter, Yuba, Colusa and Yolo counties and, secondarily, Butte, Glenn, Sacramento, Placer, Madera and Fresno Counties.

A significant portion of the Company's loan portfolio consists of loans secured by residential, commercial and agricultural real estate.

Real estate mortgage and construction loans, including loans secured by agricultural real estate, equaled $73,921,000 or 41% and $51,960,000 or 31% of the total loan portfolio at December 31, 1998 and 1997, respectively. These loans are secured by real estate, and advances are limited to a range of appraised value depending on the type of loan.

The Company makes agricultural production loans and other agricultural loans that are secured by growing crops and crop proceeds. These loans generally are at their peak in the third quarter of each year. The Company had $50,505,000 or 27.9% and $30,132,000 or 18.0% of its loan portfolio in agricultural production loans outstanding at December 31, 1998 and 1997, respectively. Approximately 3% of these loans are guaranteed by the Farm Service Agency, which is an agency of the U.S. Department of Agriculture.

The Company originates mortgage loans on residential and agricultural properties, most of which it sells into the secondary market to divest itself of the interest rate risk associated with these mostly fixed-interest rate products. The Company accounts for these loans in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishment of Liabilities."

As of December 31, 1998, 1997, and 1996, total loans serviced by the Company were $146,026,000, $151,619,000 and $107,637,000. Total loans sold by the
Company were $65,795,000 in 1998, $66,953,000 in 1997, and $45,614,000 in 1996.
The decrease in loans sold during 1998 is a function of modestly lower production in farm mortgage lending and the Company's strategy to retain some real estate secured loans in its loan portfolio. The Company moderately expanded its mortgage origination departments during 1998 to keep pace with loan demand.

QUALITY OF LOANS

Inherent in the lending function is the fact that loan losses will be experienced and the risk of loss will vary with the type of loan extended and the creditworthiness of the borrower. To reflect the estimated risks of loss associated with its loan portfolio, provisions are made to the Company's allowance for loan losses. As an integral part of this process, the allowance for loan losses is subject to review and possible adjustment as a result of Management's assessment of risk or through regulatory examinations conducted by governmental agencies.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The Company uses the allowance method in providing for loan losses. Loan losses are charged to the Allowance for Loan and Lease Losses ("Allowance") and recoveries are credited to the Allowance. The Allowance at December 31, 1998 was $6,024,000 or 3.3% of total loans outstanding as compared to $5,514,000 or 3.3% of total loans outstanding at December 31, 1997. Management, after a thorough analysis and a third party loan review, believes that the Allowance at December 31, 1998, was adequate to provide for losses that can be reasonably anticipated.

Additions to the Allowance are made by provisions for loan and lease losses. The provision is charged as an operating expense and is based upon past loan loss experience and estimates of potential losses that, in Management's judgment, deserve current recognition. Management determines the appropriate size of the Allowance based upon specific allocations for classified and impaired loans and a general allocation for other loans based upon the loss experience during the past twelve rolling months for each particular type of loan. Other factors considered by Management include growth, composition and overall quality of the loan portfolio, and current economic conditions that may affect the borrower's ability to pay. Actual losses may vary from current estimates. The estimates are reviewed periodically, and adjustments, as necessary, are charged to operations in the period in which they became known.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
ACTIVITY IN ALLOWANCE FOR LOAN AND LEASE LOSSES

                                            1998         1997         1996        1995        1994
                                          --------    ---------    --------    ---------    --------
                                                             (DOLLARS IN THOUSANDS)
Total loans and leases outstanding        $181,183    $167,788     $151,100    $128,244     $127,963
Average loans and leases                   190,419     174,094      148,294     131,893      118,956

Balance, January 1                           5,514       4,053        3,911       3,288        3,087
  Charge-off by loan category
    Commercial and other                     2,095       4,311          323         413           29
    Consumer                                    49          73         -             46           43
    Real Estate                                189         335            4          96          125
------------------------------------------------------------------------------------------------------
      Total                                  2,333       4,719          327         555          197
------------------------------------------------------------------------------------------------------
Recoveries by loan category
    Commercial and other                       499          19           53         249           48
    Consumer                                    98           3           31          44            3
    Real Estate                               -              5         -             10         -
------------------------------------------------------------------------------------------------------
      Total                                    597          27           84         303           51
------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                 1,736       4,692          243         252          146
Provision charged to expense                 2,246       6,153          385         875          347
------------------------------------------------------------------------------------------------------
Balance, December 31                      $  6,024    $  5,514     $  4,053    $  3,911     $  3,288
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

Ratios:
Net charge-offs (recoveries)
  to average loans                           0.91%       2.76%        0.16%       0.19%        0.12%
Allowance to loans at
  end of Year                                3.32%       3.29%        2.68%       3.05%        2.57%

------------------------------------------------------------------------------------------------------

The Company had loan charge-offs of $2,333,000 in 1998, $4,719,000 in 1997 and $327,000 in 1996 and net loan charge-offs (which include recoveries) of $1,736,000, $4,692,000, $243,000 in 1998, 1997 and 1996, respectively. These net charge-offs are equal to 0.91%, 2.76% and 0.16% of average loans for 1998, 1997 and 1996.

Loan losses sustained during 1998 are divided among five loan categories. Commercial loan losses totaled $699,000 or 30% of total loan losses, agricultural loan losses totaled $775,000 or 33%, lease losses totaled $621,000 or 27%, consumer loan losses totaled $49,000 or 2% and real estate loan losses totaled $189,000 or 8%.

Five sizeable charged off loans accounted for 64% of the total loan losses ($1,500,000) and one of these five credits accounted for 33% of total loan losses ($770,000) during 1998. The large agricultural loan loss was a livestock loan. The producer experienced severe financial difficulty due to adverse market trends and production problems. The other four loans in this grouping were all commercial credits. Each of these businesses sustained cash flow difficulties largely due to adverse economic conditions.

During 1998, the Company's loan collection team also focused on the recovery of previously charged-off loans. The Company successfully recovered $597,000 or 26% of total 1998 charge-offs.

During 1997, loan losses were centered in five credit relationships and a group of twenty-two leases. This grouping of credits comprised 93% of total loan and lease losses. Of the five loans, two were agricultural loans (total charge-off of $2,218,260), two were commercial loans (total charge-off of $1,406,253) and one was a real estate development loan (total charge-off of $343,424). The aggregate lease losses totaled $401,921.

The charged-off loans in 1996 included two row crop loans consisting of a charge-off of $203,000 of a loan with an original balance of $1,500,000, a charge-off of $42,000 from an original balance of $450,000, and a letter of credit of $35,000, which the Company was obligated to pay when its customer defaulted on an obligation.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE
                                        1998                1997                1996                1995                1994
                                      CATEGORY TO        CATEGORY TO          CATEGORY TO        CATEGORY TO          CATEGORY TO
                                  ----------------    ----------------    ----------------    ----------------    ---------------
                                       $       %          $       %          $         %          $       %          $         %
                                  -------  -------    -------  -------    -------  -------    -------  -------    ------   ------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE APPLICABLE TO:
Commercial and Agricultural       $3,644    60.49%    $3,423    62.07%    $1,918    47.34%    $2,267    57.98%    $1,776    54.02%
Real Estate-Construction             925    15.36%       897    16.28%       802    19.80%       550    14.07%       325     9.88%
Real Estate-Mortgage                 610    10.13%       392     7.11%       766    18.90%       863    22.06%       860    26.16%
Consumer                              32     0.53%        31     0.56%        80     1.97%        86     2.19%        80     2.43%
Leases                               706    11.72%       656    11.89%       364     8.97%      -            -      -         -
Other                                107     1.78%       115     2.09%       123     3.02%       145     3.70%       247     7.51%
---------------------------------------------------------------------------------------------------------------------------------
Total                             $6,024   100.00%    $5,514   100.00%    $4,053   100.00%    $3,911   100.00%    $3,288   100.00%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING LOANS:
Loans Accounted for on
 a Nonaccrual Basis               $5,644              $7,585              $  846             $   293              $1,110
Other Loans Contractually
  Past Due 90 Days or More           854                 328               2,202                  60                  50
                                  ------              ------              ------             -------              ------
Total                             $6,498              $7,913              $3,048             $   353              $1,160
                                  ------              ------              ------             -------              ------
                                  ------              ------              ------             -------              ------

---------------------------------------------------------------------------------------------------------------------------------


The allocation of the Allowance as of the end of the last five fiscal years is summarized in the table above. Any allocation or breakdown in the Allowance lends an appearance of exactness that does not exist. Thus, the allocation above should not be interpreted as an indication of expected amounts or categories where charge-offs will occur.

Management believes the total Allowance is adequate. While Management uses available information to provide for loan loss reserve allocations, future additions to the allowance may be necessary based upon changes in economic conditions and other variables.

NONPERFORMING LOANS

The trend in nonperforming loans has improved over the past year as nonperforming assets decreased from $7,913,000 or 4.4% of the portfolio on December 31, 1997 to $6,498,000 or 3.9% of the portfolio on December 31, 1998. The Company has reduced nonperforming assets by $2,068,000 or 27% in the past year. This achievement is attributable to the successful execution of a classified asset reduction plan and enhanced quality control in the management of the loan portfolio. Furthermore, this improvement was achieved despite the years poor agricultural results for the Company's agricultural customers due to crop production and quality suffered from the El Nino weather patterns, and the Asian economic crisis causing lower commodity prices.

Loans are generally placed on nonaccrual status when they are 90 days past due as to either interest or principal. At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. However, loans that are in the process of renewal in the normal course of business, or are well-secured and in the process of collection, may not be placed on nonaccrual status, at the discretion of Management. A nonaccrual loan may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt.

At December 31, 1998, nonaccrual loans amounted to $5,644,000 or 3.1% of total loans compared to $7,585,000 or 4.5% of total loans at December 31, 1997 and $846,000 or 0.56% of total loans at December 31, 1996. A 26% decrease in nonaccrual loans was achieved during 1998. Again, the decrease is attributable to a successful classified asset reduction plan and enhanced quality control procedures.

The Company's nonaccrual assets as of December 31, 1998 included twelve loan relationships and thirteen leases. However, 70% of these nonaccrual loans were concentrated in two credit relationships. The largest nonaccrual loan complex is an agricultural loan. Nonaccrual loans to this borrower comprised 46% of the Company's total nonaccrual loans as of December 31, 1998. The Company completed a loan restructuring with this debtor that created a plan for orderly debt repayment over a period of years. The debtor made a substantial payment to the Company during 1998. Provided the debtor performs under this restructuring, the loan may qualify for transfer out of nonaccrual status as early as 1999. Twenty-three percent of the Company's nonaccrual loans were extended to a real estate developer. The restructuring plan with this debtor has failed and the Company is now in the foreclosure process. The Company expects to acquire this real property during 1999 and liquidate the collateral. Both of these large nonaccrual loans have been partially charged down to a level below the value of the loan collateral.

The Company's nonaccrual assets at December 31, 1997 included twelve loan relationships and ten leases. Ninety-two percent of these nonaccrual loans were concentrated in five credit relationships. The largest nonaccrual loan complex was an agricultural loan and the second largest was a loan to a real estate developer. These two loans remain on the Company's books and are discussed above. Nineteen percent of the Company's December 31, 1997 nonaccrual loans existed in a loan to a livestock producer. This loan was not on the Company's books at December 31, 1998. The remaining balance of the December 31, 1997, nonaccrual loans are distributed among a number of smaller loans and leases. These loans are either in the process of collection or in the process of being restructured.

At December 31, 1996, the nonaccrual loans included three loans totaling approximately $542,000 related to a residential real estate development where it was necessary for the developer to change the type of housing to be constructed. Additionally, land values in the area decreased due to over-building and a general decline in sales activity. The Company successfully negotiated a loan restructure with this borrower during 1997. Other nonaccrual loans included two business loans with government guarantees, a commercial loan which was ultimately restructured with additional collateral and a crop loan that was 90% guaranteed by the Farm Service Agency.

Loans on accrual status that were past due 90 days or more as to principal and interest increased on December 31, 1998 to $854,000 compared to $328,000 on December 31, 1997 and $2,202,000 on December 31, 1996. The increase in 1998 was due to one large loan which was in the process of being modified. This modification closed in January 1999 and the loan became current. The past due loan totals as of December 31, 1996, were high due to some special circumstances surrounding certain loans at that time.

INVESTMENTS

In 1998, the Company's investment portfolio was $60,639,000 or 20.5% of total assets, an increase from $57,198,000 or 19.5% of total assets in 1997, and $34,664,000 or 13.2% of total assets in 1996. At December 31, 1998, 1997 and
1996, Federal Funds Sold were $12,100,000, $35,600,000 and $41,300,000, respectively. Federal Funds Sold are overnight deposits with other banks. In 1998 and 1997, the increase in investment securities was due in part to the transfer of funds from overnight Federal Funds to longer term investments that yield a higher rate of return. In addition, the increase in the investment portfolio was due to deposits growing at a faster pace than loans.

Under Statement of Financial Accounting Standard No. 115 (SFAS 115), investments of a bank in debt and equity securities must be classified in three different categories: "Trading," "available-for-sale" and "held-to-maturity," and there are different accounting methods for each category. The Company has classified all of its investment securities as either "available-for-sale" or "held-to-maturity."

SFAS 115 requires that any unrealized gain or loss of the "available-for-sale" category be reported as an adjustment to the Company's equity capital, even though this gain or loss would only be realized if the investment were actually sold. If the investment is in the "held-to-maturity" category, no unrealized gains or losses need be reported.

The following table summarizes the distribution of the Company's investment securities as of December 31, 1998 and 1997.


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
                                                                             Gross             Gross
                                                         Amortized       Unrealized         Unrealized           Fair
                                                          Cost               Gains           Losses              Value
                                                      -----------        -----------       -----------       -----------
December 31, 1998
Available-for-sale:
  U.S. Treasury securities and obligations of U.S.
    government agencies                               $51,471,615         $122,505          $(60,815)        $51,533,305
------------------------------------------------------------------------------------------------------------------------
                                                      $51,471,615         $122,505          $(60,815)        $51,533,305
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

Held-to-maturity:
  U.S. Treasury securities and obligations of
     U.S. government agencies                         $   301,007         $  2,181          $   -            $   303,188
  Obligations of states and political subdivisions      4,062,556           41,186              (900)          4,102,842
  Corporate obligations and other securities            4,742,466           59,380            (5,096)          4,796,750
------------------------------------------------------------------------------------------------------------------------
                                                      $ 9,106,029         $102,747          $ (5,996)        $ 9,202,780
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

December 31, 1997
Available-for-sale:
  U.S. Treasury securities and obligations of U.S.
    government agencies                               $38,044,044         $ 26,287          $(28,474)        $38,041,857
------------------------------------------------------------------------------------------------------------------------
                                                      $38,044,044         $ 26,287          $(28,474)        $38,041,857
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

Held-to-maturity:
  U.S. Treasury securities and obligations of
     U.S. government agencies                         $10,751,994         $ 49,638          $ (1,050)        $10,800,582
  Obligations of states and political subdivisions      6,979,317           33,594              -              7,012,911
  Corporate obligations and other securities            1,424,875            6,765              -              1,431,640
------------------------------------------------------------------------------------------------------------------------
                                                      $19,156,186         $ 89,997          $ (1,050)        $19,245,133
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

As of December 31, 1998, the Company's "available-for-sale" category adjustment reflected a net unrealized gain of $33,930 net of taxes, and the approximate market value of the Company's total investment portfolio was $60,736,000, reflecting an unrealized gain of $158,441.

As of December 31, 1997, the Company's "available-for-sale" category adjustment reflected a net unrealized loss of $1,202 net of taxes, and the approximate market value of the Company's total investment portfolio was $57,287,000, reflecting an unrealized gain of $86,760.

The Company had investment securities pledged as collateral for certain deposits, typically deposits of government entities and for the Bank's seasonal borrowing line of $18,766,000, $11,652,000 and $10,375,000, at December 31,
1998, 1997 and 1996, respectively.

DEPOSITS

Total deposits at December 31, 1998, 1997 and 1996 were $268,808,000, $266,931,000 and $237,892,000. These figures represent an increase of $1,877,000 or 0.7% during 1998 and $29,039,000 or 12.2% during 1997. Average total deposits were $253,934,000 in 1998, $247,278,000 in 1997 and $201,852,000 in 1996. The
increase in deposits reflect both normal growth and the acquisition of deposits resulting from branch consolidations and closings in the Company's market area by large financial institutions coupled with the Company's aggressive marketing efforts. In addition, 1997 reflects deposits gained from a newly opened branch.

Average time certificates of deposit increased to $94,129,000 in 1998, from $93,322,000 in 1997, and $68,959,000 in 1996, representing a slight increase of 0.9% in 1998. The larger increase in 1997 primarily reflects the acquisition of new deposits, and depositors shifting funds from other interest-bearing accounts at the Company to higher yielding time certificates. The Company has been able to attract and retain deposits by providing interest rates on deposits competitive with other financial institutions in its market area.

The remaining maturities of the Company's certificates of deposit in amounts of $100,000 or more, including public time deposits, as of December 31, 1998 and 1997, are indicated in the table below. Interest expense on these certificates of deposit totaled $2,124,000 in 1998 and $2,187,000 in 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
MATURITY OF CERTIFICATES OF DEPOSITS $100,000 OR MORE

                                  DECEMBER 31, 1998       DECEMBER 31, 1997
                                 ------------------     -----------------------
                                           (DOLLARS IN THOUSANDS)
Three month or less                   $15,604                $14,692
Over three months
  through twelve months                14,473                 20,714
Over one year
  through three years                   8,131                  3,558
Over three years                        4,332                  1,798
-------------------------------------------------------------------------------
Total                                 $42,540                $40,762
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


NONINTEREST INCOME

Noninterest income for 1998 was $5,601,000, an increase of 10.8% over 1997, which stood at $5,057,000 and $3,136,000 in 1996. The table below sets forth the components of noninterest income for the years indicated:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NONINTEREST INCOME                            (DOLLARS IN THOUSANDS)

                                        1998           1997            1996
                                       -------        -------        --------
Service charges on deposit accounts    $  918         $1,009         $  917
Service charges & fees on loans           507            572            487
Brokered loan fees                      1,252          1,029            557
Lease commissions                       2,025          1,671            271
Other                                     899            776            904
 Total                                 $5,601         $5,057         $3,136
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Service charges and fees on deposit accounts, one of the primary components in noninterest income, decreased in 1998 to $918,000 or 9.0% over the 1997 amount of $1,009,000. This decrease was primarily the result of the Banks decision to tighten its overdraft policy, thereby foregoing a portion of the income earned on returned checks. Loan servicing fees in 1998 were $507,000, $572,000 in 1997 and $487,000 in 1996. Brokered loan fees, another primary source of noninterest income, were $1,252,000 in 1998, an increase of 21.8% over 1997 which stood at $1,029,000, an increase of 84.7% over 1996 brokered loan fee income of $557,000. These increases were the result of increased business volume in residential and agricultural mortgage loans.

Lease commissions increased to $2,025,000 or 21.2% in 1998 and $1,671,000 or 517% over 1996 commissions of $271,000. These increases were due to a higher volume of leases by the Bank's subsidiary, EPI. The Bank purchased EPI in October 1996, therefore, commission income was reported for three months in 1996 compared to twelve months of income in 1997 and 1998.

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
                                         1998                           1997                         1996
                                   -------------------------  ----------------------------  -----------------------------
                                                PERCENTAGE                   PERCENTAGE                     PERCENTAGE
                                                OF AVERAGE                   OF AVERAGE                     OF AVERAGE
                                  AMOUNT     EARNING ASSETS     AMOUNT     EARNING ASSETS     AMOUNT     EARNING ASSETS
                                 ----------  ---------------   --------    ---------------  ---------    ----------------
                                                               (DOLLARS IN THOUSANDS)
Salaries and benefits            $ 8,484          3.28%        $ 7,768          3.19%        $ 5,513          2.74%
Occupancy                            821          0.32%            735          0.30%            572          0.28%
Equipment                          1,442          0.56%          1,293          0.53%            998          0.50%
Advertising and promotion            302          0.12%            370          0.15%            342          0.17%
Telephone expense                    349          0.14%            395          0.16%            236          0.12%
Directors fees                       216          0.08%            219          0.09%            391          0.19%
Attorney fees                        799          0.31%            345          0.14%            209          0.10%
Other                              2,343          0.91%          2,457          1.01%          2,008          1.00%
-------------------------------------------------------------------------------------------------------------------------
Total                            $14,756          5.71%        $13,582          5.57%        $10,269          5.10%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

Noninterest expense increased in 1998 to $14,756,000 or 8.6% over 1997, $13,582,000 or 32.3% in 1997 over 1996 noninterest expense of $10,269,000.
Salaries and employee benefits were $8,484,000 in 1998, $7,768,000 in 1997 and $5,513,000 in 1996 representing increases of 9.2% and 40.9% in 1998 and 1997, respectively. During 1998, continued centralization of services created additional personnel efficiencies, thereby reducing the growth in staffing expense. The substantial savings that came with these personnel efficiencies was offset partially by the need for the Bank to expand its Loan Administration staff in order to recognize the increased loan volume and to implement the restructuring of the department.

The increase in 1997's noninterest expense reflects salary and benefit expense for a full twelve months for EPI, which was acquired by the Bank in October 1996. This increase in 1997 over 1996 amounted to approximately $1,100,000. In addition, the Bank recognized an increase in salaries due to commissions paid to its real estate sales staff. The Bank recognized a substantial volume increase in real estate mortgage refinancing, which in turn increased income to the Bank and commissions paid to generate that increased volume. The Bank also restructured its salaries to a level competitive with other banks in its operating areas.

Another component of noninterest expense is attorney fees. These fees increased in 1998 to $799,000 or 131.6% over the 1997 expense of $345,000 which increased over 1996 by 65.1% from $209,000. The increase in attorney fees during 1998 is attributed to the escalated legal expenses associated with the collection and resolution of nonperforming loans.

INCOME TAXES

The provision (benefit) for income taxes was $1,714,000 in 1998, ($413,000) in 1997 and $2,207,000 in 1996. The Company's effective tax rate was 37.3%, (71.9%), and 39.4% for 1998, 1997 and 1996, respectively.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more liabilities reprice than assets in a given period, a liability sensitive position is created. If interest rates decline, a liability sensitive position will benefit net income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on net interest income.

The Company is subject to considerable competitive pressure in generating deposits and loans at rates and terms prevailing in the Company's market areas. However, Management's objective is to maintain the stability of the net interest margin in times of fluctuating interest rates by maintaining an appropriate mix of interest rate sensitive assets and liabilities. Management does not manage its interest rate sensitivity to maximize income based on its prediction of interest rates, but rather to minimize interest rate risk to the Company by stabilizing the Company's net interest margin in all interest rate environments.

The risks associated with commercial banking consist primarily of interest rate risk and credit risk. The Bank attempts to manage its interest rate risk by making variable rate loans and by interest rate gap analysis. Credit risk relates to the ability of borrowers to repay the principal and interest on their loan in a timely manner. This risk is managed by adherence to credit standards and the taking of collateral to secure most of the Bank's loans.

The majority of the Bank's loan portfolio consists of loans with variable interest rates. The following table illustrates the composition of the Bank's loan portfolio as of December 31,1998, as it pertains to interest-rate sensitivity.

This table shows that a total of $127,926,000 of the Bank's loans are repriceable within one year.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     TOTAL LOAN         VARIABLE RATE               FIXED RATE LOANS
     PORTFOLIO             LOANS             UNDER 1 YEAR        OVER 1 YEAR
    -------------      --------------      ----------------     -------------
    $181,183,000        $102,524,000          $25,402,000        $53,257,000

-------------------------------------------------------------------------------

On a monthly basis, the Bank calculates its interest-rate gap position whereby interest-rate sensitive assets are compared with interest-rate sensitive liabilities for specific periods to determine if the Bank is susceptible to significant earnings changes as a result of changes in interest rates. If the gap percentage is positive, the Bank's interest earnings would increase during a period of increasing interest rates and the Bank's interest earnings would decrease during a period of declining interest rates. The reverse would be true if the Bank has a negative gap. The Bank puts more emphasis on its gap position for periods up to one year, as it is felt that a longer horizon gives the Bank more time and flexibility to reposition its assets and liabilities to counteract any potential earnings decrease.

It is the Bank's policy to limit the one-year, one percent shock Net Interest Margin change to 5% of total annual projected Net Interest Margin.

Additionally, Management has developed a matrix that, on a monthly basis, calculates changes to the projected one-year Net Interest Margin in both an increasing rate environment and a decreasing rate environment. A 200 basis point (2%) shock rate is used for this calculation. The matrix calculates a one-year Interest Rate Risk taking into consideration the delays in the timing of repricing based on actual experience.

The one-year Interest Rate Risk ratios at December 31,1998, for a 200 basis point increasing and decreasing rate environment were 13.8% and 25.4%, respectively. This means that if interest rates go up the Net Interest Margin of the Bank will increase; if interest rates go down it will decrease.

The following table presents the interest rate sensitivity of the Company as of December 31, 1998.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 1998

                                                                  REPRICING OPPORTUNITY

                                                        OVER THREE
                                             THREE        MONTHS
                                            MONTHS        THROUGH         1 YEAR-        OVER
                                            OR LESS      12 MONTHS        3 YEARS       3 YEARS        TOTAL
                                                                  (DOLLARS IN THOUSANDS)
Federal Funds Sold                       $  12,100       $      -       $      -        $     -       $ 12,100
Loans                                      113,050         14,876         10,161         43,096        181,183
Taxable Investments                          6,936          2,372          2,370         44,898         56,576
Non-taxable Investments                      1,050            350          1,658          1,005          4,063
---------------------------------------------------------------------------------------------------------------
  Total Earning Assets                   $ 138,353       $ 17,754       $ 14,429        $83,386       $253,922
---------------------------------------------------------------------------------------------------------------
Interest Bearing Demand                     51,851             -               -              -         51,851
Savings and Money Market Deposits           54,125             -               -              -         54,125
Time Certificates                           39,690         39,002         11,311          6,821         96,824
---------------------------------------------------------------------------------------------------------------
  Total Interest-Bearing Liabilities       145,666         39,002         11,311          6,821        202,800
---------------------------------------------------------------------------------------------------------------
Gap                                      $  (7,313)      $(21,248)      $  3,118        $76,565       $ 51,122
---------------------------------------------------------------------------------------------------------------
Cumulative Gap                              (7,313)       (28,561)       (25,443)        51,122
                                         ---------       --------       --------        -------
                                         ---------       --------       --------        -------

---------------------------------------------------------------------------------------------------------------

LIQUIDITY

To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, credit needs of its customers and to take advantage of investment opportunities. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

Historically, during the first two quarters of each year the Bank generally has experienced excess liquidity. The Bank's seasonal agricultural loan demand tends to challenge the Bank's liquidity position, beginning in the second quarter and continuing into the third quarter of each year. The Bank's liquid assets consist of cash and due from banks, federal funds sold and investment securities with maturities of one year or less. The Company's liquid assets totaled $53,712,000 and $65,025,000 at December 31, 1998 and 1997, respectively. Liquid assets as a percentage of total assets were 18.2% and 22.3%, respectively as of those dates. Liquidity is also affected by collateral requirements of its public deposits and certain borrowings.

The Bank has formal and informal borrowing arrangements with the Federal Reserve Bank to meet unforeseen deposit outflows or seasonal loan funding demands. The Bank has also entered into an agreement with Lehman Brothers for a standby short-term loan secured by U.S. Government and Agency Obligations in the Bank's investment portfolio, in order to fund any liquidity needs not met by other sources of funding as warranted by loan demand. As of December 31, 1998 and December 31, 1997, the Bank had no outstanding balances on these lines. At December 31, 1998, Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs.

CAPITAL RESOURCES

The Company and the Bank are subject to requirements of the Federal Reserve Board and FDIC, respectively, governing capital adequacy. These guidelines are intended to reflect the degree of risk associated with both on and off balance sheet items. Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least half of which must be in Tier 1 Capital.

Federal regulatory agencies have also adopted a minimum leverage ratio of 4%, which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

Total shareholders' equity on December 31, 1998, increased by $2,285,000 to $23,655,000 over December 31, 1997, total shareholders' equity of $21,370,000. As can be seen by the following table, the Company and Bank exceeded all regulatory capital ratios on December 31, 1998.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
RISK BASED CAPITAL RATIO
AS OF DECEMBER 31, 1998

                                                  COMPANY                    BANK
                                           AMOUNT         RATIO      AMOUNT        RATIO
                                          ---------      -------   ---------      -------
                                                       (DOLLARS IN THOUSANDS)
Tier 1 Capital                            $ 23,416       9.12%     $ 23,260       9.06%
Tier 1 Capital minimum requirement          10,270       4.00%       10,264       4.00%
-----------------------------------------------------------------------------------------
    Excess                                $ 13,146       5.12%     $ 12,996       5.06%
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Total Capital                               26,660      10.38%       26,502      10.33%
Total Capital minimum requirement           20,540       8.00%       20,528       8.00%
-----------------------------------------------------------------------------------------
    Excess                                $  6,120       2.38%     $  5,974       2.33%
-----------------------------------------------------------------------------------------
Risk-adjusted assets                      $256,754                 $256,604
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Leverage Capital Ratio
Tier 1 Capital to quarterly               $ 23,416       8.20%     $ 23,260       8.14%
  average total assets
Minimum leverage requirement                11,427       4.00%       11,419       4.00%
-----------------------------------------------------------------------------------------
Excess                                    $ 11,989       4.20%     $ 11,841       4.14%
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Total Quarterly average assets            $285,678                 $285,463
                                          --------                 --------
                                          --------                 --------

-----------------------------------------------------------------------------------------

INFLATION

It is Management's opinion that the effects of inflation on the Company's financial statements for the years ended December 31, 1998, 1997 and 1996 are not material.

SUPERVISION AND REGULATION

The Company and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. The Company, as a bank holding company, is subject to regulation and supervision by primarily the Federal Reserve. The Bank, as a California-chartered commercial bank, is subject to supervision and regulation by primarily the Federal Deposit Insurance Corporation ("FDIC") and the California State Department of Financial Institutions ("DFI"). Federal and California state laws and regulations govern numerous matters involving both entities, including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments. The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. The Company and the Bank also undergo periodic examinations by one or more of these regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss allowances and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination. The Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Those and other restrictions limit the manner in which the Company and the Bank may conduct business and obtain financing. The laws and regulations to which the Company and the Bank are subject can and do change significantly from time to time, and such changes could materially affect the Company's business, financial condition and operating results.

As a result of the Company's and Bank's disappointing 1997 financial performance and concerns disclosed during the Bank's December 31, 1997 joint regulatory examination, the Bank's board of directors passed a resolution to remedy the concerns which include: maintaining and, if necessary, retaining qualified management; maintaining the Bank's Tier 1 Leverage Capital in such an amount as to equal or exceed seven percent (7%) of the Bank's FDIC Part 325 total assets (as of December 31, 1998, the Bank's Tier 1 Leverage Capital ratio stood at 8.20%); continuing with the diligent implementation of a previously adopted plan to reduce the level of non-performing and problem loans, and revision of lending and collection policies and procedures; continuing with the diligent implementation of a revised operating budget and cost control plan in order to restore the Bank's prior level of profitability; ensuring that the Bank maintains an adequate Allowance for loan and lease losses; and, requiring the Bank to seek prior approval of the FDIC and DFI before the payment of any cash dividends.

Additionally, the FDIC and Federal Reserve Board ("FRB") have notified the Bank and Company that they have determined that the condition of the Bank and Company are such that prior approval of the regulatory agencies is necessary before adding or replacing any member of the boards of directors, employing any person as a senior executive officer, or changing the responsibilities of any senior executive officer so that the individual would be assuming a different senior executive officer position. Finally, due to the Bank's condition, the FDIC is also restricting the Company's and the Bank's ability to enter into any contracts to pay or make any golden parachute and indemnification payments to institution affiliated parties.

SEGMENT REPORTING

SFAS No. 131 establishes standards for public business enterprises' reporting of information about operating segments in annual financial statements. The Statement requires the enterprises to report selected information concerning operating segments in interim financial reports issued to shareholders. Additionally, the Statement establishes requirements for related disclosures about products, services, geographic areas and major customers.

SFAS No. 131 requires public business enterprises to report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. The Statement further requires reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions. However, SFAS No. 131 does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable.

SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted SFAS No. 131 which did not have a significant effect since the Company believes that it operates in one segment - the commercial banking segment.

YEAR 2000 COMPLIANCE

The "Year 2000 issue" has generally been described as the inability of computers systems, software, and other equipment utilizing microprocessors to distinguish the year 1900 from the year 2000. The Year 2000 issue poses significant risks for all businesses, households, and governments and could result in system failures and miscalculations causing disruptions in normal business and governmental operations if action is not taken to fix the problem before the year 2000 arrives.

The impact of Year 2000 issues on the Company will depend not only on corrective actions taken by the Company but may also be impacted by the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, the Company, or whose financial condition or operational capability is important to the Company.

COMPANY'S COMPLIANCE EFFORTS

The Company is currently engaged in a four-phase management program that includes assessment, renovation, validation and implementation. To ensure Year 2000 compliance, the Company has identified all major applications and systems that may require modification. The Company's program includes all computer systems, including PC and network hardware and software, and mainframe and mainframe software. The program also covers all equipment and other systems utilized in the Company and Bank's operations or on the premises from which the Company and Bank operates. The Company is on schedule to meet all internal deadlines set in the plan.

In addition, the Bank is in the process of communicating with its large borrowers, customers and major vendors to determine the Bank's and/or the Company's vulnerability to those third parties should they fail to resolve their Year 2000 issues. The responses are being evaluated; however, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted on time, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a materially adverse effect on the Company.

COMPLIANCE EXPENSES

The Company's program calls for the utilization of internal and external resources to implement its Year 2000 project. The Company has completed the assessment phase of its plan and believes that there is adequate time remaining to assess and correct any significant issues that may materialize. The purchase of any necessary hardware and software will be capitalized in accordance with normal policy. Personnel and all other costs related to the project are being expensed as incurred. To date, the Company has expended approximately $302,000 on its Year 2000 compliance efforts. Management estimates an additional expenditure of $136,000 will be required to complete its program. The majority of these costs are expected to be incurred during 1999 and are not expected to have a material impact on the Company's cash flows, results of operations, or financial condition.

RISKS OF NONCOMPLIANCE

The failure to address all Year 2000 issues could result in substantial interruptions to the Company's normal business activities. These interruptions could in turn affect its financial condition as well as the business activities of its customers. Through the efforts involved in its Year 2000 project, no major interruptions are expected. However, due to the uncertainty involved in the Year 2000 problem, all of the effects of the century date change to the organization cannot be absolutely determined. Although at this time it is not possible to determine the extent of the adverse financial effects, with any specificity, the Company is preparing contingency plans if disruptions occur. Given the Year 2000 project progress to date and with successful implementation of the remaining phases of the project, Management believes that the Company is well positioned to significantly reduce potential negative effects that may exist.

CONTINGENCY PLAN

A contingency plan is in the process of being developed in order to structure a methodology that would allow the Company to continue operations in the event the Company, its key suppliers, customers or third party service providers prove not to be year 2000 compliant, and such noncompliance is expected to have a material adverse impact on the Company's operations. The Company's contingency plan mitigates risk by: (1) identifying and assuring that alternative key suppliers and computer backup computers will be available; (2) providing additional loan reserves in the event of customer loan repayment problems attributed to Year 2000 issues; and (3) providing plans and procedures to assure that the Bank has sufficient liquidity and currency available to allow customers access to their funds even in the event of power or computer systems failure.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE 'SAFE HARBOR' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company is including the following cautionary statement to take advantage of the "safe harbor" provisions of the PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 for any forward-looking statement made by, or on behalf of, the Company. The factors identified in this cautionary statement are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

The dates on which the Company believes the Year 2000 Project will be completed and implemented are based on Management's best estimates, which were derived utilizing numerous assumptions of future events. Such assumptions include, but are not limited to, the continued availability of certain financial resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with the implementation of the Year 2000 Project. Specific factors that might cause differences between the estimates and actual results include, but are not limited to, the availability and cost of personnel trained in these areas, the ability to locate and correct all relevant computer code, timely responses to and corrections by third-parties and suppliers, the ability to implement interfaces between the new systems and the systems not being replaced, and similar uncertainties. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties and the interconnection of global businesses, the Company cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business, or expose it to third-party liability.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of California Independent Bancorp:

We have audited the accompanying consolidated balance sheets of CALIFORNIA INDEPENDENT BANCORP (a California corporation) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Independent Bancorp and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Anderson, LLP

Sacramento, California
February 12, 1999

CONSOLIDATED FINANCIAL STATEMENTS

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                    1998                1997
                                                               ------------       --------------
ASSETS

Cash and due from banks                                        $ 30,900,727        $ 18,425,047
Federal funds sold                                               12,100,000          35,600,000
------------------------------------------------------------------------------------------------
    Cash and cash equivalents                                    43,000,727          54,025,047
  Investment securities held-to-maturity                          9,106,029          19,156,186
  Investment securities available-for-sale                       51,533,305          38,041,857
------------------------------------------------------------------------------------------------

    Total investments                                            60,639,334          57,198,043

Loans and leases                                                150,919,757         131,673,564
Loans and leases held-for-sale                                   30,262,758          36,113,988
  Less - allowance for loan and lease losses                     (6,024,111)         (5,514,299)
------------------------------------------------------------------------------------------------

    Net loans                                                   175,158,404         162,273,253

Premises and equipment, net                                       7,848,799           8,177,800
Interest receivable                                               2,854,674           2,670,933
Other real estate owned                                             101,014             917,535
Other assets                                                      5,709,653           6,266,985
------------------------------------------------------------------------------------------------
    Total assets                                               $295,312,605        $291,529,596
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                          $ 66,008,029       $  62,224,350
  Interest-bearing                                              202,800,415         204,706,508
------------------------------------------------------------------------------------------------
    Total deposits                                              268,808,444         266,930,858

Interest payable                                                  1,622,659           1,814,197
Other liabilities                                                 1,226,331           1,414,227
------------------------------------------------------------------------------------------------
    Total liabilities                                           271,657,434         270,159,282

COMMITMENTS

Shareholders' equity:
  Common stock, no par value-
    Authorized -- 20,000,000 shares
    Issued and outstanding -- 1,744,580 shares in 1998 and
      1,733,688 shares in 1997                                   15,561,767          13,587,419
Retained earnings                                                 8,099,474           7,864,097
Debt guarantee of ESOP                                              (40,000)            (80,000)
Accumulated other comprehensive income                               33,930              (1,202)
------------------------------------------------------------------------------------------------

    Total shareholders' equity                                   23,655,171          21,370,314
------------------------------------------------------------------------------------------------

    Total liabilities & shareholders' equity                   $295,312,605        $291,529,596
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                               1998           1997           1996
                                                           -----------    -----------    -----------
INTEREST INCOME

Interest and fees on loans and leases                      $20,779,496    $19,231,028    $17,226,138
Interest on investments-
  Taxable interest income                                    3,219,517      2,313,613      1,591,086
  Nontaxable interest income                                   291,112        274,620        274,808
Interest on federal funds sold                                 536,411      1,573,312      1,482,801
----------------------------------------------------------------------------------------------------
    Total interest income                                   24,826,536     23,392,573     20,574,833
----------------------------------------------------------------------------------------------------
INTEREST EXPENSE

Interest on deposits                                         8,401,804      9,264,853      7,415,738
Interest on other borrowings                                   428,970         23,841         33,160
----------------------------------------------------------------------------------------------------
    Total interest expense                                   8,830,774      9,288,694      7,448,898
----------------------------------------------------------------------------------------------------
    Net interest income                                     15,995,762     14,103,879     13,125,935

PROVISION FOR LOAN AND LEASE LOSSES                          2,246,145      6,153,000        385,000
----------------------------------------------------------------------------------------------------
    Net interest income after provision for loan
     and lease losses                                       13,749,617      7,950,879     12,740,935
----------------------------------------------------------------------------------------------------

NONINTEREST INCOME

Service charges on deposit accounts                            918,118      1,008,691        917,466
Lease commissions                                            2,025,400      1,670,636        271,070
Brokered loan fees                                           1,252,066      1,028,550        557,007
Other                                                        1,405,592      1,349,407      1,390,880
----------------------------------------------------------------------------------------------------
    Total noninterest income                                 5,601,176      5,057,284      3,136,423
----------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE

Salaries and employee benefits                               8,484,040      7,768,328      5,512,769
Occupancy expense                                              821,435        734,772        572,532
Furniture and equipment expense                              1,441,597      1,293,088        998,145
Other                                                        4,008,945      3,786,305      3,186,083
----------------------------------------------------------------------------------------------------
    Total noninterest expense                               14,756,017     13,582,493     10,269,529
----------------------------------------------------------------------------------------------------
    Income (loss) before provision for income taxes          4,594,776       (574,330)     5,607,829

PROVISION (BENEFIT) FOR INCOME TAXES                         1,714,300       (412,900)     2,206,778
----------------------------------------------------------------------------------------------------

    Net income (loss)                                      $ 2,880,476     $ (161,430)   $ 3,401,051
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

PER SHARE AMOUNTS

  Basic earnings per share                                 $      1.72     $    (0.10)   $      2.09
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

  Diluted earnings per share                               $      1.62     $    (0.10)   $      1.98
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

  Cash dividends per common share                          $      0.42     $     0.40    $      0.38
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   1,679,436      1,656,111      1,626,550
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                              COMMON STOCK          RETAINED
                                                         SHARES         AMOUNT      EARNINGS
                                                       ---------   ------------   ------------
BALANCE DECEMBER 31, 1995                              1,446,888   $  9,303,841   $  9,706,538

Comprehensive income:
  Net income                                                --             --        3,401,051
  Other comprehensive income (loss), net of tax:
    Net unrealized investment losses                        --             --             --
    Less: reclassification adjustments for
    gains included in net income                            --             --             --

  Other comprehensive income (loss), net of tax:            --             --             --

Comprehensive income                                        --             --             --

5% stock dividend with cash
  paid in lieu of fractional shares                       72,050      1,513,050     (1,523,842)
Reduction of ESOP debt                                      --             --             --
Options exercised                                         28,253         60,218           --
Shares surrendered from exercise of options               (1,159)       (25,208)          --
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --          236,289           --
Cash dividends                                              --             --         (647,941)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1996                              1,546,032   $ 11,088,190   $ 10,935,806

Comprehensive income:
  Net loss                                                  --             --         (161,430)
  Other comprehensive income, net of tax:
    Net unrealized investment gains                         --             --             --
    Less: reclassification adjustments for
    gains included in net income                            --             --             --

  Other comprehensive income, net of tax:-                  --             --             --

Comprehensive income (loss)                                 --             --             --



5% stock dividend with cash paid in
  lieu of fractional shares                               77,304      2,203,164     (2,218,649)
Reduction of ESOP debt                                      --             --             --
Options exercised                                         29,857         41,175           --
Shares surrendered from exercise of options               (2,062)       (57,957)          --
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --          312,847           --
Cash dividends                                              --             --         (691,630)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                              1,651,131   $ 13,587,419   $  7,864,097

Comprehensive income:
  Net income                                                --             --        2,880,476
  Other comprehensive income, net of tax:
    Net unrealized investment gains                         --             --             --
    Less: reclassification adjustments for
    gains included in net income                            --             --             --

  Other comprehensive income, net of tax:-                  --             --             --

Comprehensive income                                        --             --             --

5% stock dividend with cash paid in lieu
  of fractional shares                                    82,433      1,895,959     (1,908,005)
Reduction of ESOP debt                                      --             --             --
Options exercised                                         20,190         55,837           --
Shares surrendered from exercise of options               (9,174)      (121,307)          --
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --          143,859           --
Cash dividends                                              --             --         (737,094)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1998                              1,744,580   $ 15,561,767   $  8,099,474
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


                                                         DEBT
                                                       GUARANTEE
                                                      OF EMPLOYEE   ACCUMULATED
                                                         STOCK         OTHER
                                                       OWNERSHIP   COMPREHENSIVE
                                                         PLAN          INCOME        TOTAL
                                                    ------------   ------------   ------------
BALANCE DECEMBER 31, 1995                           $   (160,000)  $     24,990   $ 18,875,369

Comprehensive income:
  Net income                                                --             --        3,401,051
  Other comprehensive income (loss), net of tax:
    Net unrealized investment losses                        --             --          (39,336)
    Less: reclassification adjustments for
    gains included in net income                            --             --           (3,470)
                                                                                   ------------
  Other comprehensive income (loss), net of tax:            --          (42,806)       (42,806)
                                                                                   ------------
Comprehensive income                                        --             --        3,358,245
                                                                                   ------------
                                                                                   ------------

5% stock dividend with cash
  paid in lieu of fractional shares                         --             --          (10,792)
Reduction of ESOP debt                                    40,000           --           40,000
Options exercised                                           --             --           60,218
Shares surrendered from exercise of options                 --             --          (25,208)
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --             --          236,289
Cash dividends                                              --             --         (647,941)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1996                           $   (120,000)  $    (17,816)  $ 21,886,180

Comprehensive income:
  Net loss                                                  --             --         (161,430)
  Other comprehensive income, net of tax:
    Net unrealized investment gains                         --             --           62,864
    Less: reclassification adjustments for
    gains included in net income                            --             --          (46,250)
                                                                                   ------------
  Other comprehensive income, net of tax:                   --           16,614         16,614
                                                                                   ------------
Comprehensive income (loss)                                 --             --         (144,816)
                                                                                   ------------
                                                                                   ------------

5% stock dividend with cash paid in
  lieu of fractional shares                                 --             --          (15,485)
Reduction of ESOP debt                                    40,000           --           40,000
Options exercised                                           --             --           41,175
Shares surrendered from exercise of options                 --             --          (57,957)
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --             --          312,847
Cash dividends                                              --             --         (691,630)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                           $    (80,000)  $     (1,202)  $ 21,370,314

Comprehensive income:
  Net income                                                --             --        2,880,476
  Other comprehensive income, net of tax:
    Net unrealized investment gains                         --             --           35,132
    Less: reclassification adjustments for
    gains included in net income                            --             --             --
                                                                                   ------------
  Other comprehensive income, net of tax:-                  --           35,132         35,132
                                                                                   ------------
Comprehensive income                                        --             --        2,915,608
                                                                                   ------------
                                                                                   ------------

5% stock dividend with cash paid in lieu
  of  fractional shares                                     --             --          (12,046)
Reduction of ESOP debt                                    40,000           --           40,000
Options exercised                                           --             --           55,837
Shares surrendered from exercise of options                 --             --         (121,307)
Tax benefit arising from exercise of nonqualified
  stock options and disqualifying dispositions              --             --          143,859
Cash dividends                                              --             --         (737,094)
-----------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1998                           $    (40,000)  $     33,930   $ 23,655,171

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                              1998           1997          1996
                                                                         -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                        $  2,880,476   $   (161,430)   $ 3,401,051
Adjustments to reconcile net income to
 net cash provided by operating activities-
  Depreciation and amortization                                             1,132,251        975,178        776,561
  Provision for losses on other real estate owned                              54,153         80,389         97,823
  Provision for loan losses                                                 2,246,145      6,153,000        385,000
  Provision for deferred taxes                                                 20,330     (1,067,925)      (103,192)
  Investment security (gains) losses, net                                           0         46,250         (3,470)
  Purchase of loans and leases held-for-sale                              (26,920,053)   (28,445,574)   (16,469,131)
  Proceeds from loan and lease sales                                       65,795,347     66,953,000     45,533,048
  (Gain) loss on sale of real estate properties, net                                0        (11,363)      (240,358)
(Increase) decrease in assets-
  Interest receivable                                                        (183,741)      (457,850)      (942,215)
  Other assets                                                                537,003        749,828        376,548
Increase (decrease) in liabilities-
  Interest payable                                                           (191,538)       408,166         75,954
  Other liabilities                                                          (147,897)        36,375        383,667
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                              45,222,476     45,258,044     33,271,286

CASH FLOWS FROM INVESTING ACTIVITIES

Net increase (decrease) in loans                                            3,299,527      7,202,650     (6,956,353)
Origination of loans held-for-sale                                        (57,512,441)   (67,234,000)   (45,669,103)
Purchase of securities held-to-maturity                                    (4,994,679)   (15,440,977)   (11,841,055)
Purchase of securities available-for-sale                                 (39,119,032)   (30,986,075)    (7,760,490)
Proceeds from maturity of securities held-to-maturity                      14,993,880     19,538,000     10,326,530
Proceeds from sales and maturities of securities available-for-sale        25,713,672      4,325,006      2,000,000
Proceeds from sales of other real estate owned                                968,692        239,569        489,246
Purchases of premises and equipment                                          (803,250)    (1,732,591)    (1,803,261)
--------------------------------------------------------------------------------------------------------------------
    Net cash used for investing activities                                (57,453,631)   (84,088,418)   (61,214,486)

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in noninterest-bearing deposits                                3,783,679      7,107,120     11,290,397
Net increase (decrease) in interest-bearing deposits                       (1,906,093)    21,931,470     33,305,414
Cash dividends                                                               (737,094)      (691,630)      (647,941)
Stock options exercised                                                        78,389        296,065        271,299
Cash paid in lieu of fractional shares                                        (12,046)       (15,485)       (10,792)
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                               1,206,835     28,627,540     44,208,377
--------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                  (11,024,320)   (10,202,834)    16,265,177
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               54,025,047     64,227,881     47,962,704
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $ 43,000,727    $54,025,047    $64,227,881
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for-
    Interest expense                                                     $  9,480,232    $ 8,969,709    $ 7,352,690
    Income taxes                                                            1,740,000        988,234      1,889,000

--------------------------------------------------------------------------------------------------------------------

                                                          CONTINUED ON NEXT PAGE

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                                          26

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                                                                              1998           1997           1996
                                                                         -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF
NONCASH INVESTING AND FINANCING ACTIVITIES

Debt guarantee of ESOP                                                   $    (40,000)  $    (40,000)  $    (40,000)
Net unrealized gain (loss) on securities held as available-for-sale
  (net of taxes)                                                               35,132         16,614        (42,806)
Tax benefit arising from exercise of nonqualified stock options and
  disqualifying dispositions                                                  143,859        312,847        236,289
Stock dividends                                                             1,895,959      2,203,164      1,513,050
Increase (decrease) in other real estate owned as a result of foreclosure    (206,324)       144,510        463,196

--------------------------------------------------------------------------------------------------------------------




CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of California Independent Bancorp and Subsidiaries (the Company) conform with generally accepted accounting principles and general practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying financial statements are discussed below.

PRINCIPLES OF CONSOLIDATION-

The accompanying financial statements include the accounts of California Independent Bancorp (CIB) and its wholly-owned subsidiary, Feather River State Bank (the Bank) and its wholly-owned subsidiary, EPI Leasing Company, Inc.
(EPI). Significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS-

CIB is a California Corporation and the bank holding company for the Bank, located in Yuba City, California. The Bank was incorporated as a California state banking corporation on December 1, 1976, and commenced operations on April 6, 1977. The Company was incorporated on October 28, 1994, and became the holding company for the Bank on May 2, 1995. The Bank engages in a broad range of financial services activities, and its primary market is located in the northern Sacramento Valley, with a total of seven branches. In addition, the Bank operates three loan production offices, emphasizing residential mortgage and agricultural lending and one lease production office through EPI Leasing Company, Inc. The primary source of income for the Bank is from lending activities, including commercial, agricultural, real estate and consumer/installment loans and leases.

USE OF ESTIMATES IN THE PREPARATION OF
FINANCIAL STATEMENTS-

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS-

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES-

The Bank classifies its investments as either "held-to-maturity" or "available-for-sale." Securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and accounted for at amortized cost in the Consolidated Balance Sheets.

Other securities for which the Bank does not have the positive intent or ability to hold to maturity are classified under the balance sheet caption "available-for-sale" and are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of shareholders' equity. Fair values are based on quoted market prices or broker or dealer price quotations on a specific identification basis. Certain economic factors could cause the Bank to sell some of these securities prior to maturity. Such factors include significant movements in interest rates and significant changes in liquidity demands. Gains or losses on sale of investment securities are computed using the specific identification method.

LOANS-

Loans are stated at the principal amount outstanding less applicable unearned interest income.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the balance sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on the observable or estimated market price of the loan, or the fair value of the collateral if the loan is collateral dependent. Income on impaired loans is recognized in accordance with the Bank's accounting for loans placed on a nonaccrual status. Cash payments are first applied as a reduction of the principal balance until collectibility of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash.

LOANS AND LEASES HELD-FOR-SALE-

The Bank originates mortgage loans on residential and farm properties that it sells into the secondary market to divest itself of the interest rate risk associated with these primarily fixed-interest rate products. The Bank accounts for these loans at the lower of cost or net realizable value.

As of January 1, 1997, the Bank adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishment of Liabilities." This statement requires, under certain circumstances, entities to recognize as a separate asset an amount related to the right to service mortgage loans. The adoption of this statement had an immaterial impact on the Company's financial position and results of operations.

SALES AND SERVICING OF SBA LOANS-

The Bank originates loans to customers under the Small Business Administration
(SBA) program that generally provides for SBA guarantees of 70% to 90% of each loan. The Bank generally maintains these loans in its portfolio, but occasionally sells the guaranteed portion of each loan to a third party and retains the unguaranteed portion in its own portfolio. The Bank may be required to refund a portion of the sales premium received, if the borrower defaults or the loan prepays within 90 days of the settlement date. At December 31, 1998, the Bank had received no premiums subject to such recourse. A gain is recognized on the sale of SBA loans through collection on sale of a premium over the adjusted carrying value, through retention of an ongoing rate differential less a normal service fee (excess servicing fee) between the rate paid by the borrower to the buyer and the rate paid by the Bank to the purchaser, or both.

To calculate the gain (or loss) on the sale, the Bank's investment in an SBA loan is allocated among the retained portion of the loan, the servicing retained and the sold portion of the loan, based on the relative fair value of each portion. The gain (or loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan. The servicing fees are reflected as an asset that is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed Management's estimates and future expected cash flows are inadequate to cover the unamortized excess servicing asset, additional amortization would be recognized. In its calculation of the relative fair value of servicing fees, the Bank is required to estimate adequate compensation for servicing. The Bank uses the contractual rate of 100 basis points as its estimate of adequate compensation for servicing.

ALLOWANCE FOR LOAN AND LEASE LOSSES-

The Allowance for Loan and Lease Losses ("Allowance") is maintained at a level considered adequate by Management to provide for losses that can be reasonably anticipated. Accordingly, loan losses are charged to the Allowance and recoveries are credited to it. The provision for loan losses charged to operating expense is based upon past loan loss experience, loan impairment and estimates of potential losses which, in Management's judgment, deserve current recognition. Other factors considered by Management include growth, composition and overall quality of the loan portfolio, reviews of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. This evaluation process requires the use of current estimates that may vary from the ultimate losses experienced in the future. The estimates are reviewed periodically, and adjustments, as they become necessary, are charged to operations in the period in which they become known.

OTHER REAL ESTATE OWNED-

Other real estate owned consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the Allowance. Subsequent declines, if any, in estimated fair value are charged to expense.

INTEREST AND FEES ON LOANS AND LEASES-

Origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as yield adjustment. Interest income on loans and direct lease financing is accrued monthly as earned on all credits not classified as nonaccrual. Unearned income on loans, where applicable, is recognized as income using the effective interest method over the term of the loan.

Loans are generally placed on nonaccrual status when they are 90 days past due as to either interest or principal or are otherwise determined to be impaired. At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. However, loans that are well-secured and in the process of collection may not be placed on nonaccrual status, at the discretion of Management. A nonaccrual loan may be restored to an accrual basis when interest and principal payments are current and prospects for future payments are no longer in doubt.

DEPRECIATION AND AMORTIZATION-

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises, furniture, fixtures and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 31.5 years. Leasehold improvements are amortized using the straight-line method over the asset's useful life or the term of the lease, whichever is shorter. Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are charged to expense as incurred.

INCOME TAXES-

Income taxes reported in the financial statements are computed at current tax rates, including deferred taxes resulting from temporary differences in the recognition of items for tax and financial reporting purposes.

The Bank records income taxes for financial statement purposes using the liability or balance sheet method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Under this method, the computation of the net deferred tax asset or liability gives current recognition to changes in tax laws and rates.

FINANCIAL ACCOUNTING PRONOUNCEMENTS-

On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income refers to revenues, expenses, gains, and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in the fair value of its available-for-sale investment securities.

On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for reporting enterprise segments of a company in the footnotes to the financial statements. For the Company, only commercial banking and the leasing enterprise meet the requirements of a reportable segment according to the guidelines set forth in SFAS 131.

RECLASSIFICATIONS-

Certain reclassifications have been made to amounts previously reported to conform with current presentation methods. Such reclassifications have no effect on net income or shareholders' equity previously reported.

(2) INVESTMENT SECURITIES:

As of December 31, 1998, 1997, and 1996, the Bank's equity capital reflected a net unrealized gain (loss), net of applicable taxes, of $33,930, $(1,202), and $(17,816), respectively.

The amortized cost and approximate fair value of investments in debt securities and other investments at December 31, 1998 and 1997 are as follows:

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                               GROSS           GROSS
                                                              AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                               COST            GAINS         LOSSES              VALUE
                                                           ------------      -----------    ----------       -----------
DECEMBER 31, 1998

Available-for-sale:
  U.S. Treasury securities and obligations of
    U.S. government agencies                               $51,471,615       $122,505       $(60,815)        $51,533,305
------------------------------------------------------------------------------------------------------------------------

Held-to-maturity:
  U.S. Treasury securities and obligations of
    U.S. government agencies                                  $301,007         $2,181             $0            $303,188
Obligations of states and political subdivisions             4,062,556         41,186           (900)          4,102,842
Corporate obligations and other securities                   4,742,466         59,380         (5,096)          4,796,750
------------------------------------------------------------------------------------------------------------------------
    Total                                                  $ 9,106,029       $102,747       $ (5,996)        $ 9,202,780
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1997

Available-for-sale:
  U.S. Treasury securities and obligations of
    U.S. government agencies                               $38,044,044       $ 26,287       $(28,474)        $38,041,857
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

Held-to-maturity:
  U.S. Treasury securities and obligations of
    U.S. government agencies                                10,751,994         49,638         (1,050)         10,800,582
Obligations of states and political subdivisions             6,979,317         33,594              0           7,012,911
Corporate obligations and other securities                   1,424,875          6,765              0           1,431,640
------------------------------------------------------------------------------------------------------------------------
    Total                                                  $19,156,186       $ 89,997       $ (1,050)        $19,245,133
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1998 and 1997. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                             HELD-TO-MATURITY               AVAILABLE-FOR-SALE
                                      ---------------------------   ----------------------------
                                          AMORTIZED       FAIR         AMORTIZED        FAIR
                                            COSTS         VALUE         COSTS          VALUE
                                      ------------   ------------   ------------   -------------
DECEMBER 31, 1998

Within one year                       $  1,701,575   $  1,704,283    $ 9,009,275    $ 9,009,328
After one but within five years          7,099,454      7,182,822     39,462,340     39,505,777
After five but within ten years            305,000        315,675      3,000,000      3,018,200
------------------------------------------------------------------------------------------------
  Total                               $  9,106,029   $  9,202,780    $51,471,615    $51,533,305
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------


Net gains (losses) from sales of "available-for-sale" investment securities during 1998, 1997, and 1996 were $0, $46,250 and $3,470, respectively. Gross gains of $0, $46,250 and $3,470, and gross losses of $0, $0 and $0, were realized on those sales in 1998, 1997, and 1996, respectively.

Investment securities pledged as collateral for certain deposits amounted to $18,765,780 and $11,651,809 at December 31, 1998 and 1997, respectively.

(3) LOANS:

Loans outstanding are summarized as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                     DECEMBER 31,
                                           --------------------------------
                                               1998                 1997
                                           ------------        ------------
Commercial and
  agricultural                             $ 81,112,377        $ 79,384,520
Real estate construction                     37,382,839          23,927,538
Real estate mortgage                         36,538,047          28,032,552
Consumer                                      2,443,283           1,956,254
Lease financing                              23,313,399          33,465,023
Other                                           392,570           1,021,665
------------------------------------------------------------------------------
    Totals                                 $181,182,515        $167,787,552
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $5,644,000 and $7,585,000 December 31, 1998 and 1997,
respectively. This represents the total recorded investment in impaired loans. The allowance for loan losses that was allocated to these impaired loans totaled $1,137,457 and $1,907,950 as of December 31, 1998 and 1997, respectively. For income reporting purposes, impaired loans are placed on a nonaccrual status. This is more fully discussed in Note 1. The average balance of impaired loans during 1998 and 1997 was $7,659,329 and $5,665,437, respectively. Interest income recorded on those loans during 1998 and 1997 was $343,812 and $642,230, respectively. Foregone interest on loans placed on nonaccrual status was $1,431,874 and $982,125 as of December 31, 1998 and 1997, respectively.

Changes in the allowance for loan losses are summarized as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                               YEAR ENDED DECEMBER 31
                                      ----------------------------------------
                                        1998            1997           1996
                                      ----------     ----------    -----------
Balance,
  beginning of year                 $ 5,514,299    $ 4,052,783     $3,910,970
Provision                             2,246,145      6,153,000        385,000
Loans charged-off                    (2,333,268)    (4,718,424)      (327,357)
  Recoveries on loans
  previously charged-off                596,935         26,940         84,170
------------------------------------------------------------------------------
Balance, end of year                $ 6,024,111    $ 5,514,299     $4,052,783
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(4) PREMISES AND EQUIPMENT:

A summary of premises and equipment follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                      DECEMBER 31,
                                            ----------------------------------
                                                1998                1997
                                            ------------        --------------
Land                                        $ 1,432,957         $ 1,432,957
Bank premises
  and improvements                            6,015,264           5,868,922
Furniture, fixtures and equipment             6,397,114           5,785,116
                                            -----------         -----------
                                             13,845,335          13,086,995
Less accumulated depreciation
  and amortization                           (5,996,536)         (4,909,195)
------------------------------------------------------------------------------
                                            $ 7,848,799         $ 8,177,800
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

Depreciation and amortization charged to expense was $1,132,251, $975,178 and $776,561, in 1998, 1997 and 1996, respectively.

(5) DEPOSITS:

A summary of deposit balances follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                      DECEMBER 31,
                                          ------------------------------------
                                                1998                1997
                                          --------------      ----------------
Demand                                     $ 66,008,000        $ 62,224,350
Interest-bearing
  transaction accounts                       66,012,253          40,133,001
Savings deposits                             39,963,668          68,789,994
Time deposits                                96,824,523          95,783,513
------------------------------------------------------------------------------
Total deposits                             $268,808,444        $266,930,858
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

Certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $42,540,013 and $40,761,778 at December 31, 1998 and 1997, respectively.

Interest expense on certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $2,123,535 and $2,186,861, in 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities of all Certificates of Deposits were as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                          DECEMBER 31, 1998
                                                        ---------------------
Three months or less                                       $39,689,011
Over three through twelve months                            39,001,842
Over one through three years                                11,313,514
Over three years                                             6,820,156
------------------------------------------------------------------------------
Total                                                      $96,824,523
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(6) OTHER NONINTEREST INCOME AND EXPENSE:

The components of other operating income and expense were as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                             1998           1997         1996
                                            -------      -------       -------
                                                   (DOLLARS IN THOUSANDS)
Servicing fees on loans                     $  507       $  572        $  487
Gains on sale of OREO                           41           11           240
Gains on sales of leases                       192            0             0
Other                                          666          766           664
------------------------------------------------------------------------------
Total other
  noninterest income                        $1,406       $1,349        $1,391
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Advertising and promotion                   $  302       $  370        $  342
Telephone expense                              349          395           236
Attorney Fees                                  799          345           209
Directors' Fees                                216          219           391
Other                                        2,343        2,457         2,008
------------------------------------------------------------------------------
Total other
  noninterest expense                       $4,009       $3,786        $3,186
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(7) INCOME TAXES:

The provision (benefit) for income taxes consists of the following:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                      1998           1997            1996
                                   -----------   -----------     -------------
Current-
Federal                            $1,204,494    $   592,054     $1,697,811
State                                 489,476         62,971        612,159
------------------------------------------------------------------------------
                                    1,693,970        655,025      2,309,970
------------------------------------------------------------------------------
Deferred-
Federal                                69,891       (907,736)       (85,574)
State                                 (49,561)      (160,189)       (17,618)
------------------------------------------------------------------------------
                                       20,330     (1,067,925)      (103,192)
------------------------------------------------------------------------------
                                   $1,714,300    $  (412,900)    $2,206,778
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

The effective tax rate and statutory federal income tax rate are reconciled as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                              1998         1997       1996
                                             ------      -------     ---------
Federal statutory
   income tax rate                           34.0%       (34.0)%      34.0%
State franchise taxes,
  net of Federal income
  tax benefit                                  7.2        (7.2)         7.4
Tax-exempt interest                           (3.0)      (21.9)        (2.1)
Corporate dividends received                  (1.6)      (15.7)           0
Tax reserve adjustment                           0         6.5            0
Other                                          0.7         0.4          0.1
------------------------------------------------------------------------------
                                             37.3%       (71.9)%      39.4%
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

The components of the net deferred tax asset of the Bank, recorded in other assets, as of December 31, 1998 and 1997, were as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                     1998           1997
                                                  ----------     -------------
Deferred tax assets-
  Loan losses                                     $2,000,524     $2,509,072
  California franchise tax                           166,422         29,640
  Other real estate owned                             58,383        131,669
  Unrealized loss on
    available-for-sale securities                          0            985
  Nonaccrual loans                                   376,629        170,857
  Other                                              231,475        143,392
------------------------------------------------------------------------------

Total deferred tax assets                         $2,833,433     $2,985,615
------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                                          CONTINUED ON NEXT PAGE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                     1998           1997
                                                 ------------   --------------
Deferred tax liabilities-
Depreciation                                      $  220,549     $  250,578
Accretion                                                  0        100,838
Unrealized gain on
  available-for-sale securities                       27,760              0
------------------------------------------------------------------------------

Total deferred tax liabilities                       248,309        351,416
------------------------------------------------------------------------------

Net deferred tax asset                            $2,585,124     $2,634,199
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

The components of the deferred income tax provisions are summarized as follows:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                         1998           1997           1996
                                      ----------    -----------     ----------
Provisions for
  loan and lease losses               $ 508,548    $(1,019,549)    $  (62,802)
Interest on
  non-accrual loans                    (205,772)       157,633          6,287
Tax depreciation methods                (30,029)        (6,360)        (7,589)
California franchise tax               (136,782)      (175,715)       (53,570)
Other real estate owned                  73,286        (15,228)       (54,179)
Accretion                              (100,838)        15,602         17,661
Other                                   (88,083)       (24,308)        51,000
------------------------------------------------------------------------------
                                      $  20,330    $(1,067,925)    $ (103,192)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(8) SHAREHOLDERS' EQUITY:

At December 31, 1998, CIB was authorized to issue 20,000,000 shares of no par common stock. Of this amount, 1,744,580 and 1,651,131 shares of common stock were issued and outstanding at December 31, 1998 and 1997, respectively.

One of the principal sources of cash for the Company will be dividends from its subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Company's regulatory agencies to the lesser of retained earnings or the net income of the Company for its last three fiscal years, less any distributions during such period, subject to capital adequacy requirements.

At December 31, 1998, the Company had approximately $4,005,109 available for payments of dividends, which would not require the prior approval of the banking regulators under this limitation.

The Bank adopted SFAS No. 128, "Earnings per Share," effective December 15, 1998. As a result, the Bank's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations:


----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                       FOR THE YEAR ENDED 1998               FOR THE YEAR ENDED 1997
                                ---------------------------------- ---------------------------------------
                                  INCOME       SHARES     PER SHARE   INCOME        SHARES      PER SHARE
                                (NUMERATOR) (DENOMINATOR)  AMOUNT    (NUMERATOR) (DENOMINATOR)    AMOUNT
Basic EPS income
  available to common
  stockholders                  $2,880,476    1,679,436   $   1.7    $ (161,430)    1,656,111   $ (0.10)
Effect of dilutive securities:
  Employee Stock Options                 0       99,946        0              0        82,727         0
Diluted EPS income
  available to common
  stockholders                  $2,880,476    1,779,382   $   1.6    $ (161,430)    1,738,838   $ (0.09)
----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                       FOR THE YEAR ENDED 1996
                                -------------------------------------
                                  INCOME        SHARES      PER SHARE
                                 (NUMERATOR)  (DENOMINATOR)  AMOUNT
Basic EPS income
  available to common
  stockholders                  $3,401,051     1,626,550    $   2.09
Effect of dilutive securities:
  Employee Stock Options                 0        91,115           0
Diluted EPS income
  available to common
  stockholders                  $3,401,051     1,717,665    $   1.98

--------------------------------------------------------------------------------------------------------


In August 1998, the Board of Directors authorized a five percent stock dividend that was distributed on September 18, 1998. The dividend was declared on August 18, 1998, to holders of record on August 31, 1998. The dividend resulted in the issuance of 82,433 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

In August 1997, the Board of Directors authorized a five percent stock dividend that was distributed on September 12, 1997. The dividend was declared on August 12, 1997, to holders of record on August 29, 1997. The dividend resulted in the issuance of 77,304 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

In August 1996, the Board of Directors authorized a five percent stock dividend that was distributed on September 20, 1996. The dividend was declared on August 13, 1996, to holders of record on August 30, 1996. The dividend resulted in the issuance of 72,050 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

(9) DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS:

CASH AND CASH EQUIVALENTS-

For these short-term instruments, the carrying value is a reasonable estimate of fair value.

INVESTMENTS-

For securities held-for-investment purposes, fair values are based on quoted market prices or dealer quotes. See Note 2 for further discussion.

LOANS-

The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for same remaining maturities. The fair value of nonperforming loans is estimated based on allocating specific and general reserves to the various nonperforming loan classifications.

DEPOSIT LIABILITIES-

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

OTHER LIABILITIES-

Other liabilities represent short-term instruments. The carrying amount is a reasonable estimate of fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS-

The fair value of amounts for fees arising from commitments to extend credit, standby letters of credit and financial guarantees written are not material.

The estimated fair values of the Bank's financial instruments at December 31, 1998 and 1997 are as follows:

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1998                                 DECEMBER 31, 1997
                                           --------------------------------        ---------------------------------
                                              CARRYING              FAIR              CARRYING              FAIR
                                               AMOUNT               VALUE               AMOUNT               VALUE
                                           --------------      ------------        ------------        -------------
FINANCIAL ASSETS:
  Cash and cash equivalents                $ 43,000,727        $ 43,000,727        $ 54,025,047        $ 54,025,047
  Investments                                60,639,334          60,736,085          57,198,043          57,286,990
  Loans (net)                               175,158,404         177,947,899         162,273,253         164,503,476
FINANCIAL LIABILITIES:
  Deposits                                 $268,808,444        $269,168,792        $266,930,858        $267,297,159
  Interest payable and other liabilities      2,848,990           2,848,990           3,228,424           3,228,424

--------------------------------------------------------------------------------------------------------------------


(10) STOCK OPTIONS:

During 1989, the Bank adopted the Feather River State Bank 1989 Amended and Restated Stock Option Plan. The plan is nonqualified and provides that nonemployee directors and key employees may be granted options to purchase the Company's stock at the fair value of the shares as determined by the Board of Directors. As of May 1995, all previously granted options to purchase the Bank's stock had been retired and exchanged for options to purchase the Company's stock, on a one-for-one option basis. All granted options must be exercised within the earlier of ten years of the date of grant, or within 30 days of termination of employment, or status as a director. Vesting is determined at the time of grant by the Board of Directors. Current participants vest over five years from date of employment.

During 1996, the Company adopted the California Independent Bancorp 1996 Stock Option Plan (1996 Plan), which sets aside 149,052 shares of no par value common stock of the Company for which options may be granted to key, full-time salaried employees and officers of the Company, as well as non-employee directors of the Company. The exercise price of all options to be granted under the 1996 Plan must be at least 100% of the fair market value of the Company's common stock on the granting date and be paid in full at the time the option is exercised in cash, shares of the Company's common stock with a fair value equal to the purchase price or a combination thereof. Under the 1996 Plan, all options expire no more than ten years after the date of grant.

Federal income tax benefits relating to options exercised under both plans have been credited to shareholder's equity. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized upon issuance of options. Had compensation cost for these plans been determined consistent with FASB No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                       1998                1997                1996
                                                  ----------           ---------          -----------
NET INCOME:                  As reported          $2,880,476           $(161,430)         $3,401,051
                               Pro Forma           2,619,110            (420,522)          3,208,455
PRIMARY EPS:                 As reported                1.72               (0.10)               2.20
                               Pro Forma                1.56               (0.27)               2.07
FULLY DILUTED EPS:           As reported                1.62               (0.10)               2.07
                               Pro Forma                1.47               (0.27)               1.96

-----------------------------------------------------------------------------------------------------


Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company's two stock option plans at December 31, 1998, 1997 and 1996, and changes during the years then ended is presented in the table and narrative below.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                       1998           1997          1996
                                                     -------        -------        --------
Outstanding at beginning of year                     223,171        225,813        221,190
Granted                                               42,638         39,359         39,291
Exercised                                            (22,306)       (39,912)       (34,668)
Expired                                                    0         (2,089)             0
Forfeited                                               (500)             0              0
Outstanding at end of year                           243,003        223,171        225,813
Exercisable at end of year                           240,798        222,106        225,318
Weighted average fair value of options granted          9.03           9.35           7.04

-----------------------------------------------------------------------------------------------------

The options outstanding at December 31, 1998 have exercise prices between $4.92 and $25.85 and remaining contractual lives between 0.5 years and 9.75 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: weighted average risk-free interest rates of 5.48, 6.43 and 5.67 percent; weighted average expected dividend yields of 1.77%, 1.80% and 2.19%. For all three years, the expected life used was seven years and the expected volatility used was 31%.

(11) PROFIT SHARING PLAN AND EMPLOYEE
STOCK OWNERSHIP PLAN:

The Bank formed a 401(k) Qualified Savings Plan (the Plan) effective August 1, 1993. All full-time employees who have reached the age of 21 are eligible to participate beginning on January 1st or July 1st following six months of employment. All eligible employees are 100% vested in their own contributions, which may be any whole percentage of pay between 2% and 12% inclusive. Beginning January 1, 1995, the Bank made annual matching contributions, which were equal to 20% of each employee's elective contributions not exceeding 6% of pay. Contributions are invested with Lincoln National Life Insurance Company under employee directed investment options. The Bank's matching contribution amounted to approximately $40,000 in 1998, $35,000 in 1997 and $31,912 in 1996.

The Bank formed an Employee Stock Ownership Plan (the ESOP) effective January 1, 1988. Effective January 1, 1995, the ESOP was amended to recognize CIB and all of its employees as participants. All employees who have completed six months of service and have reached the age of 21 are eligible to participate in the ESOP. The ESOP provides for annual contributions at the discretion of the Board of Directors. The contributions are allocated based on the participants' compensation for the year. Employees vest ratably in the ESOP over six years. The ESOP borrowed $200,000 from a nonprofit corporation to acquire 9,762 shares of CIB common stock in August 1995. The borrowing is payable in five equal annual installments with interest at prime minus 1/2 percent. The rate was 7.25% at December 31, 1998. The Bank made contributions to the ESOP of approximately $40,000 in each of the years 1998, 1997 and 1996.

(12) FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK:

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on Management's credit evaluation of the borrower. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, and real property.

The Bank also issues standby letters of credit, which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in 1998 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

The contract amount of commitments not reflected on the balance sheet at December 31, 1998, were as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Loan commitments                                                     $66,088,227
Standby letters of credit                                            $   133,000

--------------------------------------------------------------------------------

The Bank is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 1998 were as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                               LEASE COMMITMENTS
                                                               -----------------
1999                                                                    $139,145
2000                                                                      52,621
2001                                                                      33,564
2002                                                                      33,564
2003                                                                      33,564
Thereafter                                                               145,444
                                                                        --------
                                                                        $437,902
                                                                        --------
                                                                        --------

--------------------------------------------------------------------------------

Rent under operating leases was approximately $180,944, $149,713 and $52,487 in 1998, 1997 and 1996, respectively.

(13) RELATED PARTY TRANSACTIONS:

The Bank has had loan and deposit transactions and has contracted for services with certain officers and directors and the companies with which they are associated. In the opinion of Management and the Board of Directors, all such loans, commitments to lend, and contracts for services were made under terms that are consistent with the Bank's normal policies. Loan transactions with these officers and directors for the years ended December 31, 1998 and 1997, respectively, are as follows:

-----------------------------------------------------------------------
-----------------------------------------------------------------------
                                                1998           1997
                                             ----------     -----------
Loan balances -
  Beginning of year                          $8,215,744     $8,070,014
    Additions                                 4,992,154      8,996,935
    Collections                              (8,832,602)    (8,851,205)
                                             ----------     -----------
End of year                                  $4,375,296     $8,215,744
                                             ----------     -----------
                                             ----------     -----------

-----------------------------------------------------------------------

The Bank had loans outstanding to a director of the Bank and his associates in excess of 5 percent of shareholders' equity. The total principal balance of the loans to this director was approximately $3,298,977 and $3,914,374 at December 31, 1998 and 1997, respectively.

Remodeling work on branches and offices of the Bank was done by directors of the Bank. The Bank paid approximately $9,711, $442,168, and $320,901 for this work in 1998, 1997 and 1996, respectively.

(14) CALIFORNIA INDEPENDENT BANCORP FINANCIAL STATEMENTS (PARENT ONLY):

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                             DECEMBER 31,
                                                                       -------------------------
                                                                          1998           1997
                                                                       ----------      ---------
                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET-

ASSETS:
  Cash and due from banks                                               $     54       $      2
  Investment in subsidiaries                                              23,499         21,260
  Other assets                                                               102            108
------------------------------------------------------------------------------------------------
    Total assets                                                        $ 23,655       $ 21,370
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

Liabilities and shareholders' equity:
  Shareholders' equity
    Total shareholders' equity                                          $ 23,655       $ 21,370
------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                          $ 23,655       $ 21,370
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME-

Administrative expense                                                  $     81       $    116
Other expense                                                                 97             82
------------------------------------------------------------------------------------------------
Loss before equity in net income of subsidiaries                        $    178       $    198
Equity in net income of subsidiaries:
  Distributed                                                                899            707
  Undistributed                                                            2,086           (750)
Income tax benefit                                                            73             80
------------------------------------------------------------------------------------------------
    Net income                                                          $  2,880       $   (161)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

Operating activities:
  Net income (loss)                                                     $  2,880       $   (161)
Adjustments to reconcile net income to net cash
  provided by operating activities-
    Undistributed equity in net income of subsidiaries                    (2,086)           750
    Deferred income taxes                                                      0              0
    Decrease in other operating assets                                         7             57
------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                         $    801       $    646
------------------------------------------------------------------------------------------------
Investing activities:
  Net cash provided by investing activities                                    -              -
Financing activities:
  Dividends paid                                                            (749)          (707)
------------------------------------------------------------------------------------------------
  Net cash used in:
    Financing activities                                                    (749)          (707)
------------------------------------------------------------------------------------------------
  (Increase) decrease in cash and cash equivalents                      $     52       $    (61)
Cash and cash equivalents, beginning of year                                   2             63
------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                  $     54       $      2
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------


(15) QUARTERLY STATEMENTS OF OPERATIONS:

The following information is unaudited. However, in the opinion of Management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for such periods, are reflected.

Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further explanation of quarterly results of operations.

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     1998 QUARTER ENDED (UNAUDITED)
                                                                                     ------------------------------
                                                                        MARCH 31        JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                        ---------      ---------  -------------   --------------
                                                                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                                           $5,966         $6,340         $6,558         $5,964
Interest expense                                                           2,172          2,191          2,368          2,101
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                        3,794          4,149          4,190          3,863
Provision for loan and lease losses                                          396            290            754            806
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan and lease losses              3,398          3,859          3,436          3,057
Noninterest income                                                         1,349          1,403          1,558          1,291
Noninterest expense                                                        3,456          3,892          3,909          3,500
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 1,291          1,370          1,085            848
Provision for income taxes                                                   480            520            405            309
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                $  811         $  850         $  680         $  539
Basic earnings per share                                                  $ 0.49         $ 0.51         $ 0.41         $ 0.31
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                $ 0.46         $ 0.49         $ 0.38         $ 0.29
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                    1,651,131      1,653,139      1,669,367      1,742,943

                                                                                     1997 QUARTER ENDED (UNAUDITED)
                                                                                     ------------------------------
                                                                        MARCH 31        JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                        ---------      ---------  -------------   --------------
                                                                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                                           $5,473        $ 5,904         $6,162        $ 5,854
Interest expense                                                           2,210          2,360          2,407          2,312
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                        3,263          3,544          3,755          3,542
Provision for loan losses                                                    (40)        (3,296)             0         (2,817)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after
provision for loan losses                                                  3,223            248          3,755            725
Noninterest income                                                         1,062          1,094          1,453          1,448
Noninterest expense                                                        2,958          3,385          3,569          3,670
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                          1,327         (2,043)         1,639         (1,497)
Provision (benefit) for income taxes                                         510           (850)           651           (724)
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $  817        $(1,193)        $  988        $  (773)
Basic earnings per share                                                  $ 0.53        $ (0.76)        $ 0.63        $ (0.50)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                $ 0.51       $  (0.73)         $0.60         $(0.48)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                    1,546,032      1,552,808      1,571,498      1,637,712

                                                                                     1996 QUARTER ENDED (UNAUDITED)
                                                                                     ------------------------------
                                                                        MARCH 31        JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                        ---------      ---------  -------------   --------------
                                                                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                                           $4,823        $ 4,867        $ 5,311         $5,574
Interest expense                                                           1,746          1,743          1,884          2,076
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                        3,077          3,124          3,427          3,498
Provision for loan losses                                                     60             40             80            205
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after
provision for loan losses                                                  3,017          3,084          3,347          3,293
Noninterest income                                                           638            589            677          1,232
Noninterest expense                                                        2,346          2,360          2,583          2,980
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 1,309          1,313          1,441          1,545
Provision for income taxes                                                   522            526            537            622
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                $  787        $   787        $   904         $  923
Basic earnings per share                                                  $ 0.48        $  0.49        $  0.56         $ 0.56
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                $ 0.46        $  0.46        $  0.53         $ 0.53
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                    1,612,219      1,612,222      1,615,649      1,638,997

--------------------------------------------------------------------------------------------------------------------------------

(16) REGULATORY MATTERS:

The Company and Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital (Total Risk-Based), and Tier 1 capital (Tier 1 Risk-Based) (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (Tier 1 Leverage Ratio) (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based, Tier 1 Leverage Ratios as set forth in the table. There are no conditions or events since that notification that Management believes have changed the institution's category.

The Company's and Bank's actual capital amounts and ratios are also presented in the table:


--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                                             TO BE WELL-
                                                                                          CAPITALIZED UNDER
                                                                 FOR CAPITAL              PROMPT CORRECTIVE
                                          ACTUAL             ADEQUACY PURPOSES            ACTION PROVISIONS
                                   --------------------    -----------------------     -----------------------
                                   AMOUNT      RATIO        AMOUNT         RATIO          AMOUNT      RATIO
                                   ---------  ---------    ----------     --------     ----------    ---------
                                        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)
AS OF DECEMBER 31, 1998:

Total Risk-Based Capital:
  California Independent Bancorp    $26,660    10.38%      > $20,540      > 8.00%      > $25,675     > 10.00%
                                                           -              -            -             -
  Feather River State Bank          $26,502    10.33%      > $20,528      > 8.00%      > $25,660     > 10.00%
                                                           -              -            -             -

Tier I Risk-Based Capital:
  California Independent Bancorp    $23,416     9.12%      > $10,270      > 4.00%      > $15,405     > 6.00%
                                                           -              -            -             -
  Feather River State Bank          $23,260     9.06%      > $10,264      > 4.00%      > $15,396     > 6.00%
                                                           -              -            -             -
Tier I Leverage Ratio:
  California Independent Bancorp    $23,416     8.20%      > $11,427      > 4.00%      > $14,284     > 5.00%
                                                           -              -            -             -
  Feather River State Bank          $23,260     8.14%      > $11,419      > 4.00%      > $14,283     > 5.00%
                                                           -              -            -             -

AS OF DECEMBER 31, 1997:

Total Risk-Based Capital:
  California Independent Bancorp    $24,124    10.25%      > $18,826      > 8.00%      > $23,533     > 10.00%
                                                           -              -            -             -
  Feather River State Bank          $24,006    10.23%      > $18,780      > 8.00%      > $23,475     > 10.00%
                                                           -              -            -             -

Tier I Risk-Based Capital:
  California Independent Bancorp    $21,151     8.99%     >  $ 9,413      > 4.00%      > $14,120     > 6.00%
                                                          -               -            -             -
  Feather River State Bank          $21,040     8.96%     >  $ 9,390      > 4.00%      > $14,085     > 6.00%
                                                          -               -            -             -

Tier I Leverage Ratio:
  California Independent Bancorp    $21,151     7.43%     > $11,384       > 4.00%      > $14,230     > 5.00%
                                                          -               -            -             -
  Feather River State Bank          $21,040     7.40%     > $11,377       > 4.00%      > $14,221     > 5.00%
                                                          -               -            -             -

--------------------------------------------------------------------------------------------------------------

(17) FUTURE FINANCIAL ACCOUNTING STANDARDS:

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt this statement on January 1, 1999, and does not expect that it will have a material impact on its financial position or results of operations.

In October 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which is effective for the first quarter beginning after December 15, 1998. This statement amends Statement of Financial Accounting Standards No. 65 "Accounting for Certain Mortgage Banking Activities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Company will adopt this statement on January 1, 1999, and does not expect that it will have a material impact on its financial position or results of operations.