Form 10-K405, Exhibit 13
period 1999-12-31
CALIFORNIA INDEPENDENT BANCORP
filed 2000-03-30
CIK 948976

                                                              CALIFORNIA
                                                     [LOGO]   INDEPENDENT

                                                              BANCORP

                                                      1999 Annual Report

[GRAPHIC]

                                        Structuring for growth to meet the
                                        challenges of a changing region.

TABLE OF CONTENTS

Stockholder Information ..............................................      2
Financial Highlights .................................................      3
Letter to the Shareholders ...........................................      4
Structuring for Growth to Meet the Challenges of a Changing Region ...      6
Management's Discussion and Analysis .................................      8
Report of Independent Public Accountants .............................     23
Consolidated Financial Statements ....................................     24
Notes to Financial Statements ........................................     28
CIB, FRSB & Subsidiary Directors and Management Team .................     40

CORPORATE PROFILE

California Independent Bancorp ("Company") is structuring for growth to meet the challenges of a changing region. While looking to the future, California Independent Bancorp, the holding company for Feather River State Bank ("Bank"), is positioning the Company for future growth.

Feather River State Bank is a growing community bank that has not only been a financial leader in the communities we have served since 1977, but an integral member of these communities, too. Feather River State Bank's seven retail branches span the Central Sacramento Valley and are located in Yuba, Sutter, Colusa and Yolo counties. In addition to our retail branches, Feather River State Bank boasts a business and consumer lending center as well as agricultural and residential real estate departments. At year-end 1999, Feather River State Bank's assets were $300 million.

Feather River State Bank's professionalism and attention to client needs has contributed to our long-standing relationships and growing reputation as the premier community bank in the Central Sacramento Valley. Responsive, relationship banking with experienced officers and staff is the foundation upon which California Independent Bancorp and Feather River State Bank prepare for the future.

Feather River State Bank's full range of traditional banking products fits the banking needs of business, consumer, commercial, agri-business and real estate customers. The Bank is a member of the Federal Deposit Insurance Corporation, guaranteeing each depositor's accounts are insured up to $100,000.

Feather River State Bank continues to offer alternative investment financial services through Select Advisors, Inc., a registered investment adviser, and Select Capital Corporation, a registered broker/dealer. These alternative investments are not insured by the FDIC, are not Bank deposits or other obligations of the Bank and are not guaranteed by the Bank.

As we look to the future, California Independent Bancorp and Feather River State Bank anticipate a year of growth. It is with great excitement that we embrace the new millennium and the opportunities it will bring to our region. We feel the Company is strategically placed to meet the financial needs of the growing Central California Valley and we have the financial tools to expand our depth into the business, consumer, real estate and agricultural banking arenas, ensuring Feather River State Bank's status as the premier community bank in the region.

STOCKHOLDER INFORMATION

PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded on the NASDAQ National Market under the trading symbol "CIBN." The Company's Common Stock began trading on the NASDAQ National Market on July 31, 1996. Prior to that time, the Company's Common Stock was listed on the NASDAQ Bulletin Board and was the subject of limited trading.

The prices indicated below may not necessarily represent actual transactions.


                   SALE PRICE OF COMMON STOCK

                   --------------------------
QUARTER ENDED 1999         BID      ASK

                           ---      ---
December 31         $   16.00     $   18.00
September 30            18.25         19.00
June 30                 20.38         20.88
March 31                20.25         21.00


QUARTER ENDED 1998         BID      ASK

                           ---      ---
December 31         $   20.00     $   20.12
September 30            22.50         24.50
June 30                 25.00         27.50
March 31                24.50         26.25

CASH DIVIDEND INFORMATION

Cash dividends paid on the Company's Common Stock were $.42 per share for the year ending December 31, 1999, and $.40 per share for the year ending December 31, 1998, adjusted to reflect 5% stock dividends in 1999 and 1998.

The Company has paid cash dividends on its Common Stock since 1980, and has paid thirty-six consecutive quarterly cash dividends since 1991. It is currently the intention of the Board of Directors of California Independent Bancorp to continue the payment of cash dividends on a quarterly basis. However, there is no assurance that cash dividends will be paid in the future, as they are dependent upon the earnings, financial condition, and capital requirements of the Company and its subsidiary, Feather River State Bank, as well as legal and regulatory requirements. As of December 31, 1999, the Company had $1,057,833 available for payment of dividends to its shareholders without any restrictions.

The number of shares issued and outstanding as of December 31, 1999, was 1,904,618. Call your stockbroker or one of our market makers for stock information:

First Union Securities              888-383-3112

Ryan, Beck & Co.                    800-342-2325

First Security Van Kasper           800-652-1747

First Union Securities now offers Dividend Reinvestment Plans. These plans allow conversion of cash dividends into whole or fractional shares of CIBN stock. This service is offered free of fee or commission charges.

SHAREHOLDER INFORMATION

Shareholders wishing more detailed information about California Independent Bancorp may obtain a copy of the Company's Form 10-K, The California Independent Quarterly Newsletter or CIB Stock Marketing Packages upon request from:

California Independent Bancorp
Investor Relations Department
Annette Bertolini
P.O. Box 929002
Yuba City, California 95992
(530) 674-4444

STOCKHOLDER ACCOUNT INFORMATION

If you have questions concerning your stockholder account, please call our transfer agent:

U.S. Stock Transfer Corporation
1745 Gardena Avenue
Glendale, California 91204
(800) 835-8778

ANNUAL MEETING

The annual shareholders' meeting of California Independent Bancorp will be held May 17, 2000, 6:00 P.M., at our Colusa Avenue Branch located at 777 Colusa Avenue in Yuba City.

Financial Highlights

California Independent Bancorp and Subsidiaries for the Years Ended December 31,


                                          1999                 1998               1997               1996               1995
                                      ------------        ------------       ------------        ------------       ------------
Interest Income                       $ 23,279,582        $ 24,799,713       $ 23,386,677        $ 20,574,110       $ 19,002,834
Interest Expense                         8,573,383           8,830,774          9,288,694           7,448,898          6,316,594
                                      ------------        ------------       ------------        ------------       ------------
Net Interest Income                   $ 14,706,199        $ 15,968,939       $ 14,097,983        $ 13,125,212       $ 12,686,240
Provision for Loan Losses                1,000,000           2,246,145          6,153,000             385,000            875,000
                                      ------------        ------------       ------------        ------------       ------------
Net Interest Income After
  Provision for Loan Losses           $ 13,706,199        $ 13,722,794       $  7,944,983        $ 12,740,212       $ 11,811,240
Noninterest Income                       2,564,447           3,454,179          3,142,139           2,812,030          2,226,967
Noninterest Expense                     13,810,491          12,850,678         11,900,255           9,981,827          8,936,485
                                      ------------        ------------       ------------        ------------       ------------
Income (Loss) Before Provision
  for Income Taxes                    $  2,460,155        $  4,326,295       $   (813,133)       $  5,570,415       $  5,101,722
Provision (Benefit) for Income Taxes       865,000           1,603,600           (511,350)          2,201,000          2,036,000
                                      ------------        ------------       ------------        ------------       ------------
Net Income (Loss) From Continuing
  Operations                          $  1,595,155        $  2,722,695       $   (301,783)       $  3,369,415       $  3,065,722
                                      ------------        ------------       ------------        ------------       ------------
Loss on Disposal of Subsidiary        $   (713,772)            $     -              $   -                $  -                  -
Income (Loss) on Discontinued
  Operations                              (277,685)            157,781            140,353              31,636                  -
                                      ------------        ------------       ------------        ------------       ------------
Net Income (Loss)                     $    603,698        $  2,880,476       $   (161,430)       $  3,401,051       $  3,065,722
                                      ------------        ------------       ------------        ------------       ------------
                                      ------------        ------------       ------------        ------------       ------------
PER COMMON SHARE DATA
Basic Earnings Per Share From
  Continuing Operations               $       0.88        $       1.54       $      (0.17)       $       1.97       $       1.71
Cash Dividends                        $       0.42        $       0.40       $       0.38        $       0.36       $       0.35
Book Value                            $      12.20        $      12.99       $      11.65        $      12.29       $      10.73
Dividend Payout Ratio                        47.73%              25.97%               n/a               18.27%             20.47%
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING - BASIC               1,821,549           1,763,408          1,738,917           1,707,878          1,796,495
FINANCIAL RATIOS FROM
CONTINUING OPERATIONS
Return on Average Assets                      0.54%               0.95%             (0.11)%              1.51%              1.56%
Return on Average Common
  Shareholders' Equity                        6.70%              11.82%             (1.33)%             16.56%             17.54%
Net Interest Margin                           4.84%               5.40%              4.92%               5.64%              5.45%
Net Charge-Offs to
  Average Loans and Leases, Net               0.14%               0.91%              2.70%               0.16%              0.19%
Allowance for Loan and Lease Loss
  as a Percent of Net Loans and Leases        4.20%               3.33%              3.29%               2.68%              3.05%
Efficiency Ratio                             79.96%              66.16%             69.03%              62.63%             59.92%


              [CHART]               [CHART]              [CHART]

                                    [PHOTO]

(left to right) David Offutt, Chairman of the Board, Larry Hartwig,
President/CEO

MISSION STATEMENT

"To maximize shareholder value, corporate image and reputation in the community on a consistent basis, while creating an environment for our employees to have the opportunity for personal growth and achievement."

                                               We don't want
                                               to be the biggest...
                                               just the best.

LETTER TO THE SHAREHOLDERS:

In 1999, California Independent Bancorp's ("CIB") wholly-owned subsidiary Feather River State Bank ("Bank") completed its 23rd year in business. The last half of 1999 was spent on strategically repositioning CIB and the Bank to gain efficiency, firmly establish a strong credit culture, and develop excellence in our sales and service.

From an operating standpoint, CIB's net income from continuing operations for 1999 was $1,595,155 or $0.88 per share, as compared to $2,722,695 or $1.54 per share for fiscal 1998. CIB's net interest margin remained strong at 4.84% for 1999, compared to 5.40% for 1998. Our allowance for loan and lease losses were $6,770,523 for 1999 versus $6,024,111 for 1998. Our allowance for loan and lease losses as a percentage of total loans was 4.20% and 3.33% for 1999 and 1998, respectively. Also, for the first time, CIB closed the year with total assets in excess of $300 million.

CIB's consolidated capital position remains strong, with all ratios well in excess of regulatory requirements. At December 31, 1999, CIB reported a total risk-based capital ratio of 11.8%, a tier 1 risk-based capital ratio of 10.6%, and a leverage capital ratio of 8.0%.

Our earnings have been held back by the high cost of managing problem loans and higher than normal non-interest expenses. Much work has been done in both areas to align CIB with its peer group competitors. The containment of both these expenses will take more time, but we are well down the road to success in these areas.

As change in our industry accelerates, we are faced with both challenges and opportunities. The primary challenges are associated with the intensely competitive market for full-range banking and financial services. The continuing consolidation of Northern California independent banks offers a major opportunity for CIB to expand its services into new market segments for diversity and into neighboring communities for growth.

During this year, your Board of Directors and Senior Management have carefully evaluated the re-engineering options necessary to assure CIB's future success. In July, the Board of Directors selected a new president and chief executive officer, Larry Hartwig, and the following strategic steps were taken to improve asset quality and operating efficiencies:

- Streamlining the branch delivery system to improve operating efficiency and closing two underperforming loan production offices;

- Reducing non-interest expense, including trimming the equivalent of 16 full-time staff;

- Introducing automated credit scoring technology and new business and consumer products that deliver real value to the customer;

- Intensifying our focus on proactive relationship banking which builds customer loyalty and service satisfaction while enhancing profitability;

- Enhancing the effectiveness of our professional banking staff through training, incentive programs, and a strong emphasis on customer sales and quality service;

- Building a strong, motivated management team through training, focusing on performance comparisons with peer group banks, and gaining momentum in improving credit quality;

- Deciding that "application only" leases do not fit the Bank's future strategy and electing to exit by the orderly closure of EPI Leasing Company; and

- Improving consumer and business products and services to promote diversification of our loan portfolio.

We will continue to strive for improvements in operating efficiencies and expense reductions while focusing on profitable growth in loans, deposits, and revenues. This, along with California's continued bright economic outlook, points toward a good year in 2000.

We will continue to refocus our efforts toward the needs and expectations of our customers and our commitment to relationship banking. Because we know that customers value responsiveness and convenience, we are now setting goals and challenging our bankers to better respond to customer requests. We thrive on differentiating ourselves from big bank competitors through flexible, personal service. We do not want to be the biggest . . . just the best.

We wish to thank all of our shareholders, customers, and employees for their continuing support in helping us build on our strengths as a premier provider of financial services and a leading Northern California community bank. We know that it is energy, commitment, and hard work that will allow us to prosper.

/S/ David A. Offutt

David A. Offutt

CHAIRMAN OF THE BOARD

/S/ Larry Hartwig

Larry Hartwig

PRESIDENT/CEO

             STRUCTURING FOR GROWTH TO MEET THE CHALLENGES OF A CHANGING REGION.

Twenty-three years and still growing, California Independent Bancorp laid the groundwork in 1999 for future growth for Feather River State Bank. Everywhere we look there are new opportunities to satisfy more of our customers' financial needs, to attract new customers and to customize our services to reflect the needs of each customer.

Our Board of Directors and Senior Management have outlined the agenda for diversifying the Company's portfolio. As we move into a sales and service culture, we are laying the foundation for a stronger company. Just as we have for the last 23 years, our focus on providing solutions for our customers and creating value for our shareholders remains steadfast.

During 1999, a dedicated team of employees, officers and directors worked to build a strong foundation for future growth and profitability. In July, Larry D. Hartwig agreed to join the Company and the Bank as president, chief executive officer and director. Mr. Hartwig is a veteran community banker and a strong supporter of relationship banking.

With plans to grow our marketshare in the Northern California region over the next 4 to 5 years, the selection of the president and chief executive officer was critical. Mr. Hartwig fit the profile the Board was looking for in a leader for the Company and Bank. His experience and management skills will direct our future strategy. His employee, stockholder and community dedication will lead us into the next century.

In addition to a new president and CEO, two new directors were added to the Boards of both California Independent Bancorp and Feather River State Bank in 1999. The new directors bring with them energy and vision, as well as solid business backgrounds and outstanding judgement. The new directors were carefully selected for their expertise in the arenas of agriculture and lending. Alfred Montna and John Dowdell are welcome additions to the Boards.

Feather River State Bank crossed a new threshold in 1999 when we celebrated becoming a $300 million dollar bank. As we continue to strive to reach our full potential, we have developed deep roots in the Central Sacramento Valley. These roots are the basis upon which we will branch out and diversify our portfolio.

LOOKING FORWARD TO GROWTH IN BUSINESS BANKING. Feather River State Bank is a community-owned bank. Decisions are made right here in Yuba, Sutter, Colusa and Yolo counties. Because we know the demanding needs of our business community, Feather River State Bank offers full service banking products and services tailored to meet the needs of today's business.

LOOKING FORWARD TO GROWTH IN CONSUMER LENDING. In 1999, we strengthened our Consumer Lending segment of the Bank. Realizing the potential needs that could be met in this area of lending, the Bank became more competitive and streamlined its application process. As we enter the new millennium we look forward to future growth in the Consumer Lending Department.

LOOKING FORWARD TO GROWTH IN AGRICULTURAL LENDING. Feather River State Bank continues to establish strong, solid relationships and continued growth in both agricultural and agricultural real estate lending. Feather River State Bank is proud of its tradition of service to area farmers. By providing financial products to agri-businesses, we assist hundreds of farm families, help fund a critical component of our economy and in turn realize an economic benefit for the Bank and its customers.

LOOKING FORWARD TO GROWTH IN OUR COMMUNITY INVOLVEMENT. Contributions to our communities continue to be the cornerstone of our Bank. The commitment of our employees in promoting Feather River State Bank shows in the thousands of volunteer hours accumulated over the past year. From the Prune Festival and Yuba-Sutter Free Health Fair to the Colusa Livestock Auction and a variety of civic organizations, the employees of the Bank show that banking is not just a 9 to 5 job.

LOOKING FORWARD TO GROWTH IN STOCKHOLDER RELATIONS. Maintaining stockholder trust and confidence as we build growing relationships for the new millennium is top priority for the Company. Many of our shareholders take advantage of the special banking privileges that accompany shareholder status at Feather River State Bank. We encourage all shareholders to develop a banking relationship with the Bank as we continue to enhance shareholder relations.

LOOKING FORWARD TO OUR FUTURE... THE ABC'S OF COMMUNITY BANKING. When looking towards the future, it is hard to overlook the local schools. Feather River State Bank continues to support education by helping to put learning opportunities at the fingertips of local kindergartners. The Bank joined forces with a local school district and the federal government forming a unique partnership to create the "Literacy Academy" for kindergarten and early primary students in the Marysville Joint Unified School District. The School District identified a need for an enhanced reading program that could break down the barriers that hindered children's ability to learn to read. The $2.1 million program was made possible by a zero-interest bond financed by the Bank using the Qualified Zone Academy Bonds. Tax credits are offered in lieu of charging interest to the school district. Feather River State Bank is proud to make this investment in our community.

In 1999, we all became very familiar with the term, Y2K. Feather River State Bank's preparations for the Year 2000 were initiated in 1997 by a dedicated team of employee experts. At the stroke of midnight on January 1, Feather River State Bank welcomed the Year 2000 with uninterrupted service. Feather River State Bank was committed to meeting the Year 2000 challenge, while looking ahead to protect the integrity of our customer's deposits and ensure the safety and soundness of our institution. Throughout 1999 regular public forums were held at the Bank. We also reached out into our service communities, addressing senior citizen groups and non-profit agencies. Educational forums encouraged customers and citizens to make informed decisions regarding how to prepare for the Year 2000. Feather River State Bank collaborated with other public officials to report not only on the Bank's level of preparedness, but the status of public services, utilities and our area hospitals.

The challenge for the future is to utilize existing and new technology to enhance the delivery of our services through our experienced financial service representatives, while reducing costs. Our products and services, customers, shareholders and communities will continue to be our guiding principles as California Independent Bancorp structures for growth to meet the challenges of a changing region.

CIB/MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS

CALIFORNIA INDEPENDENT BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Certain statements in the annual report, Form 10-K and in this Management's Discussion and Analysis of Financial Condition and Results of Operations (excluding statements of fact or historical financial information) involve forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry increases significantly; changes in the interest rate environment reduce margins; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and an increase in the provision for possible loan and lease losses; the loss of key personnel; changes in the regulatory environment; changes in business conditions; volatility of rate sensitive deposits; operational risks including data processing system failures or fraud; asset/liability matching risks and liquidity risks; changes in the securities markets; and the cost and steps necessary to address the residual effects, if any, of Year 2000 issues.

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to California Independent Bancorp and Feather River State Bank's financial condition, operating results, asset and liability management, liquidity and capital resources, and should be read in conjunction with the Consolidated Financial Statements of the Company and its accompanying notes.

SUMMARY OF FINANCIAL RESULTS

California Independent Bancorp (the "Company") through its wholly owned subsidiary, Feather River State Bank (the "Bank") engages in a broad range of financial service activities. The Bank commenced operations in 1977. The Company was formed in 1994 and, after receiving regulatory and shareholder approval, became the holding company for the Bank in May 1995. In October 1996, the Bank acquired E.P.I. Leasing Co., Inc. ("EPI"), and has operated it as a subsidiary.

On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI's affairs. The provision for the loss on discontinued operations reflected in the consolidated statement of operations includes the write-down of the assets of EPI to estimated net realizable values and the estimated costs of disposing of these operations, less the expected tax benefits applicable thereto. The loss associated with the 1999 operation and disposal of EPI is $991,457, net of income tax benefits. This amount includes write-off of the Bank's original investment in its subsidiary and the goodwill associated with it.

This annual report, the Form 10-K, and the following Management's Discussion and Analysis along with the accompanying financial statements, tables and charts have been written to exclude the effects of EPI for the periods stated.

In 1999, the Company recognized a slight increase in total assets of 1.9% from $294,875,041 in 1998 to $300,360,462 at December 31, 1999. Cash and cash equivalents decreased
to $37,887,475 in 1999 from $42,358,060 in 1998, while total investments increased to $86,998,504 at December 31, 1999 from $60,639,334 in 1998. The increase in total investments represents a shifting in the allocation of assets from loans coupled with an increase in deposits. Net loans and leases decreased 11.6% from $174,847,943 in 1998 to $154,550,147 at December 31,
1999. Total deposits rose 1.9% over the same period. The Company's shareholders' equity decreased $566,133 or 2.4% after the effect of the discontinuance of EPI.

During 1999, the Company recognized net income from continuing operations of $1,595,155, a decrease of $1,127,540 over 1998. Net income after disposal and discontinuance of EPI was $603,698 and $2,880,476, for the years ended December 31, 1999 and 1998, respectively. The decline in net income was attributable to several factors including high costs associated with managing problem loans and higher than normal noninterest expenses. Another factor was a decline in noninterest income of $889,732 or 25.8%, primarily the result of a significant reduction in real estate brokered loan fee income during 1999 over 1998. These factors were mitigated by a decrease in the allowance for loan and lease losses. Each of these factors is discussed further in the loan section of this report.

In 1997, the Company suffered an operating loss from continuing operations of $301,783 and a loss of $161,430 net of the discontinued operations of EPI. The decrease, after fourteen consecutive annual increases, was the result of a provision for loan and lease losses of $6,153,000, which was required to recognize the increased risk exposure in a small number of sizable loans in the Bank's portfolio.

Net interest income, the difference in interest earning assets and interest paid on liabilities, declined to $14,706,199 in 1999 from a 1998 net interest income figure of $15,968,939. This 7.9% decrease is primarily attributable to a decline of $8,726,079 in average loan and lease balances, which are the primary sources of the interest earning assets held by the Company. Interest earning assets consist of overnight federal funds sold, investment securities and loans and leases. In total, these assets averaged $263,069,549, $257,864,723 and $243,619,122 in 1999, 1998 and 1997, respectively. Average loans and leases were $181,165,760, $189,891,839 and $173,905,665 in 1999, 1998 and 1997,
respectively, representing a decrease of 4.6% in 1999 over 1998 and a 9.2% increase in 1998 over 1997.

The decrease in interest income on loans in 1999 was partially offset by an increase in interest earned on Investment Securities. Average investment securities in 1999, 1998 and 1997, respectively, were $70,179,271, $57,776,867 and $40,522,132. Interest income on the investment securities for the same periods were $4,062,096, $3,510,629 and $2,588,233, respectively. The increase in average investment securities of $12,402,404 or 21.5% in 1999 was the result of the Company's strategy to apply the liquidity from the decline in loans and leases into securities. The increase in interest income on investments was 15.7% or $551,467 in 1999 over 1998. Interest income on investments rose $922,396 or 35.6% in 1998 over 1997 primarily due to the Company's shifting of funds from lower yielding federal funds to longer-term, higher yielding investments. Net interest income increased in 1998 over 1997 reflecting an increase in the volume of interest earning assets.

Average interest-bearing liabilities, consisting of interest paid on interest-bearing deposits and other borrowed money, increased to $213,732,624 in 1999 from $209,492,335 in 1998, and $198,616,007 in 1997. The average rate paid on interest-bearing liabilities was 4.0%, 4.2% and 4.7%, respectively. The primary component of interest bearing liabilities is interest bearing deposits which stood at $212,975,320, $202,800,415 and $204,706,508 in 1999, 1998 and
1997, respectively.

The Company recognized a decrease of $3,894,572 or 49.2% in average other borrowed money, which consists primarily of borrowings on the Bank's Federal Reserve Bank Seasonal borrowing line. Typically during its peak lending season, the second and third quarters of the year, the Bank borrows on this line. The average balance of other borrowed funds was $4,028,291, $7,922,863 and $621,054, in 1999, 1998 and 1997, respectively. Due to the decline in loan volume the Bank's liquidity position did not require the levels of borrowing in 1999 that it did in 1998. The Company recognized a substantial increase in other borrowed money in 1998 over 1997. The increase in 1998 was due to the Bank's need to borrow funds from its seasonal credit line with the Federal Reserve Bank, in order to fund increased loan demand during peak lending periods.

Average noninterest-bearing demand deposits, consisting primarily of business checking accounts, increased to $54,675,233 in 1999 from $52,364,097 in 1998 and $49,283,416 in 1997. The continued increase in these deposits from 1997 to 1999 reflects the successful marketing efforts of the Bank and the influx of deposits resulting from large financial institution branch consolidations and closings in the Company's market area.

Earnings per share from continuing operations in 1999 were $0.88, a decrease over 1998 earning per share from continuing operations of $1.54. Both years were more than 1997, which stood at a loss from continuing operations of ($0.17) per share. The loss in 1997 was primarily due to the need to provide for and replenish the reserve for loan and lease losses.

The Company paid cash dividends of $0.42 per share in 1999, $0.40 per share in 1998 and $0.38 in 1997. Additionally, the Company provided 5% stock dividends in 1997, 1998 and 1999. Earnings per share have been adjusted retroactively to reflect the stock dividends.

Management believes that the Company has adequate liquidity to meet its needs, such as funding the undisbursed portion of borrower's lines of credit, withdrawals by depositors, managing interest and market rate risk in the event of significant changes in interest rates, and meeting its cash needs.

The following table depicts the Average Balance Sheets for the years ended 1999, 1998 and 1997. This table shows the composition of average earning assets and average interest-bearing liabilities, average yields and rates, and the Company's net interest margin for years 1997 through 1999.


----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEETS

                                                 1999                                        1998
                          ----------------------------------------------   ----------------------------------------
                               AVERAGE          YIELD/       INTEREST       AVERAGE         YIELD/      INTEREST
                               BALANCE           RATE         AMOUNT        BALANCE          RATE         AMOUNT

                          ----------------------------------------------   ----------------------------------------
ASSETS

Earning Assets:
  Short-Term Investments:
  Federal Funds Sold         $  11,724,518       5.06%   $     593,197   $  10,196,017       5.26%   $     536,411
---------------------------------------------------------------------------------------------------------------------
Investment Securities:
  Taxable                       66,143,534       5.90%       3,900,332      51,637,291       6.23%       3,219,517
  Non-Taxable                    4,035,737       4.01%         161,764       6,139,576       4.74%         291,112
---------------------------------------------------------------------------------------------------------------------
Total                           70,179,271       5.79%       4,062,096      57,776,867       6.08%       3,510,629

Loans                          181,165,760      10.28%      18,624,289     189,891,839      10.93%      20,752,673
---------------------------------------------------------------------------------------------------------------------
Total Earning Assets           263,069,549       8.85%      23,279,582     257,864,723       9.62%      24,799,713

Allowance for Possible
  Loan and Lease Losses         (6,515,380)                                 (5,622,159)
Non Earning Assets:
  Cash and Due From Banks       17,858,822                                  16,453,103
  Premises and Equipment,
   Net                           7,626,073                                   7,951,201
  Other                         11,949,985                                  10,377,232
  Net Assets From
   Discontinued Operations         434,413                                     420,043
                                   -------                                     -------
Total Non Earning Assets        37,869,293                                  35,201,579
                                ----------                                  ----------
Total Assets                 $ 294,423,462                               $ 287,444,143
                             -------------                               -------------
                             -------------                               -------------

LIABILITIES AND
SHAREHOLDERS' EQUITY

Interest-Bearing Deposits:
 Demand, Savings and
    Money Market             $ 112,541,448       3.09%   $   3,473,386   $ 107,440,206       3.00%   $   3,225,520
  Time Certificates             97,162,885       5.06%       4,917,252      94,129,266       5.50%       5,176,284
  Other Interest-
     Bearing Liabilities         4,028,291       4.54%         182,745       7,922,863       5.41%         428,970
---------------------------------------------------------------------------------------------------------------------
Total                          213,732,624       4.01%       8,573,383     209,492,335       4.22%       8,830,774
---------------------------------------------------------------------------------------------------------------------

Noninterest-Bearing
  Deposits and Other
  Liabilities:
    Demand, Noninterest-
     Bearing                    54,675,233                                  52,364,097
    Other Liabilities            2,203,717                                   2,553,772
                                 ---------                                   ---------
Total                           56,878,950                                  54,917,869
                                ----------                                  ----------
Shareholders' Equity            23,811,888                                  23,033,939
                                ----------                                  ----------
Total Liabilities and
 Shareholders' Equity        $ 294,423,462                               $ 287,444,143
                             -------------                               -------------
                             -------------                               -------------
Net Interest Income                                      $  14,706,199                               $  15,968,939
                                                         -------------                               -------------
                                                         -------------                               -------------
Net Interest Margin                              4.84%                                       5.40%
                                                 ----                                        ----
                                                 ----                                        ----




AVERAGE BALANCE SHEETS

                                                     1997

                                   -------------------------------------
                                     AVERAGE        YIELD/     INTEREST
                                     BALANCE         RATE        AMOUNT

                                   -------------------------------------
ASSETS

Earning Assets:
  Short-Term Investments:
  Federal Funds Sold              $  29,191,325      5.39%   $   1,573,312
---------------------------------------------------------------------------
Investment Securities:
  Taxable                            35,319,174      6.55%       2,313,612
  Non-Taxable                         5,202,958      5.28%         274,620
---------------------------------------------------------------------------
Total                                40,522,132      6.39%       2,588,232

Loans                               173,905,665     11.05%      19,225,133
---------------------------------------------------------------------------
Total Earning Assets                243,619,122      9.60%      23,386,677

Allowance for Possible
  Loan and Lease Losses              (4,137,285)
Non Earning Assets:
  Cash and Due From Banks            16,193,569
  Premises and Equipment,
   Net                                7,860,329
  Other                               9,633,965
  Net Assets From
   Discontinued Operations              228,652
                                        -------
Total Non Earning Assets             33,916,515
                                     ----------
Total Assets                      $ 273,398,352
                                  -------------
                                  -------------

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-Bearing Deposits:
 Demand, Savings and
    Money Market                  $ 104,673,000      3.73%   $   3,904,111
  Time Certificates                  93,321,953      5.74%       5,360,741
  Other Interest-
     Bearing Liabilities                621,054      3.84%          23,842
---------------------------------------------------------------------------
Total                               198,616,007      4.68%       9,288,694
---------------------------------------------------------------------------

Noninterest-Bearing
  Deposits and Other
  Liabilities:
    Demand, Noninterest-
     Bearing                         49,283,416
    Other Liabilities                 2,807,123
                                      ---------
Total                                52,090,539
                                     ----------
Shareholders' Equity                 22,691,806
                                     ----------
Total Liabilities and
 Shareholders' Equity             $ 273,398,352
                                  -------------
                                  -------------
Net Interest Income                                          $  14,097,983
                                                             -------------
                                                             -------------
Net Interest Margin                                  4.92%
                                                     ----
                                                     ----
----------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME

Interest income decreased 6.1% in 1999 to $23,279,582 from $24,799,713 in 1998 and was $23,386,677 in 1997. The yield on interest earning assets was 8.9%, 9.6% and 9.6% in 1999, 1998 and 1997, respectively.

The average interest rate earned on loans was 10.3% in 1999, compared to 10.9% in 1998 and 11.1% in 1997. The Company's loan portfolio closely follows interest rate trends as it is comprised primarily of loans that reprice immediately with changes in the Bank's reference rate. The 0.6% decrease in loan and lease yields from 1998 to 1999 is the result of several factors: increased nonperforming loans and leases (discussed further in the section of this analysis titled nonperforming loans); the requirement to obtain higher quality loans; intense competition in the loan marketplace; and a change in the portfolio's mix with a decreased emphasis on higher yielding agricultural loans replaced with lower yielding real estate and consumer loans.

Average federal funds sold were $11,724,518 in 1999, $10,196,017 in 1998, and $29,191,325 in 1997 representing an increase of 15.0% in 1999 over 1998 and a significant decrease of 65.1% in 1998 over 1997. The decrease in 1998 and 1999 over 1997 was primarily due to the Company's shifting of funds into longer term, higher yielding investments. The yield on federal funds sold was 5.1%, 5.3% and 5.4% at 1999, 1998 and 1997, respectively.

Total interest expense decreased 2.9% to $8,573,383 in 1999 from $8,830,774 in 1998 and decreased 4.9% in 1998 from $9,288,694 in 1997. The decrease in interest expense from 1997 to 1999 is reflective of the Company's decision to adjust rates it pays on deposits to levels consistent with the market it serves, thereby resulting in a lower average interest rate paid on deposits.

CHANGES IN INTEREST RATES AND THE VOLUME OF INTEREST SENSITIVE ASSETS AND LIABILITIES

Changes in the rates earned and paid and the volume of interest-earning assets and interest-bearing liabilities affect the Company's net yield on interest-earning assets. The impact of changes in volume and rate on net interest income in 1999 and 1998 is shown in the following table.

--------------------------------------------------------------------------------------------------------------------------
CHANGES IN VOLUME/RATE
                                               1999 COMPARED TO 1998                          1998 COMPARED TO 1997
                                      --------------------------------------         -------------------------------------
                                       VOLUME           RATE           TOTAL         VOLUME           RATE           TOTAL
                                      -------        --------         ------         ------         -------        -------
                                                                      (DOLLARS IN THOUSANDS)
Federal Funds Sold                   $     80       $     (23)      $     57        $(1,024)         $  (13)       $(1,037)
Investment Securities:
  Taxable                                 904            (223)           681          1,069            (163)           906
  Non-Taxable                            (100)            (29)          (129)            49             (33)            16
Loans                                    (954)         (1,174)        (2,128)         1,766            (238)         1,528
--------------------------------------------------------------------------------------------------------------------------
    Total                            $    (70)        $(1,449)       $(1,519)       $ 1,860           $(447)       $ 1,413
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Demand, Savings and
  Money Market                        $   153       $      95       $    248       $    103           $(782)      $   (679)
Time Certificates                         167            (426)          (259)            46            (230)          (184)
Other                                    (211)            (35)          (246)           280             125            405
--------------------------------------------------------------------------------------------------------------------------
    Total                             $   109        $   (366)      $   (257)      $    429           $(887)      $   (458)
--------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Net
   Interest Income                    $  (179)        $(1,083)       $(1,262)       $ 1,431           $ 440        $ 1,871
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

LOANS

Outstanding total loans averaged $181,165,760 in 1999, as compared to $189,891,839 in 1998 and $173,905,665 in 1997. This represents a decrease of
$8,726,079 or 4.6% in 1999, compared to an increase of $15,986,174 or 9.2% in
1998.

The decrease in average total loans during 1999 is attributable to decreases in three loan categories: commercial loans, leases and agricultural loans. Average commercial loans outstanding decreased 19.5% or $5,000,000 during 1999 while leases decreased 16.7% or $4,900,000 and agricultural loans decreased $2,100,000 or 3.7%. The declines in commercial and agricultural loans realized were due to the collection of certain problem loans and the Bank's enhanced credit standards which resulted in the Bank choosing not to renew certain commercial and agricultural loans during 1999. A reduction in lease financing occurred due to the sale of a lease portfolio and the Bank purchasing fewer leases from its subsidiary EPI.

--------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF LOAN PORTFOLIO
                                                                          DECEMBER 31,
                                       1999                1998              1997               1996              1995
                                   ------------       ------------       ------------      -------------      ------------
Commercial and Agricultural     $ 55,111,154       $ 72,104,377       $ 79,384,520         $ 71,527,482       $ 74,355,093
Real Estate-Construction          30,513,920          53,967,821        23,927,538           29,916,204         18,048,005
Real Estate-Mortgage              46,003,764         28,930,047         28,032,552           28,564,640         28,288,337
Consumer                           2,523,695          2,443,283          1,956,254            2,983,939          2,814,717
Lease Financing                   27,009,815         23,033,956         33,223,586           15,892,783          3,216,140
Other                                158,322            392,570          1,021,665            2,214,574          1,522,174
------------------------------------------------------------------------------------------------------------------------------
Total                           $161,320,670       $180,872,054        $167,546,115        $151,099,622       $128,244,466
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

The Company lends to consumers, small and medium sized businesses and farmers within its market area. The Company's primary market area is Sutter, Yuba, Colusa and Yolo counties and, secondarily Butte, Glenn, Sacramento and Placer counties.

A significant portion of the Company's loan portfolio consists of loans secured by residential, commercial and agricultural real estate.

Real estate mortgages and construction loans, including loans secured by agricultural real estate and commercial real estate, equaled $76,517,684 or 47.4% and $82,897,868 or 29.8% of the total loan portfolio at December 31, 1999 and 1998, respectively. These loans are secured by real estate, and advances are generally limited to 65% to 80% of the appraised value depending on the type of loan.

The Company makes agricultural production loans and other agricultural loans that are secured by crops, crop proceeds and other collateral. These loans are generally at their peak in the third quarter of each year. The Company had $35,645,913 or 22.1% and $50,505,360 or 27.9% of its loan portfolio in agricultural production loans outstanding at December 31, 1999 and 1998, respectively. Approximately 5% of these loans are guaranteed by the Farm Service Agency which is an agency of the U.S. Department of Agriculture.

The Company makes commercial and small business loans (including lines of credit) that are secured by the assets of the business. The Company had $19,465,241 or 12.1% and $21,599,017 or 11.9% of its loan portfolio in commercial and industrial loans outstanding at December 31, 1999 and 1998, respectively.

The Company originates mortgage loans on residential and agricultural properties, which it sells into the secondary market to divest itself of the interest rate risk associated with these mostly fixed-interest rate products. The Company accounts for these loans in accordance with Statement of Financial Accounting Standards No. 125 "Accounting for Transfers of Financial Assets and Extinguishment of Liabilities."

As of December 31, 1999, 1998, and 1997 total loans serviced by the Company were $131,991,682, $146,025,594 and $151,619,000. Total loans sold by the Company were $21,968,279 in 1999, $65,795,347 in 1998 and $66,953,000 in 1997. The
decrease in loans sold during 1999 is a function of lower production in residential and farm mortgage lending and the Company's strategy to retain certain real estate secured loans in its loan portfolio.

The higher interest rates experienced in 1999 severely curtailed mortgage loan demand. As a result, the Company restructured its residential real estate lending department during the fourth quarter of the year. Specifically, the Bank's loan production offices located in Madera and Chico, California were closed and staffing in the Bank's Yuba City Real Estate Department was reduced by half. Real estate lending operations conducted from these loan production offices were consolidated to the Bank's Yuba City Real Estate Department and its Citrus Heights loan production office. In summary, the Bank streamlined its residential lending operations to appropriately reflect the current loan demand.

Restructuring the Bank's residential real estate lending operations was done for two purposes. First, operations were downsized and processes were modified to gain expense efficiencies. The Bank anticipates substantial cost savings as a result of the restructuring beginning in 2000. Secondly, the loan production office closures were completed in an attempt to refocus the Bank's business operations in its core market area. From a geographic perspective, the Company is refocusing its real estate lending activities within the Sacramento Valley. Residential loan activity is now principally conducted from the Bank's Yuba City, Citrus Heights and Woodland locations.

QUALITY OF LOANS

Inherent in the lending function is the fact that loan losses will be experienced and the risk of loss will vary with the type of loan extended and the credit worthiness of the borrower. To reflect the estimated risks of loss associated with its loan portfolio, provisions are made to the Company's Allowance for loan and lease losses ("Allowance"). As an integral part of this process, the Allowance is subject to review and possible adjustment as a result of Management's assessment of risk or through regulatory examinations conducted by governmental agencies.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The Company uses the Allowance method in providing for loan losses. Loan and lease losses are charged against and recoveries are credited to the Allowance. The Allowance at December 31, 1999 was $6,770,523 or 4.2% of total loans outstanding as compared to $6,024,111 or 3.3% of total loans outstanding at December 31, 1998. Management, after a careful analysis supported by a third party loan review, believes that the Allowance at December 31, 1999, was adequate to provide for losses that can be reasonably anticipated.

Additions to the Allowance are made by provisions for loan and lease losses. The provision is charged as an operating expense and is based upon past loan and lease loss experience and estimates of potential losses that, in Management's judgment, deserve current recognition. Management determines the appropriate size of the Allowance based upon specific allocations for classified and impaired loans and leases and a general allocation for other loans based upon the loss experience during the past twelve rolling months for each type of loan. Other factors considered by Management include growth, composition, and overall quality of the loan portfolio, and current economic conditions that may affect the borrower's ability to pay. Actual losses may vary from current estimates. The estimates are reviewed periodically and adjustments, as necessary, are charged to operations in the period they become known.


---------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN ALLOWANCE FOR LOAN AND LEASE LOSSES
                                         1999               1998              1997               1996               1995
                                       --------          ---------         ----------         ----------        ----------
                                                                     (DOLLARS IN THOUSANDS)
Total Loans and Leases Outstanding      $161,321         $180,872           $167,546           $151,100           $128,244
Average Loans and Leases                 181,166          189,892            173,906            148,294            131,893

Balance of Allowance at January 1          6,024            5,514              4,053              3,911              3,288
Charge-Off by Category:
  Commercial and Other                     1,009            2,095              4,311                323                413
  Consumer                                    15               49                 73                  -                 46
  Real Estate                                123              189                335                  4                 96
---------------------------------------------------------------------------------------------------------------------------
  Total                                 $  1,147         $  2,333           $  4,719           $    327           $    555
---------------------------------------------------------------------------------------------------------------------------
Recoveries by Loan Category:
  Commercial and Other                  $    627         $    499           $     19           $     53           $    249
  Consumer                                     -               98                  3                 31                 44
  Real Estate                                267                -                  5                  -                 10
---------------------------------------------------------------------------------------------------------------------------
  Total                                 $    894         $    597           $     27           $     84           $    303
---------------------------------------------------------------------------------------------------------------------------
Net Charge-Offs                         $    253         $  1,736           $  4,692           $    243           $    252
Provision Charged to Expense               1,000            2,246              6,153                385                875
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31                    $  6,771         $  6,024           $  5,514           $  4,053           $  3,911
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Ratios:
Net Charge-Offs
  to Average Loans and Leases               0.14%            0.91%              2.70%              0.16%              0.19%
Allowance as a Percentage of
  Total Loans and Leases                    4.20%            3.33%              3.29%              2.68%              3.05%
---------------------------------------------------------------------------------------------------------------------------

The Company had loan and lease charge-offs of $1,146,903 in 1999, $2,333,268 in 1998 and $4,718,424 in 1997, and net loan charge-offs (which includes recoveries) of $253,588, $1,736,333, and 4,691,484, respectively. These net charge-offs are equal to 0.1%, 0.9%, and 2.7% of average loans for 1999, 1998 and 1997.

The table above includes loan and lease losses sustained during 1999. Losses are divided among three loan categories, "commercial and other" category totaled $1,008,895 or 88.0% of total loan and lease losses, real estate loan losses amounted to $122,933 or 10.7% and consumer loan losses were $15,075 or 1.3%.

The largest category of loss is "commercial and other" which includes subcategories for commercial, agricultural and lease losses. Of these three subcategories, lease losses were $929,406 or 81.0% of total losses and represented the largest category of loss. Until the discontinuance of the operations of EPI, the Company purchased leases from this subsidiary, who originated the leases. Recognizing the inherent risks associated with this activity, the Company maintains higher reserves for this portfolio than it does for its other conventional loan portfolios. To date actual net charge-offs have been higher than anticipated, but remains within established reserves for this portfolio. The Company has made numerous changes to correct the higher than desired charge-off rate for leases.

Commercial and agricultural loan losses at December 31, 1999 were limited to $79,489 or 6.9% of total losses. Recoveries exceeded losses in the commercial and agricultural subcategories and totaled $351,242. This was due to successful recovery of previously charged off-loans in these categories. Real estate loans also experienced $144,209 in net recovery for 1999. Total recoveries for 1999 were $893,315 or 77.9% of the loans and leases charged off during the year.

During 1998, five sizable charged-off loans accounted for 64.3% of the total loan losses ($1,500,000) and one of these five credits accounted for 33.0% of total loan losses ($770,000). The large agricultural loan loss was a livestock loan. The producer experienced severe financial difficulty due to adverse market trends and production problems. The other four loans in this group were all commercial credits. Each of these businesses sustained cash flow difficulties largely due to adverse economic conditions.

During 1997, loan losses were centered in five credit relationships and a group of 22 leases. This group of credits comprised 93.0% of total loan and lease losses. Of the five loans, two were agricultural loans (total charge-off of $1,406,253) and one was a real estate development loan (total charge-off of $343,424). The aggregate lease losses totaled $401,921.


------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE
                                    1999                1998               1997                 1996              1995
                                 CATEGORY TO         CATEGORY TO        CATEGORY TO          CATEGORY TO       CATEGORY TO
                               ----------------    ---------------    ----------------    ----------------    ----------------
                                 $         %         $        %         $         %         $         %         $         %
                               ------    ------    ------   ------    ------    ------    ------    ------    ------    ------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE APPLICABLE TO:
Commercial and Agricultural     $3,642    53.79%   $3,644    60.49%   $3,423    62.07%   $1,918    47.34%   $2,267       57.98%
Real Estate-Construction           417     6.16       925    15.36       897    16.28       802    19.80       550       14.07
Real Estate-Mortgage               542     8.00       610    10.13       392     7.11       766    18.90       863       22.06
Consumer                            48     0.71        32     0.53        31     0.56        80     1.97        86        2.19
Leases                             940    13.88       706    11.72       656    11.89       364     8.97         -        -
Other                            1,182    17.46       107     1.77       115     2.09       123     3.02       145        3.70

--------------------------------------------------------------------------------------------------------------------------------
 Total                          $6,771   100.00%   $6,024   100.00%   $5,514   100.00%   $4,053   100.00%   $3,911      100.00%
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING LOANS:

Loans Accounted for on a
  Nonaccrual Basis              $6,115             $5,644             $7,585             $  846             $  293
Other Loans Contractually
  Past Due 90 Days or More           -                854                328              2,202                 60
                                ------             ------             ------             ------             ------
Total                           $6,115             $6,498             $7,913             $3,048             $  353
                                ------             ------             ------             ------             ------
                                ------             ------             ------             ------             ------
--------------------------------------------------------------------------------------------------------------------------------

The allocation of the Allowance as of the end of the last five fiscal years is summarized in the table above. Any allocation or breakdown in the Allowance lends an appearance of exactness that does not exist. Thus the allocation above should not be interpreted as an indication of expected amounts or categories where charge-offs will occur.

Management believes the total Allowance is adequate as of December 31, 1999. The $1,182,000 amount shown as "Other" consisted of a special Year 2000 allocation of $160,000 for borrowers that could have potentially experienced Year 2000 computer related problems, $133,000 reserved for undisbursed commitments on the combined loan portfolios and $889,000 in unallocated reserves. This unallocated reserve equals 13.1% of the reserve deemed necessary by Management and provides an added margin of safety to the overall portfolio.

Management uses available information to provide for loan and lease loss reserve allocation, however, future additions to the Allowance may be necessary based upon changes in economic conditions and other variables.

NONPERFORMING LOANS

Loans are generally placed on nonaccrual status when they are 90 days past due as to either interest or principal. The Company utilizes an automatic nonaccrual policy for loans and leases that meet these criteria. At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. At the discretion of Management, however, loans that are in the process of renewal in the normal course of business or are well-secured and in the process of collection, may not be placed on nonaccrual status. A nonaccrual loan may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt.

The trend in nonperforming assets has improved slightly over the past year as nonperforming assets decreased from $6,498,000 or 3.6% of the portfolio on December 31, 1998 to $6,115,399 or 3.8% of the portfolio on December 31, 1999. The Company continues to successfully implement its classified asset reduction plan and enhance quality control in the management of the loan portfolio. Improvement was achieved despite poor agricultural results due to weather adversities and oversupply conditions causing lower commodity prices for select segments of the Company's agricultural borrowers. As a result, numerous agricultural borrowers' financial positions continued to deteriorate from the previous years adverse El Nino weather patterns and the Asian economic crisis.

Due to continued adversities in the agricultural portfolio, at December 31, 1999, nonaccrual loans amounted to $6,115,399 or 3.8% of total loans. This reflects a slight increase over December 31, 1998 when nonaccrual loans stood at $5,644,000 or 3.1% of total loans. Nonaccrual loans at December 31, 1999, remained below the $7,585,000 or 4.5% level sustained at December 31, 1997.

The Company's nonaccrual loans as of December 31, 1999 included four agricultural relationships aggregating $5,699,787 or 93.2%, one commercial relationship for $135,177 or 2.2%, and cumulative leases of $71,920 or 1.2% of total nonaccrual loans. Two of the agricultural relationships comprise $5,284,215 or 86.4% of the total nonaccrual loans. The largest agricultural nonaccrual loan represents $2,788,036 or 45.6% of total nonaccrual loans. This borrower was significantly impacted by adverse weather during the 1998 year. The borrower has completed the 1999 operating year and has significantly reduced the balance and is voluntarily liquidating real property collateral to repay this debt. The Company is adequately supported by tangible real property collateral supported by appraisal. The second largest nonaccrual agricultural loan comprises $2,496,179 or 40.8% of total nonaccrual loans. This borrower is currently in bankruptcy and now has a restructure plan confirmed by the bankruptcy court. The Company has previously charged this relationship down to a level that is adequately supported by appraised real property collateral. This borrower has now made two consecutive years, 1998 and 1999, of required payments as agreed.

The Company's nonaccrual assets as of December 31, 1998 included twelve loan relationships and thirteen leases. Seventy percent of these nonaccrual loans were concentrated in two credit relationships. The largest nonaccrual loan was an agricultural loan. Nonaccrual loans to this borrower comprised 46.0% of the Company's total nonaccrual loans as of December 31, 1998. The Company completed a loan restructuring with this debtor that created a plan for orderly debt repayment over a period of years. Twenty-three percent of the Company's nonaccrual loans were extended to a real estate developer. The restructuring plan with this debtor failed and the Company has foreclosed on the collateral. The Company acquired this real property during 1999 and is in the process of liquidating the collateral. Both of these large nonaccrual loans have been partially charged down to a level below the value of the loan collateral.

The Company's nonaccrual assets at December 31, 1997 included twelve loan relationships and ten leases. Ninety-two percent of these nonaccrual loans were concentrated in five credit relationships. The largest nonaccrual loan relationship was an agricultural loan and the second largest was a loan to a real estate developer. Nineteen percent of the Company's December 31, 1997 nonaccrual loans existed in a loan to a livestock producer. This loan was not on the Company's books at December 31, 1998. The remaining balance of the December 31, 1997, nonaccrual loans were distributed among a number of smaller loans and leases. These loans were either in the process of collection or in the process of being restructured.

Loans on accrual status that were past due 90 days or more as to the principal and interest decreased to zero at December 31, 1999 compared to $854,000 at December 31, 1998. Due to the implementation of the Company's automatic nonaccrual policy when a loan's interest or principal is over 90 days past due, there were no loans that were in accrual status that fit this criteria at December 31, 1999. Loans that met these criteria as of December 31, 1997 totaled $328,000. Although the automatic nonaccrual policy was implemented during 1998, the increase experienced between 1997 and 1998 was due to one large loan being modified at the end of the 1998-year. The modification was concluded in January 1999 and the loan was removed from nonaccrual status.

INVESTMENTS

In 1999, the Company's investment portfolio was $86,998,504 or 29.0% of total assets, an increase from $60,639,334 or 20.6% of total assets in 1998, and $57,198,043 or 19.6% of total assets in 1997. At December 31, 1999, 1998 and
1997, federal funds sold were $22,000,000, $12,100,000 and $35,600,000, respectively. Federal funds sold are overnight deposits with other banks. In 1999 and 1998, the increase in investment securities was due in part to the transfer of funds from overnight federal funds sold to longer term investments that yield a higher return. Also the increase was due to deposits growing at a faster pace than loans and the reduction of loan volume due to stricter credit standards.

Under Statement of Financial Accounting Standard No. 115 ("SFAS 115"), investments of a bank in debt and equity securities must be classified in three different categories: "trading," "available-for-sale," and "held-to-maturity," and there are different accounting methods for each category. The Company has classified all of its investment securities as either "available-for-sale" or "held-to-maturity."

SFAS 115 requires that any unrealized gain or loss of the "available-for-sale" category be reported as an adjustment to the Company's shareholders' equity, even though this gain or loss would only be realized if the investment were actually sold. If the investment is in the "held-to-maturity" category, no unrealized gains or losses need be reported.

The following table summarizes the distribution of the Company's investment securities as of December 31, 1999 and 1998.

--------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
                                                                              GROSS             GROSS
                                                         AMORTIZED         UNREALIZED        UNREALIZED            FAIR
                                                           COST               GAINS            LOSSES              VALUE
                                                       -----------        -----------       ------------       -----------
DECEMBER 31, 1999
Available-for-Sale:
  Obligations of U.S. Government Agencies              $52,990,659         $       --       $(1,673,846)       $51,316,813
  Mortgage-Backed Securities                            12,578,147              1,676           (53,110)        12,526,713
  Equity Securities                                      6,976,325                 --                --          6,976,325
--------------------------------------------------------------------------------------------------------------------------
                                                       $72,545,131         $    1,676       $(1,726,956)       $70,819,851
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
  Obligations of States and Political Subdivisions      $3,606,928         $    1,894     $     (27,063)      $  3,581,759
  Debt and Other Securities                             12,571,725               517            (55,754)        12,516,488
--------------------------------------------------------------------------------------------------------------------------
                                                       $16,178,653         $    2,411     $     (82,817)       $16,098,247
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1998
Available-for-Sale:
  Obligations of U.S. Government Agencies              $33,978,884          $  99,533     $     (56,399)       $34,022,018
  Mortgage-Backed Securities                            10,557,206             22,972            (4,416)        10,575,762
  Equity Securities                                      6,935,525                 --                --          6,935,525
--------------------------------------------------------------------------------------------------------------------------
                                                       $51,471,615           $122,505     $     (60,815)       $51,533,305
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
  U.S. Treasury Securities                            $    301,007         $    2,181    $           --       $    303,188
  Obligations of States and Political Subdivisions       4,062,556             41,186              (900)         4,102,842
  Corporate Obligations and Other Securities             4,742,466             59,380            (5,096)         4,796,750
--------------------------------------------------------------------------------------------------------------------------
                                                      $  9,106,029           $102,747    $       (5,996)       $ 9,202,780
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

As of December 31, 1999, the Company's "available-for-sale" category adjustment reflected a net unrealized loss of $948,904 net of taxes, and the approximate market value of the Company's total investment portfolio was $86,998,504, reflecting an unrealized loss of $1,805,686.

As of December 31, 1998, the Company's "available-for-sale" category adjustment reflected a net unrealized gain of $33,930 net of taxes, and the approximate market value of the Company's total investment portfolio was $60,639,334, reflecting an unrealized gain of $158,441.

The Company had investment securities pledged as collateral for certain deposits, typically deposits of government entities and for the Bank's seasonal borrowing line of $33,224,728 and $18,765,780 at December 31, 1999 and 1998,
respectively.

OTHER ASSETS

During 1999, the Company recognized an increase in total other assets. These assets consist primarily of premises and equipment, interest receivable, other real estate owned ("OREO"), cash surrender value of life insurance policies associated with certain executive officers and directors of the Company, taxes and to a smaller extent other miscellaneous assets.

Total other assets of continuing operations increased $4,370,210 to $20,924,336 at December 31, 1999 compared to $16,554,126 in 1998. The two major components of this increase were cash surrender value of insurance policies and OREO.

Cash surrender value of insurance policies stood at $4,648,123 and $2,315,705 at December 31, 1999 and 1998, respectively. The additional $2,332,418 in cash surrender value of insurance policies was associated with the addition of policies for the Company's new CEO and for a director of the Company. These policies have appreciated over the period from December 31, 1998 to 1999.

The other factor associated with the growth in total other assets, was an increase in OREO. OREO consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the Allowance for loan and lease losses. Subsequent declines, if any, in estimated fair value are charged to expense. OREO increased $1,198,623 from the December 31, 1998 balance of $101,014 to $1,299,637 at December 31, 1999. This increase was attributable to four properties that were foreclosed on and brought into OREO for liquidation. Three of the properties acquired were building lots from a real estate development loan and comprise 70.0% of the OREO. The remaining property is a commercial building lot that was provided as additional collateral on a commercial credit arrangement. Values of OREO properties have been discounted for liquidation costs. Liquidation of all properties currently held in OREO is anticipated prior to the 2000 calendar year end.

DEPOSITS

Total deposits at December 31, 1999, 1998 and 1997 were $273,459,118, $268,441,893 and $266,930,858, respectively. These figures represent an increase of $5,017,225 or 1.9% during 1999, and $1,511,035 or 0.6% in 1998 over 1997.
Average total deposits were $264,379,566 in 1999, $253,933,569 in 1998, and
$247,278,369 in 1997.

The Company has been able to attract and retain deposits by providing interest rates on deposits competitive with other financial institutions in its market area. Total deposits consist of interest and noninterest-bearing deposits. The mix of deposits consists of 22.1% noninterest bearing and 77.9% interest-bearing. The mix of interest-bearing deposits consists of 46.1% in time certificates of deposit, 34.6% interest checking and 19.3% in savings and money market accounts. Average time certificates of deposit, the largest portion of interest bearing deposit accounts, increased to $97,162,885 in 1999, from $94,129,266 in 1998, and $93,321,953 in 1997, representing an increase of 3.2%
in 1999 over 1998 and 0.9% in 1998 over 1997.

The remaining maturities of the Company's certificates of deposit, including public time deposits, as of December 31, 1999 and 1998, are indicated in the following table. Interest expense on these certificates of deposit totaled $4,917,252 in 1999 and $5,176,285 in 1998.

--------------------------------------------------------------------------------------------------------------------------
MATURITY OF TIME CERTIFICATES OF DEPOSITS
                                                            DECEMBER 31, 1999                     DECEMBER 31, 1998
                                                   ----------------------------------   ----------------------------------
                                                 $100,000 AND OVER     UNDER $100,000  $100,000 AND OVER    UNDER $100,000
                                                    --------------       ------------    ---------------     -------------
                                                                           (DOLLARS IN THOUSANDS)
Three Months or Less                                       $16,523            $18,945            $15,604           $24,085
Over Three Months Through Twelve Months                     19,121             27,895             14,473            24,529
Over One Year Through Three Years                            5,933              4,919              8,131             3,182
Over Three Years                                             3,279              1,564              4,332             2,489
--------------------------------------------------------------------------------------------------------------------------
Total                                                      $44,856            $53,323            $42,540           $54,285
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES

Total other liabilities of continuing operations for the Company increased to $3,554,363 at December 31, 1999 from $2,632,168 in 1998. Total other liabilities consist of interest payable on interest-bearing liabilities, the Bank's accrued compensation payable and other miscellaneous liabilities. The increase of $922,195 or 35.0% in total other liabilities was primarily the result of treasury tax and loan payments received from the customers of the Bank. The Bank's customers present these payments to the Bank who in turn forwards the funds, on scheduled dates, to the U.S. Treasury. These tax payments increased 133.4% or $538,218 due a substantial growth in the number of customers who make these types of payments through the Bank.

NONINTEREST INCOME

Noninterest income from continuing operations for 1999 was $2,564,447, a decrease of 25.8% over 1998, which stood at $3,454,179. Noninterest income in 1998 was 9.9% greater than the 1997 amount of $3,142,139. The table below sets forth the components of noninterest income for the years indicated:

----------------------------------------------------------------------------------------------
NONINTEREST INCOME
                                                   1999              1998               1997
                                                 -------           --------            ------
                                                            (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts             $   971            $   918             $1,009
Brokered Loan Fees                                  235               1,252             1,028
Other                                              1,358              1,284             1,105
---------------------------------------------------------------------------------------------
Total                                             $2,564             $3,454            $3,142
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

Service charges and fees on deposit accounts, one of the primary components of noninterest income, increased in 1999 to $970,908 or 5.7% over the 1998 amount of $918,118. This rise was primarily the result of the Bank's decision to increase its overdraft fees in keeping with those of other financial institutions in its markets.

Brokered loan fees, another primary source of noninterest income, were $235,768 in 1999. This represents a decrease of $1,016,298 over 1998 which stood at $1,252,066. The 1998 brokered loan fee income represented an increase of 21.7% over 1997. The reduction in brokered loan fee income in 1999 can in part be traced to the Company's decision during the first half of 1999 to hold selected real estate loans in its portfolio instead of selling those loans into secondary markets. The intent of this strategy was to diversify the Company's loan portfolio and benefit from the long-term, higher yielding interest income stream created by the real estate loans, instead of the one-time brokerage fee earned from the loans' sale.

In addition to the implementation of the strategy, income generated from brokered loan fees has been adversely impacted by the closing of two of the Company's real estate loan production offices, the reduction in its real estate lending staff, and a general slowing in the home refinance market which has accompanied the increase in market interest rates.

-------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
                                                  1999              1998               1997
                                                  ----              ----               ----
                                                           (DOLLARS IN THOUSANDS)
Salaries and Benefits                          $ 6,835          $   6,818           $ 6,433
Occupancy                                          746                748               671
Furniture and Equipment                          1,339              1,394             1,264
Other                                            4,890              3,890             3,532
-------------------------------------------------------------------------------------------
Total                                          $13,810            $12,850           $11,900
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------


Noninterest expense from continuing operations increased in 1999 to $13,810,491 or by 7.5% over 1998 results which stood at $12,850,678. The 1998 results reflected an increase of 8.0% over 1997 totals of $11,900,255. Salaries and employee benefits were $6,834,859 in 1999, $6,817,870 in 1998 and $6,432,910 in
1997 representing increases of 0.2% and 6.0% in 1999 and 1998 over their respective preceding year.

During 1998, and continuing into 1999, the Company attempted to centralize services and create additional personnel efficiencies to reduce the growth in staffing expense. The higher interest rates experienced in 1999 severely curtailed mortgage loan demand. As a result, the Company completely restructured its residential real estate lending department during the fourth quarter of 1999 to appropriately reflect the current residential mortgage loan demand. Specifically, the Bank's loan production offices located in Madera and Chico, California, were closed and staffing in the Bank's Real Estate Department was reduced by half. Real estate lending operations conducted from these loan production offices were consolidated into the Bank's Yuba City Real Estate Department and its Citrus Heights loan production office. The substantial savings that resulted from this consolidation were offset partially by the continued restructuring and strengthening of the Bank's loan administration.

Loan administration is considered a critical part of lending operations as this unit is charged with management and oversight of the loan portfolio. The restructuring of this unit has involved reassigning certain loan management duties among existing staff members and hiring additional staff. The Bank has hired a new chief executive officer and an additional senior loan administrator with a strong credit background. The Bank also restructured its salaries to a level competitive with other banks in its operating areas.

The increase of $384,960 in salaries and employee benefits in 1998 over 1997 was due to commissions paid to the Bank's mortgage lending staff. The Bank recognized a substantial volume increase in real estate mortgage refinancing which in turn increased income to the Bank and resulted in an increase in the commissions being paid.

Other noninterest expenses were $4,890,195 in 1999 a substantial increase of 25.7% over 1998's noninterest expenses of $3,890,304. These same expenses amounted to $3,532,094 in 1997. While the Company has attempted to recognize operating efficiencies and control operating expenses, it incurred expenses related to the Year 2000 issues, its 1989 Stock Option Plan, and the retention of a new president and chief executive officer for the Company and Bank. In preparing for the transition into the Year 2000, the Company took precautionary measures to ensure it was technologically sound.

To maintain its commitment to its Year 2000 readiness program, the Company expensed $482,860 in 1999 as compared to $302,000 in 1998.

Another significant increase to noninterest expense in 1999 includes an increase of $294,000 attributed to expenses incurred under the Company's 1989 Stock Option Plan. This increase was due to the exercise of options expiring in 1999. The 1989 Stock Option Plan allows for gross-up bonuses associated with the tax expense incurred by directors and officers when an option is exercised.

Additionally, the Company has incurred expenses of approximately $577,000, which are primarily associated with the hiring of the new president and chief executive officer along with a severance and consulting agreement entered into with the former president and chief executive officer of the

Bank and Company. The entire amount of the contract was expensed in 1999 with equal monthly payments beginning July 1999 and continuing through June 2000. Other contributors were expenses associated with efforts to improve the quality of the loan portfolio and consulting fees associated with the streamlining of operational processes handled by the Bank.

Another component of other noninterest expense is attorney fees. These fees decreased substantially in 1999 to $377,000 or 52.6% over the 1998 expense of $795,000. The 1998 expense reflected an increase of 133.1% over 1997's total of $340,000. The substantial decrease in 1999 over 1998 was associated with continued progress towards the resolution and collection of problem loans and leases. The increase in attorney fees during 1998 was attributed to the escalated legal expenses associated with the collection and resolution of nonperforming loans.

INCOME TAXES

The provision (benefit) for income taxes from continuing operations was $865,000 in 1999, $1,603,600 in 1998 and ($511,350) in 1997. The Company's effective tax rate was 35.2%, 37.1% and (62.9%) for 1999, 1998 and 1997, respectively.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. As interest rates change, interest income and expense also change thereby changing net interest income ("NII"). NII is the primary component of the Company's earnings. If more liabilities reprice than assets in a given period, a liability sensitive position is created. If interest rates decline, a liability sensitive position will benefit net income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on net interest income.

The following table depicts the Company's interest rate sensitivity position as of December 31, 1999.

---------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 1999
                                                                         REPRICING OPPORTUNITY
                                   ----------------------------------------------------------------------------------
                                                      OVER THREE
                                         THREE           MONTHS
                                        MONTHS           THROUGH         1 YEAR-          OVER
                                        OR LESS         12 MONTHS        3 YEARS         3 YEARS            TOTAL
                                      ----------     -------------     -----------     -----------        ---------
                                                                (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSESTS:
Federal Funds Sold                    $  22,000        $      -        $      -         $        -         $ 22,000
Loans                                    81,551           9,941          12,739             57,090           161,321
Investments                              11,257           6,459           3,901             65,382           86,999
---------------------------------------------------------------------------------------------------------------------
  Total Interest-Earning Assets        $114,808        $ 16,400        $ 16,640           $122,472         $270,320
---------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Interest Bearing Demand               $  65,467        $      -        $      -         $        -         $ 65,467
Savings and Money Market Deposits        49,330               -               -                  -           49,330
Time Certificates                        35,468          47,016          10,852              4,843           98,179
---------------------------------------------------------------------------------------------------------------------
  Total Interest-Bearing Liabilities   $150,265         $47,016        $ 10,852         $    4,843         $212,976
Gap                                     (35,457)        (30,616)          5,788            117,629           57,344
---------------------------------------------------------------------------------------------------------------------
Cumulative Gap                         $(35,457)       $(66,073)       $(60,285)        $  (57,344)
---------------------------------------------------------------------------------------------------------------------


Asset and liability management encompasses an analysis of market risk, the control of interest rate risk (interest sensitivity management) and the ongoing maintenance and planning of liquidity and capital. The composition of the Company's statement of condition is planned and monitored by the Asset and Liability Committee ("ALCO"), a committee comprised of the Bank's executive management. The primary tool used by the committee to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations reflecting changes in interest rates over one and two-year time horizons has enabled management to develop and initiate strategies for managing exposure to interest rate risks. The committee believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure.

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The on-going monitoring and management of the risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO. In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change the interest income and expense streams associated with the Company's financial instruments also change thereby impacting NII, the primary component of the Company's earnings. ALCO utilizes the results of the detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes.

The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's balance sheet as well as for off balance sheet financial instruments. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point ("bp") upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1999 as compared to the Bank's policy to limit the one-year NII. The NII shall not exceed 10% of annual projected or annualized NII when using a 200 bp shock over a one-year horizon. Also, when expressing the gap ratio as a percentage risk to net interest margin, it shall not exceed a 10% variance from the projected or annualized NII, expressed as a percentage of average assets.

-----------------------------------------------------------
(Dollars in thousands)      -200bp      Base      +200bp

                         ----------- ---------   ----------
Year 1 NII                $12,939    $13,371     $13,951

NII $ Change              $  (432)         -     $   580

NII % Change                -3.23%         -        4.34%
-----------------------------------------------------------
Policy Limit      10.00%
-----------------------------------------------------------


The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected future operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, repayments on loans, leases and securities, deposit rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

LIQUIDITY

To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities. A Company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short-term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

Historically, during the first two quarters of each year the Bank generally experiences excess liquidity. The Bank's seasonal agricultural loan demand tends to challenge the Bank's liquidity position beginning in the second quarter and continuing into the third quarter of each year. The Bank's liquid assets consist of cash and due from banks, federal funds sold and investment securities with maturities of one year or less. The Company's liquid assets totaled $55,597,534 and $53,068,963 at December 31, 1999 and 1998, respectively. Liquid assets as a percentage of total assets and were 18.5% and 18.0%, respectively as of those dates. Liquidity is also affected by collateral requirements of its public deposits and certain borrowings. Total pledged securities were $33,224,728 at December 31, 1998 and $18,765,780 at December 31, 1997.

The Bank has formal and informal borrowing arrangements with the Federal Reserve Bank to meet unforeseen deposit outflows or seasonal loan funding demands. Additionally, the Bank has established a borrowing line with the Federal Home Loan Bank. The Bank has also entered into an agreement with Lehman Brothers for a standby short-term loan secured by U.S. Government and Agency Obligations in the Bank's investment portfolio, in order to fund any liquidity needs not met by other sources of funding as warranted by loan demand. As of December 31, 1999 and 1998, the Bank had no outstanding balances under these agreements. At December 31, 1999, Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs.

CAPITAL RESOURCES

The Company and the Bank are subject to requirements of the Federal Reserve Board and FDIC, respectively, governing capital adequacy. These guidelines are intended to reflect the degree of risk associated with both on and off balance sheet items. Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, at least half of which must be in Tier 1 Capital.

Federal regulatory agencies have also adopted a minimum leverage ratio of 4.0%, which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

Total shareholders' equity on December 31, 1999, decreased by $566,133 to $23,234,847 over December 31, 1998, total shareholders' equity of $23,800,980. The decrease is attributed to the loss of $991,457 on the disposal and discontinuance of EPI. As can be seen by the following table, the Company and Bank exceeded all regulatory capital ratios on December 31, 1999.

---------------------------------------------------------------------------------------------------------------------------
RISK BASED CAPITAL RATIO AS OF DECEMBER 31, 1999
                                                                     COMPANY                               BANK
                                                          ---------------------------           --------------------------
                                                           AMOUNT               RATIO            AMOUNT              RATIO
                                                          --------             ------           --------           -------
                                                                               (DOLLARS IN THOUSANDS)
Tier 1 Capital                                        $  24,184                10.56%       $  24,058               10.51%
Tier 1 Capital Minimum Requirement                        9,158                 4.00%           9,153                4.00%
--------------------------------------------------------------------------------------------------------------------------
    Excess                                            $  15,026                 6.56%       $  14,905                6.51%
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Total Capital                                            27,046                11.81%          26,918               11.76%
Total Capital Minimum Requirement                        18,316                 8.00%          18,306                8.00%
--------------------------------------------------------------------------------------------------------------------------
    Excess                                            $   8,730                 3.81%      $    8,612                3.76%
-------------------------------------------------------------------------------------------------------------------------
Risk-Adjusted Assets                                   $228,955                              $228,828
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

LEVERAGE CAPITAL RATIO

Tier 1 Capital to Quarterly Average Total Assets      $  24,184                 7.97%        $  24,058               7.94%
Minimum Leverage Requirement                             12,134                 4.00%          12,125                4.00%
--------------------------------------------------------------------------------------------------------------------------
    Excess                                            $  12,050                 3.97%       $  11,933                3.94%
-------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Total Quarterly Average Assets                         $303,345                              $303,133
                                                       --------                              --------
                                                       --------                              --------
--------------------------------------------------------------------------------------------------------------------------


INFLATION

It is Management's opinion that the effects of inflation on the Company's financial statements for the years ended December 31, 1999, 1998 and 1997 are not material.

SUPERVISION AND REGULATION

The Company and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. The Company, as a bank holding company, is subject to regulation and supervision by primarily the Federal Reserve, and the Bank, as a California-chartered commercial bank, is subject to supervision and regulation by primarily the Federal Deposit Insurance Corporation ("FDIC") and the California State Department of Financial Institutions ("DFI"). Federal and California state laws and regulations govern numerous matters involving both entities, including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments. The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. The Company and the Bank also undergo periodic examinations by one or more of these regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss Allowances, and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination. The Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Those and other restrictions limit the manner in which the Company and the

Bank may conduct business and obtain financing. The laws and regulations to which the Company and the Bank are subject can and do change significantly from time to time, and such changes could materially affect the Company's business, financial condition, and operating results.

As a result of the Company's and Bank's disappointing 1998 financial performance and continued concerns regarding the quality of the Bank's loan portfolio, the Bank's Board of Directors passed a resolution to remedy the concerns. The resolution requires the Bank to: have Management acceptable to the FDIC and DFI; continue with the diligent implementation of a previously adopted plan to reduce the level of non-performing and problem loans, continue with the diligent implementation of revised lending and collection policies and procedures; ensure that the Bank maintains an adequate reserve for loan losses; and seek prior approval of the FDIC and DFI before the payment of any cash dividends.

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

In March 2000, the FDIC and DFI completed an examination of the Bank. The final results of this examination have not been reported to the Bank. Management believes that the Bank will continue to operate under the resolution addressing the issues described above, and that the Bank can comply with all regulatory requirements without any material impact on its operations.

CHANGES IN SENIOR MANAGEMENT

To further strengthen senior management of the Bank and Company, Larry D. Hartwig has been appointed, with appropriate regulatory approval, to the positions of President andChief Executive Officer of the Company and Bank. Mr. Hartwig brings to the Company and Bank more than thirty years of experience in the banking industry, having most recently served as President and Chief Executive Officer of SC Bancorp and its wholly-owned subsidiary, Southern California Bank.

SEGMENT REPORTING

On January 1, 1998, the bank adopted the Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for reporting enterprise segments of a company in the footnotes to the financial statements. The Company has no segments that meet the requirements of a reportable segment according to the guidelines set forth in SFAS 131.

YEAR 2000 COMPLIANCE

The "Year 2000 issue" has generally been described as the inability of computer systems, software, and other equipment utilizing microprocessors to distinguish the Year 1900 from the Year 2000. The Year 2000 issues posed significant risks for all businesses, households, and governments and could have resulted in system failures and miscalculations causing disruptions in normal business and governmental operations if action were not taken to fix the problem before the year 2000 arrived.

As a result of the Company's persistent commitment to its Year 2000 compliance efforts, it was able to roll into the new millennium without interruption. The Company will continue to manage its Year 2000 compliance efforts to assure rollover of other key dates in the Year 2000. Additionally, the Bank continues to carry reserves for loan and lease losses that could arise from its borrowers due to Year 2000 issues.

Expenses associated with the Year 2000 compliance efforts amounted to approximately $482,860 in 1999 and $302,000 in 1998.

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of California Independent Bancorp:

We have audited the accompanying consolidated balance sheets of CALIFORNIA INDEPENDENT BANCORP (a California corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Independent Bancorp and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Sacramento, California

February 11, 2000

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1999 AND 1998

------------------------------------------------------------------------------------------------
                                                                     1999              1998
                                                                 -------------      -----------
ASSETS

Cash and Due From Banks                                          $  15,887,475     $  30,258,060
Federal Funds Sold                                                  22,000,000        12,100,000
------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents                                      $  37,887,475     $  42,358,060

Investment Securities Held-to-Maturity                              16,178,653         9,106,029
Investment Securities Available-for-Sale                            70,819,851        51,533,305
------------------------------------------------------------------------------------------------
  Total Investments                                              $  86,998,504     $  60,639,334

Loans and Leases                                                   116,032,691       150,609,296
Loans and Leases Held-for-Sale                                      45,287,979        30,262,758
  Less: Allowance for Loan and Lease Losses                         (6,770,523)       (6,024,111)
------------------------------------------------------------------------------------------------
  Net Loans and Leases                                            $154,550,147      $174,847,943

Premises and Equipment, Net                                          7,342,659         7,757,900
Interest Receivable                                                  3,282,957         2,854,674
Other Real Estate Owned                                              1,299,637           101,014
Cash Surrender Value of Insurance Policies                           4,648,123         2,315,705
Deferred Taxes                                                       3,650,310         2,585,124
Other Assets                                                           324,738           745,035
Income Tax Receivable                                                  375,912           194,674
Net Assets From Discontinued Operations                                      -           475,578
------------------------------------------------------------------------------------------------
  Total Assets                                                    $300,360,462      $294,875,041
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-Bearing                                             $  60,483,798     $  65,641,478
 Interest-Bearing                                                  212,975,320       202,800,415
------------------------------------------------------------------------------------------------
  Total Deposits                                                  $273,459,118      $268,441,893

Interest Payable                                                     1,533,539         1,622,659
Accrued Compensation Payable                                           343,346           227,465
Other Liabilities                                                    1,677,478           782,044
Net Liabilities From Discontinued Operations                           112,134                 -
------------------------------------------------------------------------------------------------
  Total Liabilities                                               $277,125,615      $271,074,061
------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:

  Common Stock, No Par Value- Shares Authorized --
   20,000,000, Shares Issued and Outstanding --
   1,904,618 in 1999 and 1,744,580 in 1998                       $  17,950,525     $  15,612,227
  Retained Earnings                                                  6,233,226         8,194,823
  Debt Guarantee of ESOP                                                     -           (40,000)
  Accumulated Other Comprehensive Income (Loss)                       (948,904)           33,930
------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                    $  23,234,847     $  23,800,980
------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                     $300,360,462      $294,875,041
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------------------------------------
                                                                              1999                 1998               1997
                                                                          ------------        -------------        ------------
INTEREST INCOME

Interest and Fees on Loans and Leases                                     $ 18,624,289         $ 20,752,673        $ 19,225,132
Interest on Investments:
 Taxable Interest Income                                                     3,900,332            3,219,517           2,313,613
 Nontaxable Interest Income                                                    161,764              291,112             274,620
Interest on Federal Funds Sold                                                 593,197              536,411           1,573,312
-------------------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                                     23,279,582           24,799,713          23,386,677
-------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE

Interest on Deposits                                                         8,390,638            8,401,804           9,264,853
Interest on Other Borrowings                                                   182,745              428,970              23,841
-------------------------------------------------------------------------------------------------------------------------------
  Total Interest Expense                                                     8,573,383            8,830,774           9,288,694
-------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                                       14,706,199           15,968,939          14,097,983

PROVISION FOR LOAN AND LEASE LOSSES                                          1,000,000            2,246,145           6,153,000
-------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income After Provision for Loan Losses                       13,706,199           13,722,794           7,944,983
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME

Service Charges on Deposit Accounts                                            970,908              918,118           1,008,691
Brokered Loan Fees                                                             235,768            1,252,066           1,028,550
Other                                                                        1,357,771            1,283,995           1,104,898
-------------------------------------------------------------------------------------------------------------------------------
  Total Noninterest Income                                                   2,564,447            3,454,179           3,142,139
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

Salaries and Employee Benefits                                               6,834,859            6,817,870           6,432,910
Occupancy Expense                                                              746,046              748,445             671,000
Furniture and Equipment Expense                                              1,339,391            1,394,059           1,264,251
Other                                                                        4,890,195            3,890,304           3,532,094
-------------------------------------------------------------------------------------------------------------------------------
  Total Noninterest Expense                                                 13,810,491           12,850,678          11,900,255
-------------------------------------------------------------------------------------------------------------------------------
  Income (Loss) Before Provision (Benefit) for Income Taxes                  2,460,155            4,326,295            (813,133)

PROVISION (BENEFIT) FOR INCOME TAXES                                           865,000            1,603,600            (511,350)
-------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS                                 1,595,155            2,722,695            (301,783)
Loss on Disposal of Subsidiary (Net of Income Tax Benefit
  of $499,094, $0, $0)                                                        (713,772)                   -                   -
Income (Loss) on Discontinued Operations (Net of
  Income Tax Benefit (Provision) of $185,225, ($110,700), ($98,450))          (277,685)             157,781             140,353
-------------------------------------------------------------------------------------------------------------------------------

  NET INCOME (LOSS)                                                       $    603,698         $  2,880,476        $   (161,430)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

PER SHARE AMOUNTS

 Basic Earnings (Loss) Per Share From Continuing Operations               $       0.88         $       1.54        $      (0.17)
-------------------------------------------------------------------------------------------------------------------------------
 Diluted Earnings (Loss) Per Share From Continuing Operations                     0.87                 1.46               (0.17)
-------------------------------------------------------------------------------------------------------------------------------
 Basic Earnings (Loss) Per Share After Disposal and
  Discontinuance of Subsidiary                                                    0.33                 1.63               (0.09)
-------------------------------------------------------------------------------------------------------------------------------
 Diluted Earnings (Loss) Per Share After Disposal and
  Discontinuance of Subsidiary                                                    0.33                 1.55               (0.09)
-------------------------------------------------------------------------------------------------------------------------------
 Cash Dividends Per Common Share                                                  0.42                 0.40                0.38
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         ACCUMULATED
                                                     COMMON STOCK                             DEBT         OTHER
                                                -------------------------     RETAINED      GUARANTEE   COMPREHENSIVE
                                                 SHARES          AMOUNT       EARNINGS       OF ESOP    INCOME (LOSS)      TOTAL
                                                ---------     -----------    -----------    ----------  -------------   ------------
BALANCE DECEMBER 31, 1996                       1,546,032    $ 11,138,650    $11,031,155    $(120,000)   $  (17,816)   $ 22,031,989
Comprehensive Income:
  Net Loss From Continuing Operations                   -               -       (301,783)           -             -        (301,783)
  Net Income From Discontinued Operations               -               -        140,353            -             -         140,353
  Other Comprehensive Income, Net of Tax:
    Net Unrealized Investment Gains                     -               -              -            -             -          62,864
    Less: Reclassification Adjustments for
      Gains (Losses) Included in Net Income             -               -              -            -             -         (46,250)
                                                                                                                       ------------
  Other Comprehensive Income, Net of Tax:               -               -              -            -        16,614          16,614
                                                                                                                       ------------
Comprehensive Income (Loss)                             -               -              -            -             -        (144,816)
                                                                                                                       ------------
                                                                                                                       ------------
5% Stock Dividend With Cash Paid
  in Lieu of Fractional Shares                     77,304       2,203,164     (2,218,649)           -             -         (15,485)
Reduction of ESOP Debt                                  -               -              -       40,000             -          40,000
Options Exercised                                  29,857          41,175              -            -             -          41,175
Shares Surrendered From Exercise of Options        (2,062)        (57,957)             -            -             -         (57,957)
Tax Benefit Arising From Exercise of
  Nonqualified Stock Options and
  Disqualifying Dispositions                            -         312,847              -            -             -         312,847
Cash Dividends                                          -               -       (691,630)           -             -        (691,630)

-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997                       1,651,131    $ 13,637,879    $ 7,959,446    $ (80,000)   $   (1,202)   $ 21,516,123
Comprehensive Income:
  Net Income From Continuing Operations                 -               -      2,722,695            -             -       2,722,695
  Net Income From Discontinued Operations               -               -        157,781            -             -         157,781
  Other Comprehensive Income, Net of Tax:
    Net Unrealized Investment Gains                     -               -              -            -             -          35,132
    Less: Reclassification Adjustments
      for Gains (Losses) Included in Net Income         -               -              -            -             -               -
                                                                                                                       ------------
  Other Comprehensive Income, Net of Tax:               -               -              -            -        35,132          35,132
                                                                                                                       ------------
Comprehensive Income                                    -               -              -            -             -       2,915,608
                                                                                                                       ------------
                                                                                                                       ------------
5% Stock Dividend With Cash Paid
  in Lieu of Fractional Shares                     82,433       1,895,959     (1,908,005)           -             -         (12,046)
Reduction of ESOP Debt                                  -               -              -       40,000             -          40,000
Options Exercised                                  20,190          55,837              -            -             -          55,837
Shares Surrendered From Exercise of Options        (9,174)       (121,307)             -            -             -        (121,307)
Tax Benefit Arising From Exercise of
  Nonqualified Stock Options and
  Disqualifying Dispositions                            -         143,859              -            -             -         143,859
Cash Dividends                                          -               -       (737,094)           -             -        (737,094)

-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                       1,744,580    $ 15,612,227    $ 8,194,823    $ (40,000)   $   33,930    $ 23,800,980
Comprehensive Income:
  Net Income From Continuing Operations                 -               -      1,595,155            -             -       1,595,155
  Loss on Discontinued Operations                       -               -       (277,685)           -             -        (277,685)
  Loss on Disposal of Discontinued Operation            -               -       (713,772)           -             -        (713,772)
  Other Comprehensive Loss, Net of Tax:
    Net Unrealized Investment Losses                    -               -              -            -             -        (982,834)
    Less: Reclassification
     Adjustments for (Losses)
      Included in Net Income                            -               -              -            -             -               -
                                                                                                                       ------------
  Other Comprehensive Loss, Net of Tax:                 -               -              -            -      (982,834)       (982,834)
                                                                                                                       ------------
Comprehensive Income                                    -               -              -            -             -        (379,136)
                                                                                                                       ------------
                                                                                                                       ------------
5% Stock Dividend With Cash Paid
  in Lieu of Fractional Shares                     90,084       1,756,638     (1,766,084)           -             -          (9,446)
Reduction of ESOP Debt                                  -               -              -       40,000             -          40,000
Options Exercised                                 132,482         117,755              -            -             -         117,755
Shares Surrendered From Exercise of Options       (62,528)       (163,580)             -            -             -        (163,580)
Tax Benefit Arising From Exercise
  of Nonqualified Stock Options
  and Disqualifying Dispositions                        -         627,485              -            -             -         627,485
Cash Dividends                                          -               -       (799,211)           -             -        (799,211)

-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999                       1,904,618    $ 17,950,525    $ 6,233,226    $       -    $ (948,904)   $ 23,234,847
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

----------------------------------------------------------------------------------------------------------------------------
                                                                             1999               1998                1997
                                                                         ------------       -------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)                                                        $    603,698       $  2,880,476       $   (161,430)
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization                                             1,055,667          1,132,251            951,209
  Provision for Losses on Other Real Estate Owned                               3,800             54,153             80,389
  Provision for Loan and Lease Losses                                       1,000,000          2,246,145          6,153,000
  Provision for Deferred Taxes                                             (1,065,186)            20,330         (1,067,925)
  Investment Security Losses, Net                                             440,634                  -            (46,250)
  Purchase of Loans and Leases Held-for-Sale                              (16,171,844)       (26,920,053)       (28,445,574)
  Proceeds From Loan and Lease Sales                                       21,968,279         65,795,347         66,953,000
  (Gain) Loss on Sale of Real Estate Properties, Net                                -                  -            (11,363)
  Loss on Disposal of Discontinued Operations                                 713,772                  -                  -
(Increase) Decrease in Assets:
  Interest Receivable                                                        (428,283)          (183,741)          (457,850)
  Deferred Taxes                                                             (361,754)          (608,994)           504,438
  Cash Surrender Value of Insurance Policies                               (2,332,418)          (103,532)          (632,144)
  Income Tax Receivable                                                      (181,238)          (185,676)          (380,350)
  Net Assets From Discontinued Operations                                           -           (157,781)          (140,352)
  Other Assets                                                                782,051          1,060,880          1,274,814
Increase (Decrease) in Liabilities:
  Interest Payable                                                            (89,120)          (191,538)           408,166
  Accrued Compensation Payable                                                115,881            227,465           (170,127)
  Net Liabilities From Discontinued Operations                               (126,060)                 -                  -
  Other Liabilities                                                           935,434           (426,200)            48,545
----------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                            $  6,863,313       $ 45,010,884       $ 44,860,196

CASH FLOWS FROM INVESTING ACTIVITIES

Net Decrease in Loans                                                      20,803,511          3,368,551          7,363,029
Origination of Loans Held-for-Sale                                         (8,807,109)       (57,512,441)       (67,234,000)
Purchase of Securities Held-to-Maturity                                    (9,226,784)        (4,994,679)       (15,440,977)
Purchase of Securities Available-for-Sale                                 (47,981,149)       (39,119,032)       (30,986,075)
Proceeds From Maturity of Securities Held-to-Maturity                       2,174,299         14,993,880         19,538,000
Proceeds From Sales and Maturities of Securities Available-for-Sale        27,250,996         25,713,672          4,417,506
Proceeds From Sales of Other Real Estate Owned                                302,536            968,692            239,569
Purchases of Premises and Equipment                                          (640,426)          (785,331)        (1,712,361)
----------------------------------------------------------------------------------------------------------------------------
    Net Cash Used for Investing Activities                               $(16,124,126)      $(57,366,688)      $(83,815,309)

CASH FLOWS FROM FINANCING ACTIVITIES

Net Increase (Decrease) in Noninterest-Bearing Deposits                    (5,157,680)         4,064,072          6,655,176
Net Increase (Decrease) in Interest-Bearing Deposits                       10,174,905         (1,906,093)        21,931,470
Cash Dividends                                                               (799,211)          (737,094)          (691,630)
Stock Options Exercised                                                       581,660             78,389            296,065
Cash Paid in Lieu of Fractional Shares                                         (9,446)           (12,046)           (15,485)
----------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Financing Activities                            $  4,790,228       $  1,487,228       $ 28,175,596
----------------------------------------------------------------------------------------------------------------------------
    Net Decrease in Cash and Cash Equivalents                            $ (4,470,585)      $(10,868,576)      $(10,779,517)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             $ 42,358,060       $ 53,226,636       $ 64,006,153
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $ 37,887,475       $ 42,358,060       $ 53,226,636

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest                                                                 $  8,662,503       $  9,480,232       $  8,969,709
Income Taxes                                                                  477,434          1,740,000            988,234
----------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.
                                                          CONTINUED ON NEXT PAGE

----------------------------------------------------------------------------------------------------------------------------
                                                                              1999                1998               1997
                                                                          ------------       -------------      ------------
SUPPLEMENTAL DISCLOSURES OF
NONCASH INVESTING AND FINANCING ACTIVITIES

Debt Guarantee of ESOP                                                   $    (40,000)      $    (40,000)     $    (40,000)
Net Unrealized Gain (Loss) on Securities Held as
  Available-for-Sale (Net of Taxes)                                          (982,834)            35,132            16,614
Tax Benefit Arising From Exercise of Nonqualified Stock
   Options and Disqualifying Dispositions                                     627,485            143,859           312,847
Stock Dividends                                                             1,756,638          1,895,959         2,203,164
Increase (Decrease) in Other Real Estate Owned as a Result of Foreclosure   1,504,959           (206,324)          144,510
----------------------------------------------------------------------------------------------------------------------------

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of California Independent Bancorp and Subsidiaries (the Company) conform with generally accepted accounting principles and general practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying financial statements are discussed below.

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the accounts of California Independent Bancorp (CIB) and its wholly-owned subsidiary, Feather River State Bank (the Bank) and its wholly-owned subsidiary, E.P.I. Leasing Company, Inc.
(EPI). Significant intercompany balances and transactions between CIB and the Bank have been eliminated in consolidation.

NATURE OF OPERATIONS-

CIB is a California corporation and the bank holding company for the Bank, located in Yuba City, California. The Bank was incorporated as a California state banking corporation on December 1, 1976, and commenced operations on April 6, 1977. The Company was incorporated on October 28, 1994, and became the holding company for the Bank on May 2, 1995. The Bank engages in a broad range of financial services activities, and its primary market is located in the northern Sacramento Valley, with a total of seven branches. In addition, the Bank operates one loan production office, emphasizing residential mortgage. The primary source of income for the Bank is from lending activities, including commercial, agricultural, real estate and consumer/installment loans and leases.

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

Other securities for which the Bank does not have the positive intent or ability to hold to maturity are classified as "available-for-sale" and are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of shareholders' equity. Fair values are based on quoted market prices or broker or dealer price quotations on a specific identification basis. Certain economic factors could cause the Bank to sell some of these securities prior to maturity. Such factors include significant movements in interest rates and significant changes in liquidity demands. Gains or losses on sale of investment securities are computed using the specific identification method.

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

As of January 1, 1997, the Bank adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishment of Liabilities." This statement requires, under certain circumstances, entities to recognize as a separate asset an amount related to the right to service mortgage loans. The adoption of this statement did not have a material impact on the Company's financial position and results of operations.

SALES AND SERVICING OF SBA LOANS-

The Bank originates loans to customers under the Small Business Administration
(SBA) program that generally provides for SBA guarantees of 70% to 90% of each loan. The Bank generally maintains these loans in its portfolio, but occasionally sells the guaranteed portion of each loan to a third party and retains the unguaranteed portion in its own portfolio. The Bank may be required to refund a portion of the sales premium received, if the borrower defaults or the loan prepays within 90 days of the settlement date. At December 31, 1999, the Bank had received no premiums subject to such recourse. A gain is recognized on the sale of SBA loans through collection on sale of a premium over the adjusted carrying value, through retention of an ongoing rate differential less a normal service fee (excess servicing fee) between the rate paid by the borrower to the buyer and the rate paid by the Bank to the purchaser, or both.

To calculate the gain (or loss) on the sale, the Bank's investment in an SBA loan is allocated among the retained portion of the loan, the excess servicing retained and the sold portion of the loan, based on the relative fair market value of each portion. The gain (or loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan. The excess servicing fees are reflected as an asset that is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed Management's estimates and future expected cash flows are inadequate to cover the unamortized excess servicing asset, additional amortization would be recognized. In its calculation of excess servicing fees, the Bank is required to estimate a "normal" servicing fee. The Bank uses the contractual rate of 100 basis points as its estimate of a normal servicing fee.

ALLOWANCE FOR LOAN AND LEASE LOSSES-

The Allowance for loan and lease losses is maintained at a level considered adequate by Management to provide for losses that can be reasonably anticipated. Accordingly, loan and lease losses are charged to the Allowance for loan and lease losses, and recoveries are credited to it. The provision for loan and lease losses charged to operating expense is based upon past loan loss experience, loan impairment and estimates of potential losses, which in Management's judgment, deserve current recognition. Other factors considered by Management include growth, composition and overall quality of the loan portfolio, reviews of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. This evaluation process requires the use of current estimates that may vary from the ultimate losses experienced in the future. The estimates are reviewed periodically, and adjustments, as they become necessary, are charged to operations in the period in which they become known.

OTHER REAL ESTATE OWNED-

Other real estate owned consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the allowance for loan and lease losses. Subsequent declines, if any, in estimated fair value are charged to expense.

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

STOCK-BASED COMPENSATION-

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. For the years ended December 31, 1999, 1998 and 1997 the Company recognized no compensation expense related to stock options.

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

FINANCIAL ACCOUNTING PRONOUNCEMENTS-

On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income refers to revenues, expenses, gains, and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in the fair value of its available-for-sale investment securities.

On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting enterprise segments of a company in the footnotes to the financial statements. The Company has no segments that meet the requirements of a reportable segment according to the guidelines set forth in SFAS 131.

On January 1, 1999, the Bank adopted the Statement of Financial Accounting Standards No. 134 (SFAS 134), "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement amends Statement of Financial Accounting Standards No. 65 "Accounting for Certain Mortgage Banking Activities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS 134 did not have an impact on the Company's financial statements.

RECLASSIFICATIONS-

Certain reclassifications have been made to amounts previously reported to conform with current presentation methods. Such reclassifications have no effect on net income or shareholders' equity previously reported.

(2) INVESTMENT SECURITIES:

As of December 31, 1999, 1998, and 1997, the Bank's shareholders' equity reflected a net unrealized gain (loss), net of applicable taxes, of $(948,904), $33,930, and $(1,202), respectively.

The amortized cost and approximate fair value of investments in debt securities and other investments at December 31, 1999 and 1998 were as follows:


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
                                                                               GROSS             GROSS
                                                         AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                           COST                GAINS             LOSSES            VALUE
                                                       -----------          ---------          ---------       -----------
DECEMBER 31, 1999
Available-for-Sale:
 Obligations of U.S. Government Agencies               $ 52,990,659      $          -       $ (1,673,846)      $ 51,316,813
 Mortgage-Backed Securities                              12,578,147             1,676            (53,110)        12,526,713
 Equity Securities                                        6,976,325                 -                  -          6,976,325
---------------------------------------------------------------------------------------------------------------------------
                                                       $ 72,545,131      $      1,676       $ (1,726,956)      $ 70,819,851
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
 Obligations of States and Political Subdivisions      $  3,606,928      $      1,894       $    (27,063)      $  3,581,759
 Debt and Other Securities                               12,571,725               517            (55,754)        12,516,488
---------------------------------------------------------------------------------------------------------------------------
                                                       $ 16,178,653      $      2,411       $    (82,817)      $ 16,098,247
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1998
Available-for-Sale:
 Obligations of U.S. Government Agencies               $ 33,978,884      $     99,533       $    (56,399)      $ 34,022,018
 Mortgage-Backed Securities                              10,557,206            22,972             (4,416)        10,575,762
 Equity Securities                                        6,935,525                 -                  -          6,935,525
---------------------------------------------------------------------------------------------------------------------------
                                                       $ 51,471,615      $    122,505       $    (60,815)      $ 51,533,305
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
 U.S. Treasury Securities                              $    301,007      $      2,181       $          -       $    303,188
 Obligations of States and Political Subdivisions         4,062,556            41,186               (900)         4,102,842
 Corporate Obligations and Other Securities               4,742,466            59,380             (5,096)         4,796,750
---------------------------------------------------------------------------------------------------------------------------
                                                       $  9,106,029      $    102,747       $     (5,996)      $  9,202,780
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1999 and 1998. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------------------------------------------------
                                                               HELD-TO-MATURITY                   AVAILABLE-FOR-SALE
                                                       ------------------------------       ------------------------------
                                                        AMORTIZED             FAIR           AMORTIZED             FAIR
                                                          COSTS               VALUE            COSTS               VALUE
                                                       -----------         ----------       ------------       -----------
DECEMBER 31, 1999
Within One Year                                        $10,733,734        $10,727,508        $ 6,976,325       $ 6,976,325
After One But Within Five Years                          5,184,919          5,110,739         47,416,479        46,131,606
After Five But Within Ten Years                            260,000            260,000         18,152,327        17,711,920
--------------------------------------------------------------------------------------------------------------------------
 Total                                                 $16,178,653        $16,098,247        $72,545,131       $70,819,851
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1998
Within One Year                                        $ 1,701,575        $ 1,704,283        $ 9,009,275       $ 9,009,328
After One But Within Five Years                          7,099,454          7,182,822         39,462,340        39,505,777
After Five But Within Ten Years                            305,000            315,675          3,000,000         3,018,200
--------------------------------------------------------------------------------------------------------------------------
 Total                                                 $ 9,106,029        $ 9,202,780        $51,471,615       $51,533,305
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------


Net gains (losses) from sales of "available-for-sale" investment securities during 1999, 1998 and 1997 were $(440,634), $0 and $46,250, respectively.
Gross gains of $14,141, $0 and $46,250 and gross losses of $454,775, $0 and $0 were realized on those sales in 1999, 1998 and 1997, respectively. Investment securities pledged as collateral for certain deposits amounted to $33,224,728 and $18,765,780 at December 31, 1999 and 1998, respectively.

(3) LOANS:

Loans outstanding are summarized as follows:

----------------------------------------------------------------
----------------------------------------------------------------
                                        DECEMBER 31,
                             ----------------------------------
                                 1999                   1998
                             -------------          ------------
Commercial and
 Agricultural                $ 55,111,154           $ 72,104,377
Real Estate Construction       30,513,920             53,967,821
Real Estate Mortgage           46,003,764             28,930,047
Consumer                        2,523,695              2,443,283
Lease Financing                27,009,815             23,033,956
Other                             158,322                392,570
----------------------------------------------------------------
 Totals                      $161,320,670           $180,872,054
----------------------------------------------------------------
----------------------------------------------------------------

----------------------------------------------------------------


Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $6,115,399, and $6,498,000 at December 31, 1999, 1998,
respectively. This represents the total recorded investment in impaired loans. The allowance for loan and lease losses that was allocated to these impaired loans totaled $956,854 and $1,137,457 as of December 31, 1999 and 1998, respectively. For income reporting purposes, impaired loans are placed on a nonaccrual status. This is more fully discussed in Note 1. The average balance of impaired loans during 1999 and 1998 was $5,774,926 and $7,659,329 respectively. Interest income recorded on those loans during 1999, 1998 and 1997 was $212,610, $343,812 and $642,230, respectively. Foregone interest on loans placed on nonaccrual status was $883,268, $1,431,874 and $982,125 for the years ended December 31, 1999, 1998 and 1997, respectively.

Changes in the allowance for loan and lease losses are summarized as follows:


---------------------------------------------------------------
                                  YEARS ENDED DECEMBER 31,
                          -------------------------------------
                              1999         1998         1997
                          ----------    ----------   ---------
Balance,
beginning of Year          $6,024,111   $5,514,299   $4,052,783
Provision                   1,000,000    2,246,145    6,153,000
Loans Charged-Off          (1,146,903)  (2,333,268)  (4,718,424)
Recoveries on Loans
 Previously Charged-Off       893,315      596,935       26,940
---------------------------------------------------------------
Balance, End of Year       $6,770,523   $6,024,111   $5,514,299
---------------------------------------------------------------
---------------------------------------------------------------

---------------------------------------------------------------


(4) PREMISES AND EQUIPMENT:

A summary of premises and equipment follows:

-----------------------------------------------------------------
                                               DECEMBER 31,
                                       --------------------------
                                           1999             1998
                                       -----------     ----------
Land                                  $ 1,432,957      $ 1,432,957
Bank Premises
 and Improvements                       6,026,660        6,015,264
Furniture, Fixtures and Equipment       6,717,304        6,231,161
                                       -----------     -----------
                                      $14,176,921      $13,679,382

Less Accumulated Depreciation
 and Amortization                      (6,834,262)      (5,921,482)
-----------------------------------------------------------------
                                      $ 7,342,659      $ 7,757,900
-----------------------------------------------------------------
-----------------------------------------------------------------

-----------------------------------------------------------------


Depreciation and amortization charged to expense was $1,055,667, $1,132,251, and $975,178 in 1999, 1998 and 1997, respectively.

(5) DEPOSITS:

A summary of deposit balances follows:

--------------------------------------------------------------------
--------------------------------------------------------------------
                                            DECEMBER 31,
                                ------------------------------------
                                     1999                   1998
                                -------------          -------------
Demand                          $  60,483,798          $  65,641,478
Interest-Bearing
 Transaction Accounts              73,762,727             66,012,224
Savings Deposits                   41,033,748             39,963,668
Time Certificates of Deposit       98,178,845             96,824,523
--------------------------------------------------------------------
Total Deposits                   $273,459,118           $268,441,893
--------------------------------------------------------------------
--------------------------------------------------------------------

--------------------------------------------------------------------


Time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $44,856,075 and $42,540,013 at December 31, 1999 and 1998, respectively.

Interest expense on time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $2,192,867, $2,123,535 and $2,186,861 in 1999, 1998 and 1997, respectively.

At December 31, 1999, the scheduled maturities of all time certificates of deposit were as follows:

----------------------------------------------------------
----------------------------------------------------------
                                         DECEMBER 31, 1999
                                         -----------------
Three Months or Less                         $35,468,192
Over Three Through Twelve Months              47,015,836
Over One Through Three Years                  10,851,776
Over Three Years                               4,843,041
----------------------------------------------------------
Total                                        $98,178,845
----------------------------------------------------------
----------------------------------------------------------

----------------------------------------------------------


(6) OTHER NONINTEREST INCOME AND EXPENSE:

The components of other operating income and expense were as follows:

-----------------------------------------------------------
-----------------------------------------------------------
                              YEARS ENDED DECEMBER 31,
                          ---------------------------------
                            1999         1998        1997
                            ----         ----        ----
                                (DOLLARS IN THOUSANDS)
Servicing Fees on Loans   $   553      $   507      $   572
Gains on Sales of Leases       45          192            -
Other                         760          585          533
-----------------------------------------------------------
Total Other
  Noninterest Income       $1,358       $1,284       $1,105
-----------------------------------------------------------
-----------------------------------------------------------
Telephone Expense             320          295          329
Attorney Fees                 377          795          340
Other                       4,193        2,800        2,863
-----------------------------------------------------------
Total Other
  Noninterest Expense      $4,890       $3,890       $3,532
-----------------------------------------------------------
-----------------------------------------------------------

-----------------------------------------------------------

(7) INCOME TAXES:

The provision (benefit) for income taxes consists of the following:

-----------------------------------------------------------
-----------------------------------------------------------
                          YEARS ENDED DECEMBER 31,
                  -----------------------------------------
                     1999           1998            1997
                  ----------     -----------     ---------
Current-
Federal          $ 1,765,746      $1,122,994   $    519,554
State                164,440         460,276         37,021
-----------------------------------------------------------
                 $ 1,930,186      $1,583,270   $    556,575
-----------------------------------------------------------
Deferred-
Federal             (983,263)         69,891       (907,736)
State                (81,923)        (49,561)      (160,189)
-----------------------------------------------------------
                 $(1,065,186)   $     20,330    $(1,067,925)
-----------------------------------------------------------
                    $865,000      $1,603,600   $   (511,350)
-----------------------------------------------------------
-----------------------------------------------------------

-----------------------------------------------------------


The effective tax rate and statutory federal income tax rate are reconciled as follows:

-----------------------------------------------------------
-----------------------------------------------------------
                               YEARS ENDED DECEMBER 31,
                             ------------------------------
                              1999        1998       1997
                             ------      -------    -------
Federal Statutory
 Income Tax Rate              34.0%       34.0%     (34.0)%
State Franchise Taxes,
 Net of Federal Income
 Tax Benefit                   7.2         7.2       (7.2)
Tax-Exempt Interest           (4.0)       (3.0)     (15.5)
Corporate Dividends Received    -         (1.9)     (11.1)
Tax Reserve Adjustment          -            -        6.5
Other                         (2.0)        0.8       (1.6)
-----------------------------------------------------------
                              35.2%       37.1%     (62.9)%
-----------------------------------------------------------
-----------------------------------------------------------

-----------------------------------------------------------

The components of the net deferred tax asset of the Bank, recorded in other assets, as of December 31, 1999 and 1998, were as follows:

-----------------------------------------------------------------
-----------------------------------------------------------------
                                        1999              1998
                                     -----------      -----------
Deferred Tax Assets-
 Loan Losses                          $2,270,139       $2,000,524
 California Franchise Tax                 55,910          166,422
 Other Real Estate Owned                       -           58,383
 Unrealized Loss on
   Available-for-Sale Securities         776,376                -
 Nonaccrual Loans                        748,940          376,629
 Other                                   266,436          231,475
-----------------------------------------------------------------
Total Deferred Tax Assets             $4,117,801       $2,833,433
-----------------------------------------------------------------
Deferred Tax Liabilities-
 Depreciation                        $   197,619      $   220,549
 Accretion                                     -                -
 Unrealized Gain on
   Available-for-Sale Securities               -           27,760
   Stock Dividends                       269,872                -
-----------------------------------------------------------------
Total Deferred Tax Liabilities       $   467,491      $   248,309
-----------------------------------------------------------------
Net Deferred Tax Asset                $3,650,310       $2,585,124
-----------------------------------------------------------------
-----------------------------------------------------------------

-----------------------------------------------------------------

The components of the deferred income tax provisions are summarized as follows:

------------------------------------------------------------------------
------------------------------------------------------------------------
                                        YEARS ENDED DECEMBER 31,
                                ---------------------------------------
                                   1999          1998           1997
                                ---------    -----------     ---------
Provisions for
 Possible Loan Losses         $  (269,615)    $ 508,548     $(1,019,549)
Interest on
 Nonaccrual Loans                (372,311)     (205,772)        157,633
Tax Depreciation Methods          (22,930)      (30,029)         (6,360)
California Franchise Tax          110,512      (136,782)       (175,715)
Other Real Estate Owned            58,383        73,286         (15,228)
Accretion                               -      (100,838)         15,602
Other                            (569,225)      (88,083)        (24,308)
------------------------------------------------------------------------
                              $(1,065,186)    $  20,330     $(1,067,925)
------------------------------------------------------------------------
------------------------------------------------------------------------

------------------------------------------------------------------------


(8) DISCONTINUED OPERATIONS:

On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI's affairs. The loss associated with the 1999 operation and disposal of EPI is $991,457, net of income tax benefit. The loss on disposal of EPI includes the write-down of the assets of EPI to estimated net realizable values, the write-off of the Banks investment in EPI and the goodwill associated with it, and the estimated costs of disposing of these operations.

Summarized balance sheet data for the discontinued operations as of December 31, 1999 is as follows:

-----------------------------------------------------------
-----------------------------------------------------------
ASSETS
Cash and Due From Banks                        $   143,086
Leases                                             292,245
Commercial Loans                                    26,925
Receivables and All Other Assets                   766,808
-----------------------------------------------------------
Total Assets                                    $1,229,064
-----------------------------------------------------------
-----------------------------------------------------------
LIABILITIES
Payables and All Other Liabilities              $1,341,198
Total Liabilities                                1,341,198
-----------------------------------------------------------
Net Liabilities of Discontinued Operations     $   112,134
-----------------------------------------------------------
-----------------------------------------------------------

-----------------------------------------------------------


(9) SHAREHOLDERS' EQUITY:

At December 31, 1999, the Company was authorized to issue 20,000,000 shares of no par common stock. Of this amount, 1,904,618 and 1,744,580 shares of common stock were issued and outstanding at December 31, 1999 and 1998, respectively.

One of the principal sources of cash for the Company will be dividends from its subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Company's regulatory agencies to the lesser of retained earnings or the net income of the Company for its last three fiscal years, less any distributions during such period, subject to capital adequacy requirements. At December 31, 1999, the Company had approximately $1,057,833 available for payments of dividends, which would not require the prior approval of the banking regulators under this limitation.

The Bank adopted SFAS No. 128, "Earnings per Share," effective December 15, 1998. As a result, the Bank's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations:

-----------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,
                                                INCOME (NUMERATOR)                                         PER SHARE AMOUNT
                                   --------------------------------------------                  ---------------------------------
                                   CONTINUING      DISCONTINUED                      SHARES      CONTINUING    DISCONTINUED
Basic Earnings (Loss) Per Share    OPERATIONS       OPERATIONS          NET       (DENOMINATOR)  OPERATIONS     OPERATIONS    NET
                                   ----------       ----------      -----------   -------------  ----------     ----------  -------
1999                               $ 1,595,155     $  (991,457)    $   603,698       1,821,549      $0.88         $(0.54)   $0.33
1998                                 2,722,695         157,781       2,880,476       1,763,408       1.54          0.09      1.63
1997                                  (301,783)        140,353        (161,430)      1,738,917      (0.17)         0.08     (0.09)

Effect of Dilutive Securities-Employee Stock Options
1999                                         -               -               -          19,701          -             -         -
1998                                         -               -               -          99,946          -             -         -
1997                                         -               -               -               -          -             -         -

Diluted Earnings (Loss) Per Share
1999                               $ 1,595,155     $  (991,457)    $   603,698       1,841,250      $0.87         $(0.54)   $0.33
1998                                 2,722,695         157,781       2,880,476       1,863,354       1.46          0.08      1.55
1997                                  (301,783)        140,353        (161,430)      1,738,917      (0.17)         0.08     (0.09)
-----------------------------------------------------------------------------------------------------------------------------------


For the year ended December 31, 1997, employee stock options in the amount of 82,727 were excluded from the computation of diluted earnings (loss) per share, as their effect was antidilutive.

In August 1999, the Board of Directors authorized a five percent stock dividend that was distributed on September 17, 1999. The dividend was declared on August 17, 1999, to holders of record on August 31, 1999. The dividend resulted in the issuance of 90,084 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

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

(10) DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

The estimated fair values of the Bank's financial instruments at December 31, 1999 and 1998 were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1999                    DECEMBER 31, 1998
                                            ---------------------------------     -------------------------------
                                                CARRYING             FAIR            CARRYING            FAIR
                                                 AMOUNT              VALUE            AMOUNT             VALUE
                                            ---------------    --------------    --------------     --------------
FINANCIAL ASSETS:
 Cash and Cash Equivalents                  $  37,887,475      $  37,887,475       $ 42,358,060     $  42,358,060
 Investments                                   86,998,504         86,918,098         60,639,334        60,736,085
 Loans (Net)                                  154,550,147        154,159,581        174,847,943       177,637,438
FINANCIAL LIABILITIES:
 Deposits                                    $273,459,118       $272,994,117       $268,441,893      $268,081,545
 Interest Payable and Other Liabilities         3,554,363          3,554,363          2,632,168         2,632,168
-----------------------------------------------------------------------------------------------------------------

(11)  STOCK OPTIONS:

During 1989, the Bank adopted the Feather River State Bank 1989 Amended and Restated Stock Option Plan. The plan is nonqualified and provides that nonemployee directors and key employees may be granted options to purchase the Company's stock at the fair market value of the shares as determined by the Board of Directors. As of May 1995, all previously granted options to purchase the Bank's stock had been retired and exchanged for options to purchase the Company's stock, on a one-for-one option basis. All granted options must be exercised within the earlier of ten years of the date of grant, or within 30 days of termination of employment, or status as a director. Vesting is determined at the time of grant by the Board of Directors. Current participants vest over five years from date of employment.

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

Federal income tax benefits relating to options exercised under both plans have been credited to shareholders' equity. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized upon issuance of options. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

-----------------------------------------------------------------------------------------------------------------
                                                                1999                  1998                1997
                                                            ----------            -----------          ----------
NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS:             As Reported            $1,595,155             $2,722,695          $(301,783)
                                       Pro Forma               313,074              2,461,329           (560,875)
BASIC EPS:                           As Reported                  0.88                   1.54              (0.17)
                                       Pro Forma                  0.17                   1.40              (0.32)
DILUTED EPS:                         As Reported                  0.87                   1.46              (0.17)
                                       Pro Forma                  0.17                   1.32              (0.32)
-----------------------------------------------------------------------------------------------------------------

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company's two stock option plans at December 31, 1999, 1998 and 1997, and changes during the years then ended is presented in the table and narrative below.

---------------------------------------------------------------------------------------------------------
                                                         1999                 1998                 1997
                                                      ---------             ---------            --------
Outstanding at Beginning of Year                        245,766              223,171              225,813
Granted                                                 248,577               42,638               39,359
Exercised                                              (119,353)             (19,543)             (39,912)
Expired                                                       -                    -               (2,089)
Forfeited                                               (30,533)                (500)                   -
---------------------------------------------------------------------------------------------------------
Outstanding at End of Year                              344,457              245,766              223,171
---------------------------------------------------------------------------------------------------------
Exercisable at End of Year                              282,489              243,561              222,106
Weighted Average Fair Value of Options Granted            $7.48                $9.03                $9.35
---------------------------------------------------------------------------------------------------------


The options outstanding at December 31, 1999 have exercise prices between $6.55 and $28.50 and remaining contractual lives between 0.5 years and 9.75 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: weighted average risk-free interest rates of 5.46, 5.48 and 6.43 percent; weighted average expected dividend yields of 2.05, 1.77 and 1.80 percent. For all three years, the expected life used was seven years and the expected volatility used was 31.3 percent.

(12) PROFIT SHARING PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN:

The Bank formed a 401(k) Qualified Savings Plan (the Plan) effective August 1, 1993. All full-time employees who have reached the age of 21 are eligible to participate beginning on January 1st or July 1st following six months of employment. All eligible employees are 100% vested in their own contributions, which may be any whole percentage of pay between 2% and 15% inclusive. Beginning January 1, 1995, the Bank made annual matching contributions, which were equal to 20% of each employee's elective contributions not exceeding 6% of pay. Contributions are invested with Lincoln National Life Insurance Company under employee directed investment options. The Bank's matching contribution amounted to approximately $ 40,000 in 1999, $40,000 in 1998 and $35,000 in 1997.

The Bank formed an Employee Stock Ownership Plan (the ESOP) effective January 1, 1988. Effective January 1, 1995, the ESOP was amended to recognize CIB and all of its employees as participants. All employees who have completed six months of service and have reached the age of 21 are eligible to participate in the ESOP. The ESOP provides for annual contributions at the discretion of the Board of Directors. The contributions are allocated based on the participants' compensation for the year. Employees vest ratably in the ESOP over six years. The ESOP borrowed $200,000 from a nonprofit corporation to acquire 9,762 shares of CIB common stock in August 1995. The borrowing was payable in five equal annual installments with interest at prime minus 1/2 percent, which rate was 8% at December 31, 1999. The Bank made contributions to the ESOP of approximately $40,000 in each of the years 1999, 1998 and 1997.

(13)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

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

The Bank also issues standby letters of credit, which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in 2000 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

The contract amount of commitments not reflected on the balance sheet at December 31, 1999, were as follows:

----------------------------------------------------------
Loan Commitments                              $ 53,911,995
Standby Letters of Credit                           73,000
----------------------------------------------------------

The Bank is obligated under a number of noncancelable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancelable operating leases as of December 31, 1999 were as follows:

----------------------------------------------
                             Lease Commitments
                             -----------------
2000                                   50,123
2001                                   51,624
2002                                   53,792
2003                                   56,051
2004                                   58,406
Thereafter                             60,859
----------------------------------------------

Rent under operating leases was approximately $179,201, $180,944, and $149,713 in 1999, 1998 and 1997, respectively.

(14)  RELATED PARTY TRANSACTIONS:

The Bank has had loan and deposit transactions and has contracted for services with certain officers and directors and the companies with which they are associated. In the opinion of Management and the Board of Directors, all such loans, commitments to lend, and contracts for services were made under terms that are consistent with the Bank's normal policies. Loan transactions with these officers and directors for the years ended December 31, 1999 and 1998, respectively, were as follows:

-----------------------------------------------------------
                                 1999              1998
                             ------------      ------------
Loan Balances -
 Beginning of Year            $4,375,296        $8,215,744
  Additions                    8,929,977         4,922,154
  Collections                 (7,089,852)        (8,832,602)
                             ------------      ------------
End of Year                   $6,215,421        $4,375,296
                             ------------      ------------
                             ------------      ------------
-----------------------------------------------------------


The Bank had loans outstanding to a director of the Bank and his associates in excess of five percent of shareholders' equity. The total principal balance of the loans to this director was approximately $1,904,450 and $3,298,977 at December 31, 1999 and 1998, respectively.

Remodeling work of branches and offices of the Bank was done by directors of the Bank. The Bank paid approximately $0, $9,711 and $442,168, for this work in 1999, 1998 and 1997, respectively.

(15)  CALIFORNIA INDEPENDENT BANCORP FINANCIAL STATEMENTS (PARENT ONLY):


--------------------------------------------------------------------------------------------------
                                                                             DECEMBER 31,
                                                                             ------------
                                                                         1999               1998
                                                                       --------          ---------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET-

Assets:
 Cash and Due From Banks                                              $      21         $      54
 Investment in Subsidiaries                                              23,109            23,505
 Other Assets                                                               105               102
--------------------------------------------------------------------------------------------------
  Total Assets                                                          $23,235           $23,661
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Shareholders' Equity                                                  $23,235           $23,661
--------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                            $23,235           $23,661
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME-

Administrative Expense                                                 $    127         $      81
Other Expense                                                                96                97
--------------------------------------------------------------------------------------------------
Loss Before Equity in Net Income of Subsidiaries                       $    223          $    178
Equity in Net Income of Subsidiaries:
 Distributed                                                                899               899
 Undistributed                                                             (165)            2,086
Income Tax Benefit                                                           93                73
--------------------------------------------------------------------------------------------------
  Net Income                                                            $   604          $  2,880
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS-
Operating Activities:
 Net Income                                                            $    604          $  2,880
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities-
 Undistributed Equity in Net Income of Subsidiaries                         165            (2,086)
 Deferred Income Taxes                                                        -                 -
 Decrease in Other Operating Assets                                           6                 7
  Net Cash Provided by Operating Activities                                 775               801
Financing Activities:
 Dividends Paid                                                            (808)             (749)
 Net Cash Used in Financing Activities                                     (808)             (749)
 Increase (Decrease) Increase in Cash and Cash Equivalents                  (33)               52
Cash and Cash Equivalents, Beginning of Year                                 54                 2
--------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                $      21         $      54
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------


(16)  QUARTERLY STATEMENTS OF OPERATIONS:

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

---------------------------------------------------------------------------------------------------------------------------
                                                                            1999 QUARTER ENDED (UNAUDITED)
                                                                        -------------------------------------
                                                           MARCH 31           JUNE 30       SEPTEMBER 30        DECEMBER 31
                                                           --------           --------      -------------      ------------
                                                                 (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest Income                                             $5,831            $ 5,733             $5,820            $5,895
Interest Expense                                             2,055              2,039              2,244             2,235
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                          3,776              3,694              3,576             3,660
Provision for Loan and Lease Losses                            550                250                 50               150
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
 Loan and Lease Losses                                       3,226              3,444              3,526             3,510
Noninterest Income                                             646                586                687               645
Noninterest Expense                                          3,110              3,493              3,500             3,707
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                     762                537                713               448
Provision for Income Taxes                                     279                194                254               138
Net Income From Continuing Operations                          483                343                459               310
---------------------------------------------------------------------------------------------------------------------------
Gain (Loss) on Disposal of Subsidiary &
 Discontinued Operations                                         1                 (7)              (63)              (922)
Net Income (Loss)                                          $   484           $    336            $   396           $  (612)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share From Continuing Operations        $  0.28           $   0.19            $  0.25           $  0.16
Diluted Earnings Per Share From Continuing Operations      $  0.27           $   0.19            $  0.25            $ 0.16
---------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding-Basic                1,747,213          1,792,691          1,841,000         1,903,362

                                                                            1998 QUARTER ENDED (UNAUDITED)
                                                                       --------------------------------------
                                                           MARCH 31           JUNE 30        SEPTEMBER 30        DECEMBER 31
                                                           --------           --------       -------------      ------------
                                                                 (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest Income                                             $5,964            $ 6,330             $6,553            $5,953
Interest Expense                                             2,172              2,191              2,368             2,100
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                          3,792              4,139              4,185             3,853
Provision for Loan and Lease Losses                            396                290                754               806
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
 for Loan and Lease Losses                                   3,396              3,849              3,431             3,047
Noninterest Income                                             761                934              1,014               745
Noninterest Expense                                          2,966              3,522              3,390             2,973
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                   1,191              1,261              1,055               819
Provision for Income Taxes                                     438                476                393               297
Net Income From Continuing Operations                          753                785                662               522
---------------------------------------------------------------------------------------------------------------------------
Gain (Loss) on Disposal of Subsidiary &
 Discontinued Operations                                        58                 65                 18                17
Net Income                                                 $   811           $    850            $   680           $   539
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share From Continuing Operations        $  0.43           $   0.45            $  0.38           $  0.29
Diluted Earnings Per Share From Continuing Operations      $  0.41           $   0.43            $  0.36           $  0.27
---------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding-Basic                1,733,688          1,735,796          1,752,835         1,830,090

                                                                            1997 QUARTER ENDED (UNAUDITED)
                                                                       --------------------------------------
                                                           MARCH 31          JUNE 30         SEPTEMBER 30        DECEMBER 31
                                                           --------          --------        -------------      ------------
                                                                 (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest Income                                             $5,471            $ 5,903             $6,162            $5,851
Interest Expense                                             2,210              2,360              2,407             2,312
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                          3,261              3,543              3,755             3,539
Provision for Loan and Lease Losses                             40              3,296                  -             2,817
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
 and Lease Losses                                            3,221                247              3,755               722
Noninterest Income                                             686                703                879               874
Noninterest Expense                                          2,619              2,970              3,150             3,161
---------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                            1,288             (2,020)             1,484            (1,565)
Provision (Benefit) for Income Taxes                           508               (855)               587              (751)
Net Income From Continuing Operations                          780             (1,165)               897              (814)
---------------------------------------------------------------------------------------------------------------------------
Gain (Loss) on Disposal of Subsidiary &
 Discontinued Operations                                        37                (28)                91                41
Net Income (Loss)                                          $   817            $(1,193)           $   988           $  (773)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share From Continuing Operations        $  0.48           $  (0.71)           $  0.54           $ (0.47)
Diluted Earnings Per Share From Continuing Operations      $  0.48            $ (0.71)           $  0.54           $ (0.47)
---------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding-Basic                1,623,334          1,630,448          1,650,073         1,719,598

---------------------------------------------------------------------------------------------------------------------------

(17)  REGULATORY MATTERS:

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital (Total Risk-Based), and Tier 1 capital (Tier 1 Risk-Based) (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (Tier 1 Leverage Ratio) (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based, Tier 1 Leverage Ratios as set forth in the table. There are no conditions or events since that notification that Management believes have changed the institution's category.

The Company's and Bank's actual capital amounts and ratios are also presented in the table:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        TO BE WELL-
                                                                                                     CAPITALIZED UNDER
                                                                         FOR CAPITAL                 PROMPT CORRECTIVE
                                              ACTUAL                  ADEQUACY PURPOSES              ACTION PROVISIONS
                                      -----------------------      ------------------------       ------------------------
                                       AMOUNT         RATIO          AMOUNT           RATIO           AMOUNT            RATIO
                                      --------       -------       ----------        -------         --------          -------
                                                      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)
AS OF DECEMBER 31, 1999:
Total Risk-Based Capital:
 California Independent Bancorp       $27,046          11.81%     > or = 18,316     > or = 8.00%    > or = 22,895    > or = 10.00%
 Feather River State Bank              26,918          11.76%     > or = 18,306     > or = 8.00%    > or = 22,883    > or = 10.00%

Tier I Risk-Based Capital:
 California Independent Bancorp        24,184          10.56%     > or =  9,158     > or = 4.00%    > or = 13,737     > or = 6.00%
 Feather River State Bank              24,058          10.51%     > or =  9,153     > or = 4.00%    > or = 13,730     > or = 6.00%

Tier I Leverage Ratio:
 California Independent Bancorp        24,184           7.97%     > or = 12,134     > or = 4.00%    > or = 15,167     > or = 5.00%
 Feather River State Bank              24,058           7.94%     > or = 12,125     > or = 4.00%    > or = 15,157     > or = 5.00%

AS OF DECEMBER 31, 1998:
Total Risk-Based Capital:
 California Independent Bancorp       $26,660          10.38%     > or = 20,540     > or = 8.00%    > or = 25,675    > or = 10.00%
 Feather River State Bank              26,502          10.33%     > or = 20,528     > or = 8.00%    > or = 25,660    > or = 10.00%

Tier I Risk-Based Capital:
 California Independent Bancorp        23,416           9.12%     > or = 10,270     > or = 4.00%    > or = 15,405     > or = 6.00%
 Feather River State Bank              23,260           9.06%     > or = 10,264     > or = 4.00%    > or = 15,396     > or = 6.00%

Tier I Leverage Ratio:
 California Independent Bancorp        23,416           8.20%     > or = 11,427     > or = 4.00%    > or = 14,284     > or = 5.00%
 Feather River State Bank              23,260           8.15%     > or = 11,419     > or = 4.00%    > or = 14,283     > or = 5.00%
----------------------------------------------------------------------------------------------------------------------------------


(18)  FUTURE FINANCIAL ACCOUNTING STANDARDS:

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt this statement on January 1, 2001 and does not expect that it will have a material impact on its financial position or results of operations.

CALIFORNIA INDEPENDENT BANCORP, FEATHER RIVER STATE BANK AND SUBSIDIARY, DIRECTORS AND MANAGEMENT TEAM

-------------------------------------------------------------------------------
CALIFORNIA INDEPENDENT BANCORP AND FEATHER RIVER STATE BANK DIRECTORS

DAVID A. OFFUTT
CHAIRMAN OF THE BOARD
President, Offutt, Shephard & Haven
Attorney-at-Law

JOHN L. DOWDELL
DIRECTOR
President/CEO, Dowdell Financial Services

HAROLD M. EASTRIDGE
DIRECTOR
President, Trident Investment Corporation
Real Estate Development

WILLIAM H. GILBERT
DIRECTOR
Partner, Gilbert Orchards, Walnut Grower

DONALD H. LIVINGSTONE
DIRECTOR
Teaching Professor, BYU
Marriott School of Business

LARRY D. HARTWIG
PRESIDENT/CHIEF EXECUTIVE OFFICER
California Independent Bancorp
President/Chief Executive Officer
Feather River State Bank

ALFRED G. MONTNA
DIRECTOR
Owner, Montna Farms

WILLIAM K. RETZER
DIRECTOR
Chairman/CEO Examen, Inc.

ROSS D. SCOTT
DIRECTOR
Owner, Scott Center, Physical Therapist

MICHAEL C. WHEELER
DIRECTOR
President and General Manager
Wheeler Chevrolet-Oldsmobile-Cadillac

DIRECTOR EMERITUS
CHARLES M. LEWIS
Vice President, Federal Agricultural Mortgage Corporation (Farmer Mac)

DIRECTOR EMERITUS
DALE L. GREEN
Chief Financial Officer
Dale L. Green, Inc.
Contractor

DIRECTOR EMERITUS
LAWRENCE HARRIS
Walnut Grower
Consulting Civil Engineer

DIRECTOR EMERITUS
LOUIS F. TARKE
Partner, Tarke Brothers & Anderson
Walnut and Rice Grower

-------------------------------------------------------------------------------

CALIFORNIA INDEPENDENT BANCORP MANAGEMENT TEAM

LARRY D. HARTWIG
PRESIDENT/CHIEF EXECUTIVE OFFICER

ANNETTE BERTOLINI
CHIEF FINANCIAL OFFICER

FEATHER RIVER STATE BANK MANAGEMENT TEAM

LARRY D. HARTWIG
PRESIDENT/CHIEF EXECUTIVE OFFICER

KENNETH M. ANDERSON

SENIOR VICE PRESIDENT/DIRECTOR OF MARKETING
AND BRANCH SERVICES

ANNETTE BERTOLINI

SENIOR VICE PRESIDENT/CHIEF FINANCIAL OFFICER

BLAINE C. LAUHON

SENIOR VICE PRESIDENT/CHIEF LENDING OFFICER

DOUGLAS R. MARR

SENIOR VICE PRESIDENT/CHIEF CREDIT OFFICER

DON R. MCDONEL
VICE PRESIDENT/SENIOR LOAN OFFICER

EPI LEASING COMPANY, INC. MANAGEMENT

ROBERT J. LAMPERT
PRESIDENT/CHIEF EXECUTIVE OFFICER

FINANCIAL INFORMATION

Analysts, stockholders and other investors seeking financial information about California Independent Bancorp or any of the subsidiaries should contact:

INVESTOR RELATIONS DEPARTMENT
Annette Bertolini
P.O. Box 929002
Yuba City, California 95992
(530) 674-4444 or 800-258-4334

MEDIA CONTACT
News media seeking general information should contact:

INVESTOR RELATIONS DEPARTMENT
Annette Bertolini
P.O. Box 929002
Yuba City, California 95992
(530) 674-4444 or 800-258-4334

CERTIFIED PUBLIC ACCOUNTANTS/AUDITORS
Arthur Andersen LLP
Sacramento, California

LEGAL COUNSEL
Weintraub, Genshlea & Sproul
Sacramento, California

CALIFORNIA INDEPENDENT BANCORP AND
FEATHER RIVER STATE BANK
BRANCHES AND OFFICES


         YUBA CITY, CA
          1.     BRIDGE STREET BRANCH
                 Agricultural Loan Center &
                 Agricultural Real Estate Center
                 1221 Bridge Street
                 (530) 821-2750

          2.     COLUSA AVENUE BRANCH

                 Business/Consumer Loan Center & Residential Real Estate Center
                 777 Colusa Avenue
[MAP]            (530) 821-2750

          3.     ADMINISTRATIVE OFFICE
                 CIB/FRSB Corporate Headquarters
                 1227 Bridge Street, Suite C
                 (530) 674-4444

         ARBUCKLE, CA
          4.     ARBUCKLE BRANCH
                 540 Amanda Street
                 (530) 476-3281

         COLUSA, CA
          5.     COLUSA BRANCH
                 655 Fremont Street
                 (530) 458-8241

         MARYSVILLE, CA
          6.     MARYSVILLE BRANCH
                 700 E Street
                 (530) 821-2750

         CITRUS HEIGHTS, CA
          7.     REGIONAL LENDING CENTER
                 6929 Sunrise Boulevard, Suite 111
                 (916) 722-2700

         WHEATLAND, CA
          8.     WHEATLAND BRANCH
                 114 D Street
                 (530) 633-3150

         WOODLAND, CA
          9.     WOODLAND BRANCH
                 203 Main Street
                 (530) 661-6400

[LOGO]

[LOGO]


Member FDIC