Form 10-K, Exhibit 13
period 2000-12-31
CALIFORNIA INDEPENDENT BANCORP
filed 2001-04-02
CIK 948976

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13

ANNUAL REPORT 2000

FEATHER RIVER STATE BANK

Table of Contents

Corporate Profile	1
Shareholder Information	2
Financial Highlights	4
Letter to the Shareholders	5
The New Millennium Continues	7
Management's Discussion and Analysis	10
Report of Independent Public Accountants	31
Consolidated Financial Statements	32
Notes to Financial Statements	36
Directors and Management Team	58

Corporate Profile

ENTERING A NEW MILLENNIUM WITH
TRADITIONAL BANKING VALUES.

    "Responsive, relationship banking with experienced officers and staff is the foundation upon which the Company was established and will continue to build upon for the future."

    California Independent Bancorp ("CIB") and its wholly owned subsidiary Feather River State Bank (collectively, the "Company") are structuring for growth to meet the challenges of a changing region and a new millennium. These are exciting times and the Company is approaching the new millennium as it has done every year since its inception, with an eye toward the future.

    Formed in 1994, CIB has as its sole subsidiary, Feather River State Bank (the "Bank"). The Bank was founded in 1976 in response to a growing demand for local banking decisions. The Company is one of Northern California's leading community banks with assets of over $300 million. This Annual Report reflects the consolidated financial status of the Company and outlines its goals and strategies.

    The Bank's 138 employees serve a customer base of approximately 25,000 accounts through seven retail branches, a loan production office, a real estate department and other specialized financial service groups providing a full range of traditional banking products and services to consumers, commercial, agri-business, real estate, and business customers. The Bank is a member of the Federal Deposit Insurance Corporation (the "FDIC"), which insures each depositor's account to the maximum permitted by law.

    The Bank also offers noninsured financial services through its affiliation with London Pacific Securities, Inc., a registered broker/dealer. These alternative investments are not insured by the FDIC, are not Bank deposits or other obligations of the Bank, and are not guaranteed by the Bank.

    The Bank is a growing community bank that has been a financial leader and integral member of the communities it has served for over two decades. During 2000, the Company continued its tradition of providing great community support through the commitment of its employees, who volunteered countless hours for the betterment of their communities. Feather River State Bank's services span the Northern Sacramento Valley and are located primarily in Yuba, Sutter, Colusa, Placer, and Yolo counties.

    The Bank's professionalism and attention to customer needs has contributed to its long-standing relationships and growing reputation as "The" premier community bank in the Northern Sacramento Valley. Responsive, relationship banking with experienced officers and staff is the foundation upon which the Company was established and will continue to build upon for the future.

    It is with great excitement that the organization embraces this new millennium and the opportunities it presents for the region. The Company is strategically positioned to meet the financial needs of the growing Northern Sacramento Valley. First and foremost, the organization is dedicated to sustaining superior customer service and delivering innovative, personalized financial solutions, thereby ensuring that Feather River State Bank will retain its status as the region's premier community bank.

Shareholder Information

Price Range of Common Stock

    The Company's Common Stock is traded on the NASDAQ Stock Market under the trading symbol "CIBN." The Company's Common Stock began trading on the NASDAQ Stock Market on July 31, 1996. Prior to that time, the Company's Common Stock was listed on the NASDAQ Bulletin Board and was the subject of limited trading.

    The following table presents the high and low closing sale prices of the Company's common stock for each quarterly period for the last two years as reported by the NASDAQ Stock Market:

	Range of Stock Prices
2000 Quarters	High	Low
4th	$21.63	$19.00
3rd	22.02	17.86
2nd	24.05	15.24
1st	17.14	12.02
1999 Quarters	High	Low
4th	$17.86	$15.24
3rd	21.32	16.07
2nd	19.05	17.69
1st	21.32	16.33

Cash Dividend Information

    Cash dividends paid on the Company's Common Stock were $0.44 per share for the year ending December 31, 2000, and $0.42 per share for the year ending December 31, 1999.

    The Company has paid cash dividends on its Common Stock since 1980, and has paid consecutive quarterly cash dividends since 1991. It is currently the intention of the Board of Directors of the Company to continue the payment of cash dividends on a quarterly basis. However, there is no assurance that cash dividends will be paid in the future, as such dividends are dependent upon the earnings, financial condition, and capital requirements of the Company and Bank, as well as legal and regulatory requirements. As of December 31, 2000, the Company had $3,786,834 available for payment of dividends to its shareholders.

    The number of shares issued and outstanding as of December 31, 2000, was 2,008,966.

    Call your stockbroker or one of our market makers for stock information:

First Union Securities	(888) 383-3112
Ryan, Beck & Co.	(800) 342-2325
Wells Fargo Van Kasper	(800) 652-1747

    First Union Securities offers Dividend Reinvestment Plans. These plans allow conversion of cash dividends into whole or fractional shares of CIB stock. This service is offered free of fee or commission charges.

Shareholder Information

    Shareholders wishing more detailed information about the Company may obtain a copy of the Company's Form 10-K or Quarterly Newsletter upon request from:

    California Independent Bancorp
    Investor Relations Department
    Robert J. Lampert
    P.O. Box 929002
    Yuba City, CA 95992
    (530) 674-6025
    (800) 258-4334

Stockholder Account Information

    If you have questions concerning your stockholder account, please call our transfer agent:

    U.S. Stock Transfer Corporation
    1745 Gardena Avenue
    Glendale, California 91204
    (800) 835-8778

Annual Meeting

    The annual shareholders' meeting of the Company will be held May 16, 2001, 6:00 P.M., at the Bank's Colusa Avenue Branch located at 777 Colusa Avenue in Yuba City.

Financial Highlights

CALIFORNIA INDEPENDENT BANCORP & SUBSIDIARIES
FOR THE YEARS ENDED DECEMBER 31,

	2000	1999	1998	1997	1996
Interest Income	$23,535,234	$23,279,582	$24,799,713	$23,386,677	$20,574,110
Interest Expense	9,469,856	8,573,383	8,830,774	9,288,694	7,448,898

Net Interest Income	14,065,378	14,706,199	15,968,939	14,097,983	13,125,212
Provision for Loan Losses	200,000	1,000,000	2,246,145	6,153,000	385,000

Net Interest Income After
Provision for Loan Losses	13,865,378	13,706,199	13,722,794	7,944,983	12,740,212
Noninterest Income	2,668,972	2,564,447	3,454,179	3,142,139	2,812,030
Noninterest Expense	12,214,959	13,810,491	12,850,678	11,900,255	9,981,827

Income (Loss) Before Provision for Income Taxes	4,319,391	2,460,155	4,326,295	(813,133)	5,570,415
Provision (Benefit) for Income Taxes	1,643,525	865,000	1,603,600	(511,350)	2,201,000

Net Income (Loss) From Continuing Operations	2,675,866	1,595,155	2,722,695	(301,783)	3,369,415

Loss on Disposal of Subsidiary	$—	$(713,772)	$—	$—	$—
Income (Loss) on Discontinued Operations	44,092	(277,685)	157,781	140,353	31,636

Net Income (Loss)	$2,719,958	$603,698	$2,880,476	$(161,430)	$3,401,051

Per Common Share Data
Basic Earnings Per Share From Continuing Operations	$1.38	$0.88	$1.54	$(0.17)	$1.97
Cash Dividends	$0.44	$0.42	$0.40	$0.38	$0.36
Book Value	$12.83	$12.20	$12.99	$11.65	$12.29
Dividend Payout Ratio	31.88%	47.73%	25.97%	n/a	18.27%
Weighted Average Common Shares Outstanding—Basic	1,936,163	1,821,549	1,763,408	1,738,917	1,707,878
Financial Ratios From Continuing Operations
Return on Average Assets	0.91%	0.54%	0.95%	(0.11)%	1.51%
Return on Average Common
Shareholders' Equity	11.36%	6.70%	11.82%	(1.33)%	16.56%
Net Interest Margin	4.33%	4.84%	5.40%	4.92%	5.64%
Net Charge-Offs to Average Loans and Leases, Net	0.70%	0.14%	0.91%	2.70%	0.16%
Allowance for Loan and Lease Loss as a Percent of Net Loans and Leases	3.20%	4.20%	3.33%	3.29%	2.68%
Efficiency Ratio	73.00%	79.96%	66.16%	69.03%	62.63%

Letter to the Shareholders

[PHOTO]

Caption: (left to right) David Offutt, Chairman of the Board, and Larry Hartwig, President/CEO

    In 2000, California Independent Bancorp's ("CIB") wholly-owned subsidiary Feather River State Bank (collectively, the "Company") completed its 24th year in business. It was clearly an outstanding year for our Shareholders, our Customers, and the Company. The Company made strong strides in improving earnings and enhancing shareholder value.

    Last year was a turnaround year for the Company during which we achieved a number of landmarks significantly strengthening the value of our franchise and market position. Most notably, we completed a strategic restructuring of the branch-banking network, which improved operating efficiencies and provided improved convenience and accessibility for our customers. We also continued to realize the benefits of our strategic investments in technology and in building a strong sales and service culture. Thus, positioning our staff of banking professionals to meet the financial needs of an increasingly sophisticated customer base.

    From an operating standpoint, the Company's net income from continuing operations for 2000 was $2.7 million, generating diluted earnings per share of $1.38, as compared to $1.6 million, or diluted earnings per share of $0.87 for fiscal 1999. With improved asset quality, the Company's net interest margin declined but remained strong at 4.3% for 2000, compared to 4.8% for 1999. Likewise, our allowance for loan and lease losses was $5.7 million at the end of 2000 versus $6.8 million at the end of 1999. Our allowance for loan and lease losses as a percentage of total loans and leases was 3.2% and 4.2% at year end 2000 and 1999, respectively. Also, the Company again closed the year with total assets in excess of $300.0 million.

    The Company's consolidated capital position remains strong, with all ratios well in excess of regulatory requirements. At December 31, 2000, the Company reported a total risk-based capital ratio of 12.8%, a tier 1 risk-based capital ratio of 11.5%, and a leverage capital ratio of 8.5%.

    The Company's financial results for 2000 demonstrate the progress we have made:

  •
  Net earnings increased and we have achieved improved efficiency and loan to deposit ratios.

  •
  Return on average assets improved to 0.9% and return on average equity to 11.4%, representing significant improvements over the results of 1999.

  •
  Balance sheet management techniques were employed to maximize earning assets and ensure improved liquidity and risk management.

  •
  The Company's strongly focused business plan provided end of year total assets of $301.4 million, a balanced deposit base of $267.6 million, and a well diversified loan portfolio of $179.0 million. An improvement over the prior year.

    Our 2000 performance results reflect a strong affirmation of the business strategies we put in place over one year ago. These strategies were primarily centered in three areas:

  •
  First, we have successfully refocused our efforts on the needs and expectations of our customers and our commitment to relationship banking.

  •
  Second, there has been stabilization and noticeable improvement in our asset quality. This was achieved through planned loan type diversification and a 44.2% reduction in problem loans. Year-end loan portfolio levels in general, and particularly real estate, consumer, and commercial loans, are up over the previous year.

  •
  Third, we achieved operating efficiencies while focusing on profitable growth in key markets and through product line expansion. Our plan to open full service branches during 2001 in Lincoln and Roseville, California will further expand our geographic marketplace, while keeping us concentrated in growth markets that we already know.

    Despite a very competitive marketplace, we have entered 2001 with a strengthened foundation and momentum that continues to build. The actions we are taking will leverage our investments in technology to provide customer service responsiveness and excellence. We have challenged our staff with goals to intensify our focus on pro-active relationship banking. This, along with an aggressively targeted marketing program, should allow us to establish an even more solid position in the most promising of our core market segments.

    We believe consistently strong performance results belong only to those with a clear, highly focused, and disciplined strategy which provides sustainable competitive advantages. All the employees of our Company share the same strong commitment to shareholder value and to the process of building a stronger franchise. We are proud of what we have achieved and, with optimism, look forward to even greater achievements in the future.

    We wish to again thank all of our shareholders, customers and employees for their loyalty and support during our transition into a stronger and more competitive financial institution.

                      /s/ DAVID A. OFFUTT
                      David A. Offutt
                       Chairman of the Board

                      /s/ LARRY HARTWIG
                      Larry Hartwig
                       President/CEO

    "We are proud of what we have achieved and, with optimism, look forward to even greater achievements in the future."

THE NEW MILLENNIUM CONTINUES

    "Everyone at Feather River State Bank is committed to delivering not just better service, but measurably superior service."

Our Promise of a Better Brand of Banking

    For over two decades, California Independent Bancorp and Feather River State Bank have left a positive mark on their customers and served communities by delivering a unique brand of banking that sets us apart from our competitors. The Board of Directors, Senior Management, and the Bank's dedicated employees remain fully committed to continuing the Company's strategic agenda of building meaningful, long-term customer relationships while exceeding the needs of our customers through the delivery of innovative and personalized financial solutions. In essence, providing our customers with a banking experience that they will truly find remarkable. We enter the new millennium with this strategy firmly in place as the cornerstone of our foundation for future growth and enhancing shareholder value.

Measurably Superior Service

    First and foremost, everyone at Feather River State Bank is committed to deliver on the principle of consistently providing not just better service, but measurably superior service. Ongoing customer research continues to support the finding that the three most critical elements of superior service are a positive experience when doing business with us, creative solutions to customers' needs, and an attitude of responsiveness from our employees.

    Whether in person or through an automated delivery channel, Feather River State Bank customers have come to consistently expect that their interaction with our company will include a level of friendliness, courtesy, and respect that is too often lost in larger financial institutions. Our customers come to us for expertise and advice, and they expect constructive results, each and every time. Our employees understand their customer's banking requirements and are committed to exploring creative financial services solutions to meet those needs. In short, demonstrating a level of responsiveness that continues to set them apart from other bankers.

Close-to-the-Customer Decisions

    When we revitalized our branch-banking network in 1999, the Senior Leadership Team recognized that the value of each individual branch was historically, and continues to be, based on its strong local identity, reputation for exceptional customer service, and marketplace familiarity. Our ability to provide financial services, shared expertise, and Company resources without disrupting the effectiveness of local branch leadership makes Feather River State Bank unique and has been a priority since our bank was formed in 1976.

    Our branch officers retain local market authority, delivering quick, personal decisions to customers whose financial services needs they understand and appreciate. Throughout the organization, this "close-to-the-customer" decision making process continues to put the individual needs of customers first, enabling local decisions and judgement to drive the growth of the relationship and the ongoing success of the Bank's franchise.

    "California Independent Bancorp and Feather River State Bank's history includes a strong reputation for financial achievement and confidence in the Company's ability to provide value on behalf of its shareholders."

In-Touch Relationship Banking

    Close relationships with our customers remain the cornerstone of the entire Bank network, as employees throughout the organization continue to nurture the one-on-one relationships that provide mutual benefit to our customers and to our company. Complementing this promise of personalized service, the organization continues to place top priority on staying technologically competitive and enhancing its selection of the automated delivery options which provide customers with optimal convenience in accessing and managing their banking relationship.

    Even when it's high-tech, it's high touch at Feather River State Bank, where automated delivery options receive the attention of the service-driven support staff unique to our organization. Additionally, the individual employee's role in customer retention and attraction remains primary, and is sustained and strengthened by our employee stock ownership program. Staff dedication to customer service is also the reason that referrals remain a large source of new customers.

Customer-Driven Product Development & Delivery

    Listening to what our customers have to say about our employees, products, and processes is a critical principle for our organization. The Company is committed to the ongoing market validation programs and front-line participation in decision-making that will enhance the value of our service to the markets we serve.

    The ideas that drive our delivery methods and enhance service levels are based on customer perspective, which we gain from a variety of market research and customer satisfaction tracking programs. Front-line participation in product development and process improvements comes from the employees who know our customers, as we stay focused on delivering the products they need in the ways that serve them best.

Trust & Financial Strength

    California Independent Bancorp and Feather River State Bank's history includes a strong reputation for financial achievement and confidence in the Company's ability to provide value on behalf of its shareholders. Strong earnings and a recognized ability for prudent risk management are an integral part of the way we do business, and ensure our ability to remain independent and continue serving our markets.

    These strong earnings were accomplished in an environment where employees remain alert to opportunities for expense control without negatively impacting customer service. Our entire organization operates in a highly disciplined risk management environment, never sacrificing quality for quantity, which further ensures the safety and soundness of our financial relationships with customers and the investment of our shareholders.

Commitment to Our Communities

    The Bank was founded on the principle of community involvement, which includes heightened levels of economic partnership, community understanding, and volunteerism that continues to distinguish our bank and our employees in our communities. Still today, employees remain generous with their time and economic support of local civic projects and organizations, are widely respected as caring and engaged community volunteers, and are committed to improving the communities in which they work and live. We are grateful to our staff for not only providing high quality customer service, but for the example that their volunteerism sets for the community.

    In summary, for 24 years, a portion of the Company's profits have been returned to the community through loans, charitable contributions, civic participation, employment opportunities, and local purchasing. As the organization moves forward in the new millennium, community involvement will continue to be one of our core values and guiding principles.

Commitment to Growth

    As a leading community business, the Bank understands the demanding needs of our community. Feather River State Bank offers full service banking products and services tailored to meet the needs of today's active individuals and their growing businesses. By helping our consumer and business customers grow, we in turn help our communities prosper. It is this commitment to be involved that makes Feather River State Bank truly a "community bank."

    California Independent Bancorp and Feather River State Bank's mission is to stay committed to being a premier provider of banking services to businesses, individuals and professionals in the communities we serve. In 2001, the Company is planning to add full service banking offices in Lincoln and Roseville to that list of communities.

    The customer and shareholder remain foremost in our vision. We are fully committed to creating economic value for our customer by providing service excellence, and high quality products, delivered through efficient delivery systems at a reasonable cost. By doing this, we expect to maximize shareholder value through consistent earnings, seeking profitable growth and expansion in selected markets, introducing profitable new products, and by employing our capital in the most advantageous manner.

    Our people are the platform for our future success and we are committed to providing all employees with a positive and rewarding work environment which fosters a dynamic culture that rewards integrity, innovation and excellence while promoting an active, supportive role in community service and keeping Feather River State Bank a highly desirable place to work.

    As we look to the future, California Independent Bancorp and Feather River State Bank remain firmly committed to serving the needs of the community, providing customers with a banking experience that they will truly find remarkable, and enhancing shareholder value—in short, delivering a better brand of banking.

    By helping our consumer and business customers grow, we in turn help our communities prosper. It is this commitment to be involved that makes Feather River State Bank truly a "community bank."

Management's Discussion and Analysis

Summary of Financial Results	11
Average Balance Sheets	13
Interest Income	13
Changes in Interest Rates and the Volume of Interest Sensitive Assets and Liabilities	15
Loans and Leases	15
Investments	21
Other Assets	22
Deposits	23
Other Liabilities	23
Noninterest Income	24
Noninterest Expense	24
Income Taxes	25
Risk Management	27
Supervision, Regulation and Additional Information	29

Management's Discussion and Analysis

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2000 and 1999

    Certain statements in the annual report, Form 10-K and in Management's Discussion and Analysis of Financial Condition and Results of Operations (excluding statements of fact or historical financial information) involve forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry increases significantly; changes in the interest rate environment reduce margins; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and an increase in the provision for possible loan and lease losses; the loss of key personnel; change in the regulatory environment; changes in business conditions; volatility of rate sensitive deposits; operational risks including data processing system failures or fraud; asset and liability matching risks and liquidity risks; changes in the securities markets; and the costs of steps necessary to address the residual effects, if any, of Year 2000 issues.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to California Independent Bancorp's and Feather River State Bank's (collectively, the "Company") financial condition, operating results, asset and liability management, and liquidity and capital resources; and should be read in conjunction with the Consolidated Financial Statements of the Company and its accompanying notes.

Summary of Financial Results

    California Independent Bancorp ("CIB") through its wholly owned subsidiary, Feather River State Bank (the "Bank") engages in a broad range of financial service activities. The Bank commenced operations in 1977. CIB was formed in 1994 and, after receiving regulatory and shareholder approval, became the holding company for the Bank in May 1995. In October 1996, the Bank acquired E.P.I. Leasing Co., Inc. ("EPI"), and has operated it as a subsidiary.

    On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI's affairs. The provision for the loss on discontinued operations reflected in the 1999 consolidated statement of operations includes the write-down of the assets of EPI to estimated net realizable values and the estimated costs of disposing of these operations, net of applicable expected tax benefits. The loss associated with the 1999 operation and disposal of EPI is $991,457, net of income tax benefits. This amount includes write-off of the Bank's original investment in its subsidiary and associated goodwill. During 2000, income attributable to EPI was $44,092, net of income tax expense.

    This annual report, the Form 10-K, and the following Management's Discussion and Analysis along with the accompanying financial statements, tables and charts have been written to exclude the effects of EPI for the periods stated.

    In 2000, the Company recognized a slight increase in total assets over 1999. At December 31, 2000, total assets were $301,446,561 as compared to $300,360,462 at December 31, 1999. Cash and cash equivalents decreased to $27,058,528 in 2000 from $37,887,475 in 1999, while total investments decreased to $82,011,931 at December 31, 2000 from $86,998,504 in 1999. Net loans and leases increased 12.1% to $173,290,843 at December 31, 2000 from $154,550,147 at December 31, 1999. Total deposits declined 2.1% to $267,632,227 at year end 2000 from $273,459,118 at year end 1999. The Company's shareholders' equity increased $2,534,762 or 10.9%.

    During 2000, the Company recognized net income from continuing operations of $2,675,866, an increase of $1,080,711 over 1999. Net income after disposal and discontinuance of EPI was $2,719,958 and $603,698, for the years ended December 31, 2000 and 1999, respectively. The increase in net income was attributable to several factors including a reduction of 11.6%, or $1,595,532, in total noninterest expense, a decline in the provision for loan and lease losses of $800,000, and an increase in total interest and noninterest income; the combined effect of which was offset by an increase in total interest expense of $896,473. Each of these factors is discussed in detail below.

    Basic earnings per share from continuing operations in 2000 were $1.38, an increase over 1999 earnings per share from continuing operations of $0.88. Diluted earnings per share from continuing operations were also $1.38 in 2000 and $0.87 in 1999. The Company paid cash dividends of $0.44 per share in 2000, $0.42 per share in 1999, and $0.40 per share in 1998. Additionally, the Company declared and distributed 5% stock dividends in 1998, 1999, and 2000. Earnings per share for 1998 and 1999 have been adjusted retroactively to reflect the 1999 and 1998 stock dividends paid during those periods.

    The following table depicts the Average Balance Sheets for the years ended 2000, 1999, and 1998. This table shows the composition of average earning assets, average interest-bearing liabilities, average yields and rates, and the Company's net interest margin for years 1998 through 2000.

Average Balance Sheets

	2000			1999			1998
	Average Balance	Yield/ Rate	Interest Amount	Average Balance	Yield/ Rate	Interest Amount	Average Balance	Yield/ Rate	Interest Amount
Assets
Earning Assets:
Short-Term Investments:
Federal Funds Sold	$10,811,814	5.83%	$630,170	$11,724,518	5.06%	$593,197	$10,196,017	5.26%	$536,411

Investment Securities:
Taxable	88,214,956	6.59%	5,815,142	66,143,534	5.90%	3,900,332	51,637,291	6.23%	3,219,517
Non-Taxable	2,919,889	4.07%	118,719	4,035,737	4.01%	161,764	6,139,576	4.74%	291,112

Total	91,134,845	6.51%	5,933,861	70,179,271	5.79%	4,062,096	57,776,867	6.08%	3,510,629
Loans and Leases	169,272,897	10.03%	16,971,203	181,165,760	10.28%	18,624,289	189,891,839	10.93%	20,752,673

Total Earning Assets	271,219,556	8.68%	23,535,234	263,069,549	8.85%	23,279,582	257,864,723	9.62%	24,799,713
Allowance for Possible Loan Losses	(6,582,886)			(6,515,380)			(5,622,159)
Non Earning Assets:
Cash and Due from Banks	12,366,116			17,858,822			16,453,103
Premises and Equipment	7,101,571			7,626,073			7,951,201
Other	14,008,173			11,949,985			10,377,232
Net Assets from Discontinued Operations	160,128			434,413			420,043

Total Non Earning Assets	33,635,988			37,869,293			35,201,579

Total Assets	$298,272,658			$294,423,462			$287,444,143

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Demand, Savings and Money Market	$111,131,911	3.00%	$3,336,430	$112,541,448	3.09%	$3,473,386	$107,440,206	3.00%	$3,225,520
Time Certificates	98,437,633	5.71%	5,619,730	97,162,885	5.06%	4,917,252	94,129,266	5.50%	5,176,284
Other Interest-Bearing Liabilities	8,099,524	6.34%	513,696	4,028,291	4.54%	182,745	7,922,863	5.41%	428,970

Total Interest-Bearing Liabilities	217,669,068	4.35%	9,469,856	213,732,624	4.01%	8,573,383	209,492,335	4.22%	8,830,774

Noninterest-Bearing Liabilities:
Demand	53,724,117			54,675,233			52,364,097
Other Liabilities	2,941,627			2,203,717			2,553,772

Total Noninterest-Bearing Liabilities	56,665,744			56,878,950			54,917,869

Shareholders' Equity	23,937,846			23,811,888			23,033,939

Total Liabilities and Shareholders' Equity	$298,272,658			$294,423,462			$287,444,143

Net Interest Income			$14,065,378			$14,706,199			$15,968,939

Net Interest Margin		4.33%			4.84%			5.40%

Interest Income

    Net interest income, the difference in interest earned on assets and interest paid on liabilities, declined to $14,065,378 in 2000 from a 1999 net interest income figure of $14,706,199. Interest earning assets consist of overnight federal funds sold, investment securities, and loans and leases. In total, these assets averaged $271,219,556, $263,069,549, and $257,864,723 in 2000, 1999, and 1998, respectively. Average loans and leases were $169,272,897, $181,165,760, and $189,891,839 in 2000, 1999, and 1998, respectively, representing decreases of 6.6% in 2000 over 1999, and 4.6% in 1999 over 1998. This decrease reflects the combined effect of a variety of factors affecting interest income and interest expense as discussed below.

    Interest income increased 1.1% in 2000 to $23,535,234 from $23,279,582 in 1999 and was $24,799,713 in 1998.

    The Company's primary source of income is interest and fees on loans and leases. For the full year 2000, interest and fees on loans and leases declined $1,653,086 over the comparable 1999 period. The decline in interest and fee income is reflective of a decrease of $11,892,863 in average loans and leases from 1999 to 2000, which is primarily the result of tightened Bank underwriting standards, further diversification of the loan portfolio, and increased competitive pressures. More specifically, narrower margins are in part the result of originating business under a more stringent credit underwriting process and the Bank's intensified strategic focus on achieving its 2000 loan portfolio diversification objectives primarily through the origination of real estate secured products. This strategy has a direct trade off in risk that is not reflected in the yield calculation which dropped in 2000 to an average of 10.0% from the 10.3% average for full year 1999. Both volume and rate are further impacted as a result of competitive pressure to acquire and retain quality customers for the Company.

    The decrease in interest income on loans and leases in 2000 was offset by an increase in interest earned on investment securities. Average investment securities in 2000, 1999, and 1998, respectively, were $91,134,845, $70,179,271, and $57,776,867. Interest income on the investment securities for the years ending December 31, 2000, 1999, and 1998 was $5,933,861, $4,062,096, and $3,510,629, respectively. The increase in average investment securities of $20,955,574, or 29.9%, in 2000 was the result of the Company's strategy to apply the liquidity from the decline in average loans and leases into securities. The increase in interest income on investments was $1,871,765, or 46.1% in 2000 over 1999. This was due both to the increase in volume and an increase in the average interest rate earned on investments which was 6.5% in 2000, versus 5.8% in 1999. Interest income on investments rose $551,467, or 15.7%, in 1999 over 1998 primarily due to the Company's strategy to apply the liquidity from the decline in loans and leases into securities; the effect of which was partially offset by a decline in the average yield on the investment portfolio.

    Average federal funds sold were $10,811,814 in 2000, $11,724,518 in 1999, and $10,196,017 in 1998, representing a decrease of 7.8% in 2000 over 1999 and an increase of 15.0% in 1999 over 1998. The yield on federal funds sold was 5.8%, 5.1%, and 5.3% at 2000, 1999, and 1998, respectively, and is reflective of the general trends in the interest rate environment.

    After considering the effect of the preceding factors that had an impact on the Company's interest income, the yield on average earning assets was 8.7%, 8.9%, and 9.6% for years ending 2000, 1999, and 1998, respectively.

    Average interest-bearing liabilities increased to $217,669,068 in 2000 from $213,732,624 in 1999, and $209,492,335 in 1998. The primary component of interest-bearing liabilities is interest-bearing deposits which averaged $209,569,544, $209,704,333, and $201,569,472 in 2000, 1999, and 1998, respectively. The Company experienced an increase in total interest expense on deposits of $565,522, or 6.7%, in 2000 over 1999. This increase is primarily due to an overall rise in the average yield on time certificates of deposits, driven by competitive pressure in the market, and general rising trends in the interest rate environment during that time frame.

    The Company recognized an increase of $4,071,233 in average other borrowed money, which consists primarily of seasonal short term borrowings from the Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB"). Historically, during its peak lending season, which typically occurs each year from early June through late October, the Bank borrows on these lines. The average balance of other borrowed funds was $8,099,524, $4,028,291, and $7,922,863 in 2000, 1999, and 1998, respectively.

    Total interest expense increased 10.5% to $9,469,856 in 2000 from $8,573,383 in 1999, and decreased 2.9% in 1999 from $8,830,774 in 1998. The rise in 2000 over 1999 is reflective of the economy's higher interest rate environment as the rates paid on time certificates of deposits increased to 5.7% in 2000 from 5.1% in 1999 and, to a lesser extent, increased utilization of the Company's FHLB and FRB credit lines which had an effective cost of funds of 6.3% in 2000 versus 4.5% in 1999.

    The rate paid on total average interest bearing liabilities was 4.4%, 4.0%, and 4.2% for years ending 2000, 1999, and 1998, respectively. The net interest margins were 4.3%, 4.8%, and 5.4% for years ending 2000, 1999, and 1998, respectively.

Changes in Interest Rates and the Volume of Interest Sensitive Assets and Liabilities

    Changes in the rates earned and paid and the change in volume of interest-earning assets and interest-bearing liabilities affect the Company's net interest margin. The impact of changes in volume and rate on net interest income in 2000 compared to 1999, and 1999 compared to 1998, is shown in the following table.

Changes in Volume/Rate

	2000 Compared to 1999			1999 Compared to 1998
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Federal Funds Sold	$(46)	$83	$37	$80	$(23)	$57
Investment Securities:
Taxable	1,302	613	1,915	904	(223)	681
Non-Taxable	(45)	2	(43)	(100)	(29)	(129)
Loans	(1,223)	(430)	(1,653)	(954)	(1,174)	(2,128)

Total	$(12)	$268	$256	$(70)	$(1,449)	$(1,519)

Demand, Savings and Money Market	(44)	(93)	(137)	153	95	248
Time Certificates	65	638	703	167	(426)	(259)
Other	185	146	331	(211)	(35)	(246)

Total	$206	$691	$897	$109	$(366)	$(257)

Increase (Decrease) in Net Interest Income	$(218)	$(423)	$(641)	$(179)	$(1,083)	$(1,262)

Loans and Leases

    The Company continues to emphasize its real estate, commercial, agricultural, and consumer lending activities. During 2000, the Company pro-actively intensified its focus on real-estate secured lending to further diversify the portfolio, improve asset quality, and meet customers needs in its served geographic market segments.

    The decrease in average total loans and leases during 2000 is primarily attributable to a substantial decrease in the agricultural loan portfolio. Average agricultural loans decreased 47.7%, or $25,100,000, during 2000. Three principal factors contributed to this event. First, the Bank closed its Madera Loan Production office during the fourth quarter of 1999. As a result, most of the agricultural loan borrowers serviced from this office have left the Bank. Second, the Bank successfully collected a substantial number of troubled agricultural loans during 2000. Finally, increased competition in the Bank's core market area resulted in some agricultural borrowers leaving the Bank.

    The Bank also sustained decreases in two other segments of its loan and lease portfolio. First, as a direct result of the Bank's decision to discontinue originating leases through EPI in the first quarter of 2000, a reduction of 13.8%, or $3,400,000, occurred in the average lease portfolio. Since EPI's wind-down, the Bank has not purchased new lease receivables. Consequently, the reduction of the remaining lease portfolio during 2000 was primarily due to scheduled lease amortization. Second, a 12.8%, or $3,800,000, decrease occurred in the Bank's average construction loan portfolio. The reduction in average outstanding construction loans occurred in the first half of 2000 following the downsizing of the Bank's real estate department in the fourth quarter of 1999. The Bank remains committed to providing construction loans, primarily to builders of single family homes. Through a refocused marketing effort, the

    Bank rebuilt its construction loan portfolio in the second half of 2000. As of December 31, 2000, outstanding construction loans were $5,269,554 greater than the construction loan totals at December 31, 1999.

    The Bank realized substantial growth in its real estate mortgage loan portfolio during 2000. The average balance of mortgage loans secured by commercial, residential and agricultural real estate increased 37.7%, or $18,300,000, during 2000. Most of this growth occurred in the commercial real estate portfolio. The increase is attributable to successful business development efforts and the Bank's strategic decision to further diversify its overall portfolio via growth in the real estate secured lending arena.

    The Bank also generated 13.3% growth in its commercial loan portfolio during 2000. The increase is attributed to a strategically focused marketing effort in the business loan sector.

    The Company lends to consumers, small to medium-sized businesses, and small to medium-sized farmers within its market area, which is comprised principally of Sutter, Yuba, Colusa, Yolo, and Placer counties, and secondarily, Sacramento, Butte, and Glenn counties. A significant portion of the Company's loan and lease portfolio consists of loans secured by commercial, agricultural, and residential real estate. The following table depicts the composition of the Bank's loan and lease portfolio for each of the last five years ending December 31.

Composition of Loan and Lease Portfolio

	December 31,
	2000	1999	1998	1997	1996
Commercial and Agricultural	$41,691,321	$55,111,154	$72,104,377	$79,384,520	$71,527,482
Real Estate-Construction	35,783,474	30,513,920	53,967,821	23,927,538	29,916,204
Real Estate-Mortgage	75,626,555	46,003,764	28,930,047	28,032,552	28,564,640
Consumer	4,471,652	2,523,695	2,443,283	1,956,254	2,983,939
Lease Financing	19,608,845	27,009,815	23,033,956	33,223,586	15,892,783
Other	1,833,408	158,322	392,570	1,021,665	2,214,574

Total	$179,015,255	$161,320,670	$180,872,054	$167,546,115	$151,099,622

    Real estate mortgage and construction loans, including loans secured by commercial, agricultural, and residential real estate, equaled $111,410,029, or 62.2%, and $76,517,684, or 47.4%, of the total loan and lease portfolio at December 31, 2000 and 1999, respectively. These loans are secured by real estate, and advances are limited to 65% to 80% of appraised value depending on the type of loan. Loans secured by real estate increased $34,892,345, or 45.6%, between December 31, 1999 and December 31, 2000.

    The Company makes commercial and small business loans (including lines of credit) that are secured by the assets of the business. The Company had $21,042,986, or 11.8%, and $19,465,241, or 12.1%, of its loan portfolio in commercial and industrial loans outstanding at December 31, 2000 and 1999, respectively.

    The Company makes agricultural production lines of credit and other agricultural loans that are secured by crops, crop proceeds, and other collateral. These loans generally are at their peak in the third quarter of each year. The Company had $20,648,335, or 11.5%, and $35,645,913, or 22.1%, of its loan portfolio in agricultural loans outstanding at December 31, 2000 and 1999, respectively. Approximately 10% of these loans are guaranteed by the Farm Service Agency ("FSA" is an agency of the U.S. Department of Agriculture).

    The Company makes consumer loans, including secured loans and lines of credit, to finance a variety of consumer needs. During 2000, the Company placed increased focus on this market segment. The Company had $4,471,652, or 2.5%, and $2,523,695, or 1.6%, of its loan portfolio in consumer loans outstanding at December 31, 2000 and 1999, respectively.

    The Company also originates certain mortgage loans on residential and agricultural properties, which it sells into the secondary market to divest of the interest rate risk associated with these mostly fixed-interest rate products. The Company accounts for these loans in accordance with Statement of Financial Accounting Standards No. 125 "Accounting for Transfers of Financial Assets and Extinguishment of Liabilities."

    As of December 31, 2000, 1999, and 1998 total loans serviced by the Company for third parties were $92,741,075, $131,991,682, and $146,025,594, respectively. Total loans sold by the Company were $760,000 in 2000, $21,968,279 in 1999, and $65,795,347 in 1998. The decrease in loans sold during 2000 is a function of two factors. First, the Company changed its secondary market loan process during 2000. Prior to 2000, the Company would warehouse mortgage loans and subsequently sell the mortgages into the secondary market. During 2000, the Company began brokering secondary market mortgages. In this process, the Company processes mortgage loan applications and delivers the loan application for approval to the secondary market investor. Upon loan approval, the investor funds the loan directly and the Company is paid a packaging fee. Certain loans are brokered "servicing released," and other loans are brokered "servicing retained." Secondly, secondary market mortgage loan production was lower during 2000 due to the downsizing of the mortgage loan units of the Bank. Over the past eighteen months, the Company has downsized its secondary market lending activity for economic reasons. Increased competition in this line of lending has reduced profit margins industry wide. The Company has realized cost savings and redeployed resources to other more profitable lending products. The total loans serviced by the Company declined during 2000 due to principal amortization, loan payoffs, and the surrender of servicing rights related to a significant agricultural loan investor.

Quality of Loans and Leases

    Inherent in the lending function is the fact that loan and lease losses will be experienced, and the risk of loss will vary with the type of loan or lease extended, general economic conditions, and the creditworthiness of the borrower. To reflect the estimated risks of loss associated with its loan and lease portfolio, provisions are made to the Company's allowance for loan and lease losses. As an integral part of this process, the allowance for loan and lease losses is subject to review and possible adjustment as a result of Management's assessment of risk, third party reviews, or regulatory examinations conducted by governmental agencies.

Allowance for Loan and Lease Losses

    The Company uses the allowance method in providing for loan and lease losses. Loan and lease losses are charged against the Allowance for Loan and Lease Losses ("ALLL") and recoveries are credited to it. The ALLL at December 31, 2000 was $5,724,412, or 3.2% of total loans and leases outstanding, as compared to $6,770,523, or 4.2% of total loans and leases outstanding at December 31, 1999. Management believes that the total ALLL is adequate to cover potential losses in the loan and lease portfolios. While Management uses all available information to provide for loan and lease losses, future additions to the ALLL may be necessary based on changes in economic conditions and other factors.

    Additions to the ALLL are made by provisions for possible losses. The provision for possible loan and lease losses is charged to operating expense and is based upon past loss experience and estimates of potential losses which, in Management's judgment and in accordance with generally accepted accounting principles, deserves current recognition. Other factors considered by Management include growth, composition, and overall quality of the loan and lease portfolio, review of specific problem loans and leases, and current economic conditions that may affect the customer's ability to repay the obligation. Actual losses may vary from current estimates. The estimates are reviewed regularly and adjustments, if necessary, are charged to operations in the period in which they become known.

    The Company had loan and lease charge-offs of $1,739,930 in 2000, $1,146,903 in 1999, and $2,333,268 in 1998. Over the same periods, the Company experienced net loan and lease charge-offs (which are net of recoveries) of $1,246,111, $253,588, and $1,736,333, respectively. These net charge-offs are equal to 0.7%, 0.1%, and 0.9%, of average loans and leases for 2000, 1999, and 1998, respectively.

    The following table illustrates the activity in the Bank's allowance for loan and lease losses for years ending 1996 through 2000.

Activity in Allowance for Loan and Lease Losses

	2000	1999	1998	1997	1996
	(Dollars in thousands)
Balance of Allowance at January 1	$6,771	$6,024	$5,514	$4,053	$3,911
Charge-Off by Loan Category:
Commercial and Other	1,251	1,009	2,095	4,311	323
Consumer	19	15	49	73	—
Real Estate	470	123	189	335	4

Total	1,740	1,147	2,333	4,719	327

Recoveries by Loan Category:
Commercial and Other	281	627	499	19	53
Consumer	2	—	98	3	31
Real Estate	210	267	—	5	—

Total	493	894	597	27	84

Net Charge-Offs (Recoveries)	1,247	253	1,736	4,692	243
Provision Charged to Expense	200	1,000	2,246	6,153	385

Balance, December 31	$5,724	$6,771	$6,024	$5,514	$4,053

Total Loans and Leases Outstanding	$179,015	$161,321	$180,872	$167,546	$151,100
Average Loans and Leases	169,273	181,166	189,892	173,906	148,294
Ratios:
Net Charge-Offs (Recoveries) to Average Loans and Leases	0.7%	0.1%	0.9%	2.7%	0.2%
Allowance to Loans and Leases at End of Year	3.2%	4.2%	3.3%	3.3%	2.7%

    In the preceding table, loan and lease losses are divided among three categories; "Commercial and Other" which totaled $1,250,519, or 71.9% of full year 2000 total loan and lease losses, "Real Estate" which totaled $469,991, or 27.0% of total loan and lease losses and, "Consumer" which totaled $19,419, or 1.1% of total loan and lease losses.

    For 2000, the largest category of loss is "Commercial and Other" and includes subcategories of commercial 20.8%, agricultural 13.3%, and leases that totaled 37.8% of total losses. Of these three subcategories, lease losses were $656,891 of total losses and represent the largest subcategory of losses. The Company in the past, purchased leases from EPI, who originated the leases. Lease originations were discontinued in March 2000, and EPI's operations are in the process of being wound-down. Lease servicing has been out sourced to a qualified and experienced third party lease servicing provider. Recognizing the inherent risks associated with lease activity, the Company continues to maintain higher reserves for this portfolio than other conventional loan portfolios. During 2000, actual net lease charge-offs remained within established reserves for this portfolio. Close monitoring of the lease collections has been assigned to the Special Asset Department of the Bank.

    The commercial subcategory of Commercial and Other loan losses at December 31, 2000 was $361,692. Losses were centered in one commercial business that experienced repetitive periods of unsustained profitability that eventually led to bankruptcy. As a result, loans to this customer were partially charged down to a level where recovery could be conservatively supported. Of the amount charged-off in this portfolio segment, $59,119, or 10.0%, was recovered during 2000.

    The agricultural subcategory of Commercial and Other loan losses at December 31, 2000 was $231,937. Losses were centered in two agri-businesses that were not able to withstand the current period of agricultural adversity. The largest loss, $170,049, was the result of a compromised settlement to facilitate a negotiated takeout funding proposal. The second charge-off was $61,887 and was due to the protracted collection of an agricultural loan. This charge-off was subsequently fully recovered during the third and fourth quarters of 2000.

    During 1999, the largest category of loss was also "Commercial and Other". Of the three subcategories, lease losses were the dominant factor and totaled $929,406, or 81.0% of total losses, and represented the largest subcategory of loss.

    During 1998, five sizeable charged-off loans accounted for 64.3% of the total loan losses ($1,500,000), and one of these five credits, a livestock loan, accounted for 33.0% of total loan losses ($770,000). The producer experienced severe financial difficulty due to adverse market trends and production problems. The other four loans in this grouping were all commercial credits. Each of these businesses sustained cash flow difficulties largely due to adverse economic conditions.

    The allocation of the ALLL by loan and lease type as of the end of the last five fiscal years is summarized in the following table. Any allocation or breakdown in the ALLL is provided for informational purposes only and should not be construed to lend an appearance of exactness that does not exist. Thus, the following allocation should not be interpreted as an indication of expected amounts or categories where charge-offs will occur. Management uses available information to provide for loan and lease loss reserve allocation; however, future additions to the ALLL may be necessary based upon changes in the economic conditions and other variables.

Allocation of Allowance

	2000		1999		1998		1997		1996
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Balance applicable to:
Commercial and Agricultural	$2,230	39.0%	$3,642	53.8%	$3,644	60.5%	$3,423	62.1%	$1,918	47.3%
Real Estate-Construction	399	7.0%	417	6.2%	925	15.4%	897	16.3%	802	19.8%
Real Estate-Mortgage	578	10.1%	542	8.0%	610	10.1%	392	7.1%	766	18.9%
Consumer	36	0.6%	48	0.7%	32	0.5%	31	0.6%	80	2.0%
Leases	832	14.5%	940	13.9%	706	11.7%	656	11.9%	364	9.0%
Other	1,649	28.8%	1,182	17.5%	107	1.8%	115	2.1%	123	3.0%

Total	$5,724	100.0%	$6,771	100.0%	$6,024	100.0%	$5,514	100.0%	$4,053	100.0%

Nonperforming Loans and Leases:
Loans and Leases Accounted for on a Nonaccrual Basis	$4,926		$6,115		$5,644		$7,585		$846
Other Loans and Leases Contractually Past Due 90 Days or More	—		—		854		328		2,202

Total	$4,926		$6,115		$6,498		$7,913		$3,048

    Management believes the total ALLL is adequate as of December 31, 2000. The $1,649,000 amount shown as "Other" consisted of $129,200 reserved for undisbursed commitments on the combined loan and lease portfolios and $1,519,800 in unallocated reserves. This unallocated reserve equals 36.1% of the reserve deemed necessary by Management and provides an added margin of safety for the overall portfolio.

Nonperforming Loans and Leases

    The Company places loans and leases on nonaccrual status when either principal or interest has been past due for 90 days or more. Exceptions to this policy can be made if the loan or lease is well secured and in the process of collection. The Company also places loans and leases on nonaccrual when payment in full of principal or interest is not expected or the financial condition of the borrower has significantly deteriorated. At the time that a loan or lease is placed on nonaccrual, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. However, loans and leases that are in the process of renewal in the normal course of business or are well-secured and in the process of collection, may not be placed on nonaccrual status, at the discretion of Management. A nonaccrual loan or lease may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt.

    The trend in nonperforming loans and leases has improved over the past year decreasing from $6,115,399, or 3.8% of the portfolio, on December 31, 1999, to $4,925,579, or 2.8% of the portfolio, on December 31, 2000. The Company continues to successfully implement its classified asset reduction plan and enhance quality control in the management of the loan portfolio. The amount of nonaccrual loans and leases at December 31, 2000 reflects a four-year improving trend in the reduction of nonperforming loans and leases for the Company.

    The composition of the Company's nonaccural loans and leases remain limited primarily to a few large agricultural and commercial relationships. As of December 31, 2000, 94.9% of the Company's total nonaccrual loans and leases were concentrated in ten relationships. Three of the loans, totaling $2,649,952, or 53.2%, are agricultural in nature, while the remaining seven loans, equaling $2,079,691, or 41.7%, are commercial loans. Each of these nonaccrual loans is in the process of collection and is believed to be adequately supported by collateral.

    Similarly, as of December 31, 1999, 95.4% of the Company's $6,115,399 in total nonaccrual loans and leases were concentrated in five relationships, comprised of four agricultural loans totaling $5,699,787, or 93.2%, and one commercial loan for $135,177, or 2.2% of the total. In comparison, as of December 31, 1998, nonaccrual loans and leases amounted to $5,644,000, or 3.1% of total loans and leases.

    Loans on accrual status that were past due 90 days or more as to principal and interest continue to be held at zero for December 31, 2000 as was December 31, 1999. At December 31, 1998 this amount totaled $854,000.

Investments

    At December 31, 2000, the Company's investment portfolio was $82,011,931, or 27.2% of total assets, a decrease from $86,998,504, or 29.0% of total assets at December 31, 1999. At December 31, 1998, the Bank's investment portfolio was $60,639,334, or 20.6% of total assets. At December 31, 2000, 1999, and 1998, federal funds sold were $7,700,000, $22,000,000, and $12,100,000, respectively. Federal funds sold are overnight deposits with other banks.

    Under Statement of Financial Accounting Standard No. 115 ("SFAS 115"), investments of a bank in debt and equity securities must be classified in three different categories: "Trading," "Available-for-Sale," and "Held-to-Maturity," and there are different accounting methods for each category. The Company has classified all of its investment securities as either "Available-for-Sale" or "Held-to-Maturity." SFAS 115 requires that any unrealized gain or loss on the "Available-for-Sale" category be reported as an adjustment to the Company's shareholders' equity, even though this gain or loss would only be realized if the investment were actually sold. If the investment is in the "Held-to-Maturity" category, no unrealized gains or losses need be reported.

    The following table summarizes the distribution of the Company's investment securities as of December 31, 2000 and 1999.

Investments

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2000
Available-for-Sale:
Obligations of U.S. Government Agencies	$64,190,292	$191,075	$(244,192)	$64,137,175
Mortgage-Backed Securities	6,191,832	213,143	(1,488)	6,403,487
Equity Securities	6,755,505	35,907	(637,500)	6,153,912

	$77,137,629	$440,125	$(883,180)	$76,694,574

Held-to-Maturity:
Obligations of States and Political Subdivisions	$2,568,282	$17,784	$(3,966)	$2,582,100
Debt and Other Securities	2,749,075	—	(9,651)	2,739,424

	$5,317,357	$17,784	$(13,617)	$5,321,524

December 31, 1999
Available-for-Sale:
Obligations of U.S. Government Agencies	$52,990,659	$—	$(1,673,846)	$51,316,813
Mortgage-Backed Securities	12,578,147	1,676	(53,110)	12,526,713
Equity Securities	6,976,325	—	—	6,676,325

	$72,545,131	$1,676	$(1,726,956)	$70,819,851

Held-to-Maturity:
Obligations of States and Political Subdivisions	$3,606,928	$1,894	$(27,063)	$3,581,759
Debt and Other Securities	12,571,725	517	(55,754)	12,516,488

	$16,178,653	$2,411	$(82,817)	$16,098,247

    As of December 31, 2000, the Company's "Available-for-Sale" category adjustment reflected a net unrealized loss of $243,680, net of taxes, and the approximate market value of the Company's total investment portfolio was $82,016,098 reflecting an unrealized loss of $438,888.

    As of December 31, 1999, the Company's "Available-for-Sale" category adjustment reflected a net unrealized loss of $948,904, net of taxes, and the approximate market value of the Company's total investment portfolio was $86,918,098 reflecting an unrealized loss of $1,805,686.

    In the normal course of business, the Bank pledges its investment securities as collateral for certain deposits (typically deposits of government entities) and for the Bank's borrowing lines. The book value of pledged securities was $52,339,269 and $33,224,728 at December 31, 2000 and 1999, respectively.

Other Assets

    During 2000, the Company recognized a decrease in total other assets. These assets consist primarily of premises and equipment, interest receivable, other real estate owned ("OREO"), investment in a California Affordable Housing Project, cash surrender value of life insurance policies associated with certain executive officers and directors of the Company, deferred taxes, and other miscellaneous assets.

    Total other assets related to continuing operations decreased $1,839,077 to $19,085,259 at December 31, 2000, compared to $20,924,336 at December 31, 1999. The decline in total other assets is the result of several factors. Deferred taxes decreased $1,482,234 and stood at $2,168,076 at December 31, 2000 compared to $3,650,310 in 1999. This decrease is attributed to differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. Interest receivable also declined over the same period to $2,839,611 at December 31, 2000 from $3,282,957 at December 31, 1999.

    Another factor associated with the decline in total other assets was a decrease in OREO, which consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the ALLL. Subsequent declines, if any, in estimated fair value are charged to expense. OREO decreased $895,019 from the December 31, 1999 balance of $1,299,637 to $404,618 at December 31, 2000. This decrease was primarily attributable to the sale of two properties amounting to $663,272, which generated a gain of $291,871, and escrow deposits and other extension payments of $136,447 received on various properties. Additionally, two properties were reduced $140,000 in book value due to updated appraisal values. Offsetting these declines was $44,700 of capital expenditures added to an OREO property. It is projected that one of the two remaining OREO's will be sold in the first half of 2001, while the final property is anticipated to be sold in the latter half of the year.

    Premises and equipment also declined $363,818 from December 31, 1999 to December 31, 2000. During the year 2000, the Company acquired $613,657 of new property, recognized depreciation of $996,724, and disposed of various equipment with an immaterial book value. The decline in premises and equipment is due to nonrecurring expenses incurred during 1999 associated with upgrading systems for Year 2000 issues, the discontinued operations of EPI and the Company's continued focus on expense control.

    The decreases in the other assets described above were offset by an investment made in 2000 in a qualified California Affordable Housing project. This investment contributed toward the Bank's achievement of its Community Reinvestment Act ("CRA") objectives and stood at $870,403 at year-end 2000. From an economic standpoint, the investment is anticipated to generate tax benefits in excess of its book value, thereby creating a positive yield for the Bank.

Deposits

    Total deposits at December 31, 2000, 1999, and 1998 were $267,632,277, $273,459,118, and $268,441,893, respectively. These figures represent a decrease of $5,826,841, or 2.1%, from 1999 to 2000, and an increase of $5,017,225, or 1.9%, in 1999 over 1998. Average total deposits were $263,293,661 in 2000, $264,379,566 in 1999, and $253,933,569 in 1998.

    The Company has been able to attract and retain deposits by providing superior customer service and interest rates on deposits competitive with other financial institutions in its market area. Total deposits consist of interest and noninterest-bearing deposits. At December 31, 2000, the mix of deposits consisted of 23.9% noninterest-bearing and 76.1% interest-bearing. The mix of interest-bearing deposits consists of 47.0% in time certificates of deposit, 31.5% in interest checking, and 21.5% in savings and money market accounts. Average time certificates of deposit, the largest portion of interest-bearing deposit accounts, increased to $98,437,633 in 2000, from $97,162,885 in 1999, and $94,129,266 in 1998, representing an increase of 1.3% in 2000 over 1999, and 3.2% in 1999 over 1998.

    Average noninterest-bearing demand deposits, the majority of which are business checking accounts, declined slightly to $53,724,117 in 2000 from $54,675,233 in 1999, and stood at $52,364,097 at the end of 1998.

    The remaining maturities of the Company's time certificates of deposit, including public time deposits, as of December 31, 2000 and 1999, are indicated in the following table. Interest expense on time certificates of deposit totaled $5,619,730 in 2000 and $4,917,252 in 1999. The increase in interest expense on time certificates of deposit was primarily due to competitive pricing and is reflective of the general rising interest rate environment experienced during 2000. The average yields paid on time certificates of deposit were 5.7% and 5.1% for the years ended December 31, 2000 and 1999, respectively.

Maturity of Time Certificates of Deposits

	December 31, 2000		December 31, 1999
	$100,000 and over	Under $100,000	$100,000 and over	Under $100,000
	(Dollars in thousands)
Three Months or Less	$16,199	$20,483	$16,523	$18,945
Over Three Months Through Twelve Months	19,837	28,869	19,121	27,895
Over One Year Through Three Years	3,424	4,811	5,933	4,919
Over Three Years	884	1,248	3,279	1,564

Total	$40,344	$55,411	$44,856	$53,323

Other Liabilities

    Total other liabilities relating to continuing operations for the Company increased to $8,044,725 at December 31, 2000 from $3,666,497 in 1999. Total other liabilities consist of other borrowings, interest payable on interest-bearing liabilities, deferred compensation payable, and other miscellaneous liabilities. The increase of $4,378,228, or 119.4%, in 2000 over 1999 in total other liabilities was primarily due to a $4,000,000 increase in short term borrowings on the Bank's line of credit at the FHLB. The term of the borrowing was 60 days.

Noninterest Income

    Noninterest income from continuing operations for 2000 was $2,668,972, an increase of 4.1% over 1999, which stood at $2,564,447. Noninterest income in 1999 was 25.8% less than the 1998 amount of $3,454,179. The table below sets forth the components of noninterest income for the years indicated:

Noninterest Income

	2000	1999	1998
	(Dollars in thousands)
Service Charges and Fees on Deposit Accounts	$1,010	$971	$918
Brokered Loan Fees	112	236	1,252
Loan Servicing Fees	489	553	507
Other	1,058	804	777

Total	$2,669	$2,564	$3,454

    Service charges and fees on deposit accounts, one of the primary components of noninterest income, increased in 2000 to $1,009,455, or 4.0% over the 1999 amount of $970,908.

    Brokered loan fees, another primary source of noninterest income, were $112,055 in 2000. This represents a decrease of $123,713 from 1999, which stood at $235,768. Likewise, 1999 brokered loan fee income represented a substantial decrease of 81.2% from 1998. The continued reductions in brokered loan fee income can in part be traced to the Company's decision during the first half of 1999 to hold selected real estate loans in its portfolio instead of selling those loans into secondary markets. The intent of this strategy was to diversify the Company's loan portfolio and benefit from the long-term, higher yielding interest income stream created by the real estate loans, instead of the one-time brokerage fee earned from the loans' sale.

    Additionally, income generated from brokered loan fees has been adversely impacted by an overall slowing in the home refinance market which accompanied the increase in general market interest rates and, to some extent, staff reduction implemented at the Company's real estate loan production offices as a result of the slowing market.

    Loan servicing fees, another major component of noninterest income declined in 2000 to $488,995 from $553,280 in 1999. This decrease is due to two factors: a change in the Company's secondary market loan process during 2000, and lower secondary market mortgage loan production due to the downsizing of the mortgage loan units of the Bank. Both of these factors have been previously described in detail in the "Loans and Leases" section of this report.

    All other non-interest income increased $253,976 to $1,058,467 for full year 2000 in comparison to the $804,491 generated in full year 1999. The primary source of this rise was a gain of $297,871 on the sale of two OREO properties as described in the previous section titled "Other Assets". Another contributor to the rise in other non-interest income was an increase of $89,032 in the cash surrender value on life insurance policies owned by the Bank. These increases were partially offset by declines in noninsured deposit fee income and other miscellaneous income items.

Noninterest Expense

    Noninterest expense from continuing operations decreased in 2000 to $12,214,959, or by 11.6% from 1999 results, which stood at $13,810,491. The 1999 results reflected an increase of 7.5% over 1998 totals of $12,850,678. The table below sets forth the components of noninterest expense for the years indicated.

Noninterest Expense

	2000	1999	1998
	(Dollars in thousands)
Salaries and Benefits	$6,541	$6,835	$6,818
Occupancy	726	746	748
Furniture and Equipment	1,170	1,339	1,394
Other Operating and Administrative	3,778	4,890	3,890

Total	$12,215	$13,810	$12,850

    Salaries and benefits, the primary source of noninterest expense was $6,541,651 in 2000, $6,834,859 in 1999, and $6,817,870 in 1998, representing a decrease of 4.3% in 2000 from 1999 and a 0.2% increase in 1999 over 1998. During 1999, and continuing into 2000, the Company centralized services and created additional personnel efficiencies to reduce the growth in staffing expense.

    Collectively, occupancy and furniture and equipment expenses decreased by $189,644, or 9.1%, in 2000 from 1999, and stood at $1,895,793 and $2,085,437, for the full year periods, respectively. During 1999, the Company also recognized a slight decrease of 2.7% from $2,142,504 in 1998. The reduction in these two categories reflects the closure, during the later part of 1999 of the Bank's loan production offices in Madera and Chico, California. Additionally, in 1999, the Company had nonrecurring expenses associated with "Year 2000" equipment upgrades.

    Other operating and administrative expenses were $3,777,515 in 2000, a substantial decrease of 22.8% from 1999's noninterest operating and administrative expenses of $4,890,195. This same classification of expenses amounted to $3,890,304 in 1998. The decline in other operating and administrative expense during 2000 is attributed to several factors including nonrecurring items incurred in 1999. These included a loss on the sale of investments, expenses associated with option exercises pursuant to the Company's 1989 stock option plan, expenses associated with the recruitment of a new president and chief executive officer for the Bank and CIB and increased expenses associated with the need to maintain the Company's commitment to its Year 2000 readiness program.

    Other factors impacting the decline in other noninterest expenses were a decline of $73,556 in attorney fees and $64,843 in the Federal Deposit Insurance Corporation ("FDIC") assessments in 2000 from 1999. Attorney fees continue to decline as the Company continues its progress towards the resolution and collection of problem loans and leases.

Income Taxes

    The provision for income taxes from continuing operations was $1,643,525 in 2000, $865,000 in 1999, and $1,603,600 in 1998. The Company's effective tax rate was 38.0%, 35.2%, and 37.1% for 2000, 1999, and 1998, respectively.

Interest Rate Sensitivity

    Interest rate sensitivity is the relationship between market interest rates and net interest income ("NII") due to the repricing characteristics of assets and liabilities. As interest rates change, interest income and expense also change, thereby changing NII. If more liabilities reprice than assets in a given period, a liability sensitive position is created. If interest rates decline, a liability sensitive position will benefit net interest income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on NII.

    The following table depicts the Company's interest rate sensitivity position as of December 31, 2000.

Interest Rate Sensitivity as of December 31, 2000

	Repricing Opportunity
	Three months or less	Over three months through 12 months	1 year- 3 years	Over 3 years	Total
	(Dollars in thousands)
Interest-Earning Assests:
Federal Funds Sold	$7,700	$—	$—	$—	$7,700
Loans	98,017	9,888	18,428	52,682	179,015
Investments	7,154	580	29,975	44,303	82,012

Total Interest-Earning Assets	$112,871	$10,468	$48,403	$96,985	$268,727

Interest-Bearing Liabilities:
Interest-Bearing Demand	$64,172	$—	$—	$—	$64,172
Savings and Money Market Deposits	43,709	—	—	—	43,709
Time Certificates	36,682	48,706	8,235	2,132	95,755
Other Interest-Bearing Liabilities	4,160	—	—	—	4,160

Total Interest-Bearing Liabilities	$148,723	$48,706	$8,235	$2,132	$207,796
Gap	(35,852)	(38,238)	40,168	94,853	60,931

Cumulative Gap	(35,852)	(74,090)	(33,922)	60,931

    The above table indicates the period in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Bank's NII or yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as maturing or repricing within the same period may in fact mature or reprice at different times and at different rate levels. For example, although the Bank's regular savings accounts generally are subject to immediate withdrawal, Management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.

    Asset and liability management encompasses an analysis of market risk, the control of interest rate risk (interest sensitivity management) and the ongoing maintenance and planning of liquidity and capital. The composition of the Company's statement of condition is planned and monitored by the Asset and Liability Committee ("ALCO"), a committee comprised of the Bank's executive management. The primary tool used by ALCO to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations reflecting changes in interest rates over one and two-year time horizons has enabled Management to develop and initiate strategies for managing exposure to interest rate risks. ALCO believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure.

Market Risk

    Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The continuous monitoring and management of this risk is an important component of the Company's asset and liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset and liability management policies to ALCO. In this capacity, Management develops guidelines and strategies impacting the Company's asset and liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

Interest Rate Risk

    Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change thereby impacting NII, the primary component of the Company's earnings. ALCO utilizes the results of the detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes.

    The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's balance sheet as well as for off balance sheet financial instruments. This sensitivity analysis is compared to ALCO policy limits that specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point ("bp") upward and downward shift in interest rates. A parallel and pro rata shift in rate over a 12-month period is assumed. The Bank's policy limit threshold is that NII exposure shall not exceed 10% of estimated NII over the next 12 months. The following table reflects the Company's NII sensitivity analysis as of December 31, 2000.

Rate change (bp)	Estimated exposure as a % of annual projected NII
+200	2.09%
- 200	(2.32%)

    The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of future operating results. These hypothetical estimates are based on numerous assumptions including the nature and timing of interest rate levels including yield curve shape, repayments on loans, leases and securities, deposit rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to prepayment and refinancing levels deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal and external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

Liquidity

    The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers, and to take advantage of investment opportunities. A banking institution may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short-term investments, maturing loans and investments, receipts of principal and interest on loans, investments available for sale, and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

    Historically, during the first half of each year the Bank experiences excess liquidity. The Bank's seasonal agricultural and construction loan demand, which typically occurs each year from early June through late October, tends to absorb excess liquidity and frequently results in a net borrowed position during that time frame.

    The Bank's short-term liquid assets consist of cash and due from banks, federal funds sold, and investment securities with maturities of one year or less (exclusive of pledged securities). Irrespective of maturity, U.S. Government and Agency securities qualify as collateral for borrowings at the FHLB, FRB, and with broker-dealers.

    The Company's liquid assets totaled $20,240,739 and $55,597,534 at December 31, 2000 and 1999, respectively. Liquid assets as a percentage of total assets were 6.7% and 18.5%, respectively, as of those dates. Liquidity is also affected by collateral requirements of the Bank's public deposits and certain borrowings. Total pledged securities were $52,339,269 at December 31, 2000, and $33,224,728 at December 31, 1999.

    In order to fund its liquidity needs, the Bank has formal and informal borrowing arrangements with the FRB to meet unforeseen deposit outflows or seasonal loan funding demands. The Bank has also entered an agreement to borrow funds from the FHLB secured by U.S. Government and Agency Obligations in the Bank's investment portfolio. As of December 31, 2000 and December 31, 1999, the Bank had $4,000,000 and $0 outstanding on these lines, respectively.

    The Bank monitors its credit facility availability and unencumbered qualifying collateral in conjunction with its asset and liability management process. Policy limits are established and monitored for maximum borrowings and minimum contingency liquidity levels.

    Management believes the Company maintains adequate amounts of liquidity to meet its needs.

Capital Resources

    The Company and the Bank are subject to requirements of the FRB and FDIC, respectively, governing capital adequacy. These guidelines are intended to reflect the degree of risk associated with both on and off balance sheet items. Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, at least half of which must be in Tier 1 Capital. Federal regulatory agencies have also adopted a minimum leverage ratio of 4.0%, which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

    Total shareholders' equity on December 31, 2000, increased by $2,534,762 to $25,769,609 over December 31, 1999 total shareholders' equity of $23,234,847. The increase is attributed to net income during 2000 of $2,719,958, a decrease of $705,224 in the accumulated other comprehensive loss associated with the market value adjustment on the Bank's Available-for-Sale securities, and an increase of $129,084 associated with stock options exercised. These increases to shareholder equity were offset by cash dividends paid in the amount of $859,504 and the Bank's guarantee of its Employee Stock Ownership debt of $160,000. As can be seen by the following table, the Company and Bank exceeded all regulatory capital ratios on December 31, 2000.

Risk Based Capital Ratio
as of December 31, 2000

	Company		Bank
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 Capital	$25,683	11.51%	$25,534	11.45%
Tier 1 Capital Minimum Requirement	8,928	4.00%	8,918	4.00%

Excess	$16,755	7.51%	$16,616	7.45%

Total Capital	28,509	12.77%	28,357	12.72%
Total Capital Minimum Requirement	17,856	8.00%	17,835	8.00%

Excess	$10,653	4.77%	$10,522	4.72%

Risk-Adjusted Assets	$223,196		$222,939

Leverage Capital Ratio
Tier 1 Capital to Quarterly Average Total Assets	$25,683	8.49%	$25,534	8.45%
Minimum Leverage Requirement	12,093	4.00%	12,090	4.00%

Excess	$13,590	4.49%	$13,444	4.45%

Total Quarterly Average Assets	$302,336		$302,239

Inflation

    It is Management's opinion that the effects of inflation on the Company's financial statements for the years ended December 31, 2000, 1999, and 1998 are not material.

Supervision and Regulation

    The Company and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. CIB, as a bank holding company, is subject to regulation and supervision by primarily the FRB, and the Bank, as a California-chartered commercial bank, is subject to supervision and regulation by primarily the FDIC and the California State Department of Financial Institutions ("DFI"). Federal and California state laws and regulations govern numerous matters involving both entities, including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments. The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. CIB and the Bank also undergo periodic examinations by one or more of these regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss allowances, and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination. The Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Those and other restrictions limit the manner in which CIB and the Bank may conduct business and obtain financing. The laws and regulations to which CIB and the Bank are subject can and do change significantly from time to time, and such changes could materially affect the Company's business, financial condition, and operating results.

    As a result of CIB's and the Bank's 1999 financial performance, the results of the FDIC and DFI February 2000 examination and continued concerns regarding the quality of the Bank's loan portfolio, the Bank's Board of Directors passed a resolution to address the concerns. The resolution requires the Bank to: (1) maintain management acceptable to the FDIC and DFI, (2) to seek approval of the agencies prior to appointing any individual as a director or senior officer, (3) continue with the diligent implementation of a previously adopted plan to reduce the level of nonperforming and problem loans and leases, (4) maintain an adequate reserve for loan and lease losses, (5) seek prior approval of the

FDIC and DFI before the payment of any cash dividends, and (6) maintain a Tier 1 Leverage ratio of at least 7.5%. Given Management's expectation for continuing improvement in the Bank's financial condition in 2001, Management intends to recommend to the Bank's Board of Directors to eliminate the resolution's management approval requirement, dividend approval requirement, and capital limitations. Management does not believe that complying with the resolution's limitations will have a material adverse impact on the Bank's operations.

    Furthermore, the FDIC and FRB have notified the Bank and CIB, respectively, that the condition of the Bank and CIB are such that prior approval of the regulatory agency is necessary before adding or replacing any member of the boards of directors, employing any person as a senior executive officer, or changing the responsibilities of any senior executive officer so that the individual would be assuming a different senior executive officer position. Finally, due to the Bank's condition, the FDIC is also restricting the Company's and the Bank's ability to enter into any contracts to pay or make any golden parachute and indemnification payments to institution-affiliated parties. Given Managements expectation for continuing improvements in the Company's financial condition in 2001, Management believes that the FDIC and FRB will rescind their limitations on the Bank and the Company.

Changes in Senior Management

    To further strengthen senior management of the Company, in June 2000 the Board announced that Robert J. Lampert accepted the positions of executive vice president and chief operating officer of CIB and the Bank. In these positions, Mr. Lampert serves as CIB and the Banks' chief financial officer. He accepted this assignment after serving as the president and chief executive officer of EPI since November of 1999. Prior to joining EPI, Mr. Lampert was Executive Vice President Strategic Operations of the Commercial Lending Division of The Money Store, and holds the credentials of a certified public accountant. CIB and the Bank received the necessary approvals to appoint Mr. Lampert to these executive officer positions.

Approval of New Lincoln, California Branch

    On July 21, 2000, the Bank received approval from the FDIC to establish a branch in Lincoln, California. Approval was also granted by the DFI on July 3, 2000. It is anticipated that the new branch will open during the second quarter of 2001.

Segment Reporting

    On January 1, 1998, the Company adopted the Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting enterprise segments of a company in the footnotes to the financial statements. The Company has no segments that meet the requirements of a reportable segment according to the guidelines set forth in SFAS 131.

Year 2000 Compliance

    The "Year 2000" issue has generally been described as the inability of computer systems, software, and other equipment utilizing microprocessors to distinguish the Year 1900 from the Year 2000. Year 2000 issues posed significant risks for all businesses, households, and governments and could have resulted in system failures and miscalculations causing disruptions in normal business and governmental operations if actions were not taken to fix the problem before the year 2000 arrived.

    As a result of the Company's persistent commitment to its Year 2000 compliance efforts, it was able to roll into the new millennium without interruption. The Company will continue to monitor its systems and those of its vendors and suppliers over the coming months. The Bank continues to carry reserves for loan and lease losses that could arise from its borrowers due to Year 2000 issues.

    Expenses associated with the Year 2000 compliance efforts amounted to approximately $0 in 2000, $482,860 in 1999, and $302,000 in 1998.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors
of California Independent Bancorp:

    We have audited the accompanying consolidated balance sheets of CALIFORNIA INDEPENDENT BANCORP (a California corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Independent Bancorp and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Sacramento, California
February 16, 2001

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2000 AND 1999

	2000	1999
Assets
Cash and Due From Banks	$19,358,528	$15,887,475
Federal Funds Sold	7,700,000	22,000,000

Cash and Cash Equivalents	27,058,528	37,887,475
Investment Securities Held-to-Maturity	5,317,357	16,178,653
Investment Securities Available-for-Sale	76,694,574	70,819,851

Total Investments	$82,011,931	$86,998,504
Loans and Leases	158,681,594	116,032,691
Loans and Leases Held-For-Sale	20,333,661	45,287,979
Less: Allowance for Loan and Lease Losses	(5,724,412)	(6,770,523)

Net Loans and Leases	$173,290,843	$154,550,147
Premises and Equipment, Net	6,978,841	7,342,659
Interest Receivable	2,839,611	3,282,957
Other Real Estate Owned	404,618	1,299,637
Cash Surrender Value of Insurance Policies	4,869,924	4,648,123
Deferred Taxes	2,168,076	3,650,310
Income Tax Receivable	89,325	375,912
Other Assets	1,508,892	324,738
Net Assets From Discontinued Operations	225,972	—

Total Assets	$301,446,561	$300,360,462

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing	$63,995,909	$60,483,798
Interest-Bearing	203,636,318	212,975,320

Total Deposits	$267,632,227	$273,459,118
Interest Payable	1,879,722	1,533,539
Accrued Compensation Payable	631,263	343,346
Other Borrowings	4,160,000	—
Other Liabilities	1,373,740	1,677,478
Net Liabilities From Discontinued Operations	—	112,134

Total Liabilities	$275,676,952	$277,125,615

Commitments and Contingencies (Note 14)
Shareholders' Equity:
Common Stock, No Par Value, Shares Authorized—20,000,000, Shares Issued and Outstanding—2,008,966 in 2000 and 1,904,618 in 1999	$19,909,484	$17,950,525
Retained Earnings	6,263,805	6,233,226
Debt Guarantee of ESOP	(160,000)	—
Accumulated Other Comprehensive Income (Loss)	(243,680)	(948,904)

Total Shareholders' Equity	$25,769,609	$23,234,847

Total Liabilities and Shareholders' Equity	$301,446,561	$300,360,462

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

	2000	1999	1998
Interest Income
Interest and Fees on Loans and Leases	$16,971,203	$18,624,289	$20,752,673
Interest on Investments—
Taxable Interest Income	5,815,142	3,900,332	3,219,517
Nontaxable Interest Income	118,719	161,764	291,112
Interest on Federal Funds Sold	630,170	593,197	536,411

Total Interest Income	23,535,234	23,279,582	24,799,713

Interest Expense
Interest on Deposits	8,956,160	8,390,638	8,401,804
Interest on Other Borrowings	513,696	182,745	428,970

Total Interest Expense	9,469,856	8,573,383	8,830,774

Net Interest Income	14,065,378	14,706,199	15,968,939
Provision for Loan and Lease Losses	200,000	1,000,000	2,246,145

Net Interest Income After Provision for Loan and Lease Losses	13,865,378	13,706,199	13,722,794

Noninterest Income
Service Charges and Fees on Deposit Accounts	1,009,455	970,908	918,118
Brokered Loan Fees	112,055	235,768	1,252,066
Loan Servicing Fees	488,995	553,280	506,982
Other	1,058,467	804,491	777,013

Total Noninterest Income	2,668,972	2,564,447	3,454,179

Noninterest Expense
Salaries and Employee Benefits	6,541,651	6,834,859	6,817,870
Occupancy Expense	725,767	746,046	748,445
Furniture and Equipment Expense	1,170,026	1,339,391	1,394,059
Other Operating and Administrative Expense	3,777,515	4,890,195	3,890,304

Total Noninterest Expense	12,214,959	13,810,491	12,850,678

Income Before Provision for Income Taxes	4,319,391	2,460,155	4,326,295
Provision for Income Taxes	1,643,525	865,000	1,603,600

Net Income From Continuing Operations	2,675,866	1,595,155	2,722,695
Loss on Disposal of Subsidiary
(Net of Income Tax Benefit of $0, $499,094, $0)	—	(713,772)	—
Income (Loss) on Discontinued Operations
(Net of Income Tax Benefit (Provision) of ($30,950), $185,225, ($110,700))	44,092	(277,685)	157,781

Net Income	$2,719,958	$603,698	$2,880,476

Per Share Amounts
Basic Earnings Per Share From Continuing Operations	$1.38	$0.88	$1.54

Diluted Earnings Per Share From Continuing Operations	1.38	0.87	1.46

Basic Earnings Per Share After Disposal and Discontinuance of Subsidiary	1.40	0.33	1.63

Diluted Earnings Per Share After Disposal and Discontinuance of Subsidiary	1.40	0.33	1.55

Cash Dividends Per Common Share	0.44	0.42	0.40

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

	Common Stock
			Retained Earnings	Debt Guarantee of ESOP	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
Balance December 31, 1997	1,651,131	$13,637,879	$7,959,446	$(80,000)	$(1,202)	$21,516,123
Comprehensive Income:
Net Income From Continuing Operations	—	—	2,722,695			2,722,695
Net Income From Discontinued Operations	—	—	157,781	—	—	157,781
Other Comprehensive Income, Net of Tax:
Net Unrealized Investment Gains	—	—	—	—	—	35,132
Other Comprehensive Income, Net of Tax:	—	—	—	—	35,132	35,132

Comprehensive Income	—	—	—	—	—	2,915,608

5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	82,433	1,895,959	(1,908,005)	—	—	(12,046)
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
Options Exercised	20,190	55,837	—	—	—	55,837
Shares Surrendered From Exercise of Options	(9,174)	(121,307)	—	—	—	(121,307)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	—	143,859	—	—	—	143,859
Cash Dividends	—	—	(737,094)	—	—	(737,094)

Balance December 31, 1998	1,744,580	$15,612,227	$8,194,823	$(40,000)	$33,930	$23,800,980
Comprehensive Income:
Net Income From Continuing Operations	—	—	1,595,155	—	—	1,595,155
Net Loss on Discontinued Operations	—	—	(277,685)	—	—	(277,685)
Net Loss on Disposal of Discontinued Operation	—	—	(713,772)	—	—	(713,772)
Other Comprehensive Loss, Net of Tax:
Net Unrealized Investment Losses	—	—	—	—	—	(982,834)
Other Comprehensive Loss, Net of Tax:	—	—	—	—	(982,834)	(982,834)

Comprehensive (Loss)	—	—	—	—	—	(379,136)

5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	90,084	1,756,638	(1,766,084)	—	—	(9,446)
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
Options Exercised	132,482	117,755	—	—	—	117,755
Shares Surrendered From Exercise of Options	(62,528)	(163,580)	—	—	—	(163,580)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	—	627,485	—	—	—	627,485
Cash Dividends	—	—	(799,211)	—	—	(799,211)

Balance December 31, 1999	1,904,618	$17,950,525	$6,233,226	$—	$(948,904)	$23,234,847
Comprehensive Income:
Net Income From Continuing Operations	—	—	2,675,866	—	—	2,675,866
Net Income on Discontinued Operations	—	—	44,092	—	—	44,092
Other Comprehensive Income, Net of Tax:
Net Unrealized Investment Gains	—	—	—	—	—	705,224
Other Comprehensive Income, Net of Tax:	—	—	—	—	705,224	705,224

Comprehensive Income						3,425,182

ESOP Debt Guarantee	—	—	—	(200,000)	—	(200,000)
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	94,881	1,829,875	(1,839,597)	—	—	(9,722)
Options Exercised	14,695	102,584	—	—	—	102,584
Shares Surrendered From Exercise of Options	(5,228)	(32,733)	—	—	—	(32,733)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	—	59,233	—	—	—	59,233
Cash Dividends	—	—	(849,782)	—	—	(849,782)

Balance December 31, 2000	2,008,966	$19,909,484	$6,263,805	$(160,000)	$(243,680)	$25,769,609

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

	2000	1999	1998
Cash Flows From Operating Activities
Net Income	$2,719,958	$603,698	$2,880,476
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	996,724	1,055,667	1,132,251
Provision for Losses on Other Real Estate Owned	140,000	3,800	54,153
Provision for Loan and Lease Losses	200,000	1,000,000	2,246,145
Provision (Benefit) for Deferred Taxes	832,340	(1,065,186)	20,330
Investment Security Losses, Net	—	440,634	—
Purchase of Loans and Leases Held-for-Sale	—	(16,171,844)	(26,920,053)
Proceeds From Loan and Lease Sales	760,000	21,968,279	65,795,347
Origination of Loans and Leases Held-for-Sale	(1,414,700)	(8,807,109)	(57,512,441)
(Gain) on Sale of Real Estate Properties, Net	(291,871)	—	—
(Gain) on Sale of Premises and Equipment	(19,249)	—	—
Loss on Disposal of Discontinued Operations	—	713,772	—
(Increase) Decrease in Assets:
Interest Receivable	443,346	(428,283)	(183,741)
Deferred Taxes	649,894	(361,754)	(608,994)
Cash Surrender Value of Insurance Policies	(221,801)	(2,332,418)	(103,532)
Income Tax Receivable	286,587	(181,238)	185,676
Net Assets From Discontinued Operations	(338,106)	—	(157,781)
Other Assets	(1,228,854)	782,051	1,060,880
Increase (Decrease) in Liabilities:
Interest Payable	346,183	(89,120)	(191,538)
Deferred Compensation Payable	177,387	115,881	227,465
Net Liabilities From Discontinued Operations	—	(126,060)	—
Other Liabilities	3,806,792	935,434	(426,200)

Net Cash Provided By (Used For) Operating Activities	$7,844,630	$(1,943,796)	$(12,501,557)
Cash Flows From Investing Activities
Net (Increase) Decrease in Loans and Leases	(18,285,996)	20,803,511	3,368,551
Purchase of Securities Held-to-Maturity	—	(9,226,784)	(4,994,679)
Purchase of Securities Available-for-Sale	(16,046,452)	(47,981,149)	(39,119,032)
Proceeds From Maturity of Securities Held-to-Maturity	10,712,105	2,174,299	14,993,880
Proceeds From Sales, Maturities and Calls of Securities Available-for-Sale	11,026,144	27,250,996	25,713,672
Proceeds From Sales of Other Real Estate Owned	1,091,590	302,536	968,692
Purchases of Premises and Equipment	(613,657)	(640,426)	(785,331)

Net Cash Provided By (Used For) Investing Activities	$(12,116,266)	$(7,317,017)	$145,753
Cash Flows From Financing Activities
Net Increase (Decrease) in Noninterest-Bearing Deposits	3,512,111	(5,157,680)	4,064,072
Net Increase (Decrease) in Interest-Bearing Deposits	(9,339,002)	10,174,905	(1,906,093)
Cash Dividends	(849,782)	(799,211)	(737,094)
Stock Options Exercised	129,084	581,660	78,389
Cash Paid in Lieu of Fractional Shares	(9,722)	(9,446)	(12,046)

Net Cash Provided By (Used For) Financing Activities	$(6,557,311)	$4,790,228	$1,487,228

Net Decrease in Cash and Cash Equivalents	$(10,828,947)	$(4,470,585)	$(10,868,576)

Cash and Cash Equivalents, Beginning of Year	$37,887,475	$42,358,060	$53,226,636
Cash and Cash Equivalents, End of Year	$27,058,528	$37,887,475	$42,358,060
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
Interest Expense	$9,123,673	$8,662,503	$9,480,232
Income Taxes	1,375,000	477,434	1,740,000
Supplemental Disclosures of Noncash Investing and Financing Activities
Debt Guarantee of ESOP	$160,000	$(40,000)	$(40,000)
Net Unrealized Gain (Loss) on Securities Held as Available-for-Sale (Net of Taxes)	705,224	(982,834)	35,132
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	59,233	627,485	143,859
Stock Dividends	1,829,875	1,756,638	1,895,959
Increase (Decrease) in Other Real Estate Owned as a Result of Foreclosure	—	1,504,959	(206,324)

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000

(1) Summary of Significant Accounting Policies:

    The accounting and reporting policies of California Independent Bancorp and Subsidiaries (the "Company") conform with generally accepted accounting principles and general practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying financial statements are discussed below.

Principles of Consolidation-

    The accompanying financial statements include the accounts of California Independent Bancorp ("CIB") and its wholly-owned subsidiary, Feather River State Bank (the "Bank") and its wholly-owned subsidiary, E.P.I. Leasing Company, Inc. ("EPI"). Significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations-

    CIB is a California corporation and the bank holding company for the Bank, located in Yuba City, California. The Bank was incorporated as a California state banking corporation on December 1, 1976, and commenced operations on April 6, 1977. The Company was incorporated on October 28, 1994, and became the holding company for the Bank on May 2, 1995. The Bank engages in a broad range of financial services activities, and its primary market is located in the Northern Sacramento Valley, with a total of seven branches. On July 21,2000, the Bank received approval from the Federal Deposit Insurance Corporation ("FDIC") to establish an eighth branch in Lincoln, California. Approval was also granted by the California State Department of Financial Institutions ("DFI") on July 3, 2000. It is anticipated that the new branch will open during the first half of 2001. In addition, the Bank operates one loan production office, emphasizing commercial real estate, residential construction, and commercial lending. The primary source of income for the Bank is from lending activities, including commercial, agricultural, real estate, and consumer and installment loans and leases.

Use of Estimates in the Preparation of Financial Statements-

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents-

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities-

    The Bank classifies its investments as either "Held-to-Maturity" or "Available-for-Sale." Securities that the Bank has the positive intent and ability to hold to maturity are classified as "Held-to-Maturity" and are accounted for at amortized cost in the consolidated balance sheets.

    Other securities that the Bank does not have the positive intent or ability to hold to maturity are classified as "Available-for-Sale" and are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of shareholders' equity. Fair values are based on quoted market prices or broker or dealer price quotations on a specific identification basis. Certain economic factors could cause the Bank to sell some of these securities prior to maturity. Such factors include significant movements in interest rates and significant changes in liquidity demands. Gains or losses on sale of investment securities are computed using the specific identification method.

Loans and Leases-

    Loans and leases are stated at the principal amount outstanding less applicable unearned interest income. A loan or lease is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan on the balance sheet is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or on the observable or estimated market price of the loan, or the fair value of the collateral if the loan is collateral dependent. Income on impaired loans is recognized in accordance with the Bank's accounting policy for loans placed on a nonaccrual status. Cash payments are first applied as a reduction of the principal balance until collectibility of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash.

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

Sales and Servicing of SBA Loans-

    The Bank originates loans to customers under the Small Business Administration ("SBA") program that generally provides for SBA guarantees of 70% to 90% of each loan. The Bank generally maintains these loans in its portfolio, but occasionally sells the guaranteed portion of each loan to a third party and retains the unguaranteed portion in its own portfolio. The Bank may be required to refund a portion of the sales premium received, if the borrower defaults or the loan prepays within 90 days of the settlement date. At December 31, 2000, the Bank had received no premiums subject to such recourse. A gain is recognized on the sale of SBA loans through collection on sale of a premium over the adjusted carrying value, through retention of an ongoing rate differential less a normal service fee (excess servicing fee) between the rate paid by the borrower to the buyer and the rate paid by the Bank to the purchaser, or both.

    To calculate the gain (or loss) on the sale, the Bank's investment in an SBA loan is allocated among the retained portion of the loan, the excess servicing retained, and the sold portion of the loan, based on the relative fair market value of each portion. The gain (or loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accredited to interest income over the life of the loan. The excess servicing fees are reflected as an asset that is amortized over an estimated life using a method approximating the level yield method. In the event future prepayments exceed Management's estimates and future expected cash flows are inadequate to cover the unamortized excess servicing asset, additional amortization would be recognized. In its calculation of excess servicing fees, the Bank is required to estimate a "normal" servicing fee. The Bank uses the contractual rate of 100 basis points as its estimate of a normal servicing fee.

Allowance for Loan and Lease Losses-

    The Allowance for Loan and Lease Losses ("ALLL") is maintained at a level considered adequate by Management to provide for losses that can be reasonably anticipated. Accordingly, loan and lease losses are charged to the ALLL, and recoveries are credited to it. The provision for loan and lease losses charged to operating expense is based upon past loan loss experience, loan impairment, and estimates of potential losses, which in Management's judgment, deserve current recognition. Other factors considered by Management include growth, composition, and overall quality of the loan and lease portfolio, reviews of specific problem loans and leases, and current economic conditions that may affect the borrowers' ability to pay. This evaluation process requires the use of current estimates that may vary from the ultimate losses experienced in the future. The estimates are reviewed periodically, and adjustments, as they become necessary, are charged to operations in the period in which they become known.

Other Real Estate Owned-

    Other real estate owned ("OREO") consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the allowance for loan and lease losses. Subsequent declines in estimated fair value, if any, are charged to expense.

Interest and Fees on Loans and Leases-

    Origination fees and commitment fees, offset by certain direct loan and lease origination costs, are deferred and recognized over the contractual life of the loan or lease as yield adjustment. Interest income on loans and direct lease financing is accrued daily as earned on all credits not classified as nonaccrual. Unearned income on loans or leases, where applicable, is recognized as income using the effective interest method over the term of the loan or lease.

    Loans and leases are generally placed on nonaccrual status when they are 90 days past due as to either interest or principal or are otherwise determined to be impaired. At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. However, loans and leases that are well-secured and in the process of collection may not be placed on nonaccrual status, at the discretion of Management. A nonaccrual loan or lease may be restored to an accrual basis when interest and principal payments are current and prospects for future payments are no longer in doubt.

Depreciation and Amortization-

    Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises, furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 31.5 years. Leasehold improvements are amortized using the straight-line method over the asset's useful life or the term of the lease, whichever is shorter. Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are charged to expense as incurred.

Stock-Based Compensation-

    The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. For the years ended December 31, 2000, 1999, and 1998 the Company recognized no compensation expense related to stock options pursuant to SFAS 123.

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

Financial Accounting Pronouncements-

    On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income refers to revenues, expenses, gains, and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in the fair value of its "Available-for-Sale" investment securities.

    On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards No. 131 ("SFAS131"), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting enterprise segments of a company in the footnotes to the financial statements. The Company has no segments that meet the requirements of a reportable segment according to the guidelines set forth in SFAS 131.

    On January 1, 1999, the Bank adopted the Statement of Financial Accounting Standards No. 134 ("SFAS 134"), "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement amends Statement of Financial Accounting Standards No. 65 "Accounting for Certain Mortgage Banking Activities" to

require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS 134 did not have an impact on the Company's financial statements.

Reclassifications-

    Certain reclassifications have been made to amounts previously reported to conform with current presentation methods. Such reclassifications have no effect on net income or shareholders' equity previously reported.

(2) Investment Securities:

    As of December 31, 2000, 1999, and 1998, the Bank's equity capital reflected a net unrealized gain (loss) on the Banks "Available-for-Sale" investment securities, net of applicable taxes, of $(243,680), $(948,904), and $33,930, respectively.

    The amortized cost and approximate fair value of investments in debt securities and other investments at December 31, 2000 and 1999 were as follows:

Investments

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2000
Available-for-Sale:
Obligations of U.S. Government Agencies	$64,190,292	$191,075	$(244,192)	$64,137,175
Mortgage-Backed Securities	6,191,832	213,143	(1,488)	6,403,487
Equity Securities	6,755,505	35,907	(637,500)	6,153,912

	$77,137,629	$440,125	$(883,180)	$76,694,574

Held-to-Maturity:
Obligations of States and Political Subdivisions	$2,568,282	$17,784	$(3,966)	$2,582,100
Debt and Other Securities	2,749,075	—	(9,651)	2,739,424

	$5,317,357	$17,784	$(13,617)	$5,321,524

December 31, 1999
Available-for-Sale:
Obligations of U.S. Government Agencies	$52,990,659	$—	$(1,673,846)	$51,316,813
Mortgage-Backed Securities	12,578,147	1,676	(53,110)	12,526,713
Equity Securities	6,976,325	—	—	6,976,325

	$72,545,131	$1,676	$(1,726,956)	$70,819,851

Held-to-Maturity:
Obligations of States and Political Subdivisions	$3,606,928	$1,894	$(27,063)	$3,581,759
Debt and Other Securities	12,571,725	517	(55,754)	12,516,488

	$16,178,653	$2,411	$(82,817)	$16,098,247

    The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2000 and 1999. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized Costs	Fair Value	Amortized Costs	Fair Value
December 31, 2000
No Stated Contractual Maturity	$—	$—	$6,755,505	$6,153,912
Within One Year	1,580,107	1,578,808	—	—
After One But Within Five Years	3,592,250	3,592,875	47,902,874	47,866,027
After Five But Within Ten Years	145,000	149,843	18,140,001	18,123,400
After Ten Years	—	—	4,339,249	4,551,235

Total	$5,317,357	$5,321,526	$77,137,629	$76,694,574

December 31, 1999
No Stated Contractual Maturity	$—	$—	$6,976,325	$6,976,325
Within One Year	10,733,734	10,727,508	—	—
After One But Within Five Years	5,184,919	5,110,739	47,416,479	46,131,606
After Five But Within Ten Years	260,000	260,000	18,152,327	17,711,920
After Ten Years	—	—	—	—

Total	$16,178,653	$16,098,247	$72,545,131	$70,819,851

    Net gains (losses) from sales of "Available-for-Sale" investment securities during 2000, 1999, and 1998 were $0, $(440,634), and $0, respectively. Gross gains of $0, $14,141, and $0 and gross losses of $0, $454,775, and $0 were realized on those sales in 2000, 1999, and 1998, respectively.

    Investment securities pledged as collateral for certain deposits amounted to $52,339,269 and $33,224,728 at December 31, 2000 and 1999, respectively.

(3) Loans and Leases:

    Loans outstanding are summarized as follows:

	December 31,
	2000	1999
Commercial and Agricultural	$41,691,321	$55,111,154
Real Estate Construction	35,783,474	30,513,920
Real Estate Mortgage	75,626,555	46,003,764
Consumer	4,471,652	2,523,695
Lease Financing	19,608,845	27,009,815
Other	1,833,408	158,322

Totals	$179,015,255	$161,320,670

    Loans and leases on which the accrual of interest has been discontinued or reduced amounted to approximately $4,925,579 and $6,115,399 at December 31, 2000 and 1999, respectively. This represents the total recorded investment in impaired loans and leases. The allowance for loan and lease losses that was allocated to these impaired loans totaled $954,208 and $956,854 as of December 31, 2000 and 1999, respectively. For income reporting purposes, impaired loans are placed on a nonaccrual status. This is more fully discussed in Note 1. The average balance of impaired loans and leases during 2000, 1999 and 1998 was $7,437,963, $5,774,926, and $7,659,329 respectively. Interest income recorded on those loans and leases during 2000, 1999, and 1998 was $269,776, $212,610, and $343,812, respectively. Foregone interest on loans and leases placed on nonaccrual status was $744,369, $883,268, and $1,431,874 for the years ended December 31, 2000, 1999, and 1998, respectively.

    Changes in the allowance for loan and lease losses summarized as follows:

	Years Ended December 31,
	2000	1999	1998
Balance, Beginning of Year	$6,770,523	$6,024,111	$5,514,299
Provision	200,000	1,000,000	2,246,145
Loans Charged-Off	(1,739,930)	(1,146,903)	(2,333,268)
Recoveries on Loans Previously Charged-Off	493,819	893,315	596,935

Balance, End of Year	$5,724,412	$6,770,523	$6,024,111

(4) Premises and Equipment:

    A summary of premises and equipment follows:

	December 31,
	2000	1999
Land	$1,432,957	$1,432,957
Bank Premises and Improvements	6,045,506	6,026,660
Furniture, Fixtures and Equipment	7,329,037	6,717,304

	$14,807,500	$14,176,921
Less Accumulated Depreciation and Amortization	(7,828,659)	(6,834,262)

Total Premises and Equipment	$6,978,841	$7,342,659

    Depreciation and amortization charged to expense was $996,724, $1,055,667, and $1,132,251 in 2000, 1999, and 1998, respectively.

(5) Deposits:

    A summary of deposit balances follows:

	December 31,
	2000	1999
Demand	$63,995,909	$60,483,798
Interest-Bearing Transaction Accounts	70,980,794	73,762,727
Savings Deposits	36,900,690	41,033,748
Time Certificates of Deposit	95,754,834	98,178,845

Total Deposits	$267,632,227	$273,459,118

    Time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $40,344,063 and $44,856,075 at December 31, 2000 and 1999, respectively.

    Interest expense on time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $2,479,544, $2,192,867, and $2,123,535 in 2000, 1999, and 1998, respectively.

    At December 31, 2000, the scheduled maturities of all time certificates of deposit were as follows:

December 31, 2000
Three Months or Less	$36,682,726
Over Three Through Twelve Months	48,705,787
Over One Through Three Years	8,235,064
Over Three Years	2,131,257

Total	$95,754,834

(6) Other Borrowings:

    The Bank maintains secured lines of credit with the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank ("FRB"), against which the Bank may take advances. The terms of these credit facilities require the Bank to maintain in safekeeping with the FHLB or FRB, as applicable, eligible collateral of at least 100% of outstanding advances. To provide borrowing capacity for short-term liquidity needs, as of December 31, 2000, the Company had $23,079,887 and $21,911,025 in safekeeping and pledged to the FHLB and FRB, respectively. At December 31, 2000, 1999, and 1998 there was $4,000,000, $0, and $0 outstanding, respectively, under the FHLB line of credit. The contractual maturity of the FHLB advance as of December 31, 2000 was 52 days. At December 31, 2000, 1999, and 1998 there were no amounts outstanding on the FRB line of credit.

    The interest rates on FHLB and FRB credit advances vary dependent on the term of the advance and the nature of collateral supporting the advance. Interest is paid at maturity for overnight advances and monthly for other advances. Principal is due at maturity. At December 31, 2000, the interest rate on the FHLB advance was 6.6%. The interest expense on all FHLB and FRB advances was $460,668, $156,448, and $307,111 for the years ended December 31, 2000,1999, and 1998, respectively.

(7) Other Noninterest Income and Expense:

    The components of other operating income and expense were as follows:

	Years Ended December 31,
	2000	1999	1998
	(Dollars in thousands)
Non-Insured Deposit Income	$222	$249	$172
Gains on Sale of OREO	292	—	—
Gains on Sales of Leases	—	45	192
Other	544	510	413

Total Other Noninterest Income	$1,058	$804	$777

Attorney Fees	225	377	795
Other Operating and Administrative Expense	3,553	4,513	3,095

Total Other Noninterest Expense	$3,778	$4,890	$3,890

(8) Income Taxes:

    The provision (benefit) for income taxes consists of the following:

	Years Ended December 31,
	2000	1999	1998
Current-
Federal	$703,171	$1,765,746	$1,122,994
State	108,014	164,440	460,276

	$811,185	$1,930,186	$1,583,270

Deferred-
Federal	631,850	(983,263)	69,891
State	200,490	(81,923)	(49,561)

	$832,340	$(1,065,186)	$20,330

	$1,643,525	$865,000	$1,603,600

    The effective tax rate and statutory federal income tax rate are reconciled as follows:

	Years Ended December 31,
	2000	1999	1998
Federal Statutory Income Tax Rate	34.0%	34.0%	34.0%
State Franchise Taxes, Net of Federal Income Tax Benefit	7.2	7.2	7.2
Tax-Exempt Interest	(4.9)	(4.0)	(3.0)
Corporate Dividends Received	—	—	(1.9)
Other	1.7	(2.0)	0.8

	38.0%	35.2%	37.1%

    The components of the net deferred tax asset of the Company, recorded in other assets, as of December 31, 2000 and 1999, were as follows:

	2000	1999
Deferred Tax Assets-
Loan Losses	$1,662,775	$2,270,139
California Franchise Tax	70,725	55,910
Other Real Estate Owned	32,920	—
Unrealized Loss on Available-for-Sale Securities	199,375	776,376
Nonaccrual Loans	895,004	748,940
Other	—	266,436

Total Deferred Tax Assets	$2,860,799	$4,117,801

Deferred Tax Liabilities-
Depreciation	$150,471	$197,619
Stock Dividends	425,884	269,872
Other	43,474	—

Total Deferred Tax Liabilities	$619,829	$467,491

Net Deferred Tax Asset	$2,240,970	$3,650,310

    The components of the deferred income tax provisions are summarized as follows:

	Years Ended December 31,
	2000	1999	1998
Provisions (Benefit) for Possible Loan and Lease Losses	$607,364	$(269,615)	$508,548
Interest on Non-Accrual Loans and Leases	(146,064)	(372,311)	(205,772)
Tax Depreciation Methods	(47,148)	(22,930)	(30,029)
California Franchise Tax	(14,815)	110,512	(136,782)
Other Real Estate Owned	(32,920)	58,383	73,286
Accretion	—	—	(100,838)
Other	465,923	(569,225)	(88,083)

	$832,340	$(1,065,186)	$20,330

(9) Discontinued Operations:

    On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI's affairs. The loss associated with the 1999 operation and disposal of EPI was $991,457, net of income tax benefit. The loss on disposal of EPI includes the write-down of the assets of EPI to estimated net realizable values, the write-off of the Banks investment in EPI and the goodwill associated with it, and the estimated costs of disposing of these operations. During 2000, EPI had net income from operations of $44,092.

    Summarized balance sheet data for the discontinued operations as of December 31, 2000, is as follows:

Assets
Cash and Due From Banks	$17,068
Receivables and All Other Assets	307,362

Total Assets	$324,430

Liabilities
Payables and All Other Liabilities	$98,458

Net Assets of Discontinued Operations	$225,972

(10) Shareholders' Equity:

    At December 31, 2000, CIB was authorized to issue 20,000,000 shares of no par common stock. Of this amount, 2,008,966 and 1,904,618 shares of common stock were issued and outstanding at December 31,2000 and 1999, respectively.

    The principal source of cash for CIB is dividends from its subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Company's regulatory agencies to the lesser of retained earnings or the net income of the Company for its last three fiscal years, less any distributions during such period, subject to capital adequacy requirements. At December 31, 2000, the Company had approximately $3,786,834 available for payments of dividends, which would not require the prior approval of the banking regulators under this limitation.

    The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," effective December 15, 1998. As a result, the Bank's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations:

	Income (Numerator)						Per Share Amount
Year Ended December 31,	Continuing Operations		Discontinued Operations		Net	Shares (Denominator)	Continuing Operations	Discontinued Operations	Net
Basic Earnings (Loss) Per Share
2000		$2,675,866		$44,092	$2,719,958	1,936,163	$1.38	$0.02	$1.40
1999		1,595,155		(991,457)	603,698	1,821,549	0.88	(0.55)	0.33
1998		2,722,695		157,781	2,880,476	1,763,408	1.54	0.09	1.63
Effect of Dilutive Securities-Employee Stock Options
2000	$		$			$2,805	—	—	—
1999		—		—	—	19,701	—	—	—
1998		—		—	—	99,946	—	—	—
Diluted Earnings (Loss) Per Shares
2000		$2,675,866		$44,092	$2,719,958	1,938,968	$1.38	$0.02	$1.40
1999		1,595,155		(991,457)	603,698	1,841,250	0.87	(0.54)	0.33
1998		2,722,695		157,781	2,880,476	1,863,354	1.46	0.09	1.55

    For the year ending December 31,2000, 83,311 employee stock options in the amount of $1,719,082 were excluded from the computation of diluted earnings per share, as their effect was antidilutive.

    In August 2000, the Board of Directors authorized a 5% stock dividend that was distributed on September 15, 2000. The dividend was declared on August 15, 2000, to holders of record on August 31, 2000. The dividend resulted in the issuance of 94,881 additional shares of common stock.

    In August 1999, the Board of Directors authorized a 5% stock dividend that was distributed on September 17, 1999. The dividend was declared on August 17, 1999, to holders of record on August 31, 1999. The dividend resulted in the issuance of 90,084 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

    In August 1998, the Board of Directors authorized a 5% stock dividend that was distributed on September 18, 1998. The dividend was declared on August 18, 1998, to holders of record on August 31, 1998. The dividend resulted in the issuance of 82,433 additional shares of common stock. All common stock and per share amounts have been adjusted to reflect the stock dividend.

(11) Disclosure of Fair Value of Financial Instruments:

Cash and Cash Equivalents-

    For these short-term instruments, the carrying value approximates fair value.

Investments-

    For securities held for investment, fair values are based on quoted market prices or dealer quotes. See Note 2 for further discussion.

Loans and Leases-

    The fair value of loans and leases is estimated by discounting the future cash flows using current rates at which similar loans and leases would be made to borrowers with similar credit ratings for the same remaining maturities. The fair value of nonperforming loans and leases is estimated based on allocating specific and general reserves to the various nonperforming loan and lease classifications.

Deposit Liabilities-

    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Other Liabilities-

    Other liabilities represent short-term instruments. The carrying amount approximates fair value.

Other Borrowings-

    For these other borrowings, the carrying value approximates fair value.

Off-Balance Sheet Financial Instruments-

    The fair value of amounts for fees arising from commitments to extend credit, standby letters of credit, and financial guarantees written are not material.

    The estimated fair values of the Bank's financial instruments at December 31, 2000 and 1999, were as follows:

	December 31, 2000		December 31, 1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and Cash Equivalents	$27,058,528	$27,058,528	$37,887,475	$37,887,475
Investments	82,011,931	82,016,098	86,998,504	86,918,098
Loans (Net)	173,290,843	173,516,198	154,550,147	154,159,581
Financial Liabilities:
Deposits	$267,632,227	$268,074,825	$273,459,118	$272,994,117
Other Borrowings	4,160,000	4,160,000	—	—
Interest Payable, Accrued Compensation
Payable, and Other Liabilities	3,884,725	3,884,725	3,554,363	3,554,363

(12) Stock Options:

    During 1989, the Bank adopted the Feather River State Bank 1989 Amended and Restated Stock Option Plan. The plan is nonqualified and provides that nonemployee directors and key employees may be granted options to purchase the Company's stock at the fair market value of the shares as determined by the Board of Directors. As of May 1995, all previously granted options to purchase the Bank's stock had been retired and exchanged for options to purchase CIB's stock, on a one-for-one option basis. All granted options must be exercised within the earlier of ten years of the date of grant, or within 30 days of termination of employment, or status as a director. Vesting is determined at the time of grant by the Board of Directors. Current participants vest over five years from date of employment.

    During 1996, the Company adopted the California Independent Bancorp 1996 Stock Option Plan ("1996 Plan"), which sets aside 149,052 shares of no par value common stock of CIB for which options may be granted to key, full-time salaried employees and officers of the Company, as well as nonemployee directors of the Company. The exercise price of all options to be granted under the 1996 Plan must be at least 100% of the fair market value of the Company's common stock on the granting date. Additionally, the options must be paid in full at the time the option is exercised in cash, shares of the Company's common stock with a fair value equal to the purchase price, or a combination thereof. Under the 1996 Plan, all options expire no more than ten years after the date of grant.

    During 2000, the Company adopted the California Independent Bancorp 2000 Stock Option Plan ("2000 Plan"), which sets aside 100,000 shares of no par value common stock of CIB. The 2000 Plan provides for the grant of Incentive Stock Options ("ISO") and Non-qualified Stock Options ("NQSO"), within the meaning of the Internal Revenue Code of 1986, as amended ("Code"), to employees, including directors and officers who are also employees of the Company. The 2000 plan also provides for other types of stock and option awards which may be granted to employees, officers and directors of the Company and its subsidiaries. Awards may also be granted to the Company's consultants, independent contractors, and advisors, provided they render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction. Options granted may be exercised within the times or upon the events determined by the Stock Option Committee (the

"Committee") as set forth in the Award Agreement governing such option. However, no option will be exercisable after the expiration of one hundred twenty (120) months from the date the option is granted.

    The vesting of any option granted under the 2000 Plan will be determined by the Committee at its sole discretion. The exercise price of each NQSO granted pursuant to the 2000 Plan will be determined by the Committee, but may not be less than eighty five percent (85%) of the fair market value of the stock subject to the option on the date the option is granted. The exercise price of each ISO granted pursuant to the 2000 Plan will also be determined by the Committee, but may not be less than one hundred percent (100%) of the fair market value of shares on the grant date, unless the optionee owns 10% or more of the total combined voting power of the Company. In such event, the purchase price of the stock subject to the ISO may not be less than one hundred ten percent (110%) of the fair market value of shares on the grant date.

    Federal income tax benefits relating to options exercised under the plans have been credited to shareholders' equity. The Company accounts for these plans under Accounting Principals Board Opinion No. 25, under which no compensation cost is recognized upon issuance of options. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

		2000	1999	1998
Net Income From Continuing Operations:	As reported	$2,675,866	$1,595,155	$2,722,695
	Pro forma	2,625,397	313,074	2,461,329
Basic EPS:	As reported	1.38	0.88	1.54
	Pro forma	1.36	0.17	1.40
Diluted EPS:	As reported	1.38	0.87	1.46
	Pro forma	1.35	0.17	1.32

    Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the status of the Company's three stock option plans at December 31, 2000, 1999, and 1998, and changes during the years then ended is presented in the table and narrative below.

	2000	1999	1998
Outstanding at Beginning of Year	344,457	245,766	223,171
Granted	110,002	248,577	42,638
Exercised	(14,695)	(119,353)	(19,543)
Expired	(1,044)	—	—
Forfeited	(41,161)	(30,533)	(500)

Outstanding at End of Year	397,559	344,457	245,766

Exercisable at End of Year	309,551	282,489	243,561
Weighted Average Fair Value of Options Granted	$7.70	$7.48	$9.03

    The options outstanding at December 31, 2000 have exercise prices between $7.55 and $28.50 and remaining contractual lives between 2 years and 9.75 years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998, respectively: weighted average risk-free interest rates of 6.08%, 5.46%, and 5.48%; weighted average expected dividend yields of 2.13%, 2.05%, and 1.77%. For all three years, the expected life used was seven years and the expected volatility used was 32.86%.

(13) Profit Sharing Plan and Employee Stock Ownership Plan:

    The Bank formed a 401(k) Qualified Savings Plan (the "Plan") effective August 1, 1993. All employees who have reached the age of 21 are eligible to participate following 90 days of employment. All eligible employees are 100% vested in their own contributions, which may be any whole percentage of pay between 2% and 15%, inclusive. Beginning January 1, 1995, the Bank made annual matching contributions, which were equal to 20% of each employee's elective contributions not exceeding 6% of pay. Contributions were invested with Lincoln National Life Insurance Company under employee directed investment options.

    Beginning January 2000, the Bank made annual matching contributions equal to 50% of each employee's elective contributions not exceeding 6% of pay. Of the matching contributions, 50% is applied in cash and 50% of the funds are applied to the purchase of CIB common stock. The Bank's matching contribution amounted to $127,211 in 2000, $40,000 in 1999, and $40,000 in 1998.

    The Bank formed an Employee Stock Ownership Plan (the "ESOP") effective January 1, 1988. Effective January 1, 1995, the ESOP was amended to recognize CIB and all of its employees as participants. All employees who have completed six months of service and have reached the age of 21 are eligible to participate in the ESOP. The ESOP provides for annual contributions at the discretion of the Board of Directors. The contributions are allocated based on the participants' compensation for the year. Employees vest ratably in the ESOP over six years. The ESOP borrowed $200,000 from a nonprofit corporation to acquire 8,125 shares of CIB common stock in May 2000. The borrowing is payable in five equal annual installments with interest at prime minus 1/2%, which rate was 9.0% at December 31, 2000. The Bank made contributions to the ESOP of approximately $40,000 in each of the years 2000, 1999, and 1998.

(14) Financial Instruments with Off-Balance-Sheet Risk:

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

    In the event of nonperformance by the borrower, the Bank is exposed to credit loss, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on Management's credit evaluation of the borrower. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, personal property and equipment, and real property.

    The Bank also issues standby letters of credit, that are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in 2000 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

    The contract amount of commitments not reflected on the balance sheet at December 31, 2000, were as follows:

Loan Commitments	$53,198,514
Standby Letters Of Credit	$220,000

    The Bank is obligated under a number of noncancelable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2000 were as follows:

Lease Commitments
2001	$111,742
2002	139,010
2003	141,360
2004	144,283
2005	147,336
Thereafter	140,879

$824,610

    Rent under operating leases was approximately $53,004, $179,201, and $180,944 in 2000, 1999, and 1998, respectively.

(15) Related Party Transactions:

    The Bank has had loan and deposit transactions and has contracted for services with certain officers and directors and the companies with which they are associated. In the opinion of Management and the Board of Directors, all such loans, commitments to lend, and contracts for services were made under terms that are consistent with the Bank's normal policies. Loan transactions with these officers and directors for the years ended December 31, 2000 and 1999, respectively, were as follows:

	2000	1999
Loan Balances—Beginning of Year	$6,215,421	$4,375,296
Additions	4,869,767	8,929,977
Collections	(1,499,472)	(7,089,852)
Reclassification to Third Party Loans	(3,385,110)	—

End of Year	$3,177,423	$6,215,421

    The Bank had loans outstanding to a director of the Bank and his associates in excess of 5% of shareholders' equity. The total principal balance of the loans to this director was approximately $2,765,482 and $1,904,450 at December 31, 2000 and 1999, respectively.

(16) California Independent Bancorp Financial Statements (Parent Only):

	December 31,
	2000	1999
	(Dollars in thousands)
Balance Sheet-
Assets:
Cash and Due From Banks	$56	$21
Investment in Subsidiaries	25,621	23,109
Other Assets	95	105

Total Assets	$25,772	$23,235

Liabilities and Shareholders' Equity:
Liabilities	$2	$—
Shareholders' Equity	25,770	23,235

Total Liabilities and Shareholders' Equity	$25,772	$23,235

Statements of Income-
Administrative Expense	$127	$127
Other Expense	89	96

Loss Before Equity in Net Income of Subsidiaries	216	223
Equity in Net Income (Loss) of Subsidiaries:
Distributed	1,010	909
Undistributed	1,837	(175)
Income Tax Benefit	89	93

Net Income	$2,720	$604

Statements of Cash Flows-
Operating Activities:
Net Income	$2,720	$604
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities-
(Deficit) Equity in Net Income of Subsidiaries	(1,837)	175
Increase (Decrease) in Other Operating Assets	10	(3)
Increase in Other Operating Liabilities	2	—

Net Cash Provided by Operating Activities	895	776
Financing Activities:
Dividends Paid	(860)	(809)

Net Cash Used in Financing Activities	(860)	(809)
Increase (Decrease) Increase in Cash and Cash Equivalents	35	(33)
Cash and Cash Equivalents, Beginning of Year	21	54

Cash and Cash Equivalents, End of Year	$56	$21

(17) Quarterly Statements of Operations:

    The following information is unaudited. However, in the opinion of Management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for such periods, are reflected. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further explanation of results of operations.

Quarterly Statements of Operations

	2000 Quarter Ended (Unaudited)
	March 31	June 30	September 30	December 31
	(Dollar amounts in thousands, except per share data)
Interest Income	$5,684	$5,816	$6,044	$5,991
Interest Expense	2,242	2,260	2,520	2,448

Net Interest Income	3,442	3,556	3,524	3,543
Provision for Loan and Lease Losses	150	50	—	—

Net Interest Income After Provision for Loan and Lease Losses	3,292	3,506	3,524	3,543
Noninterest Income	738	497	726	708
Noninterest Expense	2,931	2,914	2,935	3,435

Income Before Income Taxes	1,099	1,089	1,315	816
Provision for Income Taxes	419	403	496	325
Net Income From Continuing Operations	680	686	819	491

Gain (Loss) on Disposal of Subsidiary and Discontinued Operations	—	20	(17)	41
Net Income	$680	$706	$802	$532

Basic Earnings Per Share From Continuing Operations	$0.35	$0.36	$0.41	$0.26
Diluted Earnings Per Share From Continuing Operations	0.35	0.36	0.41	0.26

Weighted Average Shares Outstanding—Basic	1,904,802	1,905,706	1,924,711	2,008,761
	1999 Quarter Ended (Unaudited)
	March 31	June 30	September 30	December 31
	(Dollar amounts in thousands, except per share data)
Interest Income	$5,831	$5,733	$5,820	$5,895
Interest Expense	2,055	2,039	2,244	2,235

Net Interest Income	3,776	3,694	3,576	3,660
Provision for Loan and Lease Losses	550	250	50	150

Net Interest Income After Provision for Loan and Lease Losses	3,226	3,444	3,526	3,510
Noninterest Income	646	586	687	645
Noninterest Expense	3,110	3,493	3,500	3,707

Income Before Income Taxes	762	537	713	448
Provision for Income Taxes	279	194	254	138
Net Income From Continuing Operations	483	343	459	310

Gain (Loss) on Disposal of Subsidiary and Discontinued Operations	1	(7)	(63)	(922)
Net Income (Loss)	$484	$336	$396	$(612)

Basic Earnings Per Share From Continuing Operations	$0.28	$0.19	$0.25	$0.16
Diluted Earnings Per Share From Continuing Operations	0.27	0.19	0.25	0.16

Weighted Average Shares Outstanding—Basic	1,747,213	1,792,691	1,841,000	1,903,362

Continued on next page

	1998 Quarter Ended (Unaudited)
	March 31	June 30	September 30	December 31
	(Dollar amounts in thousands, except per share data)
Interest Income	$5,964	$6,330	$6,553	$5,953
Interest Expense	2,172	2,191	2,368	2,100

Net Interest Income	3,792	4,139	4,185	3,853
Provision for Loan and Lease Losses	396	290	754	806

Net Interest Income After Provision for Loan and Lease Losses	3,396	3,849	3,431	3,047
Noninterest Income	761	934	1,014	745
Noninterest Expense	2,966	3,522	3,390	2,973

Income Before Income Taxes	1,191	1,261	1,055	819
Provision for Income Taxes	438	476	393	297
Net Income From Continuing Operations	753	785	662	522

Gain on Disposal of Subsidiary and Discontinued Operations	58	65	18	17
Net Income	$811	$850	$680	$539

Basic Earnings Per Share From Continuing Operations	$0.43	$0.45	$0.38	$0.29
Diluted Earnings Per Share From Continuing Operations	0.41	0.43	0.36	0.27

Weighted Average Shares Outstanding—Basic	1,733,688	1,735,796	1,752,835	1,830,090

(18) Regulatory Matters:

    CIB and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on CIB's and the Bank's financial statements. Pursuant to capital adequacy guidelines and the regulatory framework for prompt corrective action, CIB and the Bank must meet specific capital guidelines that involve quantitative measures of CIB's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated pursuant to regulatory accounting practices. CIB and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require CIB and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital ("Total Risk-Based"), and Tier 1 capital ("Tier 1 Risk-Based") (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital ("Tier 1 Leverage Ratio") (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that CIB and the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based and Tier 1 Leverage Ratios as set forth in the table. There are no conditions or events since that notification that Management believes have changed the institution's category.

    CIB and the Bank's actual capital amounts and ratios are also presented in the table:

	Actual		For Capital Adequacy Purposes				To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollar amounts in thousands, except ratio data)
As of December 31, 2000:
Total Risk-Based Capital:
California Independent Bancorp	$28,509	12.77%	GREATER THAN OR EQUAL TO	17,856	GREATER THAN OR EQUAL TO	8.00%	GREATER THAN OR EQUAL TO	22,320	GREATER THAN OR EQUAL TO	10.00%
Feather River State Bank	28,357	12.72%	GREATER THAN OR EQUAL TO	17,835	GREATER THAN OR EQUAL TO	8.00%	GREATER THAN OR EQUAL TO	22,294	GREATER THAN OR EQUAL TO	10.00%
Tier I Risk-Based Capital:
California Independent Bancorp	25,683	11.51%	GREATER THAN OR EQUAL TO	8,928	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	13,392	GREATER THAN OR EQUAL TO	6.00%
Feather River State Bank	25,534	11.45%	GREATER THAN OR EQUAL TO	8,918	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	13,376	GREATER THAN OR EQUAL TO	6.00%
Tier I Leverage Ratio:
California Independent Bancorp	25,683	8.49%	GREATER THAN OR EQUAL TO	12,093	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	15,117	GREATER THAN OR EQUAL TO	5.00%
Feather River State Bank	25,534	8.45%	GREATER THAN OR EQUAL TO	12,090	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	15,112	GREATER THAN OR EQUAL TO	5.00%
As of December 31, 1999:
Total Risk-Based Capital:
California Independent Bancorp	$27,046	11.81%	GREATER THAN OR EQUAL TO	18,316	GREATER THAN OR EQUAL TO	8.00%	GREATER THAN OR EQUAL TO	22,895	GREATER THAN OR EQUAL TO	10.00%
Feather River State Bank	26,918	11.76%	GREATER THAN OR EQUAL TO	18,306	GREATER THAN OR EQUAL TO	8.00%	GREATER THAN OR EQUAL TO	22,883	GREATER THAN OR EQUAL TO	10.00%
Tier I Risk-Based Capital:
California Independent Bancorp	24,184	10.56%	GREATER THAN OR EQUAL TO	9,158	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	13,737	GREATER THAN OR EQUAL TO	6.00%
Feather River State Bank	24,058	10.51%	GREATER THAN OR EQUAL TO	9,153	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	13,730	GREATER THAN OR EQUAL TO	6.00%
Tier I Leverage Ratio:
California Independent Bancorp	24,184	7.97%	GREATER THAN OR EQUAL TO	12,134	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	15,167	GREATER THAN OR EQUAL TO	5.00%
Feather River State Bank	24,058	7.94%	GREATER THAN OR EQUAL TO	12,125	GREATER THAN OR EQUAL TO	4.00%	GREATER THAN OR EQUAL TO	15,157	GREATER THAN OR EQUAL TO	5.00%

(19) Future Financial Accounting Standards:

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, which is effective for fiscal years beginning after June15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt this statement on January1, 2001, and does not expect that it will have a material impact on its financial position or results of operations.

CALIFORNIA INDEPENDENT BANCORP, FEATHER RIVER STATE BANK AND SUBSIDIARY,
DIRECTORS AND MANAGEMENT TEAM

California Independent Bancorp and Feather River State Bank Directors	California Independent Bancorp Management

David A. Offutt
Chairman of the Board
President, Offutt, Shephard & Haven Attorneys-at-Law

 John L. Dowdell
President/CEO, Dowdell Financial Services

 Harold M. Eastridge
President, Trident Investment Corporation Real Estate Development

 William H. Gilbert
Partner, Gilbert Orchards, Walnut Grower

 Larry D. Hartwig
President/Chief Executive Officer
California Independent Bancorp President/Chief Executive Officer Feather River State Bank

 John I. Jelavich
Retired, Banker/Investor

 Donald H. Livingstone
Teaching Professor, Brigham Young University Marriott School of Business	Alfred G. Montna
Owner, Montna Farms

 William K. Retzer
Chairman/CEO, Examen, Inc.

 Michael C. Wheeler
President and General Manager, Wheeler Chevrolet-Oldsmobile-Cadillac

 Directors Emeritus

 Charles M. Lewis
Vice President, Federal Agricultural Mortgage Corporation (Farmer Mac)

 Dale L. Green
Chief Financial Officer, Dale L. Green, Inc. Contractor

 Lawrence Harris
Walnut Grower, Consulting Civil Engineer

 Ross D. Scott
Owner, Scott Center, Physical Therapist

 Louis F. Tarke
Partner, Tarke Brothers & Anderson Walnut and Rice Grower	Larry D. Hartwig
President/Chief Executive Officer

Robert J. Lampert
Chief Financial Officer/ Corporate Secretary

Feather River State Bank Managing Committee

 Larry D. Hartwig
President/Chief Executive Officer

Robert J. Lampert
Executive Vice President/Chief Operating Officer

Don R. McDonel
Executive Vice President/Commercial and Retail Banking

Kenneth M. Anderson
Senior Vice President/ Branch Services

Blaine C. Lauhon
Senior Vice President/ Chief Lending Officer

Douglas R. Marr
Senior Vice President/ Chief Credit Officer	Douglas R. Marr
Assistant Corporate Secretary

Julie Shackleford
Assistant Corporate Secretary

Financial Information and Media Contact
Analysts, stockholders and other investors seeking financial information about California Independent Bancorp or any of its subsidiaries, or news media seeking general information, should contact:

 Investor Relations Department
Robert J. Lampert
P.O. Box 929002
Yuba City, CA, 95992
(530) 674-6025 or
(800) 258-4334

 Certified Public Accountants/Auditors
Arthur Andersen LLP Sacramento, CA

 Legal Counsel
Weintraub, Genshlea, Chediak, and Sproul Sacramento, CA

CALIFORNIA INDEPENDENT BANCORP AND
FEATHER RIVER STATE BANK

BRANCHES AND OFFICES

For information Call (530) 674-6025 or (800) 258-4334

	YUBA CITY, CA		COLUSA, CA
1.	Bridge Street Branch	6.	Colusa Branch
	1221 Bridge Street		655 Fremont Street
2.	Colusa Avenue Branch
	777 Colusa Avenue		MARYSVILLE, CA
		7.	Marysville Branch
3.	Consumer Loan Center		700 E Street
995 Tharp Rd.
4.	Administrative Office		ROSEVILLE, CA
	CIB/FRSB Corporate Headquarters	8.	Roseville Loan Center
	1227 Bridge Street, Suite C		1552 Eureka Road, Suite
	ARBUCKLE, CA		WHEATLAND, CA
5.	Arbuckle Branch	9.	Wheatland Branch
	540 Amanda Street		114 D Street
WOODLAND, CA
		10.	Woodland Branch
203 Main Street

[MAP OF CALIFORNIA]

[LOGO]

Member FDIC

QuickLinks

Table of Contents
Corporate Profile
ENTERING A NEW MILLENNIUM WITH TRADITIONAL BANKING VALUES.
Shareholder Information
Financial Highlights
CALIFORNIA INDEPENDENT BANCORP & SUBSIDIARIES FOR THE YEARS ENDED DECEMBER 31,
Letter to the Shareholders
THE NEW MILLENNIUM CONTINUES
Management's Discussion and Analysis
Management's Discussion and Analysis
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999
CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000
CALIFORNIA INDEPENDENT BANCORP, FEATHER RIVER STATE BANK AND SUBSIDIARY, DIRECTORS AND MANAGEMENT TEAM
CALIFORNIA INDEPENDENT BANCORP AND FEATHER RIVER STATE BANK BRANCHES AND OFFICES For information Call (530) 674-6025 or (800) 258-4334