Form 10-K, Exhibit 13
period 2001-12-31
CALIFORNIA INDEPENDENT BANCORP
filed 2002-03-27
CIK 948976

Exhibit 13

[GRAPHIC]

California Independent Bancorp

Feather River State Bank

Annual Report 2001

[FEATHER RIVER STATE BANK LOGO]

[GRAPHIC]

MISSION STATEMENT

Our mission is to be a premier Bank that creates value for our customers by building relationships with individuals, businesses and professionals in the communities we serve.  To achieve our mission, we will form an alliance with those who influence our success.  The Bank will promote these alliances with a commitment to excellence and positive results.

TABLE OF CONTENTS

Corporate Profile

Letter to the Shareholders

Celebrating Twenty-Five Years of Citizenship & Service

Shareholder & Investor Information

Financial Highlights

Management’s Discussion & Analysis

Report of Independent Public Accountants

Financial Statements

Notes to Financial Statements

Directors and Management Team

CORPORATE PROFILE

With this annual report, we celebrate twenty-five years of citizenship and service to the Northern California communities we serve.  California Independent Bancorp (“CIB”) and its banking subsidiary, Feather River State Bank, engage in a broad range of financial service activities and comprise one of Northern California’s leading independent financial institutions.

Feather River State Bank was established in 1977 to offer personal service, local decisions, and innovative financial products to its served communities.  CIB was formed in 1994 and, after receiving regulatory and shareholder approval, became the bank’s holding company in May 1995.

Feather River State Bank serves a customer base of approximately 24,000 accounts through nine retail branches.   Our customers have access to a full range of traditional financial services to meet their consumer, commercial, agri-business, real estate, and small business needs.   The bank is a member of the Federal Deposit Insurance Corporation and each depositor’s account is insured for up to $100,000.

Feather River State Bank also offers noninsured financial services through our affiliation with London Pacific Advisory Services, Inc., a registered Broker/Dealer, member NASD/SIPC, and London Pacific Investment Advisory Services, Inc., a Registered Investment Advisor.

MILESTONES
1976	1977	1979
A group of Yuba and Sutter County businesspeople came together to establish a new community bank	Feather River State Bank established in Yuba City	The operating of the bank's second branch in Marysville

[FEATHER RIVER STATE BANK LOGO]

LETTER TO THE SHAREHOLDERS

Dear Shareholders:

2001 was a year of both challenge and achievement for California Independent Bancorp (“CIB”) and our subsidiary, Feather River State Bank (collectively, the “Company”).   Feather River State Bank (the “Bank”) will complete its twenty-fifth year in business in April 2002.   We are extremely proud of a quarter century of serving customers and expanding our unique banking franchise, which combines the very best in community banking with a strong branch system.   Despite the challenges that presented themselves during 2001, we clearly delivered on our motto of providing “a better brand of banking with measurably superior service” and remain firmly committed to do so as we move forward.

In addition to the events of September 11th, fourth quarter 2001 results were particularly affected by the impact of the softening economic environment on our exposure to a large, long running agribusiness problem credit relationship, a construction loan relationship, and our exposure to a limited number of other previously identified problem credits.   Reflecting this fourth quarter decline, we deemed it prudent to record a $2,450,000 provision for credit loss, moving aggressively to value those exposures to market.   These actions along with our current aggressive loan resolution program position us well for the future.   Additionally, we remain very cognizant of the dual challenges of a highly competitive marketplace and the current soft economy.

[PHOTO OF DAVID OFFUTT AND LARRY HARTWIG]

(left to right) David Offutt, Chairman of the Board, and Larry Hartwig, President/CEO

It would be easy to allow this fourth  quarter event to overshadow the Company’s many significant accomplishments during the year.  The process of realigning our loan portfolio began in earnest in 1999 and to some extent remains a work in progress.  During the last three years, we steadily improved credit quality, upgraded loan underwriting, diversified our loan portfolio, and established a strategic reemphasis on traditional commercial and consumer banking.  In many ways this is like changing the tires on your car while driving at freeway speeds.  Total loans and deposits were $192.3 million and $275.6 million on December 31, 2001, compared to $179.0 million and $267.6 million on December 31, 2000, respectively.  Not only did we grow the loan portfolio and deposit base, but also we are pleased with the balance and diversification achieved.

Change in our industry continues and we have reconfigured our branch system to respond to a more knowledgeable and technology oriented customer.  In addition, we expanded our geographic market presence with the opening of our two newest full service branches in the high growth communities of Lincoln and Roseville, California.  We invested in a larger franchise, a more cost-effective branch system, product improvements, and technology enhancements — each of which can be expected to contribute meaningfully to the bottom line in the years ahead.  We are confident that these actions ensure that our customers have access to the best financial products available and that we maintain the highest level of professional, personalized service that is key to our success.

While there have been landmark achievements during the year which have strengthened the value of our franchise and market position, these good things are not fully evident in our operating results.  The Company’s net income for 2001 was $1,409,000, or $0.66 per diluted share, compared to $2,720,000, or $1.29 per diluted share for 2000.  As mentioned at the outset, the decline in earnings resulted from the $2,450,000 provision for credit losses recorded in the fourth quarter of 2001.  However, despite an unprecedented eleven consecutive interest rate cuts by the Federal Reserve Board, the Company’s net interest margin increased to 4.65% for 2001, compared to 4.33% for 2000.  Total assets at December 31, 2001 were $306.2 million compared to $301.4 million at December 31, 2000.

We believe the future outlook for California Independent Bancorp and Feather River State Bank is excellent.  With the process of restructuring behind us, we are in a strong position to weather the impacts of a softening economy, and more importantly to capitalize on an economic recovery.  We will also continue our community bank tradition of working hard to address the needs of the communities and neighborhoods where we do business.  As we move forward, improved earnings and balance sheet strength will be our primary objectives.  We are a well-financed and competitive community bank and will continue to be very involved in the communities we serve.

The real strength of our organization is the team of creative, results-oriented professionals who bring a highly competitive spirit to their work.  On their behalf, we wish to thank our customers and shareholders for continued support as we work to make California Independent Bancorp one of Northern California’s premier financial service companies.  All of us at the Company share a common purpose for a prosperous future and pledge our best efforts to make the future rewarding for our customers, shareholders, and employees.

/s/ David A. Offutt	/s/ Larry Hartwig
David A. Offutt	Larry Hartwig
Chairman of the Board	President/CEO

MILESTONES
1980	1980	1982
Successful secondary stock offering of $2 million completed	Opening of the third branch in Colusa	Opening of a fourth branch on Colusa Avenue to better serve Yuba City

[FEATHER RIVER STATE BANK LOGO]

CELEBRATING TWENTY-FIVE YEARS OF CITIZENSHIP & SERVICE

In many respects, 2001 was a watershed year for America.  Our country and our economy were jolted by the twin shocks of recession and terrorism.  In addition to deepening the economic downturn, the events of September 11, 2001 will be remembered as the most traumatic in our history since Pearl Harbor.  But in the great American tradition, our people have risen to the occasion.

Patriotism is back in America and love of flag and country is more evident than at any time in recent memory.  Polls show a high number of people wanting to help their nation and to participate in their community.  Family has a higher priority now, and tradition means more in the wake of these events.

[PHOTO]

In late March 1977, the temporary headquarters of Feather River State Bank was placed on-site at the Bridge Street location in Yuba City, the current location of the Company headquarters and the Bank’s largest branch.

It is with a sense of pride and a renewed commitment to our community that we celebrate the twenty-fifth anniversary of California Independent Bancorp’s subsidiary, Feather River State Bank (collectively, the “Company”).  The date of that founding was April 6, 1977, and in the years since we have achieved a great deal.  The historic photos and major milestones included in this report highlight a quarter century of growth, development, and progress.

We are proud to be a community bank and, while we recognize that our brand of banking requires extra effort, we recognize that it also yields extra rewards.  Our customers and their families know they can count on us whenever they need responsive solutions to meet their financial needs.  While we take pride in our tradition, we definitely are not resting on our past success.  In fact, we are doing quite the opposite.  Following a carefully developed set of strategic principles, we are committed to a future that includes these core values:

OUR PROMISE OF A BETTER BRAND OF BANKING

Service sets us apart from the competition.  We remain fully committed to continuing the Company’s strategic agenda of building meaningful, long-term relationships with our customers.  But we will not just meet customer expectations, we plan to exceed them through the delivery of innovative and personalized financial solutions.

MEASURABLY SUPERIOR SERVICE

Our customers come to us for expertise and advice, and they expect constructive results, each and every time.  Employees of our organization are trained to understand and serve those needs in a way that will demonstrate a high level of responsiveness and professionalism.  This unsurpassed level of service sets us apart from other banking organizations.

[PHOTO OF CHARLES LEWIS, WILLA SHIPPEN, BARBARA McFARLAND AND JERRY BERSCH]

Feather River State Bank officially opens with a ribbon cutting ceremony on April 6, 1977. Pictured (left to right) are Charles Lewis, Willa Shippen, Barbara McFarland, and Jerry Bersch.

IN-TOUCH RELATIONSHIP BANKING

Employees throughout the organization nurture the one-on-one relationships that provide mutual benefit to our customers and our company.  Complementing this promise of personalized service, the organization continues to place top priority on staying technologically competitive and enhancing its selection of automated delivery systems that offer optimal customer convenience.  We never substitute technology for personal service, but use it as a means to enhance our personal service capabilities.  At Feather River State Bank, when it’s high-tech, it’s also high-touch.

CUSTOMER-DRIVEN PRODUCT DEVELOPMENT & DELIVERY

Listening to what our customers have to say about our employees, products and processes is a critical principle for our organization.  The ideas that drive our delivery methods and enhance service levels are based on customer perspective, which we gain from a variety of market research and customer satisfaction tracking programs.  Front-line participation in product development and process improvements come from the employees who know our customers best.

TRUST & FINANCIAL STRENGTH

For the full quarter century of our existence we have maintained a strong reputation for financial achievement, professionalism, and integrity.  Shareholder value is created through disciplined risk management and cost controls that assure the financial safety and soundness of our organization.  These are maintained, while we provide the kind of service that builds customer loyalty, which in turn, further assures the long-term enhancement of our shareholders’ investment.

MILESTONES
1985	1990	1993
The Bank reaches $60 million in assets and opens a fifth branch in Arbuckle	Started Farmer Mac farmland department	Opening of the sixth branch in the community of Woodland

[FEATHER RIVER STATE BANK LOGO]

CELEBRATING TWENTY-FIVE YEARS OF CITIZENSHIP & SERVICE

COMMITMENT TO OUR COMMUNITIES

Good corporate citizenship continues to be a guiding principle of our organization.  We are also committed to improving the communities in which we work and live.  We firmly believe in community involvement, which includes heightened levels of economic partnership, community understanding, and volunteerism.  This continues to be a priority as we are generous with our time and economic support of local civic projects and organizations.

COMMITMENT TO GROWTH

We are proud to uphold the principles of our free enterprise system, which reward those who value hard-work, thrift, and innovation.  By helping our consumer and business customers grow, we help our communities prosper.  To support this goal, we have added full service banking offices in contiguous communities.

[GROUP PHOTO]

More than 200 people representing a cross section of the community attended the Grand Opening party.  Included were Founders, Directors, Officers, and civic officials.

As we celebrate our first twenty-five years, we look to the future firmly committed to serving the needs of our customers and community.  We will continue to provide customers with a banking experience that they will truly find remarkable, and we will succeed in the future as we have over the years by delivering a better brand of banking.  Our ability to provide financial services, shared expertise, and Company resources without disrupting the effectiveness of local branch leadership makes Feather River State Bank unique and has always been a priority.  Our branch officers retain local market authority, delivering quick, personal decisions to customers whose financial services needs they understand and appreciate.

MILESTONES
1995	1996	2001
California Independent Bancorp becomes the parent company of the Bank	Opening of the seventh branch in Wheatland	Opening of the eighth and ninth branches, in Lincoln and Roseville

[FEATHER RIVER STATE BANK LOGO]

SHAREHOLDER & INVESTOR INFORMATION

PRICE RANGE OF COMMON STOCK

California Independent Bancorp’s (“CIB’s”) common stock is traded on the NASDAQ Stock Market under the trading symbol “CIBN.”  The common stock began trading on the NASDAQ Stock Market on July 31, 1996.  Prior to that time, the common stock was listed on the NASDAQ Bulletin Board and was the subject of limited trading.

The following table presents the high and low closing sale prices of CIB’s common stock for each quarterly period for the last two years as reported and as retroactively adjusted for the effect of applicable stock dividends by the NASDAQ Stock Market:

	Range of Stock Prices
2001 Quarters	High	Low
4th	$24.30	$21.99
3rd	25.14	21.67
2nd	26.67	21.91
1st	21.91	18.10

2000 Quarters	High	Low
4th	$20.60	$18.10
3rd	20.98	17.23
2nd	22.56	14.63
1st	15.76	12.93

CASH DIVIDEND INFORMATION

After adjusting retroactively for the effect of applicable stock dividends, cash dividends paid on CIB’s common stock were $0.42 per share for the year ending December 31, 2001, and $0.40 per share for the year ending December 31, 2000.

CIB has paid cash dividends on its common stock since 1980, and has paid consecutive quarterly cash dividends since 1991.  It is currently the intention of the Board of Directors to continue the payment of cash dividends on a quarterly basis.  However, there is no assurance that cash dividends will be paid in the future, as such dividends are dependent upon the earnings, financial condition, and capital requirements of  CIB and Feather River State Bank, as well as legal and regulatory requirements.  As of December 31, 2001, CIB had $2,157,747 available for payment of dividends to its shareholders.

The number of shares issued and outstanding as of December 31, 2001, was 2,115,419.

Call your stockbroker or one of our market makers for stock information:

First Union Securities	(888) 383-3112
Hoefer & Arnett	(800) 346-5544
Sutro & Co.	(800) 288-2811

First Union Securities offers Dividend Reinvestment Plans.  These plans allow conversion of cash dividends into whole or fractional shares of CIB stock.  This service is offered free of fee or commission charges.

SHAREHOLDER INFORMATION

Shareholders wishing more detailed information about CIB may obtain a copy of its Form 10-K or Quarterly Newsletter upon request  from:

California Independent Bancorp

Investor Relations Department

1227 Bridge St., Suite C

Yuba City, CA 95991

(530) 674-6025

(800) 258-4334

STOCKHOLDER ACCOUNT INFORMATION

If you have questions concerning your stockholder account, please call our transfer agent:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale, California 91204

(800) 835-8778

ANNUAL MEETING

The annual shareholders’ meeting of CIB will be held May 21, 2002, 6:00 P.M., at Feather River State Bank’s Colusa Avenue Branch located at 777 Colusa Avenue in Yuba City, California.

FINANCIAL HIGHLIGHTS

CALIFORNIA INDEPENDENT BANCORP & SUBSIDIARIES
FOR THE YEARS ENDED DECEMBER 31,

	2001	2000	1999	1998	1997
Interest Income	$21,731,566	$23,535,234	$23,279,582	$24,799,713	$23,386,677
Interest Expense	7,022,370	9,469,856	8,573,383	8,830,774	9,288,694
Net Interest Income	14,709,196	14,065,378	14,706,199	15,968,939	14,097,983
Provision for Loan and Lease Losses	2,450,000	200,000	1,000,000	2,246,145	6,153,000
Net Interest Income After Provision for Loan and Lease Losses	12,259,196	13,865,378	13,706,199	13,722,794	7,944,983
Noninterest Income	2,209,246	2,668,972	2,564,447	3,454,179	3,142,139
Noninterest Expense	12,568,197	12,214,959	13,810,491	12,850,678	11,900,255
Income (Loss) Before Provision for Income Taxes	1,900,245	4,319,391	2,460,155	4,326,295	(813,133)
Provision (Benefit) for Income Taxes	547,200	1,643,525	865,000	1,603,600	(511,350)
Net Income (Loss) From Continuing Operations	1,353,045	2,675,866	1,595,155	2,722,695	(301,783)

Loss on Disposal of Subsidiary	$—	$—	$(713,772)	$—	$—
Income (Loss) on Discontinued Operations	56,084	44,092	(277,685)	157,781	140,353
Net Income (Loss)	$1,409,129	$2,719,958	$603,698	$2,880,476	$(161,430)

Per Common Share Data (see note below)
Basic Earnings Per Share From Continuing Operations	$0.64	$1.27	$0.79	$1.40	$(0.16)
Cash Dividends	$0.42	$0.40	$0.38	$0.36	$0.34
Book Value	$12.86	$12.83	$12.20	$12.99	$11.65
Dividend Payout Ratio	65.63%	31.50%	47.73%	25.97%	n/a

Weighted Average Common Shares Outstanding - Basic	2,110,031	2,103,500	2,008,257	1,944,079	1,917,154

Financial Ratios From Continuing Operations
Return on Average Assets	0.46%	0.90%	0.54%	0.95%	-0.11%
Return on Average Common Shareholders’ Equity	4.97%	11.18%	6.70%	11.82%	-1.33%
Net Interest Margin	4.65%	4.33%	4.84%	5.40%	4.92%
Net Charge-Offs to Average Loans and Leases	1.45%	0.70%	0.14%	0.91%	2.70%
Allowance for Loan and Lease Loss as a Percent of Loans and Leases	2.90%	3.20%	4.20%	3.33%	3.29%
Efficiency Ratio	74.29%	73.00%	79.96%	66.16%	69.03%

Note regarding per common share data: All per share amounts and the weighted average number of common shares outstanding as shown in the preceding table have been adjusted retroactively, as applicable, to reflect the 5% stock dividends distributed in each of the years presented.

[CALIFORNIA INDEPENDENT BANCORP LOGO]

[GRAPHIC]

MANAGEMENT'S DISCUSSION AND ANALYSIS

&

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2001 and 2000

Certain statements in the annual report, Form 10-K, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations (excluding statements of fact or historical financial information) involve forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry increases significantly; changes in the interest rate environment reduce margins; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and an increase in the provision for possible loan and lease losses; the loss of key personnel; change in the regulatory environment; changes in business conditions; volatility of rate sensitive deposits; operational risks including data processing system failures or fraud; asset/liability matching risks and liquidity risks; changes in the securities markets; the impact of the California energy shortage; and the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies.

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to California Independent Bancorp’s and Feather River State Bank’s (collectively, the “Company’s”) financial condition, operating results, asset and liability management, and liquidity and capital resources; and should be read in conjunction with the Consolidated Financial Statements of the Company and its accompanying notes.

Summary of Financial Results

California Independent Bancorp (“CIB”) through its wholly owned subsidiary, Feather River State Bank (the “Bank”) engages in a broad range of financial service activities.  The Bank commenced operations in 1977.  CIB was formed in 1994 and, after receiving regulatory and shareholder approval, became the holding company for the Bank in May 1995.  In October 1996, the Bank acquired E.P.I. Leasing Co., Inc. (“EPI”), and has operated it as a subsidiary.

On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI’s affairs.  The provision for the loss on discontinued operations reflected in the 1999 consolidated statement of operations includes the write-down of the assets of EPI to estimated net realizable values and the estimated costs of disposing of these operations, net of applicable expected tax benefits.  The loss associated with the 1999 operation and disposal of EPI is $991,457, net of income tax benefits.  This amount includes the write-off of the Bank’s original investment in its subsidiary and associated goodwill.  During 2001, income attributable to EPI was $56,084, net of income tax expense.  It is anticipated that the business affairs of EPI will be dissolved following the orderly wind-down of the remaining lease portfolio.

This annual report, the Form 10-K, and the following Management’s Discussion and Analysis along with the accompanying financial statements, tables, and charts have been written to exclude the effects of EPI for the periods stated.

In 2001, the Company recognized an increase in total assets over 2000.  At December 31, 2001, total assets were $306,167,695 as compared to $301,446,561 at December 31, 2000.  Cash and cash equivalents decreased to $23,046,870 at December 31, 2001 from $27,058,528 at December 31, 2000, while total investments decreased to $78,357,289 at December 31, 2001 from $82,011,931 at December 31, 2000.  Net loans and leases increased 7.8% to $186,783,158 at December 31, 2001 over $173,290,843 at December 31, 2000.  Total deposits increased 3.0% to $275,576,069 at year-end 2001 over $267,632,227 at year-end 2000.  The Company’s shareholders’ equity increased $1,443,518, or 5.6%, to $27,213,127 at December 31, 2001 versus $25,769,609 at December 31, 2000.

During 2001, the Company recognized full-year net income from continuing operations of $1,353,045, a decrease of $1,322,821 from 2000.  Net income after disposal and discontinuance of EPI was $1,409,129 and $2,719,958, for the years ended December 31, 2001 and 2000, respectively.  The decrease in net income was principally due to an increase in the provision for possible loan and lease losses of $2,250,000 when comparing full-year 2001 operating results with those of 2000.  This and other factors impacting the Company’s net income are discussed in detail throughout this Management’s Discussion and Analysis.

Basic earnings per share from continuing operations in 2001 were $0.64, a decrease from 2000 basic earnings per share from continuing operations of $1.27.  Diluted earnings per share from continuing operations were $0.63 in  2001 and $1.27 in 2000.  The Company paid cash dividends of $0.42 per share in 2001, $0.40 per share in 2000, and $0.38 per share in 1999.  Additionally, the Company declared and distributed 5% stock dividends in 2001, 2000, and 1999.  Consequently, for all periods presented, basic and diluted earnings per share, cash dividends paid on common shares, and the weighted-average number of shares, have been adjusted retroactively to reflect the 5% stock dividends distributed on September 25, 2001, September 15, 2000, and September 17, 1999, as well as all other previously declared and distributed stock dividends.

The following table depicts the Average Daily Balance Sheets for the years ended December 31, 2001, 2000, and 1999.  This table shows the composition of average earning assets and average interest-bearing liabilities, average  yields and rates, and the Company’s net interest margin for years 1999 through 2001.

Average Daily Balance Sheets

	2001			2000			1999
	Average Balance	Yield/ Rate	Interest Amount	Average Balance	Yield/ Rate	Interest Amount	Average Balance	Yield/ Rate	Interest Balance
Assets
Earning-Assets:
Short-Term Investments:
Federal Funds Sold	$13,265,950	3.64%	$483,512	$10,811,814	5.83%	$630,170	$11,724,518	5.06%	$593,197
Investment Securities:
Taxable	70,126,926	6.20%	4,347,405	88,214,956	6.59%	5,815,142	66,143,534	5.90%	3,900,332
Nontaxable	2,257,511	4.14%	93,354	2,919,889	4.07%	118,719	4,035,737	4.01%	161,764
Total	72,384,437	6.13%	4,440,759	91,134,845	6.51%	5,933,861	70,179,271	5.79%	4,062,096
Loans and Leases	184,397,462	9.11%	16,807,295	169,272,897	10.03%	16,971,203	181,165,760	10.28%	18,624,289
Total Earning Assets	270,047,849	8.05%	21,731,566	271,219,556	8.68%	23,535,234	263,069,549	8.85%	23,279,582
Allowance for Possible Loan and Lease Losses	(5,187,636)			(6,582,886)			(6,515,380)
Non Earning Assets:
Cash and due from banks	13,060,787			12,366,116			17,858,822
Premises and Equipment	6,908,879			7,101,571			7,626,073
Other	11,074,349			14,008,173			11,949,985
Net Assets from Discontinued Operations	179,100			160,128			434,413
Total Non Earning Assets	31,223,115			33,635,988			37,869,293
Total Assets	$296,083,328			$298,272,658			$294,423,462

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Demand, Savings and Money Market	$108,286,106	1.94%	$2,098,230	$111,131,911	3.00%	$3,336,430	$112,541,448	3.09%	$3,473,386
Time Certificates	95,684,104	5.02%	4,803,844	98,437,633	5.71%	5,619,730	97,162,885	5.06%	4,917,252
Other Interest-Bearing Liabilities	2,899,042	4.15%	120,296	8,099,524	6.34%	513,696	4,028,291	4.54%	182,745
Total Interest-Bearing Liabilities	206,869,252	3.39%	7,022,370	217,669,068	4.35%	9,469,856	213,732,624	4.01%	8,573,383
Noninterest-Bearing Liabilities:
Demand	58,234,534			53,724,117			54,675,233
Other Liabilities	3,775,080			2,941,627			2,203,717
Total Noninterest-Bearing Liabilities	62,009,614			56,665,744			56,878,950

Shareholders’ Equity	27,204,462			23,937,846			23,811,888
Total Liabilities and Shareholders’ Equity	296,083,328			298,272,658			294,423,462
Net Interest Income			$14,709,196			$14,065,378			$14,706,199
Net Interest Margin		4.65%			4.33%			4.84%

Net Interest Income

Net interest income, the difference in interest earned on assets and interest paid on liabilities, increased to $14,709,196 for 2001 over a comparable 2000 net interest income figure of $14,065,378.  Interest earning assets consist of overnight federal funds sold, investment securities, and loans and leases.  In total, these assets averaged $270,047,849, $271,219,556, and $263,069,549 in 2001, 2000, and 1999, respectively.  Average loans and leases were $184,397,462, $169,272,897, and $181,165,760 in 2001, 2000, and 1999, respectively, representing an increase of 8.9% in 2001 over 2000, and a decrease of 6.6% in 2000 from 1999.

Interest income decreased 7.7% for 2001 to $21,731,566 from $23,535,234 for 2000, and was $23,279,582 for 1999.

The Company’s primary source of income is interest and fees on loans and leases.  For full-year 2001, interest and fees on loans and leases decreased $163,908 from the comparable 2000 period.  The decline in interest and fee income is primarily the result of a 0.92% reduction in portfolio yield which was driven by the Federal Reserve Bank’s continual easing of interest rates throughout the year.  The unfavorable impact of the lower portfolio yield on interest and fee income was significantly offset by an increase of $15,124,565, or 8.9%, in average loan and lease balances outstanding in 2001 over 2000.  This increase in average loan and lease balances outstanding is directly attributable to successful business development efforts and the Bank’s strategic decision to further diversify its overall loan portfolio via growth primarily in the real estate secured and commercial lending sectors.

Interest earned on investment securities decreased $1,493,102, or 25.2%, for 2001 in comparison to 2000.  Average investment securities in 2001, 2000, and 1999, were $72,384,437, $91,134,845, and $70,179,271, respectively.  The principal reason for the decline in interest earned on the Bank’s investment securities was a decrease of $18,750,408, or 20.6%, in the average balance of investment securities in 2001 from 2000.  This was primarily the result of bond calls driven by the downward movement in interest rates and, to a lesser extent, principal paydowns on mortgage-backed securities and other normal bond maturities.  The proceeds from securities liquidations were principally used to fund loan growth, with the excess being reinvested into qualifying replacement securities and federal funds sold.  Additionally, the declining interest rate environment resulted in an overall investment portfolio yield of 6.13% for 2001 compared to 6.51% for 2000.  Interest income on investment securities for the years ending December 31, 2001, 2000, and 1999 was $4,440,759, $5,933,861, and $4,062,096, respectively.  When comparing 2000 with 1999, the increase in interest income on investments was $1,871,765, or 46.1%.  This was due both to an increase in volume and an increase in the average interest rate earned on the investment portfolio, which was 6.51% for 2000 versus 5.79% for 1999.

Average federal funds sold were $13,265,950 for 2001, $10,811,814 for 2000, and $11,724,518 for 1999, representing an increase of 22.7% in 2001 over 2000, and a decrease of 7.8% in 2000 from 1999.  The yield on federal funds sold was 3.64%, 5.83%, and 5.06% for full-years 2001, 2000, and 1999, respectively, and is reflective of the general interest rate environment as previously discussed.

After considering the effect of the preceding factors that had an impact on the Company’s interest income, the overall yield on average earning assets was 8.05%, 8.68%, and 8.85% for the full-years ending 2001, 2000, and 1999, respectively.

Average interest-bearing liabilities decreased to $206,869,252 for 2001 from $217,669,068 for 2000, and $213,732,624 for 1999.  The primary component of interest-bearing liabilities is interest-bearing deposits which averaged $203,970,210, $209,569,544, and $209,704,333 for 2001, 2000, and 1999, respectively.  The Company has experienced a significant decrease in total interest expense on deposits of $2,054,086, or 22.9%, in 2001 from 2000.  This decrease is primarily due to an overall decrease in the average yield on deposits from 4.27% for 2000 to 3.38% for 2001.  This sharp decline in average deposit yields was a direct result of the eleven rate cuts made throughout the year by the Federal Reserve Bank.  Further contributing to the overall decline in interest expense, but to a lesser extent, was a decline in the average balance of interest-bearing deposits of $5,599,334, or 2.7%, for full-year 2001 from 2000.

The Company experienced a decrease of $5,200,482 in average other interest-bearing liabilities when comparing 2001 with 2000.  Other interest-bearing liabilities consist primarily of seasonal short term borrowings from the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank.  Historically, during the first half of each year the Bank experiences excess liquidity.  The Bank’s seasonal agricultural and construction loan demand, which typically occurs each year from early June through late October, tends to absorb excess liquidity and frequently results in a net borrowed position during that time frame.  The average balance of other interest-bearing liabilities was $2,899,042, $8,099,524, and $4,028,291 in 2001, 2000, and 1999, respectively.  During 2001, proceeds from bond calls and the maturity of investment securities were more readily available to fund loan demand, thereby decreasing the extent to which the Company utilized other interest-bearing liabilities.

After considering the effect of the preceding factors that had an impact on the Company’s interest expense, total interest expense decreased 25.8% to $7,022,370 for 2001 from $9,469,856 for 2000, and increased 10.5% for 2000 over $8,573,383 for 1999.  The decline in 2001 from 2000 is essentially the result of the overall declining interest rate environment and, to a lesser extent, the overall reduction in interest-bearing liabilities as previously discussed.

The rate paid on total average interest-bearing liabilities was 3.39%, 4.35%, and 4.01% for the full-years ending 2001, 2000, and 1999, respectively.  Consequently, the net interest margins were 4.65%, 4.33%, and 4.84% for the full-years ending 2001, 2000, and 1999, respectively.

Changes in Interest Rates and the Volume of Interest Sensitive Assets and Liabilities

Changes in the rates earned and paid and the volume of interest-earning assets and interest-bearing liabilities affect the Company’s net interest margin.  The impact of changes in volume and rate on net interest income in 2001 compared to 2000, and 2000 compared to 1999, is shown in the following table.

Changes in Volume/Rate

	2001 Compared to 2000			2000 Compared to 1999
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Federal Funds Sold	$143	$(289)	$(146)	$(46)	$83	$37
Investment Securities:
Taxable	(1,192)	$(276)	(1,468)	1,302	613	1,915
Nontaxable	(27)	$1	(26)	(45)	2	(43)
Loans and Leases	1,516	$(1,680)	(164)	(1,223)	(430)	(1,653)
Total	$440	$(2,244)	$(1,804)	$(12)	$268	$256
Demand, Savings and Money Market	(85)	$(1,153)	(1,238)	(44)	(93)	(137)
Time Certificates	(157)	$(659)	(816)	65	638	703
Other	(330)	$(64)	(394)	185	146	331
Total	$(572)	$(1,876)	$(2,448)	$206	$691	$897
Increase(Decrease) in Net Interest Income	$1,012	$(368)	$644	$(218)	$(423)	$(641)

Loans and Leases

The Company continues to emphasize real estate, real estate construction, commercial, agricultural, and consumer lending activities.  During 2001, the Company continued to pro-actively intensify its focus on real estate secured and commercial lending to further diversify the portfolio, improve asset quality, and meet customers’ needs in its served geographic market segments.  Gross loans and leases increased $13,266,336, or 7.4%, when comparing December 31, 2001 with December 31, 2000.  The increase in gross loans and leases during 2001 is attributable to substantial increases in the commercial real estate mortgage secured loan portfolio and the commercial portion of the “Commercial and Agricultural” loan portfolio.  Additionally, at December 31, 2001 consumer loans were up slightly over the previous year-end, while the agricultural, real estate construction, and lease portfolios declined.

The Company lends primarily to small and medium sized businesses, small to large sized farms, professionals, and consumers within its market area, which is principally comprised of Sutter, Yuba, Colusa, Yolo, and Placer counties, and secondarily, Sacramento, El Dorado, Butte, and Glenn counties.  A significant portion of the Company’s loan portfolio consists of loans secured by commercial, agricultural, and residential real estate.  The following table depicts the composition of the Bank’s loan and lease portfolio as of December 31, for each of the last five years:

Composition of Loan and Lease Portfolio

	December 31,
	2001	2000	1999	1998	1997
Commercial and Agricultural	$40,092,739	$41,691,321	$55,111,154	$72,104,377	$79,384,520
Real Estate-Construction	32,268,227	35,783,474	30,513,920	53,967,821	23,927,538
Real Estate-Mortgage	100,685,224	75,626,555	46,003,764	28,930,047	28,032,552
Consumer	4,826,959	4,471,652	2,523,695	2,443,283	1,956,254
Lease Financing	11,653,824	19,608,845	27,009,815	23,033,956	33,223,586
Other	2,754,618	1,833,408	158,322	392,570	1,021,665
Total	$192,281,591	$179,015,255	$161,320,670	$180,872,054	$167,546,115

During 2001, the Bank continued to realize substantial growth in its real estate mortgage loan portfolio.  The year-end balance of mortgage loans secured by commercial, agriculture, and residential real estate increased $25,058,669, or 33.1%, at year-end 2001 over year-end 2000.  This increase is attributable to successful business development efforts and the Bank’s strategic decision to further diversify its overall portfolio via growth in the real estate secured lending arena.  At December 31, 2001, the Bank’s real estate mortgage loan portfolio equaled $100,685,224, or 52.4% of the total loan and lease portfolio.  At December 31, 2000, the real estate mortgage loan portfolio equaled $75,626,555, or 42.3% of the total loan and lease portfolio.  These loans are fully secured by real estate collateral and advances are limited to 65% to 90% of the real estate’s appraised value depending on the type of loan.

The Bank makes real estate construction loans, primarily to finance a variety of commercial, office, and retail projects, as well as the construction of single-family homes.  At December 31, 2001, these loans decreased $3,515,247, or 9.8%, compared to year-end 2000.  The Bank had $32,268,227, or 16.8%, and $35,783,474, or 20.0%, of its total loan and lease portfolio in real estate construction loans outstanding at December 31, 2001 and 2000, respectively.  In all cases, real estate construction loans are fully secured by the real property being improved.  Advance rates are limited to 60% to 80% of the project’s appraised value at completion depending upon the type of project.  Generally, to further its business development goals, the Bank enters into construction lending relationships with the commitment, or the intent to commit, to provide term real estate mortgage financing to its customer upon project completion.

The Bank makes commercial and small business loans (including lines of credit) that are secured by the assets of the business.  Commercial loans increased $5,720,493, or 27.2%, between December 31, 2000 and December 31, 2001.  This increase is the result of a strategically focused marketing effort in the business loan sector throughout the Bank’s geographically served areas.  The Bank had $26,763,479, or 13.9%, and $21,042,986, or 11.8%, of thetotal loan and lease portfolio in commercial and industrial loans outstanding at December 31, 2001 and 2000,  respectively.

The Bank provides agricultural production lines of credit and other agricultural loans that are secured by crops, crop proceeds, and other collateral.  These loans are generally at their peak in the third quarter of each year.  At December 31, 2001, agricultural loans decreased $7,319,075, or 35.4%, in comparison to December 31, 2000.  There were five principal factors that contributed to the decline in agricultural loans.  First, the Bank’s enhanced credit standards continued to result in lower agricultural loan production.  Second, the economic adversities  affecting certain agricultural commodities produced in the Bank’s trade area have softened new loan demand.  Third, the Bank successfully collected several troubled agricultural loans over the past twelve months.  Fourth, the

Bank charged-off a large, long running agribusiness problem credit relationship.  And fifth, agricultural lending competition in the Bank’s core market area remains intense.  The Bank had $13,329,260, or 6.9%, and $20,648,335, or 11.5%, of the total loan and lease portfolio in agricultural loans outstanding at December 31, 2001 and 2000, respectively.  Approximately 21% of these loans are guaranteed by the Farm Service Agency  (“FSA,” an agency of the U.S. Department of Agriculture).

The Bank grants consumer loans, including secured and unsecured loans and lines of credit, to finance a variety of consumer needs.  At December 31, 2001, consumer loans increased $355,307, or 8.0%, over December 31, 2000.  The Bank had $4,826,959, or 2.5%, and $4,471,652, or 2.5%, of the total loan and lease portfolio in consumer loans at December 31, 2001 and 2000, respectively.

During 2001, the Bank experienced a significant decline in its lease portfolio.  As of December 31, 2001, net lease financing receivables declined $7,955,021, or 40.6%, from year-end 2000.  The decline is the direct result of the Bank’s decision in the first quarter of 2000 to discontinue originating and purchasing leases through EPI.  Consequently, the reduction of the remaining lease portfolio during 2001 was primarily due to scheduled lease amortization.  The Bank had $11,653,824, or 6.1%, and $19,608,845, or 11.0%, of the total loan and lease portfolio in leases at December 31, 2001 and 2000, respectively.

In conjunction with the Bank’s March 21, 2000 decision to discontinue and wind-down the operations of EPI, servicing of the lease portfolio was outsourced to Bancorp Financial Services, Inc. (“BFS”), a third party specializing in the origination, acquisition, and servicing of small ticket leases.  On May 21, 2001, Humboldt Bancorp, BFS’ parent company, announced a plan to wind-down the operations of BFS in an orderly fashion over time.  Subsequently, on January 28, 2002, BFS notified the Bank that it had targeted March 31, 2002 as the completion date for its wind-down process and furthermore advised the Bank of its intent to resign as the servicer of the EPI lease portfolio.  However, BFS also advised the Bank that while March 31, 2002 is the target date to complete its  wind-down, BFS committed to performing its responsibilities under the servicing agreement until the orderly transition to a successor servicer could be effected.

BFS’ wind-down continues to be an ongoing process and BFS continues to perform its servicing obligations with regard to the EPI lease portfolio.  As a result of these developments, Management is in the process of identifying  and selecting a successor servicer for the EPI lease portfolio, after which the orderly transition to the successor servicer  will be effected.  Management continues to monitor the situation closely and evaluate its alternatives to mitigate any potential impact relative to BFS’ change in status.

The Company also originates certain mortgage loans on residential and agricultural properties, which it sells into the secondary market to divest itself of the interest rate risk associated with these mostly fixed-interest rate products.  The Company accounts for these loans in accordance with Statement of Financial Accounting Standards  No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement  of FASB Statement No. 125.”

As of December 31, 2001, 2000, and 1999, total loans serviced by the Company were $78,062,314, $92,741,075, and $131,991,682, respectively.  Total loans sold by the Company were $1,725,830 in 2001, $760,000 in 2000, and $21,968,279 in 1999.  The significant drop in loans sold during 2001 and 2000 compared to 1999 is, in large  part, the result of the Company changing its secondary market loan origination process.  Prior to 2000, the  Company would fund mortgage loans on its books and subsequently sell the mortgages into the secondary market.   Beginning in 2000 and continuing throughout 2001, the Company primarily brokered secondary market mortgages  “servicing released.”  In this process, the Company originates and processes mortgage loan applications and  delivers the loan application for approval to a secondary market investor.  Upon loan approval, the investor fundsand services the loan directly and the Company is paid a one-time packaging fee.  Consequently, total loans serviced  by the Company declined during 2001 due to principal amortization, loan payoffs, and fewer originations of  “servicing retained” brokered and sold loans.

Quality of Loans and Leases

Inherent in the lending function is the fact that loan and lease losses will be experienced, and the risk of loss will vary with the type of loan or lease extended, general economic conditions, and the creditworthiness of the borrower.  To reflect the estimated risks of loss associated with its loan and lease portfolio, provisions are made to the Company’s allowance for loan and lease losses.  As an integral part of this process, the allowance for loan and  lease losses is subject to review and possible adjustment as a result of Management’s assessment of risk, third party  reviews, or regulatory examinations conducted by governmental agencies.

Allowance for Loan and Lease Losses

The Company uses the allowance method in providing for loan and lease losses.  Loan and lease losses are charged against the Allowance for Loan and Lease Losses (“ALLL”) and recoveries are credited to it.  The ALLL at December 31, 2001 was $5,498,433, or 2.9% of total loans and leases outstanding, as compared to $5,724,412, or 3.2% of total loans and leases outstanding, at December 31, 2000.  Management believes that the total ALLL is adequate to cover potential losses in the loan and lease portfolios.  While Management uses all available information to provide for loan and lease losses, future additions to the ALLL may be necessary based on changes in economic  conditions and other factors.

Additions to the ALLL are made by provisions for possible losses.  The provision for possible loan and lease losses is charged to operating expense and is based upon past loss experience and estimates of potential losses which, in Management’s judgment and in accordance with generally accepted accounting principles, deserves current recognition.  Other factors considered by Management include growth, composition and overall quality of the loan and  lease portfolio, review of specific problem loans and leases, and current economic conditions that may affect the customer’s ability to repay the obligation.  Actual losses may vary from current estimates.  The estimates are  reviewed regularly and adjustments, if necessary, are charged to operations in the period in which they become known.

Provisions to the ALLL totaled $2,450,000 and $200,000 for the years ended December 31, 2001 and December 31, 2000, respectively.  Full-year 2001 provisions were primarily driven by the impact of the fourth quarter 2001 acceleration of the already softening economic environment on the Bank’s exposure to a large, long running  agribusiness problem credit relationship, a construction loan relationship, and a limited number of other previously  identified problem credits.  Reflecting this fourth quarter decline, the Bank deemed it prudent to move aggressively to value those exposures to market and, in view of the economy, to further build loan loss reserves.

The Company had loan and lease charge-offs of $3,108,809 for 2001, $1,739,930 for 2000, and $1,146,903 for 1999.  Over the same periods, the Company experienced net loan and lease charge-offs (which are net of recoveries) of $2,675,980, $1,246,111, and $253,588, respectively.  These net charge-offs are equal to 1.5%, 0.7%, and 0.1% of average loans and leases for 2001, 2000, and 1999, respectively.

The following table illustrates the activity in the Bank’s allowance for loan and lease losses for the years ending December 31, 1997 through 2001.

Activity in Allowance for Loan and Lease Losses

	2001	2000	1999	1998	1997
	(Dollars in thousands)
Balance of Allowance at January 1	$5,724	$6,771	$6,024	$5,514	$4,053
Charge-Off by Loan Category:
Commercial and Other	3,095	1,251	1,009	2,095	4,311
Consumer	14	19	15	49	73
Real Estate	—	470	123	189	335
Total	3,109	1,740	1,147	2,333	4,719
Recoveries by Loan Category:
Commercial and Other	396	281	627	499	19
Consumer	2	2	—	98	3
Real Estate	35	210	267	—	5
Total	433	493	894	597	27
Net Charge-offs (Recoveries)	2,676	1,247	253	1,736	4,692
Provision Charged to Expense	2,450	200	1,000	2,246	6,153
Balance, December 31	$5,498	$5,724	$6,771	$6,024	$5,514

Total Loans and Leases at End of Year	$192,282	$179,015	$161,321	$180,872	$167,546
Average Loans and Leases	184,397	169,273	181,166	189,892	173,906
Ratios:
Net Charge-offs (Recoveries) to Average Loans and Leases	1.5%	0.7%	0.1%	0.9%	2.7%
Allowance to Loans and Leases at End of Year	2.9%	3.2%	4.2%	3.3%	3.3%

In 2001, loan and lease losses were divided among two loan categories: “Commercial and Other,” which totaled $3,095,238, or 99.6% of full-year 2001 total loan and lease losses; and “Consumer,” which totaled $13,571, or 0.4% of total loan and lease losses.

For 2001, the largest category of loss is “Commercial and Other” and includes the subcategories of commercial 24.6%, agricultural 66.4%, and leases that totaled 8.6% of total losses.  Of these three subcategories, agricultural losses were $2,062,528 of total losses and represent the largest subcategory of losses.  This entire amount was centered in one large, long running agribusiness problem credit relationship that experienced a sharp decline in real estate collateral value during the fourth-quarter driven principally by the softening of the overall local agricultural economy.

The commercial subcategory of “Commercial and Other” loan losses at December 31, 2001 was $764,272.  Approximately 60%, or $460,000, of the loss experienced in commercial loans was centered in the same agribusiness problem credit relationship discussed in the preceding paragraph.  The remaining $304,272 of commercial charge-offs were attributable to two borrowers.  The largest is a contractor who liquidated and filed bankruptcy resulting in a loss of $162,300.  Management expects significant recovery to ultimately come from the sale of residential lots that had been pledged as additional security on the loan.  The other commercial loan was a protracted workout, for which the Bank had obtained real property collateral as additional security.  Due to the excessive passage of time while trying to liquidate the property, the loan was charged-off.  The borrower subsequently sold the property and the Bank recovered its prior charge-off.

The lease subcategory of “Commercial and Other” loan losses at December 31, 2001 was $268,438.  Previously, the Company purchased leases from EPI, who originated the leases.  Lease originations were discontinued in March 2000, and EPI’s operations are in the process of being wound-down.  As previously discussed, lease servicing will continue to be outsourced to a qualified and experienced third party lease servicing provider.  Recognizing the inherent risks associated with lease activity, the Company continues to maintain higher reserves for this portfolio than other conventional loan portfolios.  During 2001, actual net lease charge-offs remained within established reserves for this portfolio.  Close monitoring of the lease collections has been assigned to the Special Asset Department of the Bank.  Lease portfolio recoveries totaled $138,300, or 32% of total recoveries, reflecting improved collection results.  The lease charge-off activity is consistent with Management expectations.

During 2000, loan and lease losses totaled $1,739,930 divided among three categories: “Commercial and Other,” which totaled $1,250,519, or 71.9% of 2000 total loan and lease losses; “Real Estate,” which totaled $469,991, or 27.0% of total loan and lease losses; and “Consumer,” which totaled $19,419, or 1.1% of total loan and lease losses.

For 2000, the largest category of loss was “Commercial and Other” and includes the subcategories of commercial 20.8%, agricultural 13.3%, and leases that totaled 37.8% of total losses.  Of these three categories, lease losses were $656,891 of total losses and represent the largest subcategory of losses.  The commercial subcategory of loss was $361,692 and was centered in one commercial business that experienced repetitive periods of unsustained profitability that eventually led to bankruptcy.  The agricultural subcategory of loss was $231,937 and was centered in two agribusinesses that were not able to withstand a sustained period of agricultural adversity that existed at that time.

Real estate losses for 2000 totaled $469,991 and were centered in two agribusiness problem credit relationships, both of which had been protracted workout situations for which the underlying real property collateral value no longer supported the loan position.

During 1999, loan and lease losses totaled $1,146,903, divided among three categories, the largest of which was the “Commercial and Other” category totaling $1,008,895, or 88.0% of total loan and lease losses.  Within this category, lease losses were the largest subcategory of loss totaling $929,406, or 81.0% of total loan and lease losses.

The allocation of the ALLL by loan and lease type as of December 31 for each of the last five fiscal years is summarized in the following table.  Any allocation or breakdown in the ALLL is provided for informational purposes only and should not be construed to lend an appearance of exactness that does not exist.  Thus, the following allocation should not be interpreted as an indication of expected amounts or categories where charge-offs will occur.  Management uses available information to provide for loan and lease loss reserve allocation; however, future additions to the ALLL may be necessary based upon changes in economic conditions and other variables.

Allocation of Allowance

	2001		2000		1999		1998		1997
	$	%	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Balance Applicable to:
Commercial and Agricultural	$1,826	33.2%	$2,230	39.0%	$3,642	53.8%	$3,644	60.5%	$3,423	62.1%
Real Estate-Construction	1,270	23.1%	399	7.0%	417	6.2%	925	15.4%	897	16.3%
Real Estate-Mortgage	1,320	24.0%	578	10.1%	542	8.0%	610	10.1%	392	7.1%
Consumer	67	1.2%	36	0.6%	48	0.7%	32	0.5%	31	0.6%
Leases	488	8.9%	832	14.5%	940	13.9%	706	11.7%	656	11.9%
Other	527	9.6%	1,649	28.8%	1,182	17.5%	107	1.8%	115	2.1%
Total	$5,498	100.0%	$5,724	100.0%	$6,771	100.0%	$6,024	100.0%	$5,514	100.0%

Nonperforming Loans and Leases:
Accounted for on a Nonaccrual Basis	$3,060		$4,926		$6,115		$5,644		$7,585
Accruing Past Due 90 Days or More	—		—		—		854		328
Total	$3,060		$4,926		$6,115		$6,498		$7,913

Management believes the total ALLL is adequate as of December 31, 2001.  The $527,700 amount shown as “Other” consisted of $158,100 reserved for undisbursed commitments on the combined loan and lease portfolios, $1,300 reserved for standby lines of credit, and $368,300 in unallocated reserves.  This unallocated reserve equals 6.7% of the reserve deemed necessary by Management and provides an added margin of safety for the overall portfolio.

Nonperforming Loans

The Company places loans on nonaccrual status when either principal or interest has been past due for 90 days or more.  Exceptions to this policy can be made if the loan is well secured and in the process of collection.  The Company also places loans on nonaccrual when payment in full of principal or interest is not expected or the financial condition of the borrower has significantly deteriorated.  At the time that a loan is placed on nonaccrual, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received.  However, loans that are in the process of renewal in the normal course of business or that are well-secured and in the process of collection, may not be placed on nonaccrual status, at the discretion of  Management.  A nonaccrual loan may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt.

The trend in nonperforming assets has improved over the past year as nonperforming assets decreased from $4,925,579, or 2.8% of the portfolio, on December 31, 2000, to $3,059,798, or 1.6% of the portfolio, on December 31, 2001.  The Company continued to successfully implement its classified asset reduction plan and enhance quality control in the management of the loan portfolio.  The amount of nonperforming loans and leases at December 31, 2001 reflects a five-year improving trend in the reduction of nonperforming loans and leases for the Company.  However, in view of the continuing softening of the economy and other factors, there is no assurance that this trend will continue.

The composition of the Company’s nonaccrual loans and leases remain limited to a few large agricultural and real estate relationships.  As of December 31, 2001, 95.6% of the Company’s total nonaccrual loans and leases were concentrated in five relationships.  Four of the relationships, totaling $2,664,339, or 87.1%, are real estate loan relationships, while the remainder, totaling $260,064, or 8.5%, is an agribusiness credit relationship.  Each of the nonaccrual loans associated with these relationships is in the process of collection and is believed to be adequately supported by collateral.

Similarly, as of December 31, 2000, 94.9% of the Company’s total nonaccrual loans and leases were concentrated in ten relationships.  Three of the relationships, totaling $2,649,952, or 53.2%, were agribusiness in nature, while the remaining seven relationships, equaling $2,079,691, or 41.7%, were commercial.

Loans on accrual status that were past due 90 days or more as to the principal and interest continue to be held at zero for December 31, 2001, as was December 31, 2000, and December 31, 1999.

Investments

At December 31, 2001, the Company’s investment portfolio was $78,357,289, or 25.5% of total assets, a decrease from $82,011,931, or 27.2% of total assets, at December 31, 2000. At December 31, 1999, the Bank’s investment portfolio was $86,998,504, or 29.0% of total assets.  At December 31, 2001, 2000, and 1999, federal funds sold were $5,300,053, $7,700,000, and $22,000,000, respectively.  Federal funds sold are overnight deposits with other banks.

Under Statement of Financial Accounting Standard No. 115 (“SFAS 115”), investments in debt and equity securities must be classified in one of three different categories: “Trading,” “Available-for-Sale,” or “Held-to-Maturity,” and there are different accounting methods for each category.  The Company has classified all of its investment securities as either “Available-for-Sale” or “Held-to-Maturity.”

SFAS 115 requires that any unrealized gain or loss related to the “Available-for-Sale” category be reported as an adjustment to the Company’s shareholders’ equity, even though this gain or loss would only be realized if the investment were actually sold.  If the investment is in the “Held-to-Maturity” category, no unrealized gains or losses need be reported.

The following table summarizes the distribution of the Company’s investment securities as of December 31, 2001 and 2000.

Investments

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2001
Available-for-Sale:
Obligations of U.S. Government Agencies	$39,183,995	$1,028,397	$(127,235)	40,085,157
Mortgage-Backed Securities	19,588,131	385,793	(102,496)	19,871,428
Debt Securities	8,606,413	131,922	(925)	8,737,410
Equity Securities	6,410,305	68,714	(419,500)	6,059,519
	$73,788,844	$1,614,826	$(650,156)	$74,753,514
Held-to-Maturity:
Obligations of States and Political Subdivisions	$1,854,204	$57,323	$—	$1,911,527
Debt and Other Securities	1,749,571	36,629	—	1,786,200
	$3,603,775	$93,952	$—	$3,697,727

December 31, 2000
Available-for-Sale:
Obligations of U.S. Government Agencies	$64,190,292	$191,075	$(244,192)	64,137,175
Mortgage-Backed Securities	6,191,832	213,143	(1,488)	6,403,487
Equity Securities	6,755,505	35,907	(637,500)	6,153,912
	$77,137,629	$440,125	$(883,180)	$76,694,574
Held-to-Maturity:
Obligations of States and Political Subdivisions	$2,568,282	$17,784	$(3,966)	$2,582,100
Debt and Other Securities	2,749,075	—	(9,651)	2,739,424
	$5,317,357	$17,784	$(13,617)	$5,321,524

As of December 31, 2001, the Company’s “Available-for-Sale” category adjustment to the Company’s shareholders’ equity reflected a net unrealized gain of $530,568, net of taxes, and the approximate market value of the  Company’s total investment portfolio was $78,451,241 reflecting a net unrealized pre-tax gain of $1,058,622.

As of December 31, 2000, the Company’s “Available-for-Sale” category adjustment to the Company’s shareholders’ equity reflected a net unrealized loss of $243,680, net of taxes, and the approximate market value of the Company’s total investment portfolio was $82,016,098 reflecting a net unrealized pre-tax loss of $438,888.

In the normal course of business, the Bank pledges its investment securities as collateral for certain deposits (typically deposits of government entities), and for the Bank’s borrowing lines.  The book value of pledged securities was $50,807,817 and $52,339,269 at December 31, 2001 and 2000, respectively.

Other Assets

During 2001, the Company recognized a decrease in total other assets.  These assets consist primarily of premises and equipment, interest receivable, other real estate owned (“OREO”), investment in a Community Reinvestment Act (“CRA”) qualified California Affordable Housing Project, cash surrender value of life insurance policies associated with certain executive officers and directors of the Company, net deferred taxes, and other miscellaneous assets.

Total other assets related to continuing operations decreased $1,041,411 to $17,817,876 at December 31, 2001 compared to $18,859,287 at December 31, 2000.  The decline in total other assets is the result of several factors.  Interest receivable declined $748,286 to $2,091,325 at December 31, 2001 from $2,839,611 at December 31,2000.  Deferred taxes decreased $1,145,626 and stood at $1,022,450 at December 31, 2001 compared to $2,168,076 at December 31, 2000.  This decrease is attributed to differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes.

Premises and equipment also declined $41,905 from December 31, 2000 to December 31, 2001.  During the year 2001, the Company acquired $901,637 of new property, recognized depreciation of $919,672, and disposed of various equipment with an immaterial book value.

Other miscellaneous assets decreased from $1,508,892 at December 31, 2000 to $1,075,181 at December 31, 2001.  The majority of this decline is the result of an investment made in a California Affordable Housing Project for which the Company recognizes recurring pre-tax impairment and equity losses.  This investment contributed toward the Bank’s achievement of its CRA objectives, and its economic value is ultimately realized through the tax benefits it generates.

The decreases in other assets described above were offset by increases in OREO of $137,358, cash surrender value of life insurance policies of $238,468, and income tax receivable of $952,291.  The increase in OREO can be attributed to the foreclosure on certain residential lots that had been pledged as additional security on a commercial loan that was charged-off during 2001.

Deposits

Total deposits at December 31, 2001, 2000, and 1999 were $275,576,069, $267,632,227, and $273,459,118, respectively.  These figures represent an increase of $7,943,842, or 3.0%, at December 31, 2001 over December 31, 2000, and a decrease of $5,826,891, or 2.1%, when comparing December 31, 2000 to December 31, 1999.  Average daily total deposits were $262,204,744 for 2001, $263,293,661 for 2000, and $264,379,566 for 1999.

The Company has been able to attract and retain deposits by providing superior customer service and offering interest rates on deposits competitive with other financial institutions in its market area.  Total deposits consist of interest and noninterest-bearing deposits.  At December 31, 2001, the mix of deposits consists of 25.4% noninterest-bearing and 74.6% interest-bearing.  The mix of interest-bearing deposits consists of 45.4% in time certificates  of deposit, 30.0% in interest-bearing demand deposits, and 24.6% in savings and money market accounts.  Average time certificates of deposit, the largest portion of interest-bearing deposit accounts, were $95,684,104 for 2001, $98,437,633 for 2000, and $97,162,885 for 1999, representing a decrease of 2.8% in 2001 from 2000, and an increase of 1.3% in 2000 over 1999.

Average daily noninterest-bearing demand deposits, the majority of which are business checking accounts, increased $4,510,417 to $58,234,534 for 2001, from $53,724,117 for 2000, and stood at $54,675,233 for 1999.

The remaining contractual maturities of the Company’s time certificates of deposit, including public time deposits, as of December 31, 2001 and 2000, are indicated in the following table.  Interest expense on time certificates of deposit totaled $4,803,844 in 2001 and $5,619,730 in 2000.  The decrease in interest expense on time certificates of deposit was primarily due to the decreasing interest rate environment experienced during 2001.  The average yields paid on time certificates of deposit were 5.02% and 5.71% for the years ended December 31,2001 and 2000, respectively.

Contractual Maturity of Certificates of Deposits

	December 31, 2001		December 31, 2000
	$100,000 and over	Under $100,000	$100,000 and over	Under $100,000
	(Dollars in thousands)
Three Months or Less	$18,430	$25,164	$16,199	$20,483
Over Three Months Through Twelve Months	12,378	28,231	19,837	28,869
Over One Year Through Three Years	2,902	4,279	3,424	4,811
Over Three Years	1,101	792	884	1,248
Total	$34,811	$58,466	$40,344	$55,411

Other Liabilities

Total other liabilities relating to continuing operations for the Company decreased to $3,378,499 at December 31, 2001 from $8,044,725 at December 31, 2000.  Total other liabilities consist of other borrowings, interest payable  on interest-bearing liabilities, deferred compensation payable, and other miscellaneous liabilities.  The decrease of $4,666,226, or 58.0%, at year-end 2001 from year-end 2000 in total other liabilities was primarily due to a $4,000,000 decrease in short term borrowings on the Bank’s line of credit at the FHLB.

Noninterest Income

Noninterest income from continuing operations for 2001 was $2,209,246, a decrease of 17.2% from 2000, which stood at $2,668,972.  Noninterest income in 2000 was 4.1% greater than the 1999 amount of $2,564,447.  The table below sets forth the components of noninterest income for the years indicated:

Noninterest Income

	2001	2000	1999
	(Dollars in thousands)
Service Charges and Fees on Deposit Accounts	$1,083	$1,010	$971
Brokered Loan Fees	158	112	236
Loan Servicing Fees	366	489	553
Other	602	1,058	804
Total	$2,209	$2,669	$2564

Service charges and fees on deposit accounts, one of the main components of noninterest income, increased in 2001 to $1,082,547, or 7.2% over the 2000 amount of $1,009,455.

Brokered loan fees, another primary source of noninterest income, were $158,195 in 2001.  This represents an increase of $46,140 from 2000, which stood at $112,055.  Alternatively, brokered loan fee income experienced a substantial decrease of 52.5% from $235,768 in 1999 when compared to 2000.  The increase in brokered loan fee income in 2001 over 2000 is largely attributable to higher demand in the home refinance market due to the decreasing interest rate environment throughout 2001.

Loan servicing fees, another major component of noninterest income declined 25.1% to $366,276 in 2001, from $488,995 in 2000.  This decrease is principally due to the lower amount of total loans serviced as previously described in detail in the “Loans and Leases” section of this Management Discussion and Analysis.

All other noninterest income decreased $456,239, or 43.1%, to $602,228 in 2001, from $1,058,467 during the comparable 2000 period.  The primary reason for this decline was a non-recurring gain of $297,871 on the sale of other real estate owned during 2000.  There were also declines in noninsured deposit fee income and other miscellaneous income items.

Noninterest Expense

Noninterest expense from continuing operations increased in 2001 to $12,568,197, or 2.9% over 2000 results, which stood at $12,214,959.  The 2000 results reflected a decrease of 11.6% from 1999 totals of $13,810,491.  The  table below sets forth the components of noninterest expense for the years indicated.

Noninterest Expense

	2001	2000	1999
	(Dollars in thousands)
Salaries and Benefits	$7,261	$6,541	$6,835
Occupancy	822	726	746
Furniture and Equipment	1,171	1,170	1,339
Other Operating and Administrative	3,314	3,778	4,890
Total	$12,568	$12,215	$13,810

Salaries and benefits, the largest component of noninterest expense, was $7,261,191 for 2001, $6,541,651 for 2000, and $6,834,859 for 1999, representing an increase of 11.0% in 2001 over 2000, and a decrease of 4.3% in 2000 from 1999.  The increase in 2001 is in large part due to four factors.  First, the cost of employee benefit plans, primarily medical insurance and costs associated with the Company’s 401K plan, rose significantly over the last year.  Second, higher incentive accruals resulted from the Company’s goal to further strengthen its sales and service culture.  Third, the Bank recognized a one-time charge relating to the reorganization and streamlining of its loan origination delivery system.  And fourth, the Company opened and staffed two new branches in Lincoln and Roseville, California.

Collectively, occupancy and furniture and equipment expenses increased $97,144, or 5.1%, for 2001 over 2000 and stood at $1,992,937 and $1,895,793, for the full year periods, respectively.  During 2000, the Company recognized a decrease of 9.1% from $2,085,437 in 1999.  The increase in 2001 over 2000 was principally driven by the opening of the Bank’s Lincoln and Roseville, California branches as described in the preceding paragraph.

Other operating and administrative expenses were $3,314,069 for 2001, a decrease of $463,446, or 12.3%, from 2000’s noninterest operating and administrative expenses of $3,777,515.  This same classification of expenses amounted to $4,890,195 in 1999.  The decline in other noninterest operating and administrative expense during 2001 is attributed primarily to a variety of initiatives implemented by the Company to further streamline workflow processes and improve its use of technology, thereby achieving greater operational efficiency.

Other factors impacting the decline in other noninterest operating and administrative expenses were a decline of $58,714 in attorney fees and $44,898 in Federal Deposit Insurance Corporation (“FDIC”) Bank Insurance Fund assessments in 2001 from 2000.

Income Taxes

The provision for income taxes from continuing operations was $547,200 in 2001, $1,643,525 in 2000, and $865,000 in 1999.  The Company’s effective tax rate was 28.8%, 38.0%, and 35.2% for full-years’ 2001, 2000, and 1999, respectively.

Interest Rate Sensitivity

Interest rate sensitivity is the relationship between market interest rates and net interest income (“NII”) due to the repricing characteristics of assets and liabilities.  As interest rates change, interest income and expense also change, thereby changing NII.  If more liabilities reprice than assets in a given period, a liability sensitive position is created.  If interest rates decline, a liability sensitive position will benefit NII.  Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on NII.

The following table depicts the Company’s interest rate sensitivity position as of December 31, 2001.

Interest Rate Sensitivity as of December 31, 2001

	Repricing Opportunity
	Three months or less	Over three months through 12 months	1 year- 3 years	Over 3 years	Total
	(Dollars in thousands)
Interest-Earning Assets:
Federal Funds Sold	$5,300	$—	$—	$—	$5,300
Loans and Leases	116,841	10,951	12,479	52,011	192,282
Investments	6,060	6,814	20,983	44,500	78,357
Total Interest-Earning Assets	$128,201	$17,765	$33,462	$96,511	$275,939

Interest-Bearing Liabilities:
Interest-Bearing Demand	$61,692	$—	$—	$—	$61,692
Savings and Money Market Deposits	50,639	—	—	—	50,639
Time Certificates	43,594	40,609	7,181	1,893	93,277
Other Interest-Bearing Liabilities	398	—	—	—	398
Total Interest-Bearing Liabilities	$156,323	$40,609	$7,181	$1,893	$206,006
Gap	(28,122)	(22,844)	26,281	94,618	69,933
Cumulative Gap	(28,122)	(50,966)	(24,685)	69,933

The above table indicates the time period in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms.  However, this table does not necessarily indicate the impact of general interest rate movements on the Bank’s NII or yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures.  As a result, various assets and liabilities indicated as maturing or repricing within the same period may in fact mature or  reprice at different times and at different rate levels.  For example, although the Bank’s regular savings accounts generally are subject to immediate withdrawal, Management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank’s experience of retention of such deposits in changing interest rate environments.

Asset and liability management encompasses an analysis of market risk, the control of interest rate risk (interest sensitivity management) and the ongoing maintenance and planning of liquidity and capital.  The composition of the Company’s Balance Sheet is planned and monitored by the Asset and Liability Committee (“ALCO”), a committee comprised of the Bank’s executive management.  The primary tool used by the ALCO to measure and manage interest rate exposure is a simulation model.  Use of the model to perform simulations reflecting changes in interest rates over one and two-year time horizons has enabled Management to develop and initiate strategies for managing exposure to interest rate risks.  The ALCO believes that both individually and in the aggregate its modeling assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure.

Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices.  The Company’s primary market risk exposure is interest rate risk.  The continuous monitoring and management of this risk is an important component of the Company’s asset and liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually.  The Board of Directors delegates responsibility for carrying out the asset and liability management policies to the ALCO.  In this capacity, Management develops guidelines and strategies impacting the Company’s asset and liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

Interest Rate Risk

Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change thereby impacting NII, the primary component of the Company’s earnings.  The ALCO utilizes the results of the detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes.

The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company’s balance sheet as well as for off balance sheet financial instruments.  This sensitivity analysis is compared to policy limits that specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (“bp”) upward and downward shift in interest rates.  A parallel shift in rate, pro-rated over a 12-month period, is assumed.  The Bank’s policy limit threshold is that NII exposure shall not exceed 10% of estimated NII over the next 12 months.  The following table reflects the Company’s NII sensitivity analysis as of December 31, 2001.

Rate change (bp)	Estimated benefit (exposure) as a% of annual projected NII
+200	1.20%
-200	1.05%

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of future operating results.  These hypothetical estimates are based on numerous assumptions including the nature and timing of interest rate levels including yield curve shape, repayments on loans, leases and securities, deposit rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows, and others.  While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.  Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to prepayment and refinancing levels deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal and external variables.  Furthermore, the sensitivity analysis does not reflect actions that the ALCO might take in responding to or anticipating changes in interest rates.

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

Historically, during the first half of each year the Bank experiences excess liquidity.  The Bank’s seasonal agricultural and construction loan demand, which typically occurs each year from early June through late October, tends to absorb excess liquidity and usually results in a net borrowed position during that time frame.

The Bank’s short-term liquid assets consist of cash and due from banks, federal funds sold, and investment securities with maturities of one year or less (exclusive of pledged securities).  Irrespective of maturity, U.S. Government and Agency securities qualify as collateral for borrowings at the FHLB, Federal Reserve Bank, and with broker-dealers.

The Company’s short-term liquid assets totaled $29,684,979 and $34,687,540 at December 31, 2001 and 2000, respectively.  Short-term liquid assets as a percentage of total assets were 9.70% and 11.51%, respectively as of those dates.

In order to fund its liquidity needs, the Bank maintains formal and informal borrowing arrangements with the Federal Reserve Bank to meet unforeseen deposit outflows or seasonal loan funding demands.  The Bank has also entered an agreement to borrow funds from the FHLB secured by U.S. Government and Agency obligations in the Bank’s investment portfolio.  As of December 31, 2001 and December 31, 2000, the Bank had $0 and $4,000,000, respectively, outstanding on these lines.  Liquidity is also affected by collateral requirements of the Bank’s public deposit and certain borrowings.  Total pledged securities were $50,807,817 at December 31, 2001 and $52,339,269 at December 31, 2000.

The Bank monitors its credit facility availability and unencumbered qualifying collateral in conjunction with its asset and liability management process.  Policy limits are established and monitored for maximum borrowings and minimum contingency liquidity levels.

Management believes the Company maintains adequate amounts of liquidity to meet its needs.

Capital Resources

CIB and the Bank are subject to requirements of the Federal Reserve Board (“FRB”) and FDIC, respectively, governing capital adequacy.  These regulations are intended to reflect the degree of risk associated with both on and off balance sheet items.  Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%.  At least half of which must be in Tier 1 Capital, as defined by the regulations.  Federal regulatory agencies have also adopted a minimum leverage ratio of 4.0%, which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

Total shareholders’ equity on December 31, 2001, increased by $1,443,518 to $27,213,127 over December 31, 2000 total shareholders’ equity of $25,769,609.  The increase is attributed to net income during 2001 of $1,409,129, an increase of $774,248 in the accumulated other comprehensive income associated with the market value adjustment on the Bank’s Available-for-Sale securities, an increase of $127,018 associated with stock options exercised, and a decrease of $40,000 to the Bank’s guarantee of its Employee Stock Ownership debt.  These increases to shareholder equity were offset by cash dividends paid in the amount of $895,024, and cash paid in lieu of fractional shares related to the Company’s 5% stock dividend in the amount of $11,853. As can be seen by the following table, the Company and Bank exceeded all regulatory capital ratios on December 31, 2001.

Risk Based Capital Ratio

As of December 31, 2001

	Company		Bank
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 Capital	$26,490	11.23%	$26,177	11.09%
Tier 1 Capital Minimum Requirement	9,434	4.00%	9,442	4.00%
Excess	$17,056	7.23%	$16,735	7.09%

Total Capital	29,470	12.49%	29,159	12.35%
Total Capital Minimum Requirement	18,868	8.00%	18,884	8.00%
Excess	$10,602	4.49%	$10,275	4.35%

Risk-Adjusted Assets	$235,855		$236,044

Leverage Capital Ratio
Tier 1 Capital to Quarterly Average Total Assets	$26,490	8.56%	$26,177	8.47%
Minimum Leverage Requirement	12,379	4.00%	12,369	4.00%
Excess	$14,111	4.56%	$13,808	4.47%

Total Quarterly Average Assets	$309,473		$309,228

Inflation

It is Management’s opinion that the effects of inflation on the Company’s financial statements for the years ended December 31, 2001, 2000, and 1999 are not material.

Supervision and Regulation

CIB and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies.  CIB, as a bank holding company, is subject to regulation and supervision  by primarily the FRB, and the Bank, as a California-chartered commercial bank, is subject to supervision and regulation by primarily the FDIC and the California Department of Financial Institutions (“DFI”).  Federal and California state laws and regulations govern numerous matters involving both entities, including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments.  The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.  CIB and the Bank also undergo periodic examinations by one or more of these regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss allowances, and in operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examination.  The Bank’s operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations.  Those and other restrictions limit the manner in which CIB and the Bank may conduct business and obtain financing.  The laws and regulations to which CIB and the Bank are subject can and do change significantly from time to time, and such changes could materially affect the Company’s business, financial condition, and operating results.

Changes in Senior Management

To further strengthen senior management of the Bank, on February 20, 2001 the Board announced that Don McDonel was promoted to the position of Executive Vice President, Commercial and Retail Banking.  He accepted this assignment after serving as the Senior Vice President, Senior Loan Officer of the Bank.  Mr. McDonel came to the Bank in 1999 with more than twenty (20) years of experience in the banking industry, having most recently served as Executive Vice President/Credit Administrator of Douglas National Bank in Roseburg, Oregon.  The Bank received the necessary approvals to appoint Mr. McDonel to the executive officer position.

New Branch Openings

On May 31, 2001, the Bank opened its eighth full service branch in Lincoln, California.  Approval from the FDIC was received on July 21, 2000.  Additionally, the Bank received approval from the DFI on July 3, 2000.

On September 26, 2001, the Bank’s Roseville, California loan production office was converted into its ninth full service branch.  Regulatory approval from the FDIC and DFI were granted on July 2, 2001, and June 30, 2001, respectively.

Approval of Stock Repurchase Plan

On November 13, 2001, CIB’s Board of Directors approved a plan to repurchase, as conditions warrant, up to 5% of CIB’s common stock on the open market.  The duration of the plan is open-ended and the timing of purchases is dependent upon market conditions.  During 2001, CIB did not repurchase any of its common stock pursuant to the plan.

Segment Reporting

On January 1, 1998, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (“SFAS No. 131”).  SFAS No. 131 establishes standards for a public business enterprises’ reporting of information about its operating segments in its annual financial statements.  The Statement requires that the enterprise report selected information concerning operating segments in interim financial reports issued to shareholders.  Additionally, the Statement establishes requirements for related disclosures about products, services, geographic  areas, and major customers.

SFAS No. 131 requires public business enterprises to report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets.  The Statement further requires reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise’s general purpose financial statements.  It requires that all public business enterprises report information about the revenues derived from the enterprise’s products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.  However, SFAS No. 131 does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

The adoption of the applicable provisions of SFAS No. 131 did not have a material effect on the Company, as Management believes that it operates only in one segment, the commercial banking segment.

California Energy Shortage

Throughout 2001, California experienced periodic shortages in the supply of electricity to the state.  There has been, and there may be in the future, limited rolling power outages or “blackouts” throughout the state.  Power outages could disrupt the Company’s operations, increase operating costs, and impact its borrowers’ ability to repay their debts.  Contingency plans to deal with power outages have been developed; however, the frequency or duration of the power outages cannot be predicted.  As a result, such outages could adversely affect the Company’s future operating results.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of California Independent Bancorp:

We have audited the accompanying consolidated balance sheets of California Independent Bancorp (a California corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Independent Bancorp and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Sacramento, California
February 14, 2002

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001 AND 2000

	2001	2000
Assets
Cash and Due From Banks	$17,746,817	$19,358,528
Federal Funds Sold	5,300,053	7,700,000
Cash and Cash Equivalents	23,046,870	27,058,528

Investment Securities Held-to-Maturity	3,603,775	5,317,357
Investment Securities Available-for-Sale	74,753,514	76,694,574
Total Investments	$78,357,289	$82,011,931

Loans and Leases	175,808,138	158,681,594
Loans and Leases Held-For-Sale	16,473,453	20,333,661
Less: Allowance for Loan and Lease Losses	(5,498,433)	(5,724,412)
Net Loans and Leases	$186,783,158	$173,290,843

Premises and Equipment, Net	6,936,936	6,978,841
Interest Receivable	2,091,325	2,839,611
Other Real Estate Owned	541,976	404,618
Cash Surrender Value of Insurance Policies	5,108,392	4,869,924
Deferred Taxes	1,022,450	2,168,076
Income Tax Receivable	1,041,616	89,325
Other Assets	1,075,181	1,508,892
Net Assets From Discontinued Operations	162,502	225,972
Total Assets	$306,167,695	$301,446,561

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-Bearing	$69,968,239	$63,995,909
Interest-Bearing	205,607,830	203,636,318
Total Deposits	$275,576,069	$267,632,227

Interest Payable	1,246,582	1,879,722
Deferred Compensation Payable	935,319	631,263
Other Borrowings	120,000	4,160,000
Other Liabilities	1,076,598	1,373,740
Total Liabilities	$278,954,568	$275,676,952

Commitments and Contingencies (Note 14)

Shareholders’ Equity:
Common Stock, No Par Value - Shares Authorized - 20,000,000, Shares Issued and Outstanding — 2,115,419 in 2001 and 2,008,966 in 2000	$22,321,519	$19,909,484
Retained Earnings	4,481,040	6,263,805
Debt Guarantee of ESOP	(120,000)	(160,000)
Accumulated Other Comprehensive Income (Loss)	530,568	(243,680)
Total Shareholders’ Equity	$27,213,127	$25,769,609
Total Liabilities and Shareholders’ Equity	$306,167,695	$301,446,561

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
Interest Income
Interest and Fees on Loans and Leases	$16,807,295	$16,971,203	$18,624,289
Interest on Investments -
Taxable Interest Income	4,347,405	5,815,142	3,900,332
Nontaxable Interest Income	93,354	118,719	161,764
Interest on Federal Funds Sold	483,512	630,170	593,197
Total Interest Income	21,731,566	23,535,234	23,279,582

Interest Expense
Interest on Deposits	6,902,074	8,956,160	8,390,638
Interest on Other Borrowings	120,296	513,696	182,745
Total Interest Expense	7,022,370	9,469,856	8,573,383
Net Interest Income	14,709,196	14,065,378	14,706,19

Provision for Loan and Lease Losses	2,450,000	200,000	1,000,000
Net Interest Income After Provision for Loan and Lease Losses	12,259,196	13,865,378	13,706,199

Noninterest Income
Service Charges on Deposit Accounts	1,082,547	1,009,455	970,908
Brokered Loan Fees	158,195	112,055	235,768
Loan Servicing Fees	366,276	488,995	553,280
Other	602,228	1,058,467	804,491
Total Noninterest Income	2,209,246	2,668,972	2,564,447

Noninterest Expense
Salaries and Employee Benefits	7,261,191	6,541,651	6,834,859
Occupancy Expense	821,624	725,767	746,046
Furniture and Equipment Expense	1,171,313	1,170,026	1,339,391
Other Operating and Administrative Expense	3,314,069	3,777,515	4,890,195
Total Noninterest Expense	12,568,197	12,214,959	13,810,491
Income Before Provision for Income Taxes	1,900,245	4,319,391	2,460,155

Provision for Income Taxes	547,200	1,643,525	865,000

Net Income From Continuing Operations	1,353,045	2,675,866	1,595,155

Loss on Disposal of Subsidiary (Net of Income Tax Benefit of $0, $0, $499,094)	—	—	(713,772)
Income (Loss) on Discontinued Operations (Net of Income Tax Benefit (Provision) of ($39,400), ($30,950), $185,225)	56,084	44,092	(277,685)

Net Income	$1,409,129	$2,719,958	$603,698

Per Share Amounts
Basic Earnings Per Share From Continuing Operations	$0.64	$1.27	$0.79
Diluted Earnings Per Share From Continuing Operations	0.63	1.27	0.79
Basic Earnings Per Share After Disposal and Discontinuance of Subsidiary	0.67	1.29	0.30
Diluted Earnings Per Share After Disposal and Discontinuance of Subsidiary	0.66	1.29	0.30
Cash Dividends Per Common Share	0.42	0.40	0.38

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Stock		Retained	Debt Guarantee	Accumulated Other Comprehensive
	Shares	Amount	Earnings	of ESOP	Income (Loss)	Total
Balance December 31, 1998	1,744,580	$15,612,227	$8,194,823	$(40,000)	$33,930	$23,800,980
Comprehensive Income:
Net Income from Continuing Operations	—	—	1,595,155	—	—	1,595,155
Net Loss on Discontinued Operations	—	—	(277,685)	—	—	(277,685)
Net Loss on Disposal of Discontinued Operation	—	—	(713,772)	—	—	(713,772)
Other Comprehensive Loss, Net of Tax:
Net Unrealized Investment Losses	—	—	—	—	—	(982,834)
Other Comprehensive Loss, Net of Tax:	—	—	—	—	(982,834)	(982,834)
Comprehensive (Loss):	—	—	—	—	—	(379,136)
5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	90,084	1,756,638	(1,766,084)	—	—	(9,446)
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
Options Exercised	132,482	117,755	—	—	—	117,755
Shares Surrendered From Exercise of Options	(62,528)	(163,580)	—	—	—	(163,580)
Tax Benefit Arising From Exercise of Nonqualified						—
Stock Options and Disqualifying Dispositions	—	627,485	—	—	—	627,485
Cash Dividends	—	—	(799,211)	—	—	(799,211)
Balance December 31, 1999	1,904,618	$17,950,525	$6,233,226	$—	$(948,904)	$23,234,847
Comprehensive Income:
Net Income from Continuing Operations	—	—	2,675,866	—	—	2,675,866
Net Income on Discontinued Operations	—	—	44,092	—	—	44,092
Other Comprehensive Income, Net of Tax:
Net Unrealized Investment Gains	—	—	—	—	—	705,224
Other Comprehensive Income, Net of Tax:	—	—	—	—	705,224	705,224
Comprehensive Income:						3,425,182
ESOP Debt Guarantee	—	—	—	(200,000)	—	(200,000)
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	94,881	1,829,875	(1,839,597)	—	—	(9,722)
Options Exercised	14,695	102,584	—	—	—	102,584
Shares Surrendered From Exercise of Options	(5,228)	(32,733)	—	—	—	(32,733)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	—	59,233	—	—	—	59,233
Cash Dividends	—	—	(849,782)	—	—	(849,782)
Balance December 31, 2000	2,008,966	$19,909,484	$6,263,805	$(160,000)	$(243,680)	$25,769,609
Comprehensive Income:
Net Income from Continuing Operations	—	—	1,353,045	—	—	1,353,045
Net Income on Discontinued Operations	—	—	56,084	—	—	56,084
Other Comprehensive Income, Net of Tax:
Net Unrealized Investment Gains	—	—	—	—	—	774,248
Other Comprehensive Income, Net of Tax:	—	—	—	—	774,248	774,248
Comprehensive Income:						2,183,377
Reduction of ESOP Debt	—	—	—	40,000	—	40,000
5% Stock Dividend With Cash Paid in Lieu of Fractional Shares	99,957	2,285,017	(2,296,870)	—	—	(11,853)
Options Exercised	6,724	116,182	—	—	—	116,182
Shares Surrendered From Exercise of Options	(228)	(5,529)	—	—	—	(5,529)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	—	16,365	—	—	—	16,365
Cash Dividends	—		(895,024)	—	—	(895,024)
Balance December 31, 2001	2,115,419	$22,321,519	$4,481,040	$(120,000)	$530,568	$27,213,127

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
Cash Flows From Operating Activities
Net Income	$1,409,129	$2,719,958	$603,698
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	919,672	996,724	1,055,667
Provision for Losses on Other Real Estate Owned	—	140,000	3,800
Provision for Loan and Lease Losses	2,450,000	200,000	1,000,000
Provision (Benefit) for Deferred Taxes	—	832,340	(1,065,186)
Investment Security Losses, Net	—	—	440,634
Purchase of Loans and Leases Held-for-Sale	—	—	(16,171,844)
Proceeds From Loan and Lease Sales	1,725,830	760,000	21,968,279
Origination of Loans and Leases Held-for-Sale	—	(1,414,700)	(8,807,109)
(Gain) Loss on Sale of Real Estate Properties, Net	(13,996)	(291,871)	—
(Gain) Loss on Sale of Premises and Equipment	23,870	(19,249)	—
Loss on Disposal of Discontinued Operations	—	—	713,772
(Increase) Decrease in Assets:
Interest Receivable	748,286	443,346	(428,283)
Deferred Taxes	512,150	649,894	(361,754)
Cash Surrender Value of Insurance Policies	(238,468)	(221,801)	(2,332,418)
Income Tax Receivable	(952,291)	286,587	(181,238)
Net Assets From Discontinued Operations	63,470	(338,106)	—
Other Assets	433,711	(1,228,854)	782,051
Increase (Decrease) in Liabilities:
Interest Payable	(633,140)	346,183	(89,120)
Deferred Compensation Payable	304,056	177,387	115,881
Net Liabilities From Discontinued Operations	—	—	(126,060)
Other Liabilities	(297,142)	(193,208)	935,434
Net Cash Provided By (Used For) Operating Activities	$6,455,137	$3,844,630	$(1,943,796)

Cash Flows From Investing Activities
Net (Increase) Decrease in Loans and Leases	(17,945,645)	(18,285,996)	20,803,511
Purchase of Securities Held-to Maturity	—	—	(9,226,784)
Purchase of Securities Available-for-Sale	(43,441,081)	(16,046,452)	(47,981,149)
Proceeds From Maturity of Securities Held-to-Maturity	1,580,000	10,712,105	2,174,299
Proceeds From Sales, Maturities and Calls of Securities Available-for-Sale	46,923,447	11,026,144	27,250,996
Proceeds From Sales of Other Real Estate Owned	154,138	1,091,590	302,536
Purchases of Premises and Equipment	(901,637)	(613,657)	(640,426)
Net Cash Used for Investing Activities	$(13,630,778)	$(12,116,266)	$(7,317,017)

Cash Flows From Financing Activities
Net Increase (Decrease) in Noninterest-Bearing Deposits	5,972,330	3,512,111	(5,157,680)
Net Increase (Decrease) in Interest-Bearing Deposits	1,971,512	(9,339,002)	10,174,905
Net Increase (Decrease) in Borrowed Funds	(4,000,000)	4,000,000	—
Cash Dividends	(895,024)	(849,782)	(799,211)
Stock Options Exercised	127,018	129,084	581,660
Cash Paid in Lieu of Fractional Shares	(11,853)	(9,722)	(9,446)
Net Cash Provided by (Used For) Financing Activities	$3,163,983	$(2,557,311)	$4,790,228
Net Decrease in Cash and Cash Equivalents	$(4,011,658)	$(10,828,947)	$(4,470,585)

Cash and Cash Equivalents, Beginning of Year	$27,058,528	$37,887,475	$42,358,060
Cash and Cash Equivalents, End of Year	$23,046,870	$27,058,528	$37,887,475

Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
Interest Expense	$7,655,510	$9,123,673	$8,662,503
Income Taxes	730,000	1,375,000	477,434

Supplemental Disclosures of Noncash Investing and Financing Activities
Debt Guarantee of ESOP	(40,000)	160,000	(40,000)
Net Unrealized Gain (Loss) On Securities Held as Available-for-Sale (Net of Taxes)	774,248	705,224	(982,834)
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying Dispositions	16,365	59,233	627,485
Stock Dividends	2,285,017	1,829,875	1,756,638
Increase (Decrease) in Other Real Estate Owned as a Result of Foreclosure	277,500	—	1,504,959

The accompanying notes are an integral part of these consolidated financial statements.

CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001

(1)  Summary of Significant Accounting Policies:

The accounting and reporting policies of California Independent Bancorp and its subsidiaries (collectively, the “Company”) conform with generally accepted accounting principles in the United States and general practice within the banking industry.  The more significant of these policies applied in the preparation of the accompanying financial statements are discussed below.

Principles of Consolidation-

The accompanying financial statements include the accounts of California Independent Bancorp (“CIB”) and its wholly-owned subsidiary, Feather River State Bank (the “Bank”) and its wholly-owned subsidiary, E.P.I.  Leasing Company, Inc. (“EPI”).  Significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations-

CIB is a California corporation and the bank holding company for the Bank, located in Yuba City, California.  The Bank was incorporated as a California state banking corporation on December 1, 1976, and commenced operations on April 6, 1977.  The Company was incorporated on October 28, 1994, and became the holding company for the Bank on May 2, 1995.  The Bank engages in a broad range of financial services activities, and its primary market is located in the Northern Sacramento Valley, with a total of nine branches.  The main source of income for the Bank is from lending activities, including commercial, agricultural, real estate, and consumer and installment loans and leases.

Use of Estimates in the Preparation of Financial Statements-

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents-

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.  Generally, federal funds are purchased and sold for one-day periods.

Investment Securities-

The Bank classifies its investments as either “Held-to-Maturity” or “Available-for-Sale.” Securities that the Bank has the positive intent and ability to hold to maturity are classified as “Held-to-Maturity” and accounted for at amortized cost in the consolidated balance sheets.

Other securities that the Bank does not have the positive intent or ability to hold to maturity are classified as “Available-for-Sale” and are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component  of shareholders’ equity.  Fair values are based on quoted market prices or broker or dealer price quotations on a specific identification basis.  Certain economic factors could cause the Bank to sell some of these securities prior to maturity.  Such factors include significant movements in interest rates and significant changes in liquidity demands.  Gains or losses on sale of investment securities are computed using the specific identification method.

Loans and Leases-

Loans and leases are stated at the principal amount outstanding less applicable unearned interest income.  A loan or lease is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan or lease agreement.  When a loan or lease is impaired, the recorded amount of the loan or lease on the balance sheet is based on the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, or on the observable or estimated market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.  Income on impaired loans and leases is recognized in accordance with the Bank’s accounting policy for loans and leases placed on a nonaccrual status.  Cash payments are first applied as a reduction of the principal balance until collectibility of the remaining principal and interest can be reasonably assured.  Thereafter, interest income is recognized as it is collected in cash.

Loans and Leases Held-for-Sale-

The Bank originates mortgage loans on residential and farm properties that it sells into the secondary market to divest itself of the interest rate risk associated with these primarily fixed-interest rate products.  The Bank accounts for these loans at the lower of cost or net realizable value.

As of the first quarter of 2001, the Bank adopted Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125”  (“SFAS No. 140”).  This statement revised the standard of accounting for securitizations and other transfers of financial assets as collateral and requires, under certain circumstances, entities to recognize as a separate asset an amount related to the right to service mortgage loans.  The adoption of this statement did not have a material impact on the Company’s financial position and results of operations.

Sales and Servicing of SBA Loans-

The Bank originates loans to customers under the Small Business Administration (“SBA”) program that generally provides for SBA guarantees of 70% to 90% of each loan.  The Bank usually maintains these loans in its portfolio, but occasionally sells the guaranteed portion of each loan to a third party and retains the unguaranteed portion in its own portfolio.  The Bank may be required to refund a portion of the sales premium received, if the borrower defaults or the loan prepays within 90 days of the settlement date.  At December 31, 2001, the Bank had received no premiums subject to such recourse.  A gain is recognized on the sale of SBA loans through the collection on sale of a premium over the adjusted carrying value, through the retention of an ongoing rate differential less a normal service fee (excess servicing fee) between the rate paid by the borrower to the buyer and the rate paid by the Bank to the purchaser, or both.

To calculate the gain (or loss) on the sale, the Bank’s investment in an SBA loan is allocated among the retained portion of the loan, the excess servicing retained, and the sold portion of the loan, based on the relative fair market value of each portion.  The gain (or loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment.  As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan.  The excess servicing fees are reflected as an asset that is amortized over an estimated life using a method approximating the level yield method.  In the event future prepayments exceed Management’s estimates and future expected cash flows are inadequate to cover the unamortized excess servicing asset, additional amortization would be recognized.  In its calculation of excess servicing fees, the Bank is required to estimate a “normal” servicing fee.  The Bank uses the contractual rate of 100 basis points as its estimate of a normal servicing fee.

Allowance for Loan and Lease Losses-

The Allowance for Loan and Lease Losses (“ALLL”) is maintained at a level considered adequate by Management to provide for losses that can be reasonably anticipated.  Accordingly, loan and lease losses are charged to the ALLL, and recoveries are credited to it.  The provision for loan and lease losses charged to operating expense is based upon past loan loss experience, loan impairment, and estimates of potential losses, which in Management’s judgment, deserve current recognition.  Other factors considered by Management include growth, composition, and overall quality of the loan and lease portfolio, reviews of specific problem loans and leases, and current economic conditions that may affect the borrowers’ ability to pay.  This evaluation process requires the use of current estimates that may vary from the ultimate losses experienced in the future.  The estimates are reviewed periodically, and adjustments, as they become necessary, are charged to operations in the period in which they become known.

Other Real Estate Owned-

Other real estate owned (“OREO”) consists of properties acquired by the Bank through foreclosure and is carried at the lower of cost or fair value, less estimated costs to sell.  At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the allowance for loan and lease losses.  Subsequent declines in estimated fair value, if any, are charged to expense.

Interest and Fees on Loans and Leases-

Origination fees and commitment fees, offset by certain direct loan and lease origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment.  Interest income on loans and direct lease financing is accrued daily as earned on all credits not classified as nonaccrual.  Unearned income on loans or leases, where applicable, is recognized as income using the effective interest method over the term of the loan or lease.

Loans and leases are generally placed on nonaccrual status when the timely collection of future interest or principal becomes uncertain, when they are 90 days past due as to either interest or principal, or are otherwise determined to be impaired.  At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received.  However, loans and leases that are well-secured and in the process of collection may not be placed on nonaccrual status, at the discretion of Management.  A nonaccrual loan or lease may be restored to an accrual basis when interest and principal payments are current and prospects for future payments are no longer in doubt.

Depreciation and Amortization-

Bank premises and equipment are stated at cost, less accumulated depreciation.  Depreciation on premises, furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 31.5 years.  Leasehold improvements are amortized using the straight-line method over the asset’s useful life or the term of the lease, whichever is shorter.  Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are charged to expense as incurred.

Stock-Based Compensation-

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board 25, rather than the fair value method under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).  As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures as if it applied the fair value approach.  For the years ended December 31, 2001, 2000, and 1999 the Company recognized no compensation expense related to stock options pursuant to SFAS 123.

Comprehensive Income-

The Company has adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.” The statement requires an entity to report and display comprehensive income and its components.

For the Company, comprehensive income (loss) includes net income and changes in the fair value, net of applicable taxes, of its available-for-sale investment securities.  Total comprehensive income (loss) for 2001, 2000, and 1999 was $2,183,377, $3,425,182, and $(379,136), respectively.  Comprehensive income (loss) and its components have been reported as an integral part of the Company’s Statement of Changes in Shareholders’ Equity.

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

Financial Accounting Pronouncements-

In September of 2000, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 140.  This Statement replaced SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 140 revised the standard of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125’s provisions without reconsideration.  The Company has adopted the disclosure provisions related to the securitization of financial assets.  All transactions entered into after the first quarter of 2001 have been accounted for in accordance with SFAS No. 140.  This adoption did not have a material impact on the Company.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).  These Statements change the method of accounting for business combinations and goodwill in two significant ways.  First, SFAS No. 141 prohibits the use of the pooling of interests method and requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001.  Second, SFAS No. 142 changes the accounting method for goodwill from an amortization method to an impairment-only approach.  As a result, goodwill shall be accounted for as an asset unless it declines in value.  Companies will be required to test their goodwill valuation periodically for “impairment” or loss and to recognize any change on their books.  The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142, which, for companies with calendar year ends, will be January 1, 2002.  Management does not believe that the adoption of these Statements will have a material impact on the Company.

Reclassifications-

Certain reclassifications have been made to amounts previously reported to conform with current presentation methods.  Such reclassifications have no effect on net income or shareholders’ equity previously reported.

(2)  Investment Securities:

As of December 31, 2001, 2000, and 1999, the Bank’s equity capital reflected a net unrealized gain (loss) on the Bank’s “Available-for-Sale” investment securities, net of applicable taxes, of $530,568, $(243,680), and $(948,904), respectively.

The amortized cost and approximate fair value of investments in debt securities, mortgage backed securities, and other investments at December 31, 2001 and 2000 were as follows:

Investments

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2001
Available-for-Sale:
Obligations of U.S. Government Agencies	$39,183,995	$1,028,397	$(127,235)	40,085,157
Mortgage-Backed Securities	19,588,131	385,793	(102,496)	19,871,428
Debt Securities	8,606,413	131,922	(925)	8,737,410
Equity Securities	6,410,305	68,714	(419,500)	6,059,519
	$73,788,844	$1,614,826	$(650,156)	$74,753,514
Held-to-Maturity:
Obligations of States and Political Subdivisions	$1,854,204	$57,323	$—	$1,911,527
Debt and Other Securities	1,749,571	36,629	—	1,786,200
	$3,603,775	$93,952	$—	$3,697,727

December 31, 2000
Available-for-Sale:
Obligations of U.S. Government Agencies	$64,190,292	$191,075	$(244,192)	64,137,175
Mortgage-Backed Securities	6,191,832	213,143	(1,488)	6,403,487
Equity Securities	6,755,505	35,907	(637,500)	6,153,912
	$77,137,629	$440,125	$(883,180)	$76,694,574
Held-to-Maturity:
Obligations of States and Political Subdivisions	$2,568,282	$17,784	$(3,966)	$2,582,100
Debt and Other Securities	2,749,075	—	(9,651)	2,739,424
	$5,317,357	$17,784	$(13,617)	$5,321,524

The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2001 and 2000.  Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized Costs	Fair Value	Amortized Costs	Fair Value
December 31, 2001
No Stated Contractual Maturity	$—	$—	$6,410,305	$6,059,519
Within One Year	589,204	593,295	6,032,211	6,225,255
After One But Within Five Years	2,869,571	2,951,573	25,046,098	23,776,484
After Five But Within Ten Years	145,000	152,859	10,283,303	15,063,369
After 10 Years	—	—	26,016,927	23,628,887
Total	3,603,775	3,697,727	73,788,844	74,753,514

December 31, 2000
No Stated Contractual Maturity	$—	$—	$6,755,505	$6,153,912
Within One Year	1,580,107	1,578,808	—	—
After One But Within Five Years	3,592,250	3,592,876	47,902,874	47,866,027
After Five But Within Ten Years	145,000	149,840	18,140,001	18,123,400
After 10 Years	—	—	4,339,249	4,551,235
Total	$5,317,357	$5,321,524	$77,137,629	$76,694,574

Net gains (losses) from sales of “Available-for-Sale” investment securities during 2001, 2000, and 1999 were $0, $0, and $(440,634), respectively.  Gross gains of $0, $0, and $14,141 and gross losses of $0, $0, and $454,775 were realized on those sales in 2001, 2000, and 1999, respectively.

Investment securities pledged as collateral for certain lines of credit and deposits amounted to $50,807,817 and $52,339,269 at December 31, 2001 and 2000, respectively.

(3)  Loans and Leases:

Loans and Leases outstanding are summarized as follows:

	December 31,
	2001	2000
Commercial and Agricultural	$40,092,739	$41,691,321
Real Estate-Construction	32,268,227	35,783,474
Real Estate-Mortgage	100,685,224	75,626,555
Consumer	4,826,959	4,471,652
Lease Financing	11,653,824	19,608,845
Other	2,754,618	1,833,408
Total	$192,281,591	$179,015,255

Loans and leases on which the accrual of interest has been discontinued or reduced amounted to approximately $3,059,798 and $4,925,579 at December 31, 2001 and 2000, respectively.  This represents the total recorded investment in impaired loans and leases.  The allowance for loan and lease losses that was allocated to these impaired loans and leases totaled $1,080,082 and $954,208 as of December 31, 2001 and 2000, respectively.  For income reporting purposes, impaired loans and leases are placed on a nonaccrual status.  This is more fully discussed in Note 1.  The average balance of impaired loans and leases during 2001, 2000, and 1999 was $4,444,063, $7,437,963, and $5,774,926, respectively.  Interest income recorded on those loans and leases during 2001, 2000, and 1999 was $290,651, $269,776, and $212,610, respectively.  Foregone interest on loans and leases placed on nonaccrual status was $597,145, $744,369, and $883,268 for the years ended December 31, 2001, 2000, and 1999, respectively.

Changes in the allowance for loan and lease losses are summarized as follows:

	Years Ended December 31,
	2001	2000	1999
Balance, Beginning of Year	$5,724,412	$6,770,523	$6,024,111
Provision	2,450,000	200,000	1,000,000
Charge-Offs	(3,108,808)	(1,739,930)	(1,146,903)
Recoveries on Previous Charge-Offs	432,829	493,819	893,315
Balance, End of Year	$5,498,433	$5,724,412	$6,770,523

(4)  Premises and Equipment:

A summary of premises and equipment follows:

	December 31,
	2001	2000
Land	$1,316,224	$1,432,957
Bank Premises and Improvements	5,962,324	6,045,506
Furniture, Fixtures and Equipment	5,447,096	7,329,037
	$12,725,644	$14,807,500
Less Accumulated Depreciation and Amortization	(5,788,708)	(7,828,659)
Total Premises and Equipment	$6,936,936	$6,978,841

Depreciation and amortization charged to expense was $919,672, $966,724, and $1,055,667 in 2001, 2000, and 1999, respectively.

(5)  Deposits:

A summary of deposit balances follows:

	December 31,
	2001	2000
Demand	$69,968,239	$63,995,909
Interest-Bearing Transaction Accounts	70,627,893	70,980,794
Savings Deposits	41,703,241	36,900,690
Time Certificate of Deposits	93,276,696	95,754,834
Total Deposits	$275,576,069	$267,632,227

Time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $34,810,408 and $40,344,063 at December 31, 2001 and 2000, respectively.

Interest expense on time certificates of deposit of $100,000 or more, including public time deposits, amounted to approximately $2,009,467, $2,479,544, and $2,192,867 in 2001, 2000, and 1999, respectively.

At December 31, 2001, the scheduled contractual maturities of all time certificates of deposit were as follows:

December 31, 2001
Three Months or Less	$43,594,080
Over Three Through Twelve Months	40,608,752
Over One Through Three Years	7,180,960
Over Three Years	1,892,904
Total	$93,276,696

(6)  Other Borrowings:

The Bank maintains secured lines of credit with the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank, against which the Bank may take advances.  The terms of these credit facilities require the Bank to maintain in safekeeping with the FHLB or Federal Reserve Bank, as applicable, eligible collateral of at least 100% of outstanding advances.  To provide  borrowing capacity for short-term liquidity needs, as of December 31, 2001, the Company had $37,631,914 and $8,000,000 in  safekeeping and pledged to the FHLB and Federal Reserve Bank, respectively.  At December 31, 2001, 2000, and 1999  there  was $0, $4,000,000, and $0 outstanding, respectively, under the FHLB line of credit.  At December 31, 2001, 2000, and 1999 there were no amounts outstanding on the Federal Reserve Bank line of credit.

The interest rates on FHLB and Federal Reserve Bank credit advances vary dependent on the term of the advance and the nature of collateral supporting the advance.  Interest is paid at maturity for overnight advances and monthly for other  advances.  Principal is due at maturity.  The interest expense on all FHLB and Federal Reserve Bank advances was $83,804,  $460,668, and $156,448 for the years ended December 31, 2001, 2000, and 1999, respectively.

(7)  Other Noninterest Income and Expense:

The components of other operating income and expense were as follows:

	Years Ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Non-Insured Deposit Income	$174	$222	$249
Gains on Sale of OREO	14	292	—
Gains on Sales of Leases	—	—	45
Other	414	544	510
Total Other Noninterest Income	$602	$1,058	$804

Attorney Fees	166	225	377
Other Operating and Administrative Expense	3,148	3,553	4,513
Total Other Noninterest Expense	$3,314	$3,778	$4,890

(8)  Income Taxes:

The provision (benefit) for income taxes consists of the following:

	Years Ended December 31,
	2001	2000	1999
Current -
Federal	$(65,929)	$703,171	$1,765,746
State	28,085	108,014	164,440
	$(37,844)	$811,185	$1,930,186
Deferred -
Federal	466,884	631,850	(983,263)
State	118,160	200,490	(81,923)
	585,044	832,340	(1,065,186)
	$547,200	$1,643,525	$865,000

The effective tax rate and statutory federal income tax rate are reconciled as follows:

	Years Ended December 31,
	2001	2000	1999
Federal Statutory Income Tax Rate	34.0%	34.0%	34.0%
State Franchise Taxes, Net of Federal Income Tax Benefit	7.2	7.2	7.2
Tax-Exempt Interest	(7.9)	(4.9)	(4.0)
Income Tax Credits	(5.1)	—	—
Other	0.6	1.7	(2.0)
	28.8%	38.0%	35.2%

The components of the net deferred tax asset of the Company, recorded in other assets, as of December 31, 2001 and 2000, were as follows:

	2001	2000
Deferred Tax Assets -
Loan and Lease Losses	$1,430,950	$1,662,775
California Franchise Tax	13,085	70,725
Other Real Estate Owned	26,904	32,920
Unrealized Loss on Securities Available-for-Sale	—	199,375
Nonaccrual Loans and Leases	202,114	895,004
Deferred Compensation	370,647	244,662
Other	24,448	—
Total Deferred Tax Assets	$2,068,148	$3,105,461
Deferred Tax Liabilities -
Depreciation	135,865	$150,471
Stock Dividends	475,733	425,884
Unrealized Gain on Securities Available-for-Sale	434,100	—
Other	—	361,030
Total Deferred Tax Liabilities	$1,045,698	$937,385
Net Deferred Tax Asset	$1,022,450	$2,168,076

In addition to the net deferred tax assets as shown in the preceding table, the Company also had net deferred tax assets related to EPI of $0 and $72,894 as of December 31, 2001 and December 31, 2000, respectively.  These amounts are included as part of  the line item “Net Assets from Discontinued Operations” in the Company’s Consolidated Balance Sheets.

The components of the deferred income tax provision (benefit) are summarized as follows:

	Years Ended December 31,
	2001	2000	1999
Provisions (Benefit) for Possible Loan and Lease Losses	$231,825	$607,364	$(269,615)
Interest on Nonaccrual Loans and Leases	692,890	(146,064)	(372,311)
Tax Depreciation Methods	(14,606)	(47,148)	(22,930)
California Franchise Tax	57,640	(14,815)	110,512
Other Real Estate Owned	6,016	(32,920)	58,383
Deferred Compensation	(125,985)	(136,143)	(108,519)
Other	(262,736)	602,066	(460,706)
	$585,044	$832,340	$(1,065,186)

(9)  Discontinued Operations:

On March 21, 2000, the Board of Directors of the Bank, voting as the sole shareholder of EPI, approved the dissolution and winding up of EPI’s affairs.  The loss associated with the 1999 operation and disposal of EPI was $991,457, net of income tax  benefit.  The loss on disposal of EPI includes the write-down of the assets of EPI to estimated net realizable values, the write-off of the Bank’s investment in EPI and the goodwill associated with it, and the estimated costs of disposing of these operations.  During 2001, EPI had net income from operations of $56,084.

Summarized balance sheet data for the discontinued operations as of December 31, 2001 is as follows:

Assets
Cash and Due From Banks	$—
Receivables and All Other Assets	201,520
Total Assets	$201,520
Liabilities
Payables and All Other Liabilities	$39,018
Net Assets of Discontinued Operations	$162,502

(10)  Shareholders’ Equity:

At December 31, 2001, CIB was authorized to issue 20,000,000 shares of no par common stock.  Of this amount, 2,115,419 and 2,008,966 shares of common stock were issued and outstanding at December 31, 2001 and 2000, respectively.

The principal source of cash for CIB is dividends from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of the Company’s regulatory agencies to the lesser of retained earnings or the net income of the  Company for its last three fiscal years, less any distributions during such period, subject to capital adequacy requirements.  At December 31, 2001, the Company had approximately $2,157,747 available for payments of dividends, which would not require the prior approval of the banking regulators under this limitation.

The Company adopted Statement of Financial Accounting Standards No. 128, “Earnings per Share,” effective December 15, 1998.  As a result, the Company’s earnings per share for all prior periods have been restated.  The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations:

Year Ended December 31,

	Income (Numerator)				Per Share Amount
	Continuing Operations	Discontinued Operations	Net	Shares (Denominator)	Continuing Operations	Discontinued Operations	Net
Basic Earnings (Loss) Per Share
2001	$1,353,045	$56,084	$1,409,129	2,110,031	$0.64	$0.03	$0.67
2000	2,675,866	44,092	2,719,958	2,103,500	1.27	0.02	1.29
1999	1,595,155	(991,457)	603,698	2,008,257	0.79	(0.49)	0.30

Effect of Dilutive Securities - Employee Stock Options
2001	$	$		$40,509
2000	—	—	—	2,945
1999	—	—	—	21,720

Diluted Earnings (Loss) Per Share
2001	$1,353,045	$56,084	$1,409,129	2,150,540	$0.63	$0.03	$0.66
2000	2,675,866	44,092	2,719,958	2,106,445	1.27	0.02	1.29
1999	1,595,155	(991,457)	603,698	2,029,977	0.79	(0.49)	0.30

For the year ending December 31, 2001, employee stock options in the amount of $342 were excluded from the computation of diluted earnings (loss) per share, as their effect was antidilutive.

In August 2001, the Board of Directors authorized a 5% stock dividend that was distributed on September 25, 2001.  The dividend was declared on August 25, 2001, to holders of record on September 10, 2001.  The dividend resulted in the issuance of 99,957 additional shares of common stock.  All common stock and per share amounts have been retroactively adjusted to reflect the stock dividend.

In August 2000, the Board of Directors authorized a 5% stock dividend that was distributed on September 15, 2000.  The dividend was declared on August 15, 2000, to holders of record on August 31, 2000.  The dividend resulted in the issuance of 94,811 additional shares of common stock.  All common stock and per share amounts have been retroactively adjusted to reflect the stock dividend.

In August 1999, the Board of Directors authorized a 5% stock dividend that was distributed on September 17, 1999.  The dividend was declared on August 17, 1999, to holders of record on August 31, 1999.  The dividend resulted in the issuance of 90,084 additional shares of common stock.  All common stock and per share amounts have been retroactively adjusted to reflect the stock dividend.

On November 13, 2001, CIB’s Board of Directors approved a plan to repurchase, as conditions warrant, up to 5% of CIB’s common stock on the open market.  The duration of the plan is open-ended and the timing of purchases is dependent upon market conditions.  During 2001, CIB did not repurchase any of its common stock pursuant to the plan.

(11)  Disclosure of Fair Value of Financial Instruments:

Cash and Cash Equivalents-

For these short-term instruments, the carrying value approximates fair value.

Investments-

For securities held-for-investment purposes, fair values are based on quoted market prices or dealer quotes.  (See Note 2 for further discussion.)

Loans and Leases-

The fair value of loans and leases is estimated by discounting the future cash flows using current rates at which similar loans and leases with similar remaining maturities would be made to borrowers with similar credit ratings.  The fair value of nonperforming loans and leases is estimated based on allocating specific and general reserves to the various nonperforming loan and lease classifications.

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

The estimated fair values of the Company’s financial instruments at December 31, 2001 and 2000 were as follows:

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and Cash Equivalents	$23,047,000	$23,047,000	$27,059,000	$27,059,000
Investments	78,357,000	78,451,000	82,012,000	82,016,000
Loans and Leases (Net)	186,783,000	190,538,000	173,291,000	173,516,000

Financial Liabilities:
Deposits	$275,576,000	$276,264,000	$267,632,000	$268,075,000
Other Borrowings	120,000	120,000	4,160,000	4,160,000
Interest Payable, Deferred Compensation			—	—
Payable, and Other Liabilities	3,259,000	3,259,000	3,885,000	3,885,000

(12)  Stock Options:

During 1989, the Bank adopted the Feather River State Bank 1989 Amended and Restated Stock Option Plan.  The plan is nonqualified and provides that nonemployee directors and key employees may be granted options to purchase the Bank’s stock at the fair market value of the shares as determined by the Board of Directors.  As of May 1995, all previously granted options to purchase the Bank’s stock had been retired and exchanged for options to purchase CIB’s stock, on a one-for-one option basis.  All granted options must be exercised within the earlier of ten years of the date of grant, or no later than three (3) months and one (1) day after any termination of employment or status as a director.  Vesting is determined at the time of grant by the Board of Directors.

During 1996, CIB adopted the California Independent Bancorp 1996 Stock Option Plan (“1996 Plan”) which, as of December 31, 2001, after adjustment for all subsequently distributed stock dividends, sets aside 190,286 shares of no par value common stock of CIB for which options may be granted to key, full-time salaried employees and officers of the Company, as well as nonemployee directors of the Company.  The exercise price of all options to be granted under the 1996 Plan must be at least 100% of the fair market value of CIB’s common stock on the granting date.  Additionally, the options must be paid in full at the time the option is exercised in cash, shares of CIB’s common stock with a fair value equal to the purchase price, or a combination thereof.  Under the 1996 Plan, all options expire no more than ten years after the date of grant.

During 2000, CIB adopted the California Independent Bancorp 2000 Stock Option Plan (“2000 Plan”) which, as of December 31, 2001, after adjustment for all subsequently distributed stock dividends, sets aside 110,250 shares of no par value common stock of CIB.  The 2000 Plan provides for the grant of Incentive Stock Options (“ISO”) and Non-qualified Stock Options (“NQSO”), within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), to employees, including directors and officers who are also employees of the Company.  The 2000 Plan also provides for other types of stock and option awards that may be granted to employees, officers and directors of the Company and its subsidiaries.  Awards may also be granted to the Company’s consultants, independent contractors, and advisors, provided they render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction.  Options granted may be exercised within the times or upon the events determined by the Stock Option Committee (the “Committee”) as set forth in the Award Agreement governing such option.  However, no option will be exercisable after the expiration of one hundred twenty (120) months from the date the option is granted.

The vesting of any option granted under the 2000 Plan will be determined by the Committee at its sole discretion.  The exercise price of each NQSO granted pursuant to the 2000 Plan will be determined by the Committee, but may not be less than eighty five percent (85%) of the fair market value of the stock subject to the option on the date the option is granted.  The exercise price of each ISO granted pursuant to the 2000 Plan will also be determined by the Committee, but may not be less than one hundred percent (100%) of the fair market value of shares on the grant date, unless the optionee owns 10% or more of the combined voting power of CIB.  In such event, the purchase price of the stock subject to the ISO may not be less than one hundred ten percent (110%) of the fair market value of shares on the grant date.

Federal income tax benefits relating to options exercised under the plans have been credited to shareholders’ equity.  The Company accounts for these plans under Accounting Principals Board Opinion No. 25, under which no compensation cost is recognized upon issuance of options.  Had compensation cost for these plans been determined consistent with SFAS 123, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts:

		2001	2000	1999
Net Income From Continuing Operations:	As reported	$1,353,045	$2,675,866	$1,595,155
	Pro forma	1,353,045	2,625,397	313,074
Basic EPS:	As reported	0.64	1.27	0.79
	Pro forma	0.64	1.25	0.16
Diluted EPS:	As reported	0.63	1.27	0.79
	Pro forma	0.63	1.25	0.15

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company’s three stock option plans, after adjustment for all subsequently distributed stock dividends, at December 31, 2001, 2000, and 1999, and changes during the years then ended, is presented in the table and narrative below.

	2001	2000	1999
Outstanding at Beginning of Year	397,887	344,235	245,544
Granted	41,529	110,002	248,577
Exercised	(6,724)	(14,694)	(119,353)
Expired	—	(1,044)	—
Forfeited	(24,987)	(40,612)	(30,533)
Outstanding at End of Year	407,705	397,887	344,235
Exercisable at End of Year	313,847	309,551	282,489
Weighted Average Fair Value of Options Granted	$8.88	$7.70	$7.48

The options outstanding at December 31, 2001 have exercise prices between $7.16 and $28.50 and remaining contractual lives between 1 year and 9.8 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999, respectively: weighted average risk-free interest rates of 4.96%, 6.08%, and 5.46%; weighted average expected dividend yields of 1.78%, 2.13%, and 2.05%.  For all three years, the expected life used was seven years and the expected volatility used was 30.77%.

(13)  Profit Sharing Plan and Employee Stock Ownership Plan:

The Bank formed a 401(k) Qualified Savings Plan (“the Plan”) effective August 1, 1993.  All full-time employees who have reached the age of 21 are eligible to participate following 90 days of employment.  All eligible employees are 100% vested in their own contributions, which may be any whole percentage of pay between 2% and 15%, inclusive.  Beginning January 1, 1995, the Bank made annual matching contributions, which were equal to 20% of each employee’s elective contributions not exceeding 6% of pay.  Contributions were invested with Lincoln National Life Insurance Company under employee directed investment options.

Beginning January 2000, the Bank made annual matching contributions equal to 50% of each employee’s elective contributions not exceeding 6% of pay.  Of the matching contributions, 50% is applied in cash and 50% of the funds are applied to the purchase of CIB common stock.  The Bank’s matching contribution amounted to approximately $114,565 in 2001, $127,211 in 2000, and $40,000 in 1999.

Beginning January 2001, contributions were invested in the Principal Financial Group under employee directed investment options.

The Bank formed an Employee Stock Ownership Plan (the “ESOP”) effective January 1, 1988.  Effective January 1, 1995, the ESOP was amended to recognize CIB and all of its employees as participants.  All employees who have completed 90 days of service and have reached the age of 21 are eligible to participate in the ESOP.  The ESOP provides for annual contributions at the discretion of the Board of Directors.  The contributions are allocated based on the participants’ compensation for the year.  Employees vest ratably in the ESOP over six years.  The ESOP borrowed $200,000 from a nonprofit corporation to acquire 8,125 shares of CIB common stock in June 2000.  The borrowing is payable in five equal annual installments with interest at prime minus 1/2%, which rate was 4.25% at December 31, 2001.  The Bank made contributions to the ESOP of approximately $40,000 in each of the years 2001, 2000, and 1999.

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

In the event of nonperformance by the borrower, the Bank is exposed to credit loss in the contract amount of the commitment.  The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank, is based on Management’s credit evaluation of the borrower.  Collateral held varies but may include certificates of deposit, accounts receivable, inventory, personal property and equipment, and real property.

The Bank also issues standby letters of credit, that are unconditional commitments to guarantee the performance of a customer to a third party.  These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions.  Most of these guarantees are short-term commitments expiring in 2002 and are not expected to be drawn upon.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Bank holds collateral as deemed necessary, as described above.

The contract amount of commitments not reflected on the balance sheet at December 31, 2001 were as follows:

Loan Commitments	$40,832,117
Standby Letters of Credit	$520,000

The Bank is obligated under a number of noncancelable operating leases for premises and equipment used for banking purposes.  Minimum future rental commitments under noncancellable operating leases as of December 31, 2001 were as follows:

Lease Commitments
2002	$176,116
2003	179,704
2004	184,543
2005	189,609
2006	78,300
Thereafter	72,626
$880,899

Rent under operating leases was approximately $143,102, $53,004, and $179,201 in 2001, 2000, and 1999, respectively.

(15)  Related Party Transactions:

The Bank has had loan and deposit transactions and has contracted for services with certain officers and directors and the companies with which they are associated.  In the opinion of Management and the Board of Directors, all such loans, commitments  to lend, and contracts for services were made under terms that are consistent with the Bank’s normal policies.  Loan transactions with these officers and directors for the years ended December 31, 2001 and 2000, respectively, were as follows:

	2001	2000
Loan Balances - Beginning of Year	$3,177,423	$3,607,217
Additions	740,986	843,823
Collections	(2,096,316)	(626,937)
Reclassification to Third Party Loans	—	(646,680)
End of Year	$1,822,093	$3,177,423

At December 31, 2001, the Bank had loans outstanding to a director and his associates in excess of 5% of shareholders’ equity.  The total principal balance of the loans to this director was approximately $1,565,586.

At December 31, 2000, the Bank had loans outstanding to two directors and their associates in excess of 5% of shareholders’ equity.  The total principal balance of the loans to these directors was approximately $2,765,482.

(16)  California Independent Bancorp Financial Statements (Parent Only):

	December 31,
	2001	2000
	(Dollars in thousands)
Balance Sheets -
Assets:
Cash and Due From Banks	$57	$56
Investment in Subsidiaries	26,900	25,621
Other Assets	448	95
Total Assets	$27,405	$25,772

Liabilities and Shareholders’ Equity:
Liabilities	$192	$2
Shareholders’ Equity	27,213	25,770
Total Liabilities and Shareholders’ Equity	$27,405	$25,772

Statements of Income -
Administrative Expense	$288	$127
Other Expense	113	89
Loss Before Equity in Net Income of Subsidiaries	$401	$216
Equity in Net Income of Subsidiaries
Distributed	1,307	1,010
Undistributed	338	1,837
Income Tax Benefit	165	89
Net Income	$1,409	$2,720
Statements of Cash Flows -
Operating Activities:
Net Income	$1,409	$2,720
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
(Deficit) Equity in Net Income of Subsidiaries	(338)	(1,837)
Increase (Decrease) in Other Operating Assets	(353)	10
Increase in Other Operating Liabilities	190	2
Net Cash Provided by Operating Activities	908	895
Financing Activities:
Dividends Paid	(907)	(860)
Net Cash Used in Financing Activities	(907)	(860)
Increase (Decrease) in Cash and Cash Equivalents	1	35
Cash and Cash Equivalents, Beginning of Year	56	21
Cash and Cash Equivalents, End of Year	$57	$56

(17)  Quarterly Statements of Operations:

The following information is unaudited.  However, in the opinion of Management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for such periods, are reflected.  All per share amounts and the weighted average number of shares outstanding as shown for each quarterly period in the following tables have been adjusted retroactively, if applicable, to reflect the 5% stock dividends distributed in each of the years presented.  Reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further explanation of results of operations.

Quarterly Statements of Operations

	2001 Quarter Ended
	March 31	June 30	September 30	December 31
	(Unaudited)
	(Dollar amounts in thousands, except per share data)
Interest Income	5,706	5,557	5,244	5,224
Interest Expense	2,116	1,848	1,673	1,385
Net Interest Income	3,590	3,709	3,571	3,839
Provision for Loan and Lease Losses	—	—	—	2,450
Net Interest Income After Provision for Loan and Lease Losses	3,590	3,709	3,571	1,389
Noninterest Income	601	511	613	484
Noninterest Expense	3,188	3,089	3,129	3,162
Income Before Income Taxes	1,003	1,131	1,055	(1,289)
Provision for Income Taxes	364	405	380	(602)
Net Income From Continuing Operations	639	726	675	(687)
Gain (Loss) on Disposal of Subsidiary & Discontinued Operations	12	14	12	18
Net Income (Loss)	651	740	687	(669)

Basic Earnings Per Share From Continuing Operations	$0.30	$0.34	$0.32	$(0.33)
Diluted Earnings Per Share From Continuing Operations	0.30	0.34	0.31	(0.32)
Weighted Average Shares Outstanding	2,109,414	2,109,414	2,109,740	2,111,536

	2000 Quarter Ended
	March 31	June 30	September 30	December 31
	(Unaudited)
	(Dollar amounts in thousands, except per share data)
Interest Income	5,684	5,816	6,044	5,991
Interest Expense	2,242	2,260	2,520	2,448
Net Interest Income	3,442	3,556	3,524	3,543
Provision for Loan and Lease Losses	150	50	—	—
Net Interest Income After Provision for Loan and Lease Losses	3,292	3,506	3,524	3,543
Noninterest Income	738	497	726	708
Noninterest Expense	2,931	2,914	2,935	3,435
Income Before Income Taxes	1,099	1,089	1,315	816
Provision for Income Taxes	419	403	496	325
Net Income From Continuing Operations	680	686	819	491
Gain (Loss) on Disposal of Subsidiary & Discontinued Operations	—	20	(17)	41
Net Income (Loss)	680	706	802	532

Basic Earnings Per Share From Continuing Operations	$0.32	$0.33	$0.39	$0.23
Diluted Earnings Per Share From Continuing Operations	$0.32	$0.33	$0.39	$0.23
Weighted Average Shares Outstanding	2,100,042	2,101,040	2,103,655	2,109,199

	1999 Quarter Ended
	March 31	June 30	September 30	December 31
	(Unaudited)
	(Dollar amounts in thousands, except per share data)
Interest Income	5,831	5,733	5,820	5,895
Interest Expense	2,055	2,039	2,244	2,235
Net Interest Income	3,776	3,694	3,576	3,660
Provision for Loan and Lease Losses	550	250	50	150
Net Interest Income After Provision for Loan and Lease Losses	3,226	3,444	3,526	3,510
Noninterest Income	646	586	687	645
Noninterest Expense	3,110	3,493	3,500	3,707
Income Before Income Taxes	762	537	713	448
Provision for Income Taxes	279	194	254	138
Net Income From Continuing Operations	483	343	459	310
Gain (Loss) on Disposal of Subsidiary & Discontinued Operations	1	(7)	(63)	(922)
Net Income (Loss)	484	336	396	(612)

Basic Earnings Per Share From Continuing Operations	$0.25	$0.17	$0.23	$0.15
Diluted Earnings Per Share From Continuing Operations	$0.25	$0.17	$0.22	$0.15
Weighted Average Shares Outstanding	1,926,302	1,976,441	2,029,702	2,098,456

(18)  Regulatory Matters:

CIB and the Bank are subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on CIB’s and the Bank’s financial statements.  Pursuant to capital adequacy guidelines and the regulatory framework for prompt corrective action, CIB and the Bank must meet specific capital guidelines that involve quantitative measures of CIB’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated pursuant to regulatory accounting practices.  CIB and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require CIB and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital (“Total Risk-Based”), and Tier 1 capital (“Tier 1 Risk-Based”) (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (“Tier 1 Leverage Ratio”) (as defined) to average assets (as defined).  Management believes, that as of December 31, 2001, CIB and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Ratios as set forth in the table.  There are no conditions or events since that notification that Management believes have changed the institution’s category.

CIB and the Bank’s actual capital amounts and ratios are also presented in the table:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands, except ratio data)
As of December 31, 2001
Total Risk-Based Capital:
California Independent Bancorp	$29,470	12.49%	18,868	8.00%	23,685	10.00%
Feather River Sate Bank	29,159	12.35%	18,884	8.00%	23,604	10.00%

Tier I Risked Based Capital:
California Independent Bancorp	26,490	11.23%	9,434	4.00%	14,151	6.00%
Feather River State Bank	26,177	11.09%	9,442	4.00%	14,163	6.00%

Tier I Leverage Ratio:
California Independent Bancorp	26,490	8.56%	12,379	4.00%	15,474	5.00%
Feather River Sate Bank	26,177	8.47%	12,369	4.00%	15,461	5.00%

As of December 31, 2000
Total Risk-Based Capital:
California Independent Bancorp	$28,509	12.77%	17,856	8.00%	22,320	10.00%
Feather River Sate Bank	28,357	12.72%	17,835	8.00%	22,294	10.00%

Tier I Risked Based Capital:
California Independent Bancorp	25,683	11.51%	8,928	4.00%	13,392	6.00%
Feather River State Bank	25,534	11.45%	8,917	4.00%	13,376	6.00%

Tier I Leverage Ratio:
California Independent Bancorp	25,683	8.49%	12,093	4.00%	15,117	5.00%
Feather River Sate Bank	25,534	8.45%	12,090	4.00%	15,112	5.00%

(19)  Future Financial Accounting Standards:

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”).  This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets which result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees.  The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.  Management does not expect the adoption of this statement to have a material impact on its financial position and results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”  The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provision of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business,” for the disposal of segments of a business.  SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations.  Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.  The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively.  Management does not expect that the adoption of this statement will have a significant impact on the Company’s current financial position or results of operations.

DIRECTORS AND MANAGEMENT TEAM

CALIFORNIA INDEPENDENT BANCORP AND FEATHER RIVER STATE BANK

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
Chief Financial Officer, Dale L. Green, Inc.
Contractor

Lawrence Harris
Walnut Grower, Consulting Civil Engineer

Ross D. Scott
Owner, Scott Center, Physical Therapist

Louis F. Tarke
Partner, Tarke Brothers & Anderson
Walnut and Rice Grower

California Independent Bancorp Management

Larry D. Hartwig
President/Chief Executive Officer

Robert J. Lampert
Chief Financial Officer/Corporate Secretary

Douglas R. Marr
Assistant Corporate Secretary

Kevin R. Watson
Assistant Corporate Secretary

Feather River State Bank Managing Committee

Larry D. Hartwig
President/Chief Executive Officer

Robert J. Lampert
Executive Vice President/Chief Operating Officer

Don R. McDonel
Executive Vice President/Commercial and Retail Banking

Kenneth M. Anderson
Senior Vice President/Business Development and Marketing

Blaine C. Lauhon
Senior Vice President/Commercial and Agricultural Lending

Douglas R. Marr
Senior Vice President/Chief Credit Officer

Financial Information and Media Contact
Analysts, stockholders and other investors seeking financial information about California Independent Bancorp or any of its subsidiaries, or news media seeking general information, should contact:

Investor Relations Department
1227 Bridge St., Suite C
Yuba City, CA, 95991
(530) 674-6025 or
(800) 258-4334

Certified Public Accountants/Auditors
Arthur Andersen LLP
Sacramento, CA

Legal Counsel
Weintraub Genshlea Chediak Sproul, A Law Corporation
Sacramento, CA

BRANCHES AND OFFICES

For information Call (530) 674-6000 or (800) 258-4334

YUBA CITY, CA
1.	Bridge Street Branch 1221 Bridge Street

2.	Colusa Avenue Branch & Consumer Loan Center 777 Colusa Avenue

3.	Loan Operations Center 995 Tharp Rd.

4.	Administrative Office CIB/FRSB Corporate Headquarters 1227 Bridge Street, Suite C

ARBUCKLE, CA
5.	Arbuckle Branch 540 Amanda Street

COLUSA, CA
6.	Colusa Branch 655 Fremont Street

MARYSVILLE, CA
7.	Marysville Branch 700 E Street

ROSEVILLE, CA
8.	Roseville Branch & Regional Loan Center 1552 Eureka Road, Suite 101

WHEATLAND, CA
9.	Wheatland Branch 114 D Street

WOODLAND, CA
10.	Woodland Branch 203 Main Street

LINCOLN, CA
11.	Lincoln Branch 435 S. Highway 65, Suite A

[MAP OF SACRAMENTO]

[FEATHER RIVER STATE BANK LOGO]

[CALIFORNIA INDEPENDENT BANCORP LOGO]

[FDIC LOGO]	[LENDER LOGO]